   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1998

                                                REGISTRATION NO. 333-52717
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                       UNITED STATES FILTER CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                               3589                          33-266015
 (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

               40-004 COOK STREET, PALM DESERT, CALIFORNIA 92211
                                (760) 340-0098
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                              DAMIAN C. GEORGINO
       EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                       UNITED STATES FILTER CORPORATION
               40-004 COOK STREET, PALM DESERT, CALIFORNIA 92211
                                (760) 340-0098
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:

     RODRIGO A. GUERRA, JR.               EDWARD A. CHRISTENSEN              DANIEL A. NEFF
        BRIAN J. MCCARTHY             CULLIGAN WATER TECHNOLOGIES, INC.       DAVID A. KATZ
      SKADDEN, ARPS, SLATE,               ONE CULLIGAN PARKWAY         WACHTELL, LIPTON, ROSEN & KATZ
       MEAGHER & FLOM LLP              NORTHBROOK, ILLINOIS 60062            51 WEST 52ND STREET
     300 SOUTH GRAND AVENUE                  (847) 205-6000               NEW YORK, NEW YORK 10019
LOS ANGELES, CALIFORNIA 90071-3144O                                             (212) 403-1000
         (213) 687-5000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                              AMOUNT OF
 TITLE OF EACH CLASS OF  PROPOSED MAXIMUM PROPOSED MAXIMUM    AGGREGATE
    SECURITIES TO BE       AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
       REGISTERED         REGISTERED(2)      PER SHARE         PRICE(3)          FEE(4)
------------------------------------------------------------------------------------------
Common stock, par value     51,683,682
 $.01 per share(1).....       shares       Not Applicable   $1,697,292,117      $500,702
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock of United States Filter Corporation (the "Registrant") to be issued to holders of common stock, par value $0.01 per share, of Culligan Water Technologies, Inc. ("Culligan") in connection with the merger (the "Merger") of Palm Water Acquisition Corp. ("Subcorp"), a wholly owned subsidiary of the Registrant, with and into Culligan, as described in the Agreement and Plan of Merger among the Registrant, Subcorp and Culligan, dated as of February 9, 1998 (the "Merger Agreement"), attached as Annex A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.
(2) The number of shares to be registered is based upon 27,564,630 being the number of shares of Culligan Common Stock expected to be acquired in the transaction (such number being the number of shares outstanding as of April 24, 1998 plus all shares issuable upon the exercise of all outstanding options to acquire Culligan Common Stock) multiplied by the highest possible exchange ratio under the terms of the Merger Agreement of
    1.875 shares of the common stock, par value $0.01 per share ("U.S. Filter Common Stock"), of the Registrant for each share of Culligan Common Stock.
(3) Pursuant to Rule 457(f)(1) of the Securities Act, this amount represents the maximum aggregate offering price which would be computed by using the average of the high and low prices of U.S. Filter Common Stock reported by the New York Stock Exchange on May 12, 1998. This amount is estimated solely for the purpose of calculating the Registration Fee.

(4) Previously paid.
                            --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             [LOGO OF U.S. FILTER]
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211

                                                              May 15, 1998

Dear Fellow Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of United States Filter Corporation. ("U.S. Filter") to be held at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium on Monday, June 15, 1998, at 9:30 a.m., local time (the "Special Meeting").

  At the Special Meeting you will be asked to vote on a proposal (the "Stock Issuance Proposal") to approve the issuance of U.S. Filter common stock pursuant to the Agreement and Plan of Merger, dated as of February 9, 1998 (the "Merger Agreement"), among U.S. Filter, Culligan Water Technologies, Inc. ("Culligan") and Palm Water Acquisition Corp., a wholly owned subsidiary of U.S. Filter ("Subcorp"), providing for the merger (the "Merger") of Subcorp with and into Culligan. Upon consummation of the Merger, Culligan, as the surviving corporation of the Merger, will become a wholly owned subsidiary of U.S. Filter, and Culligan stockholders will be entitled to receive in exchange for shares of Culligan common stock held by them, that number of shares of U.S. Filter common stock having a trading value at the time the exchange ratio is set of $60 per share of Culligan common stock (assuming the average trading value of U.S. Filter common stock as of a specified period is between $32 and $35 per share), subject to certain adjustment provisions described in the enclosed Joint Proxy Statement/Prospectus. Consummation of the Merger is conditioned upon approval of the Stock Issuance Proposal.

  U.S. Filter has received the opinions of each of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney, financial advisors to U.S. Filter, to the effect that as of the date of such opinions, the Exchange Ratio was fair, from a financial point of view, to the U.S. Filter stockholders, as more fully described in the accompanying Joint Proxy Statement/Prospectus.

  ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY. FOR A DISCUSSION OF CERTAIN RISK FACTORS, PLEASE SEE PAGE 12 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS UNANIMOUSLY DETERMINED THAT THE STOCK ISSUANCE PROPOSAL IS FAIR TO, AND IN THE BEST INTERESTS OF, U.S. FILTER AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE STOCK ISSUANCE PROPOSAL.

  Approval and adoption of the Stock Issuance Proposal requires approval by the holders of a majority of the U.S. Filter Common Stock entitled to vote and present in person or represented by proxy at the Special Meeting.

  In view of the importance of the action to be taken at this Special Meeting of U.S. Filter Stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information about U.S. Filter and Culligan. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Very truly yours,

                                          /s/ Richard J. Heckman

                                          Richard J. Heckmann
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                              [LOGO OF U.S. FILTER]
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD MONDAY, JUNE 15, 1998

                               ----------------

To the Stockholders of United States Filter Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of United States Filter Corporation, a Delaware corporation ("U.S. Filter"), will be held at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium on Monday, June 15, 1998, at 9:30 a.m., local time, for the following purposes:

    1. To consider and vote on a proposal (the "Stock Issuance Proposal") to approve the issuance of shares of U.S. Filter common stock, par value $.01 per share ("U.S. Filter Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of February 9, 1998 (the "Merger Agreement"), by and among U.S. Filter, Palm Water Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of U.S. Filter ("Subcorp"), and Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), pursuant to which, among other things, (i) Subcorp will be merged with and into Culligan with the result that Culligan will become a wholly owned subsidiary of U.S. Filter, and (ii) U.S. Filter will issue in exchange for each issued and outstanding share (other than treasury shares) of Culligan's common stock, par value $.01 per share ("Culligan Common Stock"), 1.714 shares of U.S. Filter common stock, par value $.01 per share, if the average of the closing prices of the shares of U.S. Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the last ten trading days ending on the sixth trading day prior to the date of the meeting of Culligan's stockholders at which the approval of the merger (the "Merger") by Culligan's stockholders is obtained (the "Average Share Price") is equal to or greater than $35; provided, however, that (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the exchange ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the exchange ratio shall be equal to 1.875. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on April 23, 1998, as the record date for the determination of the holders of U.S. Filter Common Stock entitled to notice of, and to vote at, the Special Meeting and adjournments or postponements thereof. A complete list of stockholders entitled to vote in the meeting shall be available from the Proxy Solicitor, MacKenzie, Partners, Inc., at its address and phone numbers listed on the back cover of this Joint Proxy Statement/Prospectus at least 10 days prior to the date of the Special Meeting. The Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the U.S. Filter Common Stock entitled to vote and present in person or represented by proxy at the Special Meeting.

  Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY (i) FILING WITH THE SECRETARY OF U.S. FILTER AT OR

BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING A NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY, (ii) DULY EXECUTING A LATER-DATED PROXY RELATING TO THE SAME SHARES AND DELIVERING IT TO THE SECRETARY OF U.S. FILTER BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING OR (iii) ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

  THE BOARD OF DIRECTORS OF U.S. FILTER HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE STOCK ISSUANCE PROPOSAL ARE FAIR TO, AND IN THE BEST INTERESTS OF, U.S. FILTER AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE STOCK ISSUANCE PROPOSAL.

                                          By Order of the Board of Directors

                                          /s/ Damian C. Georgino

                                          Damian C. Georgino
                                          Corporate Secretary

Palm Desert, California May 15, 1998

                             [LOGO OF CULLIGAN(R)]
                             ONE CULLIGAN PARKWAY
                        NORTHBROOK, ILLINOIS 60062-6209

                                                              May 15, 1998

Dear Fellow Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of Culligan Water Technologies, Inc. ("Culligan") to be held at the offices of Bear, Stearns, & Co. Inc., 245 Park Ave., New York, New York 10167 in the fifth floor auditorium on Monday, June 15, 1998, at 11:00 a.m., local time (the "Special Meeting").

  At the Special Meeting you will be asked to vote on a proposal (the "Culligan Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of February 9, 1998 (the "Merger Agreement"), among Culligan, United States Filter Corporation ("U.S. Filter") and Palm Water Acquisition Corp., a wholly owned subsidiary of U.S. Filter ("Subcorp"), providing for the merger (the "Merger") of Subcorp with and into Culligan. Upon consummation of the Merger, Culligan, as the surviving corporation of the Merger, will become a wholly owned subsidiary of U.S. Filter, and Culligan stockholders will be entitled to receive in exchange for shares of Culligan common stock held by them, that number of shares of U.S. Filter common stock having a trading value at the time the exchange ratio is set of $60 per share of Culligan common stock (assuming the average trading value of U.S. Filter common stock during a specified period is between $32 and $35 per share), subject to certain adjustment provisions described in the enclosed Joint Proxy Statement/Prospectus. Consummation of the Merger is conditioned upon approval and adoption of the Merger Agreement. You will also be asked to vote on a proposal to adjourn the Special Meeting if required to solicit additional votes (the "Adjournment Proposal").

  Culligan has received the opinions of each of Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., financial advisors to Culligan, to the effect that as of the date of such opinions, the Exchange Ratio was fair, from a financial point of view, to the Culligan stockholders, as more fully described in the accompanying Joint Proxy Statement/Prospectus.

  ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY. FOR A DISCUSSION OF CERTAIN RISK FACTORS, PLEASE SEE PAGE 12 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CULLIGAN AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE CULLIGAN MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL.

  Approval and adoption of the Culligan Merger Proposal requires the affirmative vote of the holders of a majority of Culligan's common stock outstanding and entitled to vote thereon. The Adjournment Proposal requires the affirmative vote of the holders of a majority of Culligan's common stock entitled to vote and present in person or represented by proxy at the Special Meeting.

  In view of the importance of the action to be taken at this important Special Meeting of Culligan stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information about Culligan and U.S. Filter. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Very truly yours,

                                          /s/ Douglas A. Pertz

                                          Douglas A. Pertz
                                          President and Chief Executive
                                          Officer

                             [LOGO OF CULLIGAN(R)]
                             ONE CULLIGAN PARKWAY
                        NORTHBROOK, ILLINOIS 60062-6209

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD MONDAY, JUNE 15, 1998

                               ----------------

To the Stockholders of Culligan Water Technologies, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), will be held at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium on Monday, June 15, 1998, at 11:00 a.m., local time, for the following purposes:

    1. To consider and vote on a proposal (the "Culligan Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of February 9, 1998 (the "Merger Agreement"), by and among United States Filter Corporation, a Delaware corporation ("U.S. Filter"), Palm Water Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of U.S. Filter ("Subcorp"), and Culligan, pursuant to which, among other things, (i) Subcorp will be merged with and into Culligan with the result that Culligan will become a wholly owned subsidiary of U.S. Filter, and (ii) U.S. Filter will issue in exchange for each issued and outstanding share (other than treasury shares and shares owned by U.S. Filter) of Culligan's common stock, par value $.01 per share ("Culligan Common Stock"), 1.714 shares of U.S. Filter common stock, par value $.01 per share ("U.S. Filter Common Stock"), if the average of the closing prices of the shares of U.S. Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the last ten trading days ending on the sixth trading day prior to the date of the meeting of Culligan's stockholders at which the approval of the merger (the "Merger") by Culligan's stockholders is obtained (the "Average Share Price") is equal to or greater than $35; provided, however, that (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the exchange ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the exchange ratio shall be equal to 1.875. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

    2. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Culligan Merger Proposal (the "Adjournment Proposal").

    3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on April 23, 1998, as the record date for the determination of the holders of Culligan Common Stock entitled to notice of, and to vote at, the Special Meeting and adjournments or postponements thereof. A complete list of stockholders entitled to vote in the meeting shall be available from the Proxy Solicitor, MacKenzie, Partners, Inc., at its address and phone numbers listed on the back cover of this Joint Proxy Statement/Prospectus at least 10 days prior to the date of the Special Meeting. The Culligan Merger Proposal requires the affirmative vote of the holders of a majority of the Culligan Common Stock outstanding and entitled to vote thereon. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the Culligan Common Stock entitled to vote and present in person or represented by proxy at the Special Meeting. Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Culligan stockholders. Culligan stockholders will not be entitled to dissenters' appraisal rights in connection with the Merger.

  Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY (i) FILING WITH THE SECRETARY OF CULLIGAN AT OR BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING A NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY, (ii) DULY EXECUTING A LATER-DATED PROXY RELATING TO THE SAME SHARES AND DELIVERING IT TO THE SECRETARY OF CULLIGAN BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING OR (iii) ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

  THE BOARD OF DIRECTORS OF CULLIGAN HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CULLIGAN AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE CULLIGAN MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL.

                                          By Order of the Board of Directors

                                          /s/ Edward A. Christensen

                                          Edward A. Christensen
                                          Secretary

Northbrook, Illinois

May 15, 1998

               PLEASE DO NOT SEND ANY CERTIFICATES AT THIS TIME.

                       UNITED STATES FILTER CORPORATION

                                      AND

                       CULLIGAN WATER TECHNOLOGIES, INC.

                             JOINT PROXY STATEMENT

                                ---------------

                       UNITED STATES FILTER CORPORATION

                                  PROSPECTUS
                            SHARES OF COMMON STOCK,
                           PAR VALUE $0.01 PER SHARE

                                ---------------

  This joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to the holders of shares of common stock, par value $0.01 per share ("U.S. Filter Common Stock"), of United States Filter Corporation, a Delaware corporation ("U.S. Filter"), in connection with the solicitation of proxies by the Board of Directors of U.S. Filter (the "U.S. Filter Board") for use at a Special Meeting of Stockholders of U.S. Filter (the "U.S. Filter Stockholders") to be held at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium on Monday, June 15, 1998, at 9:30 a.m. local time, and at any and all adjournments or postponements thereof (the "U.S. Filter Special Meeting").

  This Joint Proxy Statement/Prospectus is also being furnished to the holders of shares of common stock, par value $0.01 per share ("Culligan Common Stock"), of Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), in connection with the solicitation of proxies by the Board of Directors of Culligan (the "Culligan Board") for use at a Special Meeting of Stockholders of Culligan (the "Culligan Stockholders") to be held at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium on Monday, June 15, 1998, 11:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Culligan Special Meeting" and, together with the U.S. Filter Special Meeting, the "Special Meetings").

  This Joint Proxy Statement/Prospectus relates to the Agreement and Plan of Merger, dated as of February 9, 1998 (the "Merger Agreement"), among U.S. Filter, Palm Water Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of U.S. Filter ("Subcorp"), and Culligan, which provides for the merger of Subcorp with and into Culligan (the "Merger"), with Culligan surviving as a wholly owned subsidiary of U.S. Filter. Subject to the terms and conditions of the Merger Agreement, each share of Culligan Common Stock (other than treasury shares) outstanding immediately prior to the time at which the Merger shall become effective (the "Effective Time") will be converted into a number of shares of U.S. Filter Common Stock equal to the Exchange Ratio. The "Exchange Ratio" shall be equal to 1.714 if the average of the closing prices of U.S. Filter Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape (the "NYSE Composite Tape") on each of the last ten trading days ending on the sixth trading day prior to the date of the Culligan Special Meeting at which the approval of the Merger by the Culligan Stockholders is obtained (the "Average Share Price") is equal to or greater than $35; provided, however, that (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the Exchange Ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the Exchange Ratio shall be equal to 1.875. The Exchange Ratio shall be adjusted to reflect any stock dividend, distribution, stock split, reclassification, combination or certain other changes in the U.S. Filter Common Stock prior to the Effective Time. Cash will be paid in lieu of any fractional share of U.S. Filter Common Stock.

                                ---------------

  FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS JOINT PROXY  STATEMENT/
      PROSPECTUS.  ANY REPRESENTATION  TO  THE  CONTRARY  IS A  CRIMINAL
       OFFENSE.

                                ---------------

    The date of this Joint Proxy Statement/Prospectus is May 15, 1998.

                                                       (Continued on next page)

(Continued from cover page)

  The following table sets forth information concerning the consideration that each holder of a share of Culligan Common Stock will be entitled to receive pursuant to the Merger depending upon the Average Share Price (and assuming a number of shares of Culligan Common Stock outstanding as of the Effective Time equal to 25,875,754, the number of shares outstanding as of April 23, 1998).

                   NUMBER OF SHARES OF
                   U.S. FILTER COMMON
                   STOCK ISSUED IN THE
                         MERGER                             PERCENT OF U.S. FILTER
     ASSUMED     ----------------------- VALUE PER SHARE   COMMON STOCK OUTSTANDING
     AVERAGE     PER CULLIGAN              OF CULLIGAN     AFTER THE MERGER HELD BY
   SHARE PRICE      SHARE       TOTAL     COMMON STOCK*  FORMER CULLIGAN STOCKHOLDERS
   -----------   ------------ ---------- --------------- ----------------------------
     $37.00         1.7140    44,351,042     $63.42                 29.01%
     $35.00         1.7140    44,351,042     $60.00                 29.01%
     $34.00         1.7647    45,662,943     $60.00                 29.62%
     $33.00         1.8181    47,044,708     $60.00                 30.24%
     $32.00         1.8750    48,517,038     $60.00                 30.90%
     $30.00         1.8750    48,517,038     $56.25                 30.90%

-------
 * At the assumed Average Share Price.


  Under the Merger Agreement, the Exchange Ratio will be equal to 1.875 if the Average Share Price is equal to or less than $32.00 and the Exchange Ratio will be equal to 1.714 if the Average Share Price is equal to or exceeds $35.00.

  U.S. Filter Common Stock is listed for trading on the NYSE under the symbol "USF" and Culligan Common Stock is listed for trading on the NYSE under the symbol "CUL." On February 6, 1998 the last trading day prior to the execution of the Merger Agreement, the last reported sale prices of U.S. Filter Common Stock and Culligan Common Stock, as reported on the NYSE Composite Tape, were $34 11/16 per share and $37 3/4 per share, respectively. On May 14, 1998, the last full trading day prior to the date of this Joint Proxy Statement/Prospectus, the last reported sale prices of U.S. Filter Common Stock and Culligan Common Stock, as reported on the NYSE Composite Tape, were $33 3/16 per share and $55 1/2 per share, respectively, and the trading value of the U.S. Filter Common Stock to be issued in the Merger in exchange for each share of Culligan Common Stock (determined by applying the last reported sale price of U.S. Filter Common Stock to the estimated Exchange Ratio of 1.8079) was $60.00 per share. Stockholders should obtain current quotes for the U.S. Filter Common Stock and the Culligan Common Stock.

  The consummation of the Merger is subject, among other things, to (i) the approval of the proposal to issue (the "Stock Issuance") shares of U.S. Filter Common Stock pursuant to the Merger in accordance with the terms of the Merger Agreement (the "Stock Issuance Proposal") by the affirmative vote of the of U.S. Filter Stockholders in the manner required by any applicable law and the rules of the NYSE; (ii) the approval of the Merger by the Culligan Stockholders in the manner required by any applicable law (the "Culligan Merger Proposal"); and (iii) the receipt of certain regulatory approvals. A copy of the Merger Agreement is attached to the Joint Proxy Statement/Prospectus as Annex A.

  This Joint Proxy Statement/Prospectus also constitutes the prospectus of U.S. Filter filed as part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of U.S. Filter Common Stock to be issued in the Merger. Assuming an Average Share Price of $33 3/16, (the closing price of U.S. Filter Common Stock on May 14,
1998) and based upon approximately 25,875,754 shares of Culligan Common Stock outstanding (the number of shares of Culligan Common Stock outstanding as of the Culligan Record Date) it is anticipated that approximately 46,780,776 shares of U.S. Filter Common Stock will be issued in the Stock Issuance, representing approximately 30.1% of the shares of U.S. Filter Common Stock expected to be outstanding after giving effect to the consummation of the Merger.

  At the Culligan Special Meeting, Culligan Stockholders will be asked to consider and vote on a proposal for the adjournment of the Culligan Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Culligan Special Meeting to approve the Culligan Merger Proposal (the "Culligan Adjournment Proposal").

  All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Culligan has been supplied by Culligan. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to U.S. Filter has been supplied by U.S. Filter.

  This Joint Proxy Statement/Prospectus, and the accompanying forms of proxy, letter to stockholders and notice of special meeting of stockholders are first being mailed to stockholders of U.S. Filter and stockholders of Culligan on or about May 15, 1998.

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   1
SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Special Meetings....................................................   3
  Risk Factors............................................................   5
  The Merger and the Merger Agreement.....................................   5
  Market Prices and Dividends.............................................  11
RISK FACTORS..............................................................  12
  Risk Factors Relating to the Merger.....................................  12
    Risk of Nonconsummation of the Merger.................................  12
    Exchange Ratio Subject to "Collar" Despite Potential Change in
     Relative Stock Prices................................................  12
    Necessity of Receiving Governmental Approvals Prior to the Merger;
     Possible Divestitures and Operating Restrictions.....................  13
    Uncertainties in Integrating Business Operations and Achieving Cost
     Savings..............................................................  13
    Dilution..............................................................  13
  Risk Factors Relating to a Combined U.S. Filter and Culligan After the
   Merger.................................................................  13
    Acquisition Strategy..................................................  13
    International Transactions............................................  14
    Reliance on Key Personnel.............................................  14
    Profitability of Fixed Price Contracts................................  14
    Cyclicality, Seasonality and Possible Earnings Fluctuations...........  14
    Potential Environmental Risks.........................................  15
    Competition...........................................................  17
    Potential Risks Related to Water Rights and Water Transfers...........  17
    Technological and Regulatory Risks....................................  18
    Municipal Water and Wastewater Business...............................  18
    Year 2000 Risks.......................................................  19
    Shares Eligible for Future Sale.......................................  19
THE SPECIAL MEETINGS......................................................  20
  General.................................................................  20
  Matters to be Considered at the Special Meetings........................  20
    U.S. Filter Special Meeting...........................................  20
    Culligan Special Meeting..............................................  20
  Record Date; Vote Required; Voting at the Meetings......................  21
  Voting and Revocation of Proxies........................................  22
  Solicitation of Proxies.................................................  23
THE COMPANIES.............................................................  23
  U.S. Filter.............................................................  23
  Culligan................................................................  27
COMPARATIVE PER SHARE DATA OF U.S. FILTER AND CULLIGAN....................  28
MARKET PRICE AND DIVIDEND DATA............................................  30
THE MERGER................................................................  32
  Background of the Merger................................................  32
  Unanimous Recommendation of the U.S. Filter Board of Directors; U.S.
   Filter's Reasons
   for the Merger.........................................................  33
  Unanimous Recommendation of the Culligan Board of Directors; Culligan's
   Reasons
   for the Merger.........................................................  34
  Opinions of U.S. Filter Financial Advisors..............................  36

SECTION                                                                    PAGE
-------                                                                    ----
  Opinions of Culligan Financial Advisors.................................  42
  Management Projections..................................................  50
  Interests of Certain Persons in the Merger..............................  51
  Anticipated Accounting Treatment........................................  53
  No Appraisal Rights.....................................................  54
  Governmental Approvals..................................................  54
MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF U.S. FILTER......................  55
PRINCIPAL STOCKHOLDERS OF CULLIGAN........................................  56
U.S. FILTER SELECTED CONSOLIDATED FINANCIAL DATA..........................  59
CULLIGAN SELECTED CONSOLIDATED FINANCIAL DATA.............................  62
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION........................  69
THE MERGER AGREEMENT......................................................  84
  Effective Time of the Merger............................................  84
  Conversion of Securities................................................  84
  Culligan Rights Agreement...............................................  86
  Exchange of Certificates Representing Shares............................  86
  Dividends...............................................................  87
  No Fractional Shares....................................................  87
  Unclaimed Amounts.......................................................  87
  Representations and Warranties..........................................  87
  Other Matters...........................................................  87
  Antitrust, Governmental and Other Approvals.............................  88
  Operating Covenants.....................................................  88
  The Special Meetings....................................................  90
  Resales of U.S. Filter Common Stock Received in the Merger; Restrictions
   on Affiliates..........................................................  90
  No Solicitation.........................................................  90
  Directors' and Officers' Indemnification and Insurance..................  91
  NYSE Listing............................................................  91
  Board of Directors of U.S. Filter.......................................  91
  Employee Benefits.......................................................  92
  Conditions to the Merger................................................  92
  Termination, Amendment and Waiver.......................................  93
  Fees and Expenses.......................................................  93
  Special Payment.........................................................  94
  Cooling Off Period......................................................  94
THE SUPPORT/VOTING AGREEMENTS.............................................  95
THE REGISTRATION RIGHTS AGREEMENT.........................................  96
THE CULLIGAN RIGHTS AGREEMENT AMENDMENT...................................  97
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES..............................  98
U.S. FEDERAL SECURITIES LAW CONSEQUENCES..................................  99
COMPARISON OF STOCKHOLDER RIGHTS.......................................... 100
DESCRIPTION OF U.S. FILTER CAPITAL STOCK.................................. 105
OTHER ACTION TO BE TAKEN AT THE CULLIGAN SPECIAL MEETING.................. 107
STOCKHOLDER PROPOSALS..................................................... 108
LEGAL MATTERS............................................................. 108
EXPERTS................................................................... 108

SECTION                                                                     PAGE
-------                                                                     ----
ANNEXES
  A. The Merger Agreement.................................................. A-1
  B. Opinion of Donaldson, Lufkin & Jenrette Securities Corporation........ B-1
  C. Opinion of Salomon Brothers Inc....................................... C-1
  D. Opinion of Bear, Stearns & Co. Inc.................................... D-1
  E. Opinion of Goldman, Sachs & Co........................................ E-1

                             AVAILABLE INFORMATION

  U.S. Filter and Culligan (collectively, the "Companies") are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy solicitation materials and other information with the Commission. Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's World Wide Web site address, http://www.sec.gov. The U.S. Filter Common Stock and Culligan Common Stock are both listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

  U.S. Filter has filed with the Commission the Registration Statement under the Securities Act with respect to the offering made hereby. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. or their World Wide Web Site as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Joint Proxy Statement/Prospectus as to the contents of any documents referred to are necessarily summaries of such documents and are not complete, and in each instance reference is made to such document for a more complete description and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

  (1) For U.S. Filter (File No. 1-10728), its:

    (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "1997 U.S. Filter Form 10-K");

    (b) Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1997 (as amended on Form 10-Q/A dated August 22, 1997), September 30, 1997 and December 31, 1997 (as amended on Form 10-Q/A dated May 12, 1998 and May 14, 1998);

    (c) Current Reports on Form 8-K dated October 28, 1996 (as amended on a Form 8-K/A dated December 19, 1996), December 2, 1996, January 6, 1997, August 4, 1997, September 17, 1997, September 19, 1997,
        December 9, 1997 (as amended on Forms 8-K/A dated February 6, 1998, March 4, 1998, May 12, 1998 and May 14, 1998), December 31, 1997,
        January 16, 1998 (as amended on Forms 8-K/A dated February 6, 1998, March 4, 1998, May 12, 1998 and May 14, 1998), February 9, 1998,
        May 12, 1998 and May 14, 1998;

    (d) Definitive Proxy Statement on Schedule 14A dated July 8, 1997; and

    (e) Description of U.S. Filter Common Stock contained in U.S. Filter's Registration Statement on Form 8-A, as the same may be amended.

  (2) For Culligan (File No. 1-14104), its:

    (a) Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (as amended on Form 10-K/A dated May 15, 1998);

    (b) Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 1997, July 31, 1997 and October 31, 1997 (in the case of the Quarterly Report for the quarter ended October 31, 1997, as amended on Form 10-Q/A dated May 15, 1998);

    (c) Current Reports on Form 8-K dated February 14, 1997, August 13, 1997, September 8, 1997, October, 22, 1997, November 21, 1997,
        December 12, 1997 (as amended on Form 8-K/A dated February 17,
        1998), and February 10, 1998 (as amended on May 15, 1998), as each may have been amended;

    (d) Definitive Proxy Statement on Schedule 14A dated May 14, 1997;

    (e) Description of Culligan Common Stock contained in Culligan's Registration Statement on Form S-1 filed with the Commission on December 15, 1995 (File No. 33-99236), including any amendment or report filed for the purpose of updating such information; and

    (f) Description of Culligan Rights (as herein defined) contained in Culligan's Registration Statement on Form 8-A filed with the Commission on September 16, 1996 (File No. 1-14104), including any amendment or report filed for the purpose of updating such information.

  All documents and reports subsequently filed by the companies pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering made by this Joint Proxy Statement/Prospectus shall be deemed to be incorporated by reference herein. In addition, all documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, THE PROXY SOLICITOR, MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010 (TELEPHONE (212) 929-5500 (COLLECT) OR
(800) 322-2885 (TOLL FREE)). IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE RECEIVED BY JUNE 8, 1998.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U.S. FILTER OR CULLIGAN AND NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF U.S. FILTER OR CULLIGAN SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

                                    SUMMARY

  Following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Joint Proxy Statement/Prospectus including the Annexes hereto. U.S. Filter Stockholders and Culligan Stockholders are urged to read this Joint Proxy Statement/Prospectus including the Annexes hereto in their entirety. Except as otherwise specified, all information in this Joint Proxy Statement/Prospectus has been adjusted to reflect the 3 for 2 splits of the U.S. Filter Common Stock effected on each of December 5, 1994 and July 15, 1996.

THE COMPANIES

 U.S. Filter

  U.S. Filter is a leading global provider of industrial and municipal water and wastewater treatment systems, products and services, with an installed base of systems that U.S. Filter believes is one of the largest worldwide. U.S. Filter offers a single-source solution to its customers through what U.S. Filter believes is the industry's broadest range of cost-effective systems, products, services and proven technologies. U.S. Filter markets a broad line of waterworks distribution products and services. In addition, U.S. Filter has one of the industry's largest networks of sales and service and distribution facilities through more than 600 locations including 88 manufacturing plants in 33 countries. U.S. Filter capitalizes on its large installed base, extensive distribution network and manufacturing capabilities to provide customers with ongoing local service and maintenance. U.S. Filter is a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. In addition, U.S. Filter is actively involved in the development of privatization initiatives for municipal water treatment facilities throughout the world and, specifically, in the United States, Mexico and Canada. U.S. Filter also owns a significant amount of properties with appurtenant water rights in the Western and Southwestern United States, a substantial portion of which is leased to agricultural tenants. U.S. Filter's principal executive offices are located at 40-004 Cook Street, Palm Desert, California 92211, and its telephone number is (760) 340-0098. References herein to U.S. Filter refer to United States Filter Corporation and its subsidiaries, unless the context requires otherwise. See "THE COMPANIES-- U.S. Filter."

 Culligan

  Culligan is a leading manufacturer and distributor of water purification and treatment products and services for household, consumer, and commercial applications. Products and services offered by Culligan range from those designed to solve residential water problems, such as filters for tap water and household water softeners, to equipment and services, such as ultrafiltration and microfiltration products. Culligan also offers desalination systems and portable deionization services ("PDS"), designed for commercial and industrial applications. In addition, Culligan sells and licenses its dealers to sell under the Culligan trademark five-gallon bottled water. Culligan's principal executive offices are located at One Culligan Parkway, Northbrook, Illinois 60062-6209, and its telephone number is (847) 205-6000. References herein to Culligan refer to Culligan Water Technologies, Inc. and its subsidiaries, unless the context requires otherwise. See "THE COMPANIES--Culligan."

THE SPECIAL MEETINGS

 Time, Date and Place

  U.S. Filter. The U.S. Filter Special Meeting will be held at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium on Monday, June 15, 1998, commencing at 9:30 a.m., local time. See "THE SPECIAL MEETINGS--General" and "--Matters to be Considered at the Special Meetings."

  Culligan. The Culligan Special Meeting will be held at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium on Monday, June 15, 1998, commencing at 11:00 a.m., local time. See "THE SPECIAL MEETINGS--General" and "--Matters to be Considered at the Special Meetings."

 Matters to be Considered

  U.S. Filter. The purpose of the U.S. Filter Special Meeting is to consider the Stock Issuance Proposal, as more fully described in "THE SPECIAL MEETINGS-- Matters to be Considered at the Special Meetings."

  Culligan. The purpose of the Culligan Special Meeting is to consider the Culligan Merger Proposal and the Culligan Adjournment Proposal, as more fully described in "THE SPECIAL MEETINGS--Matters to be Considered at the Special Meetings;" and "OTHER ACTION TO BE TAKEN AT THE CULLIGAN SPECIAL MEETING."

 Record Date; Shares Entitled to Vote

  U.S. Filter. The Board of Directors of U.S. Filter has fixed the close of business on April 23, 1998 as the record date for determination of U.S. Filter Stockholders entitled to notice of and to vote at the U.S. Filter Special Meeting (the "U.S. Filter Record Date"). Accordingly, only U.S. Filter Stockholders of record on the U.S. Filter Record Date, will be entitled to notice of and to vote at the U.S. Filter Special Meeting. Each holder of record of U.S. Filter Common Stock on the U.S. Filter Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the U.S. Filter Special Meeting. As of the U.S. Filter Record Date, there were 108,515,187 shares of U.S. Filter Common Stock outstanding and entitled to vote which were held by approximately 5,509 holders of record. See "THE SPECIAL MEETINGS--Record Date; Vote Required; Voting at the Meetings."

  Culligan. The Board of Directors of Culligan has fixed the close of business on April 23, 1998 as the record date for determination of Culligan Stockholders entitled to notice of and to vote at the Culligan Special Meeting (the "Culligan Record Date"). Accordingly, only Culligan Stockholders of record on the Culligan Record Date, will be entitled to notice of and to vote at the Culligan Special Meeting. Each holder of record of Culligan Common Stock on the Culligan Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Culligan Special Meeting. As of the Culligan Record Date, there were 25,875,754 shares of Culligan Common Stock outstanding and entitled to vote which were held by approximately 2,654 holders of record. See "THE SPECIAL MEETINGS--Record Date; Vote Required; Voting at the Meetings."

 Required Vote

  U.S. Filter. Pursuant to the Restated Certificate of Incorporation of U.S. Filter, as amended (the "U.S. Filter Certificate"), the NYSE rules and the Delaware General Corporation Law (the "DGCL"), the affirmative vote of a majority of votes entitled to vote and present in person or represented by proxy at the U.S. Filter Special Meeting is required to approve and adopt the Stock Issuance Proposal. See "THE SPECIAL MEETINGS--Record Date; Vote Required; Voting at the Meetings."

  Culligan. Pursuant to the Amended and Restated Certificate of Incorporation of Culligan (the "Culligan Certificate") and the DGCL, (i) the affirmative vote of the holders of a majority of the Culligan Common Stock outstanding and entitled to vote thereon is required to approve and adopt the Culligan Merger Proposal, and (ii) the affirmative vote of a majority of the Culligan Common Stock entitled to vote and present in person or represented by proxy at the Culligan Special Meeting is required to approve and adopt the Culligan Adjournment Proposal. See "THE SPECIAL MEETINGS--Record Date; Vote Required; Voting at the Meetings."

 Share Ownership of Management

  U.S. Filter. As of the U.S. Filter Record Date, all directors and executive officers of U.S. Filter, as a group, owned 3,355,673 shares of U.S. Filter Common Stock, representing approximately 3.1% of the outstanding shares of U.S. Filter Common Stock as of such date. In addition, such directors and executive officers owned options to purchase an additional 1,523,596 shares of U.S. Filter Common Stock as of such date. Such directors and executive officers have indicated their intention to vote their shares of U.S. Filter Common Stock FOR the Stock Issuance Proposal.

  Culligan. As of the Culligan Record Date, all directors and executive officers of Culligan, as a group, owned 8,544 shares of Culligan Common Stock, representing approximately .03% of the outstanding shares of Culligan Common Stock as of such date. In addition, such directors and executive officers owned options to purchase an additional 1,104,926 shares of Culligan Common Stock as of such date. Such directors and officers have indicated their intention to vote their shares of Culligan Common Stock FOR each of the Culligan Merger Proposal and the Culligan Adjournment Proposal. In addition, Apollo Investment Fund, L.P. and Lion Advisors, L.P. (collectively "Apollo"), which as of the Culligan Record Date beneficially owned an aggregate of 7,334,859 shares of Culligan Common Stock (or approximately 28.43% of the aggregate voting power of the issued and outstanding shares of Culligan Common Stock as of such date), have agreed to vote their shares of Culligan Common Stock FOR each of the Culligan Merger Proposal and the Culligan Adjournment Proposal. See "THE SUPPORT/VOTING AGREEMENTS" and "PRINCIPAL STOCKHOLDERS OF CULLIGAN."

RISK FACTORS

  In considering whether to approve the Stock Issuance Proposal or to approve the Culligan Merger Proposal and the Culligan Adjournment Proposal, as applicable, the U.S. Filter Stockholders and the Culligan Stockholders should consider carefully certain risk factors relating to the Merger and to the businesses of U.S. Filter and Culligan including, (i) that U.S. Filter or Culligan may be obligated to pay to the other certain fees and expenses if the Merger is not consummated because of the failure to obtain stockholder approval; (ii) that the Exchange Ratio is subject to change based on fluctuations in U.S. Filter's stock price; (iii) the necessity of receiving governmental approvals and the related possibility of divestitures and operating restrictions; (iv) uncertainties in integrating the business operations of U.S. Filter and Culligan and achieving cost savings; (v) dilution to the voting power of the U.S. Filter Stockholders and the Culligan Stockholders; (vi) risks inherent in the combined company's acquisition strategy; (vii) risks associated with international transactions;
(viii) reliance on key personnel of U.S. Filter; (ix) the profitability of fixed price contracts; (x) cyclicality, seasonality and possible earnings fluctuations; (xi) potential environmental risks; (xii) competition;
(xiii) potential risks related to water rights and water transfers;
(xiv) technological and regulatory risks; (xv) risks associated with the municipal water business; (xvi) Year 2000 risks; and (xvii) risks associated with shares eligible for future sale. See "RISK FACTORS."

THE MERGER AND THE MERGER AGREEMENT

 General

  Under the terms of the Merger Agreement, upon consummation of the Merger, Subcorp will merge with and into Culligan, with Culligan surviving as a wholly-owned subsidiary of U.S. Filter. Each share of Culligan Common Stock outstanding immediately prior to the Effective Time of the Merger (other than treasury shares) will be converted into a number of shares of U.S. Filter Common Stock determined by the Exchange Ratio which shall be equal to 1.714 if the Average Share Price is equal to or greater than $35; provided, however, that (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the Exchange Ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the Exchange Ratio shall be equal to 1.875. The Exchange Ratio shall be adjusted to reflect any stock dividend, distribution, stock split, reclassification, combination or other change in the U.S. Filter Common Stock prior to the Effective Time. Cash will be paid in lieu of any fractional share of U.S. Filter Common Stock that would otherwise be issued in the Stock Issuance. See "CERTAIN TERMS OF THE MERGER AGREEMENT--Conversion of Securities."

  The following table sets forth information concerning the consideration that each holder of a share of Culligan Common Stock will be entitled to receive pursuant to the Merger depending upon the Average Share Price (and assuming a number of shares of Culligan Common Stock outstanding as of the Effective Time equal to 25,875,754, the number of shares outstanding as of the Culligan Record Date.

               NUMBER OF SHARES OF
               U.S. FILTER COMMON
               STOCK ISSUED IN THE
   ASSUMED           MERGER                             PERCENT OF U.S. FILTER
   AVERAGE   ----------------------- VALUE PER SHARE   COMMON STOCK OUTSTANDING
    SHARE    PER CULLIGAN              OF CULLIGAN     AFTER THE MERGER HELD BY
    PRICE       SHARE       TOTAL     COMMON STOCK*  FORMER CULLIGAN STOCKHOLDERS
   -------   ------------ ---------- --------------- ----------------------------
   $37.00       1.7140    44,351,042     $63.42                 29.01%
   $35.00       1.7140    44,351,042     $60.00                 29.01%
   $34.00       1.7647    45,662,943     $60.00                 29.62%
   $33.00       1.8181    47,044,708     $60.00                 30.24%
   $32.00       1.8750    48,517,038     $60.00                 30.90%
   $30.00       1.8750    48,517,038     $56.25                 30.90%

--------
* At the assumed Average Share Price.

  Under the Merger Agreement, the Exchange Ratio will be equal to 1.875 if the Average Share Price is equal to or less than $32.00 and the Exchange Ratio will be equal to 1.714 if the Average Share Price is equal to or exceeds $35.00.

 U.S. Filter's Reasons for the Merger; Unanimous Recommendation of the U.S. Filter Board of Directors

  The U.S. Filter Board believes that the Merger represents a unique opportunity to create a stronger company by adding the premium name brand in the residential water business to complement U.S. Filter's existing business. In addition, U.S. Filter believes that Culligan will complement its European industrial operations. U.S. Filter believes that the combined company would be one of the largest global providers of industrial, municipal, commercial and consumer water and wastewater treatment systems, products and services. The U.S. Filter Board believes that the Merger will bring opportunities for cost savings, improved customer service, economies of scale and other synergies, resulting in improved cash flow potential for the long-term growth of U.S. Filter and enhancement of stockholder value. In addition, the Merger would enable U.S. Filter to further its strategic goal of expanding its global market presence by adding several new countries to its distribution network. The U.S. Filter Board also considered a number of potential risks and disadvantages relating to the Merger, including the difficulty in integrating the two operations, the risk of nonachievement of the synergies and benefits sought in the Merger, the risk that the Merger would not be consummated, the expenses expected to be incurred by U.S. Filter in connection with the Merger, and the potential dilutive effect of the issuance of shares of U.S. Filter Common Stock. See "THE MERGER--Unanimous Recommendation of the U.S. Filter Board of Directors; U.S. Filter's Reasons for the Merger."

  The Board of Directors of U.S. Filter has determined that the Stock Issuance Proposal is fair to, and in the best interests of U.S. Filter and the U.S. Filter Stockholders. ACCORDINGLY, THE U.S. FILTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT U.S. FILTER STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE STOCK ISSUANCE PROPOSAL. See "THE MERGER--Unanimous Recommendation of the U.S. Filter Board of Directors; US. Filter's Reasons for the Merger."

 Culligan's Reasons for the Merger; Unanimous Recommendation of the Culligan Board of Directors

  The Culligan Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with Culligan's special counsel and financial advisors as well as with Culligan's management and considered a number of factors, including the per share consideration to be received by Culligan Stockholders in the Merger; potential enhancements in earnings that could be achieved by cost savings and revenue synergies resulting from combining the operations of Culligan and U.S. Filter; the opportunity to improve customer service; current industry, economic and market conditions; the opportunity of Culligan Stockholders to continue as stockholders of a combined organization with greater strength than Culligan on a stand-alone basis; the opinions of Culligan's financial advisors; the assessment of Culligan's strategic alternatives to the Merger; the terms and conditions of the Merger Agreement and the fact that the Merger is expected to be a tax-free transaction for U.S. federal income tax purposes to Culligan Stockholders and that it is expected to qualify as a pooling-of-interests transaction for accounting and financial reporting purposes. The Culligan Board also considered a number of potential risks and disadvantages relating to the Merger, including the difficulty in integrating the two operations, the risk of nonachievement of the synergies and benefits sought in the Merger, the risk that the Merger would not be consummated, the expenses expected to be incurred by Culligan in connection with the Merger, and the substantial acquisition history of U.S. Filter and the inherent uncertainty this creates with respect to analyzing the historical and projecting the future performance of U.S. Filter. See "THE MERGER--Unanimous Recommendation of the Culligan Board of Directors; Culligan's Reasons for the Merger."

  The Board of Directors of Culligan has determined that the terms of the Culligan Merger Proposal and the transactions contemplated thereby are fair to, and in the best interests of Culligan and the Culligan Stockholders. ACCORDINGLY, THE CULLIGAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CULLIGAN STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE CULLIGAN MERGER PROPOSAL AND THE CULLIGAN ADJOURNMENT PROPOSAL. See "THE MERGER--Unanimous Recommendation of the Culligan Board of Directors; Culligan's Reasons for the Merger."

 Opinions of U.S. Filter Financial Advisors

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Salomon Smith Barney ("Salomon ") have acted as financial advisors to U.S. Filter in connection with the Merger and have delivered written opinions, each dated February 9, 1998, to the U.S. Filter Board to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinions, the Exchange Ratio was fair to the U.S. Filter Stockholders from a financial point of view. The full text of the written opinions are attached hereto as Annexes B and C, respectively, and should be read carefully in their entirety. See "THE MERGER--Opinions of U.S. Filter Financial Advisors."

 Opinions of Culligan Financial Advisors

  Bear, Stearns & Co. Inc. ("Bear Stearns") and Goldman, Sachs & Co. ("Goldman Sachs", and together with Bear Stearns, the "Culligan Financial Advisors") have acted as financial advisors to Culligan in connection with the Merger and each has delivered a written opinion dated February 9, 1998, to the Culligan Board to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the Exchange Ratio was fair to the Culligan Stockholders from a financial point of view. The full text of the written opinions are attached hereto as Annexes D and E, respectively, and should be read carefully in their entirety. See "THE MERGER--Opinions of Culligan Financial Advisors."

 Interests of Certain Persons in the Merger

  In considering the unanimous recommendation of the Culligan Board with respect to the Merger Agreement, Culligan Stockholders should be aware that certain officers and directors of Culligan (or its affiliates) have interests in the Merger that are different from and in addition to the interests of Culligan Stockholders, generally.

These interests include among others, Culligan Options held by all of the executive officers of Culligan, employee benefits to Culligan employees to be provided by U.S. Filter after the Merger and certain indemnification for Culligan's executive officers and directors. The Culligan Board was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Interests of Certain Persons in the Merger."

 Board of Directors of U.S. Filter

  U.S. Filter has agreed in the Merger Agreement that the U.S. Filter Board will take all action necessary immediately following the Effective Time to elect one person selected by the Culligan Board as of prior to the Effective Time (subject to the consent of the U.S. Filter Board which shall not be unreasonably withheld) as a director of U.S. Filter. See "THE MERGER AGREEMENT--Board of Directors of U.S. Filter."

 No Solicitation

  The Merger Agreement provides that Culligan will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any Competing Transaction, provided that, at any time prior to the approval of the Merger by the Culligan Stockholders, Culligan may furnish information or negotiate a Competing Transaction if the Culligan Board determines in good faith by a majority vote, after consultation of outside legal counsel, that failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the Culligan Board under applicable law. A "Competing Transaction" (as defined in the Merger Agreement) includes a merger, acquisition, recapitalization or certain purchases of assets or capital stock of Culligan. See "THE MERGER AGREEMENT--No Solicitation."

 Conditions to the Merger; Termination

  The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver of certain conditions, including the following: U.S. Filter Stockholder approval of the Stock Issuance Proposal and Culligan Stockholder approval of the Culligan Merger Proposal; compliance with the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and any requirements of foreign jurisdictions; no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger; there shall not be pending any action by any federal governmental authority challenging or seeking to restrain or prohibit the consummation of the Merger; the Registration Statement shall have been declared effective and shall not be the subject of any stop order or proceeding (current or threatened) seeking a stop order; the shares of U.S. Filter Common Stock to be issued in the merger shall have been approved for listing on the NYSE; and U.S. Filter shall have received letters from KPMG Peat Marwick LLP stating that they agree that the Merger will qualify for the pooling of interests method of accounting.

  The obligations of U.S. Filter and Subcorp to consummate the Merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions, including the following: the representations and warranties of Culligan set forth in the Merger Agreement shall be true and correct in all material respects; and Culligan shall have performed and complied with all obligations and covenants required to be performed or complied with by it under the Merger Agreement.

  The obligations of Culligan to consummate the Merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions, including the following: the representations and warranties of U.S. Filter and Subcorp set forth in the Merger Agreement shall be true and correct in all material respects; U.S. Filter and Subcorp shall have performed all obligations and covenants required to be performed or complied with by it under the Merger Agreement; and Culligan shall have received a written opinion of Wachtell,

Lipton, Rosen & Katz, special counsel to Culligan, to the effect that (i) the Merger will be treated for U.S. Federal income tax purposes as a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), (ii) Culligan, U.S. Filter and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the Culligan Stockholders upon the receipt of shares of U.S. Filter Common Stock in exchange for shares of Culligan Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional interests in shares of U.S. Filter Common Stock).

  The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by U.S. Filter Stockholders and Culligan Stockholders) by mutual written consent of U.S. Filter and Culligan or by either U.S. Filter or Culligan: (i) if the Merger shall not have been consummated on or prior to November 15, 1998; (ii) if a court or other governmental authority of competent jurisdiction shall have issued a judgment, injunction, order or decree (which has become final and nonappealable) enjoining U.S. Filter or Culligan from consummating the Merger;
(iii) if the requisite approvals of the stockholders of either of U.S. Filter or Culligan shall not have been obtained; or (iv) if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

  U.S. Filter may also terminate the Merger Agreement if the Culligan Board withdraws, or modifies or changes the Culligan Board Unanimous Recommendation in a manner adverse to U.S. Filter. See "THE MERGER AGREEMENT--Conditions to the Merger" and "--Termination, Amendment and Waiver."

  The Merger Agreement may also be terminated by Culligan: (i) in order to proceed with a Competing Transaction (see "THE MERGER AGREEMENT--No Solicitation"); or if the Average Share Price, or if the average of the closing prices of shares of U.S. Filter Common Stock as reported on the NYSE Composite Tape for any period of 10 consecutive trading days which ends after the last trading day used in calculating the Average Share Price, is less than $26.25.

  If the Merger Agreement is terminated and it is judicially determined that such termination is caused by an intentional breach thereof, the breaching party shall indemnify the other parties for their respective out-of-pocket costs, fees and expenses. In addition, if Culligan terminates the Merger Agreement in respect of a Competing Transaction, or if U.S. Filter terminates the Merger Agreement because of certain actions or nonactions of the Culligan Board or the Culligan Stockholders that are adverse to U.S. Filter, Culligan will be required to pay to U.S. Filter (i) reimbursement of U.S. Filter's expenses in an amount up to $5 million in the aggregate ("Expenses"); and (ii) a termination fee (which will be the sole and exclusive remedy of U.S. Filter in such event) in the amount of $42 million (the "Termination Fee"). In addition, in the case of certain actions or nonactions of the U.S. Filter Board or the U.S. Filter Stockholders that are adverse to Culligan, U.S. Filter will be required to pay to Culligan up to $47 million. See "THE MERGER AGREEMENT-- Fees and Expenses" and "--Special Payment."

 Governmental Approvals

  U.S. Filter and Culligan have filed, or will file, applications with all applicable regulatory agencies, and have taken, or will take, other appropriate action with respect to any requisite approvals or other action of any court, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S., whose consent, approval, order or authorization, or with whom registration, declaration or filing of the Merger Agreement is required to consummate the Merger and related transactions, subject to the provisions of the Merger Agreement.

  The Merger Agreement provides that the obligation of U.S. Filter and Culligan to consummate the Merger is conditioned upon, among other things, the termination of any applicable waiting period under the HSR Act and the absence of any injunction restraining consummation of the Merger. See "THE MERGER-- Regulatory and Third Party Approvals."

 The Support/Voting Rights Agreement

  Apollo, who as of the Culligan Record Date beneficially owned in the aggregate approximately 28.3% of the outstanding Culligan Common Stock, has agreed to vote or direct the vote of all Culligan Common Stock over which Apollo has voting power or control in favor of the Culligan Merger Proposal. See "THE SUPPORT/VOTING AGREEMENTS."

 The Registration Rights Agreement

  U.S. Filter has entered into a Registration Rights Agreement (as hereinafter defined) pursuant to which Apollo has certain registration rights under the Securities Act with respect to the shares of U.S. Filter Common Stock Apollo will receive in the Merger. See "THE REGISTRATION RIGHTS AGREEMENT."

 The Culligan Rights Agreement Amendment

  Immediately prior to entering into the Merger Agreement, Culligan entered into an amendment dated February 9, 1998 (the "Rights Agreement Amendment") to the Rights Agreement between Culligan and American Stock Transfer & Trust Company (successor to The First National Bank of Boston), as Rights Agent (the "Culligan Rights Agreement") to (i) exempt the Merger Agreement and the transactions contemplated thereunder from causing the rights issued under the Culligan Rights Agreement (the "Culligan Rights") to become exercisable, (ii) reduce the threshold at which a person is deemed an "Acquiring Person" under the Culligan Rights Agreement from 15% to 9.9%, and (iii) provide that none of U.S. Filter, Subcorp or any other person will be deemed an Acquiring Person by virtue of the Merger Agreement and the transactions contemplated thereby. See "THE CULLIGAN RIGHTS AGREEMENT AMENDMENT."

 Anticipated Accounting Treatment

  The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. It is a condition to the consummation of the Merger that each of the Companies receive a letter from KPMG Peat Marwick LLP that the Merger will qualify as a pooling of interests. See "THE MERGER--Anticipated Accounting Treatment."

 No Appraisal Rights

  U.S. Filter Stockholders and Culligan Stockholders are not entitled to appraisal rights in connection with the Merger. See "THE MERGER--No Appraisal Rights."

 Comparison of Stockholder Rights

  In considering the Stock Issuance Proposal, the Culligan Merger Proposal and the Culligan Adjournment Proposal, as applicable, the U.S. Filter Stockholders and the Culligan Stockholders should be aware that the rights of U.S. Filter Stockholders and Culligan Stockholders differ in certain respects. See "COMPARISON OF STOCKHOLDER RIGHTS."

 Certain U.S. Federal Income Tax Consequences

  Culligan has received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Culligan, to the effect that, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. As a reorganization under Section 368(a) of the U.S. Internal Revenue Code, no gain or loss will be recognized by the Culligan Stockholders with respect to the U.S. Filter Common Stock received in the Merger (except for the receipt of cash in lieu of a fractional share). See "CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES."

MARKET PRICES AND DIVIDENDS

  Set forth below are the last reported sale prices of U.S. Filter Common Stock and Culligan Common Stock on February 6, 1998, the last full trading day prior to execution of the Merger Agreement, and on May 14, 1998, the last trading day prior to the date of the Joint Proxy Statement/Prospectus. Also presented are the trading values of the U.S. Filter Common Stock to be issued in the Merger in exchange for each share of Culligan Common Stock on such dates, as determined by applying the last reported sale price of U.S. Filter Common Stock to an estimated Exchange Ratio calculated by assuming an Average Share Price equal to the last reported sale price as of such date.

                                            U.S. FILTER    CULLIGAN    CULLIGAN
                                            COMMON STOCK COMMON STOCK EQUIVALENT
                                            ------------ ------------ ----------
   February 6, 1998........................  $34 11/16     $37 3/4       $60
   May 14, 1998............................  $33 3/16      $55 1/2       $60

  See "MARKET PRICE AND DIVIDEND DATA."

                                 RISK FACTORS

  In considering whether to approve the Stock Issuance Proposal or to approve the Culligan Merger Proposal and the Culligan Adjournment Proposal, as the case may be, the U.S. Filter Stockholders and the Culligan Stockholders should consider carefully the following factors relating to the Merger and to the businesses of U.S. Filter and Culligan, together with the other information and financial data included or incorporated by reference in this Joint Proxy Statement/Prospectus. Information contained or incorporated by reference in this Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which can be identified by the use of forward-looking terminology such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," "intends," "expects," "anticipates," "estimates," "projects" or "continue" or the negative thereof or other variations thereon or comparable terminology. No assurance can be given that the future results projected, estimated or implied by any forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the matters covered in such forward-looking statements. Neither U.S. Filter nor Culligan undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS RELATING TO THE MERGER

 Risk of Nonconsummation of the Merger

  If the Merger and the transactions contemplated thereby are not consummated because of the failure of either the U.S. Filter Stockholders to approve the Stock Issuance Proposal (a "U.S. Filter Stockholder Nonapproval") or the Culligan Stockholders to approve the Culligan Merger Proposal (a "Culligan Stockholder Nonapproval"), U.S. Filter or Culligan, respectively, may be obligated to pay to the other certain fees and expenses. In the event of the termination of the Merger Agreement because of a U.S. Filter Stockholder Nonapproval, U.S. Filter may be required to pay to Culligan up to $47 million in liquidated damages under the terms of the Merger Agreement. See "THE MERGER AGREEMENT--Special Payment." In the event of the termination of the Merger Agreement because of a Culligan Stockholder Nonapproval, Culligan may be required to pay to U.S. Filter up to $47 million in fees and expenses if Culligan enters into a competing transaction involving a business combination within six months of the termination of the Merger Agreement or up to $10 million in fees and expenses if Culligan does not enter into such a competing transaction within six months of such termination. See "THE MERGER AGREEMENT--Fees and Expenses."

 Exchange Ratio Subject to "Collar" Despite Potential Change in Relative Stock Prices

  The Exchange Ratio is expressed in the Merger Agreement as a ratio subject to limited adjustments or a "collar." Accordingly, the Exchange Ratio will not be adjusted to reflect the amount by which the Average Share Price of the U.S. Filter Common Stock is greater than $35.00 or less than $32.00. As a result, if the Average Share Price is greater than $35 or less than $32, Culligan Stockholders will receive a number of shares of U.S. Filter Common Stock representing a value per share of Culligan Common Stock that is greater or less than the value per share such Culligan Stockholders would receive in the absence of such a restriction. The price of U.S. Filter Common Stock prior to the Effective Time, and the Average Share Price, may vary from its price at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings. Such variations may be the result of the changes in the business, operations or prospects of U.S. Filter or Culligan, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time will occur at a date later than the Special Meetings and because the Exchange Ratio is set before the Culligan Special Meeting, there can be no assurance that the price of U.S. Filter Common Stock on the date of the Special Meetings will be the same as the price of U.S. Filter Common Stock as of and after the Effective Time. Assuming the Merger and the Stock Issuance Proposal are approved, the Effective Time will occur as soon as practicable (but in any event within two business days) following the Special Meeting and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. U.S. Filter Stockholders and Culligan Stockholders are urged to obtain current market quotations for U.S. Filter Common Stock and Culligan Common Stock. See "THE MERGER AGREEMENT--Conditions to the Merger."

 Necessity of Receiving Governmental Approvals Prior to the Merger; Possible
   Divestitures and Operating Restrictions

  Certain filings with, notifications to and authorizations and approvals of, various governmental agencies, both U.S. and non-U.S., with respect to the transactions contemplated by the Merger Agreement, relating primarily to antitrust and securities law issues, must be made and received prior to the consummation of the Merger. The combined enterprise may be required to divest one or more of its product lines, or agree to various operating restrictions, before or after receipt of stockholder approval, in order to obtain the necessary authorizations and approvals of the Merger or to assure that governmental authorities do not seek to enjoin the Merger. There can be no assurance that the consummation of any such divestitures could be effected at a fair market price or that the reinvestment of the proceeds therefrom would produce for the combined enterprise operating profit at the same level as the divested product lines or a commensurate rate of return on the amount of its investment. There also can be no assurance that any operating restrictions imposed would not adversely affect the value of the combined enterprise. No additional stockholder approval is expected to be required or sought for any decision by U.S. Filter or Culligan after the Special Meetings to agree to any terms and conditions necessary to resolve any regulatory objections to the Merger. However, if U.S. Filter and Culligan decide to agree to any such terms and conditions after the Special Meetings, U.S. Filter and/or Culligan will make a new solicitation of proxies if stockholder approval is required for such decision under applicable law. See "THE MERGER--Regulatory and Third Party Approvals" and "THE MERGER AGREEMENT--Antitrust, Governmental and Other Approvals."

 Uncertainties in Integrating Business Operations and Achieving Cost Savings

  In determining that the Merger is in the best interests of U.S. Filter Stockholders or Culligan Stockholders, as the case may be, each of the U.S. Filter Board and the Culligan Board considered the potential relative cost savings, operating efficiencies and other synergies that may result from the consummation of the Merger. The consolidation of functions, the integration of departments, systems and procedures, and relocations of staff present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, there can be no assurance of the extent to which such cost savings and efficiencies will be achieved.

 Dilution

  The shares of U.S. Filter Common Stock to be issued to Culligan Stockholders at the Effective Time are expected to represent approximately 30.1% of the number of shares of U.S. Filter Common Stock outstanding immediately after the Effective Time (assuming the Average Share Price is $33 3/16). Accordingly, the Merger will have the effect of reducing the percentage voting interest in U.S. Filter represented by a share of U.S. Filter Common Stock immediately prior to the Effective Time, with respect to U.S. Filter Stockholders, and the percentage voting interest in Culligan represented by a share of Culligan Common Stock immediately prior to the Effective Time, with respect to Culligan Stockholders. However, as a result of the Merger, stockholders of U.S. Filter and stockholders of Culligan will each own a voting interest in a significantly larger enterprise.

RISK FACTORS RELATING TO A COMBINED U.S. FILTER AND CULLIGAN AFTER THE MERGER

 Acquisition Strategy

  In pursuit of its strategic objective of becoming the leading global single-source provider of water and wastewater treatment systems and services, U.S. Filter has, since 1991, acquired more than 125 United States based and international businesses. U.S. Filter plans to continue to pursue acquisitions that expand the segments of the water and wastewater treatment and water-related industries in which it participates, complement its technologies, products or services, broaden its customer base and geographic areas served and/or expand its global distribution network, as well as acquisitions which provide opportunities to further and implement U.S. Filter's one-stop-shop approach in terms of technology, distribution or service. U.S. Filter's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. In addition, U.S. Filter's acquisition of Memtec Limited, an Australian corporation ("Memtec"), was accomplished through an unsolicited tender offer, and, before or after the Effective Time, U.S. Filter could make other such acquisitions. The level of risk associated with such acquisitions is generally greater because frequently they are accomplished, as was the case with the acquisition of Memtec, without the customary representations or due diligence typical of negotiated transactions. Although U.S. Filter and Culligan generally have been successful in pursuing acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the combined company will have access to the capital required to finance potential acquisitions, that the combined company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.

 International Transactions

  U.S. Filter has made, and expects that it will continue to make, acquisitions and expects to obtain contracts in markets outside the United States. In addition, a substantial portion of the business of Culligan includes non-United States sales. While these activities may provide important opportunities for the combined company to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations, slower payment of invoices, the lack in some jurisdictions of well-developed legal systems, nationalization and possible social, political and economic instability. In particular, U.S. Filter has significant operations in Asia which have been and may in the future be adversely affected by current economic conditions in that region. While the full impact of this economic instability cannot be predicted, it could have a material adverse effect on the combined company's revenues and profitability.

 Reliance on Key Personnel

  The operations of U.S. Filter are, and operations of the combined company are anticipated to be, dependent on the continued efforts of senior management, in particular Richard J. Heckmann, U.S. Filter's Chairman of the Board, President and Chief Executive Officer. U.S. Filter is considering an employment agreement for Mr. Heckmann, who does not currently have one. U.S. Filter is also considering employment agreements for other members of senior management, most of whom do not currently have such agreements, although the names of such members have yet to be determined. There can be no assurance that U.S. Filter will enter into employment agreements with Mr. Heckmann or members of senior management. Should any of the combined company's senior managers be unable or choose not to continue in their present roles, the combined company's prospects could be adversely affected.

 Profitability of Fixed Price Contracts

  A significant portion of U.S. Filter's revenues are, and the combined company's revenues will be, generated under fixed price contracts. To the extent that original cost estimates are inaccurate, scheduled deliveries are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. U.S. Filter routinely records upward or downward adjustments with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.

 Cyclicality, Seasonality and Possible Earnings Fluctuations

  The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. A significant portion of

U.S. Filter's revenues, and the combined company's revenues will be, derived from capital equipment sales. While U.S. Filter sells capital equipment to customers in diverse industries and in global markets, cyclicality of capital equipment sales and instability of general economic conditions, including those currently unfolding in Asian markets, could have a material adverse effect on the revenues and profitability of U.S. Filter and of the combined company.

  The sale of water and wastewater distribution equipment and supplies is also cyclical and influenced by various economic factors including interest rates, land development and housing construction industry cycles. Sales of such equipment and supplies are also subject to seasonal fluctuation in temperate climates. The sale of water and wastewater distribution equipment and supplies is a significant component of U.S. Filter's business and will be a significant component of the combined company's business. Cyclicality and seasonality of water and wastewater distribution equipment and supplies sales could have a material adverse effect on the revenues and profitability of U.S. Filter and of the combined company.

  U.S. Filter's high-purity process piping systems have been sold principally to companies in the semiconductor and, to a lesser extent, pharmaceutical and biotechnology industries, and sales of those systems are critically dependent on these industries. The success of customers and potential customers for high-purity process piping systems is linked to economic conditions in these respective industries, which in turn are each subject to intense competitive pressure and are affected by overall economic conditions. The semiconductor industry in particular has historically been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the economy. The semiconductor and pharmaceutical industries also represent significant markets for U.S. Filter's water and wastewater treatment systems. Downturns in these industries could have a material adverse effect on the revenues and profitability of U.S. Filter and of the combined company.

  Operating results from the sale of high-purity process piping systems also can be expected to fluctuate significantly as a result of the limited pool of existing and potential customers for these systems, the timing of new contracts, possible deferrals or cancellations of existing contracts and the evolving and unpredictable nature of the markets for high-purity process piping systems.

  As a result of these and other factors, U.S. Filter's and the combined company's operating results may be subject to quarterly or annual fluctuations. There can be no assurance that at any given time the operating results of U.S. Filter or the combined company will meet or exceed stock market analysts' expectations, in which event the market price of the U.S. Filter Common Stock could be adversely affected.

 Potential Environmental Risks

  U.S. Filter's business and products, and those of the combined company, may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. U.S. Filter is also subject to inherent risks associated with environmental conditions at facilities owned, and the state of compliance with environmental laws, by businesses acquired by U.S. Filter, including those of Culligan should the Merger be consummated. While U.S. Filter endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that U.S. Filter's operations or activities, or historical operations by others at U.S. Filter's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on U.S. Filter.

  In that regard, at a Connecticut ion exchange resin regeneration facility (the "South Windsor Facility") operated by a wholly owned subsidiary of U.S. Filter (the "South Windsor Subsidiary") acquired by U.S. Filter in October 1995 from Anjou International Company ("Anjou"), United States federal and state environmental regulatory authorities have issued certain notices of violation alleging multiple violations of applicable wastewater pretreatment standards. A grand jury investigation concerning these conditions also is pending. The South Windsor Subsidiary has reached a tentative agreement with the United States Attorney's Office and the United States Environmental Protection Agency ("USEPA") to settle all agency claims and investigations relating to this matter by pleading guilty to a single violation of the Federal Water Pollution Control Act. The proposed settlement includes a payment of $1.36 million, including a criminal penalty of approximately
$1.0 million, and annual environmental compliance audits at the South Windsor Facility for five years. U.S. Filter believes that this settlement will conclude this matter in its entirety; however, there can be no assurance that the proposed settlement will become final, and it is not expected that it would include a formal release of all liabilities in this regard. In connection with this proposed settlement, representatives of U.S. Filter and the USEPA's Office of Grants and Debarment have discussed the South Windsor Facility's debarment from participation in government contracts. Based on its discussions with the USEPA, U.S. Filter believes that the USEPA will lift any such debarment immediately after U.S. Filter and the USEPA agree to the proposed settlement. The loss of revenue from a debarment, regardless of its duration, is not expected to be material to U.S. Filter. Based upon the anticipated settlement, U.S. Filter does not believe that this matter will have a material adverse effect on U.S. Filter. In addition, U.S. Filter has certain rights of indemnification from Anjou which may be available with respect to these matters pursuant to the laws of the state of New York or the Stock Purchase Agreement dated as of August 30, 1995 among U.S. Filter, Anjou and Polymetrics, Inc.

  With respect to a former California ion exchange resin regeneration facility (the "El Cajon Facility") operated by a wholly owned subsidiary of U.S. Filter (the "El Cajon Subsidiary"), the San Diego county district attorney is investigating a hydrochloric acid spill that occurred in early 1997. In connection with this incident, U.S. Filter and the office of the district attorney have reached a proposed settlement (subject to final approval of the court) whereby U.S. Filter has agreed to a civil violation of the California Health and Safety Code and has paid a $140,000 fine, including a civil penalty of $25,000. Pursuant to the terms of the settlement, the office of the district attorney has agreed that it will not subject U.S. Filter (or its subsidiaries and affiliates) to further civil or criminal prosecution for this matter.

  In addition to the foregoing, U.S. Filter's activities as owner and operator of certain hazardous waste treatment and recovery facilities are subject to stringent laws and regulations and compliance reviews. Failure of these facilities to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. U.S. Filter serves as contract operator of various municipal and industrial wastewater collection and treatment facilities, which were developed and are owned by governmental or private entities. U.S. Filter and Culligan also operate other facilities, including service deionization centers and manufacturing facilities, that discharge wastewater in connection with routine operations. Under certain service contracts and applicable environmental laws, U.S. Filter as operator of such facilities may incur liabilities in the event those facilities experience malfunctions or discharge wastewater which does not meet applicable permit limits and regulatory requirements. In some cases, the potential for such liabilities depends upon design or operational conditions over which U.S. Filter has limited, if any, control. In other matters, U.S. Filter has been notified by the United States Environmental Protection Agency that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") at certain sites to which U.S. Filter or its predecessors allegedly sent waste in the past. It is possible that U.S. Filter could receive other such notices under CERCLA or analogous state laws in the future. Based on sites which are currently known to U.S. Filter that may require remediation, U.S. Filter does not believe that its liability, if any, relating to such sites will be material. However, there can be no assurance that such matters will not be material. In addition, to some extent, the liabilities and risks imposed by environmental laws on U.S. Filter's and the combined company's customers may adversely impact demand for certain of U.S. Filter's and the combined company's products or services or impose greater liabilities and risks on U.S. Filter and the combined company, which could also have an adverse effect on the competitive and financial position of U.S. Filter and the combined company.

  In 1995, Culligan purchased an equity interest in Anvil Holdings, Inc. As a result of this transaction, Culligan assumed certain environmental liabilities associated with soil and groundwater contamination at Anvil Knitwear's Asheville Dyeing and Finishing Plant (the "Plant") in Swannanoa, North Carolina. Since 1990, Culligan has delineated and monitored the contamination pursuant to an Administrative Consent Order entered into with the North Carolina Department of Environment, Health and Natural Resources related to the closure of an underground storage tank at the site. Groundwater testing at the Plant and at two adjoining properties has shown levels of a cleaning solvent believed to be from the Plant above action levels under state guidelines. Culligan has begun remediation of the contamination. Culligan anticipates that the potential cost of further monitoring and corrective measures to address the groundwater problem under applicable laws will not have a material adverse effect on the financial position or the results of operations of Culligan, however, because of the full extent of the required cleanup has not been determined, there can be no assurance that this matter will not have a material adverse effect on Culligan's financial position or the results of operations of Culligan.

  Certain of U.S. Filter's and Culligan's facilities contain or in the past contained underground storage tanks which may have caused soil or groundwater contamination. At one formerly owned site, Culligan is investigating, and has taken certain actions to correct, contamination that may have resulted from a former underground storage tank. Based on the amount of contamination believed to have been present when the tank was removed, and the probability that some of the contamination may have originated from nearby properties, U.S. Filter believes, although there can be no assurance, that this matter will not have a material adverse effect on U.S. Filter's financial position or results of operations.

 Competition

  All of the markets in which U.S. Filter competes and the combined company will compete are highly competitive, and most are fragmented, with numerous regional and local participants. There are competitors of U.S. Filter in certain markets that are divisions or subsidiaries of companies that have significantly greater resources than U.S. Filter or the combined company. U.S. Filter's process water treatment business competes in the United States and internationally principally on the basis of product quality and specifications, technology, reliability, price, customized design and technical qualifications, reputation and prompt availability of local service. U.S. Filter's wastewater treatment business competes in the United States and internationally largely on the basis of the same factors, except that pricing considerations can be predominant among competitors that have sufficient technical qualifications, particularly in the municipal contract bid process. U.S. Filter's filtration and separation business competes in the United States and internationally principally on the basis of price, technical expertise, product quality and responsiveness to customer needs, including service and technical support. U.S. Filter's industrial products and services business competes in the United States and internationally principally on the basis of quality, service and price. In connection with the marketing of waterworks distribution equipment and supplies, U.S. Filter competes not only with a large number of independent wholesalers and with other distribution chains similar to U.S. Filter, but also with manufacturers who sell directly to customers. The principal methods of competition for U.S. Filter's waterworks distribution business include prompt local service capability, product knowledge by the sales force and service branch management, and price. U.S. Filter's consumer products business competes with companies with national distribution networks, businesses with regional scope, and local product assemblers or service companies, as well as retail outlets. U.S. Filter believes that there are thousands of participants in the residential water business. The consumer products business, which upon consummation of the Merger will include Culligan's current residential operations, competes principally on the basis of price, product quality and "taste," service, distribution capabilities, geographic presence and reputation. Competitive pressures, including those described above, and other factors could cause U.S. Filter or the combined company to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon the financial position, results of operations and cash flows of U.S. Filter or the combined company.

 Potential Risks Related to Water Rights and Water Transfers

  U.S. Filter recently acquired more than 47,000 acres of agricultural land (the "Properties"), situated in the Southwestern United States, the substantial majority of which are in Imperial County, California (the "IID Properties") located within the Imperial Irrigation District (the "IID"). Substantially all of the Properties are currently leased to third party agricultural tenants, including prior owners of the Properties. U.S. Filter acquired the Properties with appurtenant water rights, and is actively seeking to acquire additional properties with water rights, primarily in the Southwestern and Western United States. U.S. Filter may seek in the future to transfer water attributable to water rights appurtenant to the Properties, particularly the IID Properties (the "IID Water"). However, since the IID holds title to all of the water rights within the IID in trust for the landowners, the IID would control the timing and terms of any transfers of IID Water by U.S. Filter. The circumstances under which transfers of water can be made and the profitability of any transfers are subject to significant uncertainties, including hydrologic risks of variable water supplies, risks presented by allocations of water under existing and prospective priorities, and risks of adverse changes to or interpretations of United States federal, state and local laws, regulations and policies. Transfers of IID Water attributable to water rights appurtenant to the IID Properties (the "IID Water Rights") are subject to additional uncertainties. Allocations of Colorado River water, which is the source of all water deliveries to the IID Properties, are subject to limitations under complex international treaties, interstate compacts, United States federal and state laws and regulations, and contractual arrangements and, in times of drought, water deliveries could be curtailed by the United States government. Further, any transfers of IID Water would require the approval of the United States Secretary of the Interior. Even if a transfer were approved, other California water districts and users could assert claims adverse to the IID Water Rights, including but not limited to claims that the IID has failed to satisfy United States federal law and California constitutional requirements that IID Water must be put to reasonable and beneficial use. A finding that the IID's water use is unreasonable or nonbeneficial could adversely impact title to IID Water Rights and the ability to transfer IID Water. Water transferred by the IID to metropolitan areas of Southern California, such as San Diego, would be transported through aqueducts owned or controlled by the Metropolitan Water District, a quasi-governmental agency (the "MWD"). The transportation cost for any transfer of IID Water and the volume of water which the MWD can be required to transport at any time are subject to California laws of uncertain application, some aspects of which are currently in litigation. The uncertainties associated with water rights could have a material adverse effect on the future profitability of U.S. Filter or the combined company.

 Technological and Regulatory Risks

  Portions of the water and wastewater treatment business are characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for U.S. Filter's products and services. Changes in regulatory or industrial requirements may render certain of U.S. Filter's or the combined company's treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. U.S. Filter's and the combined company's ability to anticipate changes in technological and regulatory standards and to develop successfully and introduce new and enhanced products on a timely basis will be a significant factor in U.S. Filter's and the combined company's ability to grow and to remain competitive. There can be no assurance that U.S. Filter or the combined company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, U.S. Filter is, and the combined company will be, subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly. The market growth potential of acquired in-process research and development is subject to certain risks, including costs to develop and commercialize such products, the cost and feasibility of production of products utilizing the applicable technologies, introduction of competing technologies, and market acceptance of the products and technologies involved.

  There can be no assurance that U.S. Filter's or the combined company's existing or any future trademarks or patents, including any acquired in the Merger, will be enforceable or will provide substantial protection from competition or be of commercial benefit to U.S. Filter or the combined company. In addition, the laws of certain non-United States countries may not protect proprietary rights to the same extent as do the laws of the United States. Successful challenges to certain of U.S. Filter's or the combined company's patents or trademarks could materially adversely affect its competitive and financial position.

 Municipal Water and Wastewater Business

  A significant percentage of U.S. Filter's revenues is, and the combined company's will be, derived from municipal customers. While municipalities represent an important part of the water and wastewater treatment industry, contractor selection processes and funding for projects in the municipal sector entail certain additional risks not typically encountered with industrial customers. Competition for selection of a municipal contractor typically occurs through a formal bidding process which can require the commitment of resources and greater lead times than industrial projects. In addition, this segment is dependent upon the availability of funding at the local level, which may be the subject of increasing pressure as local governments are expected to bear a greater share of the cost of public services.

 Year 2000 Risks

  The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. Most of U.S. Filter's and Culligan's operating systems with Year 2000 issues have been modified to address those issues; accordingly, management does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. U.S. Filter and Culligan are each currently developing plans intended to assure that their other internal operating systems with Year 2000 issues are modified on a timely basis. Suppliers, customers and creditors of U.S. Filter and Culligan also face similar Year 2000 issues. A failure to successfully address the Year 2000 issue could have a material adverse effect on the business or results of operations of U.S. Filter or the combined company.

 Shares Eligible for Future Sale

  The market price of the U.S. Filter Common Stock could be adversely affected by the availability for public sale of shares held on March 31, 1998 by U.S. Filter Stockholders, including: (i) up to 3,646,783 shares which may be delivered by Laidlaw Inc. or its affiliates ("Laidlaw"), at Laidlaw's option in lieu of cash, at maturity pursuant to the terms of 5 3/4% Exchangeable Notes due 2000 of Laidlaw (the amount of shares or cash delivered or paid to be dependent within certain limits upon the value of the U.S. Filter Common Stock at maturity), or sold from time to time in accordance with Rule 144(k) under the Securities Act; (ii) 7,636,364 shares issuable upon conversion of U.S. Filter's 6% Convertible Subordinated Notes due 2005 at a conversion price of $18.33 per share of U.S. Filter Common Stock; (iii) 10,481,013 shares issuable upon conversion of U.S. Filter's 4 1/2% Convertible Subordinated Notes due 2001 at a conversion price of $39.50 per share of U.S. Filter Common Stock; (iv) 1,200,000 shares issuable upon exercise of warrants, 600,000 at an exercise price of $50.00 per share and 600,000 at an exercise price of $60.00 per share, in each case expiring on September 17, 2007 and exercisable at any time after the first sale of water from water rights appurtenant to the Properties (the "Warrants"); (v) 8,482,926 outstanding shares which are subject to agreements pursuant to which the holders have certain rights to request U.S. Filter to register the sale of such holders' U.S. Filter Common Stock under the Securities Act and/or, subject to certain conditions, to include certain percentages of such shares in other registration statements filed by U.S. Filter, of which such rights as to 8,000,000 shares are not exercisable until February 17, 2000; and (vi) 5,815,450 outstanding shares that are currently registered for sale under the Securities Act, pursuant to a shelf registration statement. In addition, U.S. Filter has registered for sale under the Securities Act 2,903,207 shares which may be issuable by U.S. Filter from time to time in connection with acquisitions of businesses or assets from third parties. Upon consummation of the Merger, approximately 13,260,692 additional shares received by Apollo will be subject to agreements pursuant to which Apollo will have certain rights to request U.S. Filter to register the sale of Apollo's shares of U.S. Filter Common Stock under the Securities Act and/or, subject to certain conditions (assuming an Exchange Ratio of 1.8079 which is based on an assumed Average Share Price of $33 3/16, the closing price of U.S. Filter Common Stock on May 14, 1998). See "THE REGISTRATION RIGHTS AGREEMENT" and "THE SUPPORT/VOTING AGREEMENTS."

                             THE SPECIAL MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to U.S. Filter Stockholders in connection with the solicitation of proxies by the Board of Directors of U.S. Filter for use at the U.S. Filter Special Meeting to be held on Monday, June 15, 1998, at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium, commencing at 9:30 a.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to Culligan Stockholders in connection with the solicitation of proxies by the Board of Directors of Culligan for use at the Culligan Special Meeting to be held on Monday, June 15, 1998, at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167 in the fifth floor auditorium, commencing at 11:00 a.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus, the Letter to U.S. Filter Stockholders, the Notice of the U.S. Filter Special Meeting and the form of proxy for use at the U.S. Filter Special Meeting are first being mailed to U.S. Filter Stockholders on or about May 15, 1998. This Joint Proxy Statement/Prospectus, the Letter to Culligan Stockholders, the Notice of the Culligan Special Meeting and the form of proxy for use at the Culligan Special Meeting are first being mailed to Culligan Stockholders on or about May 15, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

  U.S. Filter Special Meeting. At the U.S. Filter Special Meeting, U.S. Filter Stockholders will consider and vote on:

    1. The Stock Issuance Proposal, which is a proposal to approve, in connection with the Merger, U.S. Filter's issuance in exchange for each issued and outstanding share (other than treasury shares) of Culligan Common Stock, 1.714 shares of U.S. Filter Common Stock if the Average Share Price is equal to or greater than $35; provided, however, that (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the exchange ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the exchange ratio shall be equal to 1.875. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

    2. Such other business as may properly come before the U.S. Filter Special Meeting.

  Culligan Special Meeting. At the Culligan Special Meeting, Culligan Stockholders will consider and vote on:

    1. The Culligan Merger Proposal, which is a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, (i) Subcorp will be merged with and into Culligan with the result that Culligan will become a wholly owned subsidiary of U.S. Filter, and (ii) U.S. Filter will issue in exchange for each issued and outstanding share (other than treasury shares) of Culligan Common Stock, 1.714 shares of U.S. Filter Common Stock if the Average Share Price is equal to or greater than $35; provided, however, that (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the exchange ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the exchange ratio shall be equal to 1.875. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

    2. The Culligan Adjournment Proposal, which is a proposal for the adjournment of the Culligan Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Culligan Special Meeting to approve the foregoing proposal.

    3. Such other business as may properly come before the Culligan Special Meeting.

  KPMG Peat Marwick LLP has served as the principal accountants for each of U.S. Filter and Culligan for the current year and the most recently completed fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at each of the Special Meetings, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETINGS

  U.S. Filter. The Board of Directors of U.S. Filter has fixed the close of business on April 23, 1998 as the U.S. Filter Record Date for determination of U.S. Filter Stockholders entitled to notice of and to vote at the U.S. Filter Special Meeting. Accordingly, only U.S. Filter Stockholders of record on the U.S. Filter Record Date, will be entitled to notice of and to vote at the U.S. Filter Special Meeting. Each holder of record of U.S. Filter Common Stock on the U.S. Filter Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the U.S. Filter Special Meeting. As of the U.S. Filter Record Date, there were 108,515,187 shares of U.S. Filter Common Stock outstanding and entitled to vote which were held by approximately 5,657 holders of record.

  Pursuant to the U.S. Filter Certificate, the NYSE rules and the DGCL, the affirmative vote of the holders of a majority of the U.S. Filter Common Stock entitled to vote and present in person or represented by proxy at the U.S. Filter Special Meeting is required to approve and adopt the Stock Issuance Proposal. As of the U.S. Filter Record Date, the directors and executive officers of U.S. Filter and certain of their affiliates may be deemed to be beneficial owners of 3,355,673 shares or approximately 3.1% of the outstanding U.S. Filter Common Stock and each such person has advised U.S. Filter that such person intends to vote in favor of the Stock Issuance Proposal.

  In the event that U.S. Filter has the right to terminate the Merger Agreement for any reason, the U.S. Filter Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Stock Issuance Proposal. A resolicitation of the Stock Issuance Proposal with an updated Joint Proxy Statement/Prospectus may be required in the event U.S. Filter waives or amends any conditions material to the U.S. Filter Stockholders, including the condition that each of U.S. Filter and Culligan receive a letter from KPMG Peat Marwick LLP that the Merger will qualify for the pooling of interests accounting treatment. However, U.S. Filter does not presently intend to waive or amend any such material condition. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver" and "THE MERGER--Anticipated Accounting Treatment."

  Culligan. The Culligan Board has fixed the close of business on April 23, 1998 as the Culligan Record Date for determination of Culligan Stockholders entitled to notice of and to vote at the Culligan Special Meeting. Accordingly, only Culligan Stockholders of record on the Culligan Record Date, will be entitled to notice of and to vote at the Culligan Special Meeting. Each holder of record of Culligan Common Stock on the Culligan Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Culligan Special Meeting. As of the Culligan Record Date, there were 25,875,754 shares of Culligan Common Stock outstanding and entitled to vote which were held by approximately 2,654 holders of record.

  Pursuant to the Culligan Certificate and the DGCL, (i) the affirmative vote of the holders of a majority of the Culligan Common Stock outstanding and entitled to vote thereon is required to approve and adopt the Culligan Merger Proposal, and (ii) the affirmative vote of a majority of the Culligan Common Stock entitled to vote and present in person or represented by proxy at the Culligan Special Meeting is required to approve and adopt the Culligan Adjournment Proposal. As of the Culligan Record Date, the directors and executive officers of Culligan and certain of their affiliates may be deemed to be beneficial owners of approximately .03% of the outstanding Culligan Common Stock and each such person has advised Culligan that such person intends to vote in favor of the Culligan Merger Proposal and the Culligan Adjournment Proposal. In addition, Apollo, which as of the Culligan Record Date beneficially owned in the aggregate approximately 28.3% of the outstanding Culligan Common Stock, has agreed to vote or direct the vote of all Culligan Common Stock over which Apollo has voting power or control in favor of the Culligan Merger Proposal. See "THE SUPPORT/VOTING AGREEMENTS."

  In the event that Culligan has the right to terminate the Merger Agreement for any reason, the Culligan Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Culligan Merger Proposal. A resolicitation of the Culligan Merger Proposal with an updated Joint Proxy Statement/Prospectus may be required in the event Culligan waives or amends any conditions material to the Culligan Stockholders, including the condition that each of U.S. Filter and Culligan receive a letter from KPMG Peat Marwick LLP that the Merger will qualify for the pooling of interests accounting treatment. However, Culligan does not presently intend to waive or amend any such material condition. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver" and "THE MERGER-- Anticipated Accounting Treatment."

VOTING AND REVOCATION OF PROXIES

  All U.S. Filter Stockholders and Culligan Stockholders who are entitled to vote and are represented at the U.S. Filter Special Meeting (in the case of U.S. Filter Stockholders) or at the Culligan Special Meeting (in the case of Culligan Stockholders) by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. THE U.S. FILTER BOARD UNANIMOUSLY RECOMMENDS THAT U.S. FILTER STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE STOCK ISSUANCE PROPOSAL. THE CULLIGAN BOARD UNANIMOUSLY RECOMMENDS THAT CULLIGAN STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE CULLIGAN MERGER PROPOSAL AND THE CULLIGAN ADJOURNMENT PROPOSAL. Accordingly, if no instructions are indicated, such proxies will be voted, in the case of U.S. Filter Stockholders, FOR approval and adoption of the Stock Issuance Proposal or, in the case of Culligan Stockholders, FOR approval and adoption of the Culligan Merger Proposal and the Culligan Adjournment Proposal.

  If any other matters are properly presented at the U.S. Filter Special Meeting (in the case of U.S. Filter Stockholders) or at the Culligan Special Meeting (in the case of Culligan Stockholders) for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Neither U.S. Filter nor Culligan is aware of any matters expected to be presented at its respective meetings other than as described in its respective Notices of Special Meeting.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of U.S. Filter or the Secretary of Culligan, as the case may be, before the taking of the vote at the relevant meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of U.S. Filter or the Secretary of Culligan, as the case may be, before the taking of the vote at the U.S. Filter Special Meeting or the Culligan Special Meeting, as the case may be, or (iii) attending the relevant meeting and voting in person. In order to vote in person at either the U.S. Filter Special Meeting or the Culligan Special Meeting, U.S. Filter Stockholders and Culligan Stockholders must attend the relevant meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting as follows:

    (i) in the case of U.S. Filter Stockholders, to United States Filter Corporation, 40-004 Cook Street, Palm Desert, California 92211, Telecopy:
  (760) 346-4024, Attention: Corporate Secretary; and

    (ii) in the case of Culligan Stockholders, to Culligan Water
  Technologies, Inc., One Culligan Parkway, Northbrook, Illinois 60062-6209,
  Telecopy: (847) 205-6050, Attention: Secretary.

  U.S. Filter Stockholders and Culligan Stockholders who require assistance in changing or revoking a proxy should contact the Proxy Solicitor at its address or phone numbers indicated on the back cover of this Joint Proxy
Statement/Prospectus.

  Pursuant to the U.S. Filter Certificate and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Stock Issuance Proposal and will not be treated as votes cast on such proposal. Since the Stock Issuance Proposal requires a majority of the shares of the U.S. Filter Common Stock entitled to vote and represented at the U.S. Filter Special Meeting, abstentions will have the effect of a vote against the proposal, while broker non-votes will not affect the outcome of the vote on the proposal.

  Pursuant to the Culligan Certificate and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Culligan Merger Proposal or the Culligan Adjournment Proposal and will not be treated as votes cast on such proposals. Since the Culligan Merger Proposal requires the affirmative vote of a majority of the outstanding Culligan Common Stock, abstentions and broker non-votes will have the same effect as votes against such proposal.

SOLICITATION OF PROXIES

  The expenses of the respective solicitations for the Culligan and U.S. Filter Special Meetings will be borne by Culligan and U.S. Filter, subject to each party's obligation to reimburse the other for its expenses under certain circumstances. See "THE MERGER AGREEMENT--Fees and Expenses." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Culligan and U.S. Filter in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. U.S. Filter and Culligan have retained MacKenzie Partners, Inc. at an estimated cost of $15,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by U.S. Filter and Culligan with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and U.S. Filter and Culligan will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  U.S. Filter Stockholders and Culligan Stockholders may contact MacKenzie Partners, Inc., at its address and phone numbers indicated on the back cover to this Joint Proxy Statement/Prospectus for information about voting on any of the Stock Issuance Proposal, the Culligan Merger Proposal or the Culligan Adjournment Proposal or for additional copies of this Joint Proxy Statement/Prospectus, proxies or for documents incorporated herein by reference.

                                 THE COMPANIES

U.S. FILTER

  U.S. Filter is a leading global provider of industrial and municipal water and wastewater treatment systems, products and services, with an installed base of systems that U.S. Filter believes is one of the largest worldwide. U.S. Filter offers a single-source solution to its customers through what U.S. Filter believes is the industry's broadest range of cost-effective systems, products, services and proven technologies. U.S. Filter markets a broad line of waterworks distribution products and services. In addition, U.S. Filter has one of the industry's largest networks of sales and service and distribution facilities through more than 600 locations including 88 manufacturing plants in 33 countries. U.S. Filter capitalizes on its large installed base, extensive distribution network and manufacturing capabilities to provide customers with ongoing local service and maintenance. U.S. Filter is a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. In addition, U.S. Filter is actively involved in the development of privatization initiatives for municipal water treatment facilities throughout the world and, specifically, in the United States, Mexico and Canada. U.S. Filter also owns a significant amount of properties with appurtenant water rights in the Western and Southwestern United States, a substantial portion of which is leased to agricultural tenants.

  Global population growth, economic expansion, scarcity of available water resources, heightened public concern about water quality and growing regulatory and legislative requirements have resulted in: (i) continued growth of the multibillion dollar water and wastewater treatment industry; and (ii) heightened demand for increasingly complex water and wastewater treatment systems. The water treatment industry is highly fragmented, with numerous regional participants who provide customers with a limited range of water and wastewater treatment solutions. U.S. Filter differentiates itself from competitors by serving as a single-source water and wastewater treatment provider capable of designing, manufacturing, operating, financing and maintaining water and wastewater systems on a local basis for its customers. U.S. Filter's customer base includes a broad range of major industrial customers, which require treated water as a necessary component of many products and industrial processes and which must treat their wastewater, and municipalities, which treat water and wastewater for their communities.

 Strategy

  U.S. Filter's overall strategy is to enhance earnings growth by strengthening its position as a leading global single-source provider of water and wastewater treatment systems, products and services. U.S. Filter continues to implement this strategy by pursuing the following objectives:

  . Expand global market presence and single-source capabilities

  . Pursue acquisitions that provide a strategic fit and contribute to revenue and earnings growth

  . Realize synergies, cost savings and economies of scale in operations

  . Capitalize on distribution strength to enhance local sales and service capabilities

  . Pursue cross-selling opportunities among operating groups

  . Capitalize on outsourcing and privatization opportunities

 Systems, Products and Services

  U.S. Filter conducts its operations primarily within six operating groups, each of which is described briefly below:

  North American Process Water Group

  U.S. Filter's North American Process Water Group provides single-source solutions for the treatment of industrial process water and municipal drinking water through what U.S. Filter believes to be one of the industry's broadest range of treatment systems, services and proven technologies. The North American Process Water Group designs, engineers, manufactures and installs pre-engineered and customized systems for the treatment of industrial process water and municipal drinking water utilizing a broad range of treatment technologies that can be combined and configured to meet wide-ranging customer needs. Through the North American Process Water Group, U.S. Filter is also a leading provider of service deionization ("SDI") and outsourced water services for industrial and commercial customers.

  In addition, U.S. Filter's North American Process Water Group sells, installs and services in certain parts of the United States a wide range of products which address household water issues, including water softening and conditioning equipment and other products installed at the point of entry to a residential water system, as well as point-of-use filtration units. U.S. Filter also sells five-gallon bottled water, principally on a route basis. U.S. Filter currently does not participate in any other segment of the bottled water business.

  North American Wastewater Group

  U.S. Filter's North American Wastewater Group is a leading provider of systems and services to treat and recycle municipal and industrial wastewater, and of hazardous waste treatment and recovery services. The North American Wastewater Group also provides services under municipal and industrial wastewater treatment plant maintenance and operation contracts, and is actively involved in the development of privatization initiatives for municipal wastewater treatment facilities in the United States, Mexico and Canada.

  WaterWorks Distribution Group

  U.S. Filter's WaterWorks Distribution Group markets a broad line of waterworks distribution products and services. U.S. Filter believes that it is one of the largest providers of such products and services in the United States through a network of approximately 130 branch and service locations. U.S. Filter further believes that the WaterWorks Distribution Group's strong relationships with municipal customers will permit it to capitalize on opportunities to retrofit, replace and repair aging water infrastructure in the United States.

  International Water and Wastewater Group

  U.S. Filter's International Water and Wastewater Group has sales and operations in 33 countries outside the United States, principally in Europe, Asia, Latin America and the Middle East. The International Water and Wastewater Group's approximately 170 international sales, manufacturing, regeneration and distribution facilities provide equipment, systems and services for the treatment of industrial process water, drinking water and wastewater to industrial and municipal customers worldwide. Through the International Water and Wastewater Group, U.S. Filter is also a leading provider of SDI and outsourced water services for industrial and commercial customers outside of North America.

  Filtration/Separation Group

  The Filtration/Separation Group includes most of the businesses acquired through the acquisition of Memtec and U.S. Filter's ceramic membrane and metal screens businesses. Such businesses design, engineer, manufacture and market large volume membrane-based fluid purification systems used primarily for the purification of wastewater, drinking water and process water and for recycling. The Filtration/Separation Group also designs, engineers, manufactures and markets standard and proprietary filter housings and disposable filters used for the fine filtration of liquid and gas streams, which are sold primarily in the chemical processing, coatings, oil and gas, food and beverage and electronics industries. The Filtration/Separation Group also manufactures and markets filters and filter systems that use fine metallic fibers as the filtration media for industrial applications used in high temperature, high pressure and highly corrosive environments and which are distributed primarily to engineering companies and indirect end-users. In addition, the Filtration/Separation Group manufactures and markets a broad range of filter sheets, discs and cartridges used primarily in the food and beverage and pharmaceutical industries.

  Industrial Products and Services Group

  The Industrial Products and Services Group includes the businesses acquired through the acquisition of The Kinetics Group, Inc. ("Kinetics"), and is a leading United States manufacturer and supplier of sophisticated high-purity process piping systems for the handling of water, gases and chemicals. Such systems are provided primarily to the microelectronics, pharmaceutical and biotechnology industries. The Industrial Products and Services Group offers its customers turnkey and design/build operations, including comprehensive and technically advanced engineering and design services, quality assurance and control services, program management services and manufacturing of specialty components. The Industrial Products and Services Group is also a global leader in the manufacturing and distribution of surface finishing and preparation systems, including profiling, peening, descaling, degreasing, deflashing, deburring and washing for the foundry, automotive, aeronautical, concrete, oil and gas, and metal finishing industries.

 Recent Acquisitions

  On December 9, 1997, U.S. Filter acquired approximately 96% of the outstanding ordinary shares (the "Memtec Shares") of Memtec pursuant to a tender offer. A compulsory acquisition by U.S. Filter of the remaining Memtec Shares was consummated on February 5, 1998. The total purchase price for Memtec was approximately $397.2 million in cash (including transaction costs of approximately $10.6 million), and the acquisition was accounted for as a purchase. Memtec designs, engineers, manufactures and markets an extensive range of filtration products and systems worldwide, with operations in the United States, Europe and the Pacific Rim. Additionally, on January 16, 1998 U.S. Filter acquired all of the outstanding shares of common stock of Kinetics in exchange for 5,803,803 shares of U.S. Filter Common Stock. The acquisition of Kinetics was effective as of December 31, 1997, and accounted for as a pooling of interests. Kinetics is a leading United States manufacturer and supplier of sophisticated high-purity process piping systems for the handling of gases, water and chemicals. Such systems are provided principally to the microelectronics, pharmaceutical and biotechnology industries, where they are critical to operations.

 Memtec

  Memtec operates through four divisions, each of which targets specific segments of filtration and separation, and complements U.S. Filter's existing businesses.

  The Memcor division designs, engineers, manufactures and markets large volume membrane-based fluid purification systems used primarily for the purification of wastewater, drinking water and process water and for recycling. These systems feature Memtec's strategically important and proprietary continuous microfiltration ("CMF") technology. CMF membranes are frequently more effective than competing technologies in the removal of chlorine-resistant, water-borne pathogens, while also providing greater tolerance to feed stream variation and requiring minimal use of chemicals and human resources. A distinguishing feature of the CMF-based systems is the patented process which allows the system's membranes to be cleaned without being removed from the filter system. This feature permits high-volume, long-term throughput by enabling the user to avoid frequent shutdowns for filter changeover, and allows extended filter use. As a result, CMF- based systems are generally cost-competitive when compared to other, less effective methods of filtration.

  The Filterite division designs, engineers, manufactures and markets standard and proprietary filter housings and disposable filters used for the fine filtration of liquid and gas streams. These products are sold primarily in the chemical processing, coatings, oil and gas, food and beverage and electronics industries.

  The Fluid Dynamics division manufactures and markets filters and filter systems that use fine metallic fibers as the filtration media for industrial applications used in high temperature, high pressure and highly corrosive environments. Fluid Dynamics' products are distributed primarily to engineering companies and direct end-users.

  The Seitz division manufactures and markets a broad range of filter sheets, discs and cartridges used primarily in the food and beverage and pharmaceutical industries.

  U.S. Filter believes that the business of membrane filtration as a means of treating water and wastewater will be driven by (i) global industrialization, particularly in areas with poor-quality water supplies; (ii) diminishing water resources and diminishing water quality; (iii) increasing use of membrane filtration in applications that traditionally have used sand filtration; and
(iv) rising concern about chlorine-tolerant disease-causing pathogens found in municipal water.

  U.S. Filter believes that the acquisition of Memtec will further broaden U.S. Filter's product offerings and technological capabilities through access to Memtec's key proprietary filtration technologies. U.S. Filter also believes that Memtec's technologies complement many of the products and services currently offered by U.S. Filter, thereby providing opportunities to enhance U.S. Filter's manufacturing capabilities, technology base and distribution network. In addition, the acquisition of Memtec is expected to enhance U.S. Filter's global presence and provide cost-saving opportunities through the elimination of certain overhead expenses and geographic overlap and the realization of operating efficiencies.

 Kinetics

  Kinetics is a leading United States manufacturer and supplier of sophisticated high-purity process piping systems for the handling of water, gases and chemicals. Such systems are provided primarily to the microelectronics, pharmaceutical and biotechnology industries, where they are critical to operations. Kinetics offers its customers turnkey and design/build operations, including comprehensive and technically advanced engineering and design services, quality assurance and control services, program management services and manufacturing of specialty components. U.S. Filter believes that Kinetics' turnkey and design/build operations allow Kinetics to provide its customers with high quality systems that have shortened project cycle times and cost efficiencies. U.S. Filter believes that Kinetics' high quality product and service offerings combined with its emphasis on customer service have enabled it to secure a high level of repeat business from its customers, with more than 67% of its fiscal 1997 revenues generated from repeat customers. Kinetics' customers include Intel, National Semiconductor, Motorola, IBM, LSI Logic, Genentech and Merck.

  The acquisition of Kinetics provides U.S. Filter with turnkey and design/build capabilities for high-purity process piping systems as well as ongoing project management services and maintenance capabilities. U.S. Filter believes that the Kinetics acquisition will expand U.S. Filter's single-source capabilities by broadening the scope of products and services that it provides. U.S. Filter also believes that there will be significant cross-selling opportunities with U.S. Filter's and Kinetics' existing customers. In addition, the acquisition of Kinetics is expected to provide cost-savings opportunities through the elimination of certain overhead expenses and geographic overlap and the realization of operating efficiencies.

 Management and Principal Stockholders of U.S. Filter

  For information concerning directors, executive officers, certain relationships and related transactions and voting securities and principal holders thereof of U.S. Filter, reference is made to the Proxy Statement on
Schedule 14A of U.S. Filter dated July 8, 1997 and the Annual Report on Form 10-K of U.S. Filter for the fiscal year ended March 31, 1997. See "AVAILABLE INFORMATION."

 Recent Developments

  U.S. Filter has entered into an agreement to issue $900 million of unsecured redeemable or remarketable debt securities to qualified institutional buyers (as defined in Rule 144A of the U.S. Securities Act of 1933, as amended) to refinance existing indebtedness under U.S. Filter's Senior Credit Facility and for general corporate purposes. The proposed issuance of such securities is not expected to have a material impact on U.S. Filter's financial position or its future results of operations. The securities offered will not be, and have not been, registered under the Securities Act and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements.

CULLIGAN

  Culligan is a leading manufacturer and distributor of water purification and treatment products and services for household consumer and commercial applications. Products and services offered by Culligan range from those designed to solve residential water problems, such as filters for tap water and household water softeners, to equipment and services, such as ultrafiltration and microfiltration products. Culligan also offers desalination systems and PDS, designed for commercial and industrial applications. In addition, Culligan sells and licenses its dealers to sell under the Culligan trademark five-gallon bottled water. In fiscal 1997, Culligan entered the consumer business selling filtration products directly to retailers.

  Culligan has been an active participant in the water purification and treatment industry since 1936, and its Culligan(R), Everpure(R), Elga(R) and Bruner(R) brands are among the most recognized in the industry. Culligan's products are sold and serviced in over 90 countries through a worldwide network of over 1,400 sales and service centers. To support this distribution network, Culligan maintains manufacturing facilities in the United States, United Kingdom, Italy, Spain and Canada. During the last 15 years, Culligan's residential water treatment systems have been installed in over 3 million households in the United States. In addition, Culligan has a significant installed base in water treatment and filtration systems for commercial uses, such as food service. Culligan also has a small presence in industrial and municipal systems and desalination systems.

  With net sales of $371 million for the fiscal year ended January 31, 1997 and $505.7 million for the fiscal year ended January 31, 1998, Culligan and its dealers provide a wide range of services to support its products and offer a full line of accessories and replacement parts. Approximately 43% of Culligan's revenues in fiscal 1998 were derived from sources believed to be recurring in nature, such as servicing installed equipment, sales of replacement parts, filters and other consumables, equipment rental and royalties. In fiscal 1998, approximately 38% of Culligan's revenues were from export and international sales. Culligan conducts its activities in two principal areas: household and consumer, and commercial and industrial.

  In its fiscal year ended January 31, 1998, Culligan completed over 35 strategic, dealer and other acquisitions with annualized revenues of approximately $350 million. The most significant of such acquisitions include the acquisition of the water filtration business of Ametek, Inc. ("Ametek") now known as Plymouth Products, Inc. in August 1997 and the acquisition of Protean plc, a United Kingdom corporation ("Protean"), in December 1997. The acquired Ametek business manufactures and markets point-of-use water filtration and treatment products under the Ametek, Plymouth, American Plumber and other brand names and had revenues for its year ended December 31, 1996 of approximately $69 million. Protean manufactures, distributes and services water purification equipment and analytical and thermal equipment. The companies in the water purification division of Protean supply equipment which is designed to purify tap water to the levels needed by scientific, medical and industrial customers. The companies in the analytical and thermal equipment division supply electric furnaces and ovens, specialized thermally controlled equipment (including equipment for freeze-drying and thermal conditioning), instruments and consumables for use in chromatography, glass and plastic single-use containers and bench-top analytical equipment. Protean had total revenues of (Pounds)81.1 million (US$129.0) in its fiscal year ended March 31, 1997, of which (Pounds)38.8 million (US$63.5) related to its water purification equipment operations and (Pounds)42.3 million (US$65.5) related to its analytical and thermal equipment operations.

            COMPARATIVE PER SHARE DATA OF U.S. FILTER AND CULLIGAN

  The following table sets forth certain income (loss) and book value per basic share data for U.S. Filter and Culligan on historical and pro forma bases. The pro forma combined amounts included below are based on the historical combined statements of U.S. Filter (as restated for the acquisition of Kinetics accounted for as a pooling of interests), Memtec, Culligan, Ametek and Protean giving effect to the Memtec acquisition under the purchase method of accounting, the Culligan acquisition under the pooling of interests method of accounting, and Culligan's acquisitions of Protean and Ametek under the purchase method of accounting. The pro forma per share data for equivalent pro forma per share amounts is based on an exchange ratio of 1.714 as if the number of outstanding shares of Culligan Common Stock had been adjusted at such ratio. The information set forth below should be read in conjunction with unaudited pro forma combined financial information including notes thereto appearing elsewhere herein and the historical consolidated financial statements and notes thereto of U.S. Filter, Memtec, Culligan, Ametek and Protean, incorporated herein by reference.

  The pro forma data do not reflect certain cost savings that U.S. Filter believes may be realized following the Memtec, Kinetics and Culligan acquisitions as well as Culligan's acquisitions of Protean and Ametek.

                                              FISCAL YEAR 1997 (NOTE A)
                                       ----------------------------------------
                                          U.S. FILTER           CULLIGAN
                                       -----------------  ---------------------
                                                   PRO               EQUIVALENT
                                       HISTORICAL FORMA   HISTORICAL PRO FORMA
                                       ---------- ------  ---------- ----------
   Net income per basic common
    share............................    $ 0.51   $ 0.47    $ 0.75     $ 0.81
   Dividends per basic common share..       --       --        --         --
   Net income per diluted common
    share............................      0.49     0.45      0.74       0.77
   Dividends per diluted common
    share............................       --       --        --         --
                                              FISCAL YEAR 1996 (NOTE A)
                                       ----------------------------------------
                                          U.S. FILTER           CULLIGAN
                                       -----------------  ---------------------
                                                   PRO               EQUIVALENT
                                       HISTORICAL FORMA   HISTORICAL PRO FORMA
                                       ---------- ------  ---------- ----------
   Net income (loss) per basic common
    share............................    $ 0.62   $ 0.12    $(1.30)    $ 0.21
   Dividends per basic common share..       --       --        --         --
   Net income per diluted common
    share............................      0.61     0.11     (1.30)      0.19
   Dividends per diluted common
    share............................       --       --        --         --
                                              FISCAL YEAR 1995 (NOTE A)
                                       ----------------------------------------
                                          U.S. FILTER           CULLIGAN
                                       -----------------  ---------------------
                                                   PRO               EQUIVALENT
                                       HISTORICAL FORMA   HISTORICAL PRO FORMA
                                       ---------- ------  ---------- ----------
   Net income (loss) per basic common
    share............................    $ 0.68   $(0.20)   $(2.29)    $(0.34)
   Dividends per basic common share..       --       --        --         --
   Net income per diluted common
    share............................      0.66    (0.20)    (2.29)     (0.34)
   Dividends per diluted common
    share............................       --       --        --         --
                                            NINE MONTHS -- 1997 (NOTE B)
                                       ----------------------------------------
                                          U.S. FILTER           CULLIGAN
                                       -----------------  ---------------------
                                                   PRO               EQUIVALENT
                                       HISTORICAL FORMA   HISTORICAL PRO FORMA
                                       ---------- ------  ---------- ----------
   Income (loss) per basic common
    share before extraordinary item..    $(3.65)  $(2.36)   $ 0.92     $(4.05)
   Dividends per basic common share..       --       --        --         --
   Net income per diluted common
    share............................     (3.65)   (2.36)     0.91      (4.05)
   Dividends per diluted common
    share............................       --       --        --         --

                                                  NINE MONTHS -- 1996
                                        ---------------------------------------
                                           U.S. FILTER          CULLIGAN
                                        ----------------- ---------------------
                                                    PRO              EQUIVALENT
                                        HISTORICAL FORMA  HISTORICAL PRO FORMA
                                        ---------- ------ ---------- ----------
   Net income (loss) per basic common
    share.............................    $ 0.27   $ 0.24   $ 0.35     $ 0.41
   Dividends per basic common share...       --       --       --         --
   Net income per diluted common
    share.............................      0.26     0.23     0.35       0.39
   Dividends per diluted common
    share.............................       --       --       --         --
                                              BALANCE SHEET DATA (NOTE C)
                                        ---------------------------------------
                                           U.S. FILTER          CULLIGAN
                                        ----------------- ---------------------
                                                    PRO              EQUIVALENT
                                        HISTORICAL FORMA  HISTORICAL PRO FORMA
                                        ---------- ------ ---------- ----------
   Book value per basic common share
    as of December 31, 1997...........    $12.93   $11.10   $13.89     $19.03
   Book value per diluted common share
    as of December 31, 1997...........     12.93    11.10    13.73      19.03
   Book value per basic common share
    as of March 31, 1997..............     16.32    13.21     8.23      22.64
   Book value per diluted common share
    as of March 31, 1997.............      15.72    12.77     8.12      21.89

--------
a. The fiscal years 1997, 1996 and 1995 present the historical results of U.S. Filter for the fiscal years ended March 31, 1997, 1996 and 1995 and the historical results of Culligan for the fiscal years ended January 31, 1997, 1996 and 1995, respectively. The pro forma data for the fiscal year 1997 gives effect to the results of U.S. Filter and Protean for the year ended March 31, 1997, the results of Memtec for the year ended June 30, 1997, the results of Culligan for the year ended January 31, 1997 and the results of Ametek for the year ended December 31, 1996. The pro forma data for the fiscal years 1996 and 1995 gives effect to the results of U.S. Filter for the years ended March 31, 1996 and 1995 and the results of Culligan for the years ended January 31, 1996 and 1995, respectively.

b. The nine months--1997 presents the historical results of U.S. Filter for the nine months ended December 31, 1997 and the historical results of Culligan for the nine months ended October 31, 1997. The pro forma data for the nine months--1997 gives effect to the results of U.S. Filter for the nine months ended December 31, 1997, the results of Memtec for the period beginning April 1, 1997 and ending immediately prior to Memtec being acquired by U.S. Filter on December 9, 1997, the results of Culligan for the nine months ended October 31, 1997, the results of Protean for the nine months ended September 30, 1997 and the results of Ametek for the period beginning February 1, 1997 and ending immediately prior to Ametek being acquired by Culligan on August 1, 1997. Results for Memtec for the period from the date Memtec was acquired by U.S. Filter to December 31, 1997 are included in U.S. Filter's historical results. Results for Ametek for the period from the date Ametek was acquired by Culligan to October 31, 1997 are included in Culligan's historical results.

   The nine months--1996 presents the historical results of U.S. Filter for the nine months ended December 31, 1996 and the historical results of Culligan for the nine months ended October 31, 1996. The pro forma data for the nine months--1996 combines the results of U.S. Filter for the nine months ended December 31, 1996 with the results of Culligan for the nine months ended October 31, 1996.

c. The balance sheet data as of December 31, 1997 presents the historical book value per basic and diluted common share of U.S. Filter as of December 31, 1997 and the historical book value per basic and diluted common share of Culligan as of October 31, 1997. The pro forma book value as of December 31, 1997 per basic and diluted common share is derived from the Unaudited Combined Pro Forma Balance Sheet, which is based on the balance sheet of U.S. Filter as of December 31, 1997, the balance sheet of Culligan as of October 31, 1997 and the balance sheet of Protean as of September 30, 1997.

   The balance sheet data as of March 31, 1997 presents the historical book value of U.S. Filter at such date and Culligan as of January 31, 1997. The pro forma book value as of March 31, 1997 is based on the combined book values of U.S. Filter and Protean as of such date, Memtec as of June 30, 1997, Culligan as of January 31, 1997, and Ametek as of December 31, 1996.

                        MARKET PRICE AND DIVIDEND DATA

 U.S. Filter

  U.S. Filter Common Stock is listed on the NYSE under the symbol "USF." The following table shows the high and low sales prices of U.S. Filter Common Stock on the NYSE for the periods presented, based on published financial sources.

                                                                PRICE PER SHARE
                                                                OF U.S. FILTER
                                                                 COMMON STOCK
                                                                ---------------
                                                                 HIGH     LOW
                                                                ---------------
   Fiscal Year ended March 31, 1997
     First Quarter............................................. $ 23.75 $ 18.42
     Second Quarter............................................   34.75   18.50
     Third Quarter.............................................   36.25   30.38
     Fourth Quarter............................................   39.00   28.88
   Fiscal Year ended March 31, 1998
     First Quarter............................................. $ 33.38 $ 25.75
     Second Quarter............................................   43.19   26.94
     Third Quarter.............................................   44.44   27.63
     Fourth Quarter ...........................................   36.44   28.75
   Fiscal Year ended March 31, 1999
     First Quarter (through May 14, 1998)......................  $36.25  $31.06

  On February 6, 1998, the last full trading day prior to the execution of the Merger Agreement, the last reported sale price of U.S. Filter Common Stock, as reported on the NYSE Composite Tape, was $34 11/16 per share. On May 14, 1998, the last full trading day prior to the date of this Joint Proxy Statement/Prospectus, the last reported sale price of U.S. Filter Common Stock, as reported on the NYSE Composite Tape, was $33 3/16 per share. Stockholders should obtain current quotes for the U.S. Filter Common Stock and the Culligan Common Stock.

  U.S. Filter currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the U.S. Filter Common Stock in the foreseeable future. Any payment of cash dividends on the U.S. Filter Common Stock in the future will depend upon U.S. Filter's financial condition, earnings, capital requirements and such other factors as the U.S. Filter Board deems relevant. U.S. Filter's Amended and Restated Multicurrency Credit Agreement, dated as of October 20, 1997, imposes, and future debt or equity instruments or securities of U.S. Filter may impose, restrictions on U.S. Filter's ability to pay dividends.

 Culligan

  Culligan Common Stock is listed on the NYSE under the symbol "CUL." The following table shows the high and low sales prices of Culligan common stock on the NYSE for the periods presented, based on published financial sources.

                                                                PRICE PER SHARE
                                                                  OF CULLIGAN
                                                                 COMMON STOCK
                                                                ---------------
                                                                 HIGH     LOW
                                                                ---------------
   Fiscal Year ended January 31, 1997
     First Quarter............................................. $ 33.75 $ 27.63
     Second Quarter............................................   40.75   32.75
     Third Quarter.............................................   40.25   32.88
     Fourth Quarter............................................   41.13   33.00
   Fiscal Year ended January 31, 1998
     First Quarter............................................. $ 46.00 $ 33.63
     Second Quarter............................................   47.38   39.38
     Third Quarter.............................................   50.81   39.88
     Fourth Quarter............................................   52.25   39.94
   Fiscal Year ended January 31, 1999
     First Quarter.............................................  $61.69  $35.25
     Second Quarter (through May 14, 1998).....................  $59.63  $54.25

  On February 6, 1998, the last full trading day prior to the execution of the Merger Agreement, the last reported sale price of Culligan Common Stock, as reported on the NYSE Composite Tape, was $37 3/4 per share. On May 14, 1998, the last full trading day prior to the date of this Joint Proxy Statement/Prospectus, the last reported sale price of Culligan Common Stock, as reported on the NYSE Composite Tape, was $55 1/2 per share, and the trading value of the U.S. Filter Common Stock to be issued in the Merger in exchange for each share of Culligan Common Stock (determined by applying the last reported sale price of U.S. Filter Common Stock to the estimated Exchange Ratio of 1.8079 was $60.00 per share.

  U.S. Filter Stockholders or Culligan Stockholders should obtain current quotes for the U.S. Filter Common Stock and the Culligan Common Stock.

  Culligan currently anticipates that it will not pay cash dividends on shares of the Culligan Common Stock in the foreseeable future. The payment of dividends will be a business decision to be made by Culligan's Board of Directors from time to time based on such considerations as the Board of Directors deems relevant, will be payable only out of funds legally available under Delaware law and will be subject to any restrictions which may be contained in Culligan's debt instruments. The payment of dividends on Culligan's Common Stock is currently limited by Culligan's credit facilities.

                                  THE MERGER

BACKGROUND OF THE MERGER

  In the last week of January 1998, U.S. Filter Chairman, Richard J. Heckmann, telephoned Douglas A. Pertz, Culligan's Chief Executive Officer and President, regarding the possibility of a potential business combination between Culligan and U.S. Filter. Shortly after this discussion, Messrs. Heckmann and Pertz and several Culligan directors met in New York to discuss the possibility of a potential business combination. These preliminary discussions included an examination of the strategic implications of such a business combination and respective business and management philosophies and goals and a preliminary review of the opportunities such a business combination would afford the combined companies and their respective customers, employees and distributors. In addition, Culligan and U.S. Filter each separately began to identify the potential efficiencies and cost savings that could be achieved through a combination of Culligan's and U.S. Filter's businesses. The parties also discussed certain potential challenges associated with such a combination, including integration of the two management teams, retaining and motivating key personnel and distributors, identifying and implementing the better practices of the two companies, and effectively integrating and managing the significantly larger organization and business operations that would result from a combination of the two companies.

  On February 4, 1998, U.S. Filter and Culligan executives met again in New York. At this meeting, U.S. Filter and Culligan executed a mutual confidentiality agreement. That evening and over the next several days, financial, legal and operational due diligence was conducted by each of Culligan and U.S. Filter and their representatives. On February 5, 1998, the parties, together with their respective legal and financial advisors, began negotiating the terms of a definitive merger agreement, as well as draft support/voting agreements for certain stockholders of Culligan that U.S. Filter indicated were requirements for any transaction between the parties.

  On February 7, 1998, a special meeting of the Culligan Board was held at which the potential for a business combination between Culligan and U.S. Filter was discussed. At this meeting, Culligan's senior management and its legal and financial advisors provided the Culligan Board with an overview of U.S. Filter and its operations and outlined the preliminary structure of a possible business combination then being discussed by the companies, as well as certain legal issues that would be involved in any such transaction.

  From February 7 through February 9, 1998, the parties and their legal and financial advisors continued mutual due diligence investigations of the two companies and completed the negotiation of the definitive terms of the Merger Agreement, the Support/Voting Agreements and the Registration Rights Agreement.

  On February 9, 1997, special meetings of each of the Culligan Board and the U.S. Filter Board were held to consider the terms of the proposed transaction. At those meetings, which were held separately, the Culligan Board and the U.S. Filter Board respectively discussed in detail the terms of the proposed transaction. At the special meeting of the Culligan Board, Culligan's Board, after receiving presentations from Culligan's financial and legal advisors, received the oral opinions of Bear Stearns and of Goldman Sachs (later confirmed in writing in the Bear Stearns Opinion (as hereinafter defined) and the Goldman Sachs Opinion (as hereinafter defined)) to the effect that the Exchange Ratio was fair, from a financial point of view, to the Culligan Stockholders. After discussion, the Culligan Board approved the Rights Agreement Amendment and the Merger Agreement and resolved to unanimously recommend that the Culligan Stockholders vote for the approval and adoption of the Merger Agreement at a special meeting of Culligan Stockholders to be held for that purpose. See "--Unanimous Recommendation of the Culligan Board of Directors; Culligan's Reasons for the Merger" and "--Opinions of Culligan Financial Advisors."

  At its meeting, the U.S. Filter Board, after receiving presentations from U.S. Filter's financial and legal advisors, received the oral opinions of DLJ and Salomon (later confirmed in writing in the DLJ Opinion (as hereinafter defined) and the Salomon Opinion (as hereinafter defined)) to the effect that, as of the date of the Merger Agreement, the Exchange Ratio was fair, from a financial point of view, to the U.S. Filter Stockholders. After discussion, the U.S. Filter Board unanimously approved the Merger Agreement, the Registration Rights

Agreement and the Support/Voting Agreements and resolved to recommend that U.S. Filter Stockholders vote for the approval and adoption of the Stock Issuance Proposal at a special meeting of U.S. Filter Stockholders to be held for that purpose. See "--Unanimous Recommendation of the U.S. Filter Board of Directors; Reasons for the Merger" and "--Opinions of U.S. Filter Financial Advisors."

  Later on February 9, 1998, the Rights Agreement Amendment, the Merger Agreement, the Support/Voting Agreements and the Registration Rights Agreement were executed. On February 9, 1998, U.S. Filter issued a press release announcing the Merger.

UNANIMOUS RECOMMENDATION OF THE U.S. FILTER BOARD OF DIRECTORS; U.S. FILTER'S REASONS FOR THE MERGER

  The U.S. Filter Board believes that the Merger represents a unique opportunity to create a stronger company by adding the premium name brand in the residential water business to complement U.S. Filter's existing business. In addition, U.S. Filter believes that Culligan will complement its European industrial operations. U.S. Filter believes that the combined company would be one of the largest global providers of industrial, municipal, commercial and consumer water and wastewater treatment systems, products and services. The U.S. Filter Board believes that the Merger will bring opportunities for cost savings, improved customer service, economies of scale and other synergies, resulting in improved cash flow potential for the long-term growth of U.S. Filter and enhancement of stockholder value. In addition, the Merger would enable U.S. Filter to further its strategic goal of expanding its global market presence by adding several new countries to its distribution network.

  For the foregoing reasons, the U.S. Filter Board believes that the terms and conditions of the Stock Issuance Proposal are in the best interests of U.S. Filter and its stockholders. The following are the material factors considered by the U.S. Filter Board in reaching its conclusions, certain of which factors contained both positive and negative elements:

    (i) the judgment, advice and analyses of its management with respect to the strategic, financial and operational benefits of the Merger, based in part on the business, financial and accounting investigations performed with respect to Culligan;

    (ii) information concerning the financial condition, results of operations, prospects, business and stock price performance of U.S. Filter and Culligan;

    (iii) current industry, economic and market conditions;

    (iv) the synergies, cost reductions and operating efficiencies that may become available to the combined enterprise as a result of the Merger, as well as the management challenges associated with successfully integrating the businesses, cultures and managements of two major corporations, particularly in light of the competing demands for the attention of the management of U.S. Filter, including the integration of Kinetics and Memtec;

    (v) the strategic benefits of the Merger and the current and anticipated environment in the water industry and the strategic options available to U.S. Filter;

    (vi) the further diversification of U.S. Filter's business as a result of the Merger and the reduction in the risk to U.S. Filter's stockholders inherent in such diversification;

    (vii) the express terms and conditions of the Merger Agreement, which are viewed as providing an equitable basis for the Merger from the standpoint of U.S. Filter;

    (viii) the opinions and advice of, and financial analyses prepared by DLJ and Salomon (see "--Opinions of U.S. Filter Financial Advisors");

    (ix) historical market prices and trading information with respect to U.S. Filter Common Stock and Culligan Common Stock;

    (x) the advice of its independent auditors with respect to the ability to account for the Merger as a pooling of interests;

    (xi) the corporate governance aspects of the Merger, including that U.S. Filter directors would constitute all but one of the U.S. Filter Board immediately following the consummation of the Merger, and that Mr. Heckmann would serve as Chairman and Chief Executive Officer of the combined company;

    (xii) the number of shares of U.S. Filter Common Stock to be issued to Culligan Stockholders in the Merger, and the percentage ownership of the combined company represented thereby.

    (xiii) the ability to obtain regulatory approvals for the Merger; and

    (xiv) the opportunity to improve customer service and productivity by implementing the best practices of each company in a variety of aspects of the combined companies' business.

  The U.S. Filter Board also considered a number of potential risks and disadvantages relating to the Merger, including the following material risks and disadvantages (the order does not necessarily reflect the relative significance): (i) the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the synergies and benefits sought in the Merger might not be fully achieved; (ii) the risk that the Merger would not be consummated and the potential effects of the failure to consummate might have on the business, employees and customers of U.S. Filter; (iii) the expenses expected to be incurred by U.S. Filter in connection with the Merger; and (iv) the potential dilutive effect of the issuance of shares of U.S. Filter Common Stock to be issued to Culligan Stockholders at the Effective Time, including adjustments to the Exchange Ratio based on the price of U.S. Filter Common Stock. The U.S. Filter Board believed that these potential risks and disadvantages were outweighed by the potential benefits anticipated to be realized from the Merger.

  The foregoing discussions of the information and factors considered and given weight by the U.S. Filter Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger and the Stock Issuance Proposal, the U.S. Filter Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the U.S. Filter Board may have given different weights to different factors.

  FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF U.S. FILTER HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF STOCK ISSUANCE PROPOSAL AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, U.S. FILTER AND THE U.S. FILTER STOCKHOLDERS. ACCORDINGLY, THE U.S. FILTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT U.S. FILTER STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE STOCK ISSUANCE PROPOSAL.

UNANIMOUS RECOMMENDATION OF THE CULLIGAN BOARD OF DIRECTORS; CULLIGAN'S REASONS FOR THE MERGER

  The Culligan Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with Culligan's special counsel and financial advisors as well as with Culligan's management and considered a number of factors, including the following material factors (the order does not necessarily reflect the relative significance):

    (i) the fact that the per share consideration to be received by Culligan Stockholders in the Merger represented a premium of approximately 54% over the closing price of the Culligan Common Stock on the last trading day prior to the announcement of the signing of the Merger Agreement (based upon the Culligan Common Stock price of $38.87 and the U.S. Filter Common Share price of $34.56 on such date; Culligan Stockholders are urged to obtain current market quotations; see "MARKET PRICE AND DIVIDEND DATA");

    (ii) the potential enhancements in earnings that could be achieved by cost savings and revenue synergies resulting from combining the operations of Culligan and U.S. Filter;

    (iii) the opportunity to improve customer service and productivity by implementing the best practices of U.S. Filter and Culligan in a variety of aspects of the combined companies' business;

    (iv) current industry, economic and market conditions which have encouraged consolidation in the fragmented markets for water and water-related products, together with U.S. Filter's growth strategy;

    (v) the opportunity of Culligan Stockholders to continue as stockholders of a combined organization with greater strength than Culligan on a stand-alone basis;

    (vi) the presentations of Bear Stearns and Goldman Sachs, and the Bear Stearns Opinion and the Goldman Sachs Opinion, to the effect that, as of the dates thereof and based upon and subject to the factors considered, assumptions made and limitations on the review undertaken, as set forth therein, the Exchange Ratio is fair to the Culligan Stockholders from a financial point of view. See "--Opinions of Culligan Financial Advisors." (The Bear Stearns Opinion and the Goldman Sachs Opinion are included as Annex D and Annex E to this Joint Proxy Statement/Prospectus and should be read in their entirety);

    (vii) the assessment of Culligan's strategic alternatives to the Merger, including remaining an independent public company, continuing its pursuit of acquisitions or merging or consolidating with a party or parties other than U.S. Filter (such acquisitions or mergers and consolidations with parties other than U.S. Filter were considered on a hypothetical basis only and the Culligan Board did not consider any specific transaction with any party other than U.S. Filter during its consideration of the Merger);

    (viii) the terms and conditions of the Merger Agreement, including the "no-solicitation" and fiduciary responsibility provisions of the Merger Agreement which permit Culligan to provide information and enter into discussions with third parties under certain circumstances and to terminate the Merger Agreement to enter into a transaction with a third party under certain specified circumstances, the fees and expense reimbursement payable, in certain circumstances, to Culligan, and in other circumstances, by Culligan, the termination sections of the Merger Agreement, including Culligan's right to terminate the Merger Agreement if the Average Share Price or the average of the closing prices of shares of U.S. Filter Common Stock as reported on the NYSE Composite Tape for any period of 10 consecutive trading days which ends after the last trading day used in calculating the Average Share Price is less than $26.25, the provisions relating to Culligan's ability to continue to operate its business during the period between the execution of the Merger Agreement and Closing (see "THE MERGER AGREEMENT--Termination, Amendment and Waiver;" "--Fees and Expenses;" and "--Special Payment"), the conditions to closing and the representations and warranties of each of the parties in the Merger Agreement; and

    (ix) the fact that the Merger is expected to be a tax-free transaction for U.S. federal income tax purposes to Culligan Stockholders and that it is expected to qualify as a pooling-of-interests transaction for accounting and financial reporting purposes.

  The Culligan Board also considered a number of potential risks and disadvantages relating to the Merger, including the following material risks and disadvantages (the order does not necessarily reflect the relative significance): (i) the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the synergies and benefits sought in the Merger might not be fully achieved; (ii) the risk that the Merger would not be consummated and the potential effects of the failure to consummate might have on the business, employees and customers of Culligan; (iii) the expenses expected to be incurred by Culligan and U.S. Filter in connection with the Merger; and (iv) the substantial acquisition history of U.S. Filter and the inherent uncertainty this creates with respect to analyzing the historical and projecting the future performance of U.S. Filter. The Culligan Board believed that these potential risks and disadvantages were outweighed by the potential benefits anticipated to be realized from the Merger.

  The foregoing discussion of the material factors and potential material risks and disadvantages considered by the Culligan Board is not intended to be exhaustive. In view of the wide variety of factors, risks and disadvantages considered in connection with its evaluation of the Merger, the Culligan Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others.

  FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF CULLIGAN HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE

TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CULLIGAN AND THE CULLIGAN STOCKHOLDERS. ACCORDINGLY, THE CULLIGAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CULLIGAN STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE CULLIGAN MERGER PROPOSAL AND THE CULLIGAN ADJOURNMENT PROPOSAL.

OPINIONS OF U.S. FILTER FINANCIAL ADVISORS

  U.S. Filter engaged DLJ and Salomon to act as its financial advisors in connection with the Merger based upon their qualifications, expertise and reputation, as well as their prior investment banking relationship and familiarity with U.S. Filter and Culligan.

 Opinion of DLJ

  On February 9, 1998, DLJ rendered an oral opinion to the U.S. Filter Board, which was confirmed by delivery of its written opinion dated February 9, 1998 (the "DLJ Opinion"), to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to U.S. Filter and its stockholders from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY AND IS INCORPORATED HEREIN BY REFERENCE, INCLUDING WITHOUT LIMITATION THE DESCRIPTIONS OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE DLJ OPINION ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO TO U.S. FILTER AND ITS STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF U.S. FILTER OR CULLIGAN AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE RESPECTIVE SPECIAL MEETING.

  The DLJ Opinion does not constitute an opinion as to the price at which U.S. Filter Common Stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations between U.S. Filter and Culligan in which negotiations DLJ advised U.S. Filter. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

  In arriving at its opinion, DLJ reviewed the February 6, 1998 draft of the Merger Agreement, including exhibits thereto, as well as financial and other information that was publicly available or furnished to it by U.S. Filter and Culligan including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain internal financial projections for U.S. Filter and Culligan prepared by their respective managements. In addition, DLJ compared certain financial and securities data of U.S. Filter and Culligan with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of U.S. Filter Common Stock and Culligan Common Stock, reviewed prices and premiums paid in certain other business combinations, reviewed the relative financial contributions which U.S. Filter and Culligan will represent in the combined entity and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by U.S. Filter and Culligan or their respective representatives, or that was otherwise reviewed by it. DLJ relied upon the estimates of the management of U.S. Filter of the operating synergies achievable as a result of the Merger and upon discussion of such synergies with the management of Culligan. DLJ also assumed that the financial projections for U.S. Filter and Culligan used in its analysis were reasonably prepared on the basis reflecting the best available estimates and judgments of the management of U.S. Filter and Culligan as to the future operating and financial performance of U.S. Filter and Culligan. DLJ assumed no responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on information made available to it as of, the date of its opinion. DLJ does not have any obligation to update, revise and reaffirm its opinion.

 Opinion of Salomon

  On February 9, 1998, Salomon rendered an oral opinion to the U.S. Filter Board (subsequently confirmed in writing by an opinion dated February 9, 1998) to the effect that, subject to the assumptions, procedures and limitations set forth therein, as of such date, the Exchange Ratio was fair, from a financial point of view, to the U.S. Filter Stockholders (the "Salomon Opinion").

  THE FULL TEXT OF THE SALOMON OPINION WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE WITH THE CONSENT OF SALOMON. U.S. FILTER STOCKHOLDERS SHOULD READ THE SALOMON OPINION CAREFULLY IN ITS ENTIRETY. THE SALOMON OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF U.S. FILTER AND RELATES TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE U.S. FILTER STOCKHOLDERS, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY U.S. FILTER STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

  In arriving at its opinion, Salomon reviewed: (i) a draft of the Merger Agreement that U.S. Filter advised was substantially in the form executed by the parties; (ii) certain publicly available business and financial information relating to U.S. Filter and Culligan; (iii) certain internal information, primarily financial in nature, including financial forecasts and other financial and operating data relating to strategic implications and operational benefits anticipated to result from the Merger; (iv) certain publicly available and other information concerning the trading of, and the trading market for, the publicly traded securities of U.S. Filter and Culligan; (v) certain publicly available information with respect to other companies that Salomon believed to be comparable in certain respects to U.S. Filter or Culligan; and (vi) certain publicly available information with respect to other merger and acquisition transactions that Salomon believed to be comparable in certain respects to the Merger. Salomon also held discussions with members of the senior management of U.S. Filter and Culligan regarding U.S. Filter's and Culligan's views as to the financial and other information described above and the strategic rationale for, and potential benefits of, the Merger.

  In rendering its opinion, Salomon assumed and relied upon the accuracy and completeness of all information provided to or reviewed by them or publicly available, and Salomon did not assume any responsibility for any independent verification of any of such information. Salomon was advised by the managements of U.S. Filter and Culligan that the financial forecasts and other information provided to or reviewed by Salomon were reasonably prepared on bases reflecting the best available estimates and judgments of U.S. Filter and Culligan as to the expected future financial performance of U.S. Filter and Culligan and the strategic implications and operational benefits anticipated from the Merger and Salomon did not independently verify the accuracy or completeness of such information. Salomon further relied on the assurances of managements of U.S. Filter and Culligan that they were unaware of any facts that would make the information or forecasts provided to Salomon incomplete or misleading. In addition, Salomon relied upon an estimate of the synergies and related cost savings that U.S. Filter expects to achieve as a result of the Merger. With respect to pending legal and regulatory proceedings involving U.S. Filter or Culligan, Salomon was not in a position to evaluate the impact of such proceedings and Salomon assumed that these matters would be resolved in a manner that would not adversely affect in any material respect the financial forecasts on which Salomon has relied for purposes of its opinion. Salomon did not make and was not provided with any independent evaluations or appraisals of any of U.S. Filter's or Culligan's assets, properties, liabilities or securities, nor did they make any physical inspection of the properties or assets of U.S. Filter or Culligan. Salomon assumed that U.S. Filter would account for the Merger as a pooling-of-interests in accordance with generally accepted accounting principles ("GAAP"), and that the Merger qualifies for such accounting treatment under GAAP. Salomon also assumed that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and neither U.S. Filter, Culligan, Subcorp or U.S. Filter Stockholders will recognize gain or loss for U.S. federal and state income tax purposes as a result of the Merger.

  The Salomon Opinion relates to the relative values of U.S. Filter and Culligan and does not imply any conclusion as to what the values of U.S. Filter Common Stock actually will be when issued pursuant to the Merger or the price at which such stock will trade following the consummation of the Merger. The Salomon Opinion is based upon conditions and circumstances as they existed on February 9, 1998 and could be evaluated as of such date and does not address the underlying business decision of U.S. Filter to enter into the Merger Agreement or complete the Merger. Specifically, Salomon was not asked to nor did they express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for U.S. Filter or the effect of any other transaction in which U.S. Filter might engage. No limitations were imposed upon Salomon with respect to the investigations made or procedures followed by Salomon in rendering its opinion.

 Summary of Analyses of U.S. Filter Financial Advisors.

  The following is a brief summary of all material elements of the analysis performed by DLJ and Salomon (collectively the "U.S. Filter Financial Advisors") and reported to the U.S. Filter Board, in connection with rendering their respective opinions. All analyses discussed below, unless otherwise indicated, exclude the estimated operating synergies (the "Synergies") provided by the management of U.S. Filter. For purposes of the following analyses, the Exchange Ratio was calculated based upon the closing stock prices of U.S. Filter and Culligan on February 5, 1998.

  Common Stock Performance Analysis. The U.S. Filter Financial Advisors analysis of U.S. Filter Common Stock performance consisted of a historical analysis of closing prices and trading volumes for the twelve month period, 90 day period and 30 day period ended February 5, 1998. During such twelve month period, U.S. Filter Common Stock reached a high closing price of $43.75 per share and a low closing price of $26.00 per share. On October 3, 1997, the closing price of U.S. Filter Common Stock of $43.75 per share represented the high closing price of such range. In the twelve month period ended February 5, 1998, U.S. Filter Common Stock underperformed the S&P 400. The U.S. Filter Financial Advisors analysis of Culligan's Common Stock performance consisted of a historical analysis of closing prices and trading volumes for the twelve month period, 90 day period and 30 day period ended February 5, 1998. During such twelve month period, Culligan Common Stock reached a high closing price of $51.63 per share and a low closing price of $33.94 per share. On January 7, 1998, the closing price of Culligan Common Stock of $51.63 per share was at the high end of such range. During the twelve month period ended February 5, 1998, Culligan Common Stock underperformed the S&P 400 but outperformed the U.S. Filter Common Stock and a comparable company index which included Air & Water Technologies, Calgon Carbon Corporation, Cuno Incorporated, Ionics, Inc., Millipore Corporation, Osmonics, Inc. and Pall Corporation.

  Historical Exchange Ratio Analysis. The U.S. Filter Financial Advisors analyzed the historical Exchange Ratio between U.S. Filter Common Stock and Culligan Common Stock over several time periods. For each period selected, the high, low and average Exchange Ratios were calculated. The time periods (ending on February 5, 1998) selected for analysis were as follows: Last 120 trading days, last 60 trading days, last 30 trading days and last 10 trading days. The average Exchange Ratio for each aforementioned time period was 1.289, 1.424, 1.404 and 1.095, respectively. In addition, the U.S. Filter Financial Advisors also analyzed the Exchange Ratio between U.S. Filter Common Stock and Culligan Common Stock for the twelve month period ended February 5, 1998. During this period, the Exchange Ratio reached a high of 1.792 (December 29, 1997) and a low of 0.987 (February 14, 1997).

  Premium Analysis. The U.S. Filter Financial Advisors performed a comparison of the premium represented by the Exchange Ratio to premiums offered in acquisitions of $1.0 billion to $2.0 billion in size ("Comparable Acquisitions") since January 1, 1993. For the Comparable Acquisitions surveyed, the average premiums to the market price one day, one week and one month prior to announcement were 32.2%, 31.3% and 30.2%, respectively, for transactions accounted for as poolings-of-interests, and 29.5%, 29.0% and 28.2%, respectively, for transactions which were accounted for as either purchases or poolings-of-interests. As compared to the above premiums, the Exchange Ratio represented a 59.4% premium to the trading price one day prior to announcement, a 55.8% premium to the trading price one week prior to the announcement and a 19.6% premium to the trading price one month prior to the announcement.

  EPS Impact Analysis. The U.S. Filter Financial Advisors analyzed the pro forma effects on U.S. Filter's projected earnings per share for fiscal 1999 and 2000 resulting from the Merger including, without independent verification, the Synergies as estimated by the management of U.S. Filter expected to result from the Merger. This analysis is based on a number of assumptions provided by U.S. Filter's management, including, among other things, the cost of integration, estimated amounts and timing of the Synergies, the projected financial performance of U.S. Filter and Culligan and prevailing interest rates. Based on the Exchange Ratio calculated using the closing stock prices of U.S. Filter and Culligan as of February 5, 1998, the analysis indicated that, the transaction, accounted for as a pooling-of-interests and with the benefit of the Synergies, is anticipated to be accretive to U.S. Filter's stand-alone earnings per share estimates for each of the projected fiscal years ending March 1999 and 2000.

  Relative Contribution Analysis. The U.S. Filter Financial Advisors analyzed the relative contributions of U.S. Filter and Culligan to the revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") before and after allocation of the Synergies to Culligan, earnings before interest and taxes ("EBIT") before and after allocation of the Synergies to Culligan, and net income of the combined entity for the estimated pro forma fiscal year ending March 1998 and projected fiscal years ending March 1999 and 2000, and compared these relative contributions to the pro forma ownership of the combined entity and the relative enterprise value contributions of U.S. Filter and Culligan. Based on the estimated pro forma fiscal year ending March 1998, Culligan's revenues, EBITDA and EBIT before allocation of the Synergies, and net income represent 14.5%, 23.9%, 25.9%, and 25.6%, respectively, of the combined entity. After allocation of the Synergies to Culligan, the relative contribution of Culligan to the combined EBITDA and EBIT during the same time period would be 29.0% and 32.8%, respectively. Based on the projected fiscal year ending March 1999, Culligan's revenues, EBITDA and EBIT before allocation of the Synergies, and net income represent 15.5%, 24.8%, 26.0%, and 23.1%, respectively, of the combined entity. After allocation of the Synergies to Culligan, the relative contribution of Culligan to the combined EBITDA and EBIT during the same time period would be 28.3% and 30.6%, respectively. Based on the projected fiscal year ending March 2000, Culligan's revenues, EBITDA and EBIT before allocation of the Synergies, and net income represent 15.7%, 24.4%, 26.0%, and 23.0%, respectively, of the combined entity. After allocation of the Synergies to Culligan, the relative contribution of Culligan to the combined EBITDA and EBIT during the same time period would be 28.4% and 31.1%, respectively. The U.S. Filter shares (including shares underlying all outstanding options without adjustment for any assumed cash exercise of the options) to be issued to the Culligan stockholders will represent approximately 30.7% of U.S. Filter's outstanding shares pro forma for the Merger. The enterprise value of Culligan, calculated at the purchase price represented by the Exchange Ratio based on the closing stock prices of U.S. Filter and Culligan on February 5, 1998, represents 28.6% of the combined enterprise value of Culligan and U.S. Filter.

  Comparable Company Analysis. No company utilized in the Comparable Company Analysis is identical to U.S. Filter or Culligan. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of U.S. Filter and Culligan and other factors that could affect the public trading value of the Comparable Companies or company to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

  The U.S. Filter Financial Advisors analyzed the operating performance of U.S. Filter and Culligan relative to seven companies deemed by the U.S. Filter Financial Advisors to be reasonably comparable to U.S. Filter and Culligan. These companies are as follows: Air & Water Technologies, Calgon Carbon Corporation, Cuno Incorporated, Ionics, Inc., Millipore Corporation, Osmonics, Inc. and Pall Corporation (the "Comparable Companies"). Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company on February 5, 1998.

  The U.S. Filter Financial Advisors analyzed the relative performance and value for U.S. Filter and Culligan by comparing certain market trading statistics for U.S. Filter and Culligan with those of the Comparable Companies. The U.S. Filter Financial Advisors examined certain publicly available financial data of the Comparable Companies including enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as multiples of the latest publicly available twelve months revenues, EBITDA, EBIT and price to earnings ratios ("P/E") based on estimated and projected calendar years ending 1997 and 1998 Earnings Per Share ("EPS"). The U.S. Filter Financial Advisors analyzed the implied multiples for Culligan at the Exchange Ratio with and without the Synergies. As of February 5, 1998 this analysis resulted in (i) a range of 0.5x to 2.7x (with a mean, excluding the high and low (the "Mean") of 1.8x) enterprise value to latest twelve months revenues for the Comparable Companies compared to 3.0x for Culligan at the Exchange Ratio (3.0x including the Synergies) and 1.7x for U.S. Filter; (ii) a range of 7.2x to 13.4x (with a Mean of 11.0x) enterprise value to latest twelve months EBITDA for the Comparable Companies compared to 16.5x for Culligan at the Exchange Ratio (13.1x including the Synergies) and 18.1x for U.S. Filter, (iii) a range of 10.8x to 18.3x (with a Mean of 15.6x) enterprise value to latest twelve months EBIT for the Comparable Companies compared to 21.1x for Culligan at the Exchange Ratio (15.8x including the Synergies) and 27.2x for U.S. Filter, (iv) a range of 16.7x to 23.8x (with a Mean of 21.0x) P/E based on estimated calendar year 1997 EPS estimates for the Comparable Companies compared to 39.2x for Culligan at the Exchange Ratio and 32.1x for U.S. Filter, and (v) a range of 14.4x to 21.2x (with a Mean of 17.6x) estimated P/E based on projected calendar year 1998 EPS estimates for the Comparable Companies compared to 30.4x for Culligan at the Exchange Ratio and 23.2x for U.S. Filter, in each case assuming the Exchange Ratio is calculated using an Average U.S. Filter Trading Price of $35.00. EPS estimates for U.S. Filter, Culligan and the Comparable Companies were based on estimates provided by U.S. Filter, Culligan and the First Call Research Network, respectively.

  Comparable Transaction Analysis. No transaction utilized in the Comparable Transaction Analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of U.S. Filter and Culligan and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using comparable transaction data.

  The U.S. Filter Financial Advisors performed an analysis of selected merger and acquisition transactions in the water and wastewater treatment industry. Multiples of (i) aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) to trailing twelve month revenues, EBITDA and EBIT and (ii) aggregate purchase price (defined as the equity value of the offer) to trailing net income were compared with multiples paid or implied in certain other comparable merger and acquisition transactions involving, water and wastewater treatment companies from 1996 through 1998. The comparison included a total of nine transactions. These transactions included: U.S. Filter and Kinetics; Culligan and Protean; U.S. Filter and Memtec; Culligan and Ametek; Pall Corporation and Gelman Sciences; U.S. Filter and the Process Equipment Division ("PED") of United Utilities plc; U.S. Filter and the Water Systems and Manufacturing Group ("WSMG") of Wheelabrator Technologies Inc.; U.S. Filter and WaterPro Supplies Corporation; and U.S. Filter and Davis Water and Waste Industries, Inc. ("Davis") This analysis resulted in (i) a range of 0.4x to 2.5x (with a Mean of 1.1x) trailing twelve month revenues compared to 3.0x for Culligan at the Exchange Ratio (3.0x including the Synergies), (ii) a range of 8.5x to 23.0x (with a Mean of 10.2x) trailing twelve month EBITDA compared to 16.5x for Culligan at the Exchange Ratio (13.1x including the Synergies), (iii) a range of 10.4x to 38.7x (with a Mean of 14.0x) trailing twelve month EBIT compared to 21.1x for Culligan at the Exchange Ratio (15.8x including the Synergies),
(iv) a range of 23.9x to 49.6x (with a Mean of 44.6x) trailing twelve months net income compared to 39.7x for Culligan at the Exchange Ratio.

  Discounted Cash Flow Analysis. The U.S. Filter Financial Advisors performed a discounted cash flow analysis for the five-year period ending with fiscal year 2003 on the stand-alone unlevered free cash flows of U.S. Filter and Culligan, based upon financial projections prepared by the respective managements of each company (the financial projections for Culligan for fiscal years 2000 through 2003 were an extrapolation of projected fiscal year 1999 using assumptions of Culligan Management). Unlevered free cash flows were calculated as the after-tax operating earnings of U.S. Filter and Culligan, respectively, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital, minus projected capital expenditures. The Synergies were allocated to the Culligan projections. The U.S. Filter Financial Advisors calculated terminal values by applying a range of estimated EBITDA multiples of 7.0x to 11.0x to the projected EBITDA of U.S. Filter and Culligan, respectively, in fiscal year 2003. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 8.0% to 12.0% representing an estimated range of the weighted average cost of capital of U.S. Filter and Culligan. Based on this analysis, the U.S. Filter Financial Advisors calculated per share equity values of U.S. Filter ranging from $27.78 to $55.17 and of Culligan ranging from $51.44 to $95.08, resulting in Exchange Ratios ranging from 1.723 to 1.852. The U.S. Filter Financial Advisors also compared the per share equity value of U.S. Filter to the per share equity value of Culligan before allocating the Synergies to Culligan. Based on this analysis and using the same methodology as described above, the U.S. Filter Financial Advisors calculated per share equity values of Culligan ranging from $42.67 to $80.86.

  The summary set forth above does not purport to be a complete description of the analyses performed by the U.S. Filter Financial Advisors, but describes, in summary form, the principal elements of the analyses performed by the U.S. Filter Financial Advisors in arriving at their respective opinions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by the U.S. Filter Financial Advisors was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. The U.S. Filter Financial Advisors did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching their conclusion, DLJ and Salomon each considered the results of the analyses in light of each of the other analyses and the other information available and ultimately reached their respective opinions based on the results of the analyses and other information taken as a whole. The U.S. Filter Financial Advisors did not place particular reliance or weight on any individual factor, but instead concluded that, taken as a whole, the analyses and other information supported their respective determinations. Accordingly, notwithstanding the separate factors summarized above, the analyses must be considered as a whole and selecting portions of the analysis and the factors considered by the U.S. Filter Financial Advisors, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying the U.S. Filter Financial Advisors' opinions. In performing these analyses, the U.S. Filter Financial Advisors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by the U.S. Filter Financial Advisors are not necessarily indicative of actual values or future results, which may be materially more or less favorable than suggested by such analyses. See "Risk Factors."

  The U.S. Filter Financial Advisors were selected to render opinions in connection with the Merger based upon their qualifications, expertise and reputation, including the fact that each of the U.S. Filter Financial Advisors, as part of their respective investment banking businesses are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Pursuant to a letter agreement between U.S. Filter, DLJ and Salomon dated February 8, 1997 (the "Engagement Letter"), DLJ and Salomon have each received a fee of $1.0 million at the time each notified the U.S. Filter Board that it was prepared to deliver its opinion, before disclosing the conclusion reached therein. Upon consummation of the Merger, DLJ is entitled to additional cash compensation of $4.1 million and Salomon is entitled to additional cash compensation of $2.4 million. U.S. Filter has agreed to reimburse the U.S. Filter Financial Advisors for their out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify the U.S. Filter Financial Advisors for liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with the U.S. Filter Financial Advisors, which the U.S. Filter Financial Advisors and U.S. Filter believe are customary in transactions of this nature, were negotiated at arm's length between U.S. Filter and the U.S. Filter Financial Advisors and the U.S. Filter Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to the U.S. Filter Financial Advisors is contingent upon consummation of the Merger.

 Other Business Relationships

  DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Culligan and/or U.S. Filter for its own account and for the account of customers. Over the past two years, DLJ has served as lead-manager and financial advisor to U.S. Filter on several occasions. In December 1996, DLJ served as lead-manager of U.S. Filter's $400 million common stock offering and $414 million convertible subordinated notes offering for which DLJ received customary compensation. DLJ also served as financial advisor in U.S. Filter's acquisition of Davis, for which DLJ received customary compensation. More recently, in January 1998, DLJ served as exclusive financial advisor to U.S. Filter in connection with its merger with Kinetics for which DLJ received customary compensation. DLJ has also performed investment banking and other services in the past for Apollo, an affiliate of Culligan and its largest single stockholder, and its affiliates, for which DLJ has received customary compensation. From time to time DLJ may perform such financial advisory and other services for U.S. Filter and Apollo. During the last two years, the amount of compensation received by DLJ in exchange for services provided to U.S. Filter has been approximately $13.6 million.

  Salomon and its predecessors, Salomon Brothers Inc and Smith Barney, Inc., have each previously rendered financial advisory and investment banking services to U.S. Filter for which they have received customary compensation. Salomon served as a manager and financial advisor to U.S. Filter's $400 million U.S. Filter Common Stock offering and $414 million convertible subordinated notes offering. In December 1997 Salomon served as a financial advisor to U.S. Filter in connection with its acquisition of all of the outstanding ordinary shares of Memtec. In the ordinary course of its securities business Salomon and its affiliates may hold or actively trade the debt and equity securities of U.S. Filter or Culligan, for its own account and for the accounts of customers and, accordingly, Salomon may at any time hold a long or short position in such securities. In addition, Salomon and its affiliates may maintain other business and financial relationships with U.S. Filter and Culligan. Salomon and its affiliates have also performed investment banking and other services in the past for Apollo, an affiliate of Culligan and its largest single stockholder, and its affiliates, for which Salomon and its affiliates have received customary compensation. From time to time Salomon may perform such financial advisory and other services for U.S. Filter and Apollo. During the last two years, the amount of compensation received by Salomon Brothers Inc, Smith Barney, Inc. and Salomon in exchange for services provided to U.S. Filter has been approximately $3.3 million, approximately $2.1 million and approximately $1.0 million, respectively.

OPINIONS OF CULLIGAN FINANCIAL ADVISORS

  On February 9, 1998, Bear Stearns and Goldman Sachs rendered their respective oral opinions to the Culligan Board to the effect that, as of such date and based upon and subject to various qualifications and assumptions described in their subsequent written opinions, the Exchange Ratio provided in the Merger Agreement was fair, from a financial point of view, to the holders of Culligan Common Stock. Such oral opinions were subsequently confirmed by delivery of their respective written opinions, dated February 9, 1998 (the "Opinions").

  THE FULL TEXT OF THE WRITTEN OPINION OF BEAR STEARNS (THE "BEAR STEARNS OPINION") AND THE WRITTEN OPINION OF GOLDMAN SACHS (THE "GOLDMAN SACHS OPINION"), BOTH DATED FEBRUARY 9, 1998, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINIONS ARE ATTACHED HERETO AS ANNEXES D AND E, RESPECTIVELY, TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND ARE INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY BEAR STEARNS OR GOLDMAN SACHS AND

IS QUALIFIED BY REFERENCE TO THEIR RESPECTIVE WRITTEN OPINIONS. STOCKHOLDERS OF CULLIGAN SHOULD READ SUCH OPINIONS IN THEIR ENTIRETY. THE OPINIONS ARE INTENDED FOR THE BENEFIT AND USE OF THE CULLIGAN BOARD, AND DO NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY CULLIGAN TO ENGAGE IN THE MERGER AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CULLIGAN COMMON STOCK OR U.S. FILTER COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE ON THE PROPOSED MERGER.

  In arriving at their Opinions, neither Bear Stearns nor Goldman Sachs performed any independent evaluations or appraisals of the assets or liabilities of Culligan or U.S. Filter or their respective subsidiaries, nor were they furnished with any such evaluations or appraisals. In addition, neither Bear Stearns nor Goldman Sachs expressed any opinion as to the price or range of prices at which U.S. Filter Common Stock may trade subsequent to the consummation of the Merger. The Opinions are necessarily based on economic, market and other conditions, and the information made available to Bear Stearns and Goldman Sachs, as of the date of the Opinions and neither Bear Stearns nor Goldman Sachs has been requested to update its Opinion based on information since such date. Although Bear Stearns and Goldman Sachs evaluated the fairness of the Exchange Ratio to holders of Culligan Common Stock, the Exchange Ratio itself was determined by U.S. Filter and Culligan through arm's-length negotiations in which the Culligan Financial Advisors advised Culligan. Neither Bear Stearns nor Goldman Sachs was asked to or did express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for Culligan or the effect of any other transaction in which Culligan might engage. Culligan did not provide specific instructions to, or place any limitations upon, Bear Stearns or Goldman Sachs with respect to the procedures to be followed or factors to be considered by them in performing their respective analyses or rendering their respective Opinions.

  In the course of their respective reviews, and in rendering their respective opinions, Bear Stearns and Goldman Sachs relied upon and assumed, without any obligation of independent verification, the accuracy and completeness of the financial and other information provided to or discussed with them by U.S. Filter and Culligan. In that regard and with respect to financial and operating forecasts and projections, Bear Stearns and Goldman Sachs assumed with the consent of the Culligan Board that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of U.S. Filter and Culligan as to the anticipated future performance of their respective companies and as to the anticipated synergies and related cost savings achievable within the timeframes forecasted therein and that such financial and operating forecasts and projections would be realized in the amounts and at the time periods contemplated thereby. Neither Bear Stearns nor Goldman Sachs expressed a view as to such financial information and forecasts, or the assumptions on which they were based. Actual results may differ materially from those contemplated in such forecasts, projections and estimates. See "RISK FACTORS".

  Bear Stearns and Goldman Sachs also assumed, with the consent of the Culligan Board, that the Merger would (i) qualify as a tax-free "reorganization" under the provisions of Section 368(a) of the Code and (ii) be accounted for as a pooling of interests under generally accepted accounting principles. Bear Stearns and Goldman Sachs also expressly noted in their Opinions that Culligan has the right to terminate the Merger if the Average Share Price of U.S. Filter Common Stock, or the average of the closing prices of shares of U.S. Filter Common Stock as reported on the NYSE Composite Tape for any period of 10 consecutive trading days which ends after the last trading day used in calculating the Average Share Price, is less than $26.25 (the "Walkaway Price").

  For purposes of rendering their Opinions, Bear Stearns and Goldman Sachs assumed, in all respects material to their respective analyses, that the representations and warranties of each party in the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein were true and correct, that each party to the Documents would perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. Bear Stearns and Goldman Sachs assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Merger.

  The summaries set forth below do not purport to be complete descriptions of the analyses performed by the Culligan Financial Advisors but describe, in summary form, all material elements of the analyses performed by the Culligan Financial Advisors in arriving at their respective opinions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by the Culligan Financial Advisors was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. The Culligan Financial Advisors did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching their conclusions, Bear Stearns and Goldman Sachs each considered the results of the analyses in light of each of the other analyses and the other information available and ultimately reached their respective opinions based on the results of the analyses and other information taken as a whole. The Culligan Financial Advisors did not place particular reliance or weight on any individual factor, but instead concluded that, taken as a whole, the analyses and other information supported their respective determinations. Accordingly, notwithstanding the separate factors summarized below, the analyses must be considered as a whole and selecting portions of the analyses and the factors considered by the Culligan Financial Advisors, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying the Culligan Financial Advisors' Opinions. In performing these analyses, the Culligan Financial Advisors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by the Culligan Financial Advisors are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

 The Bear Stearns Opinion

  In arriving at the Bear Stearns Opinion, Bear Stearns (i) reviewed the Merger Agreement; (ii) reviewed each of U.S. Filter's and Culligan's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended March 31, 1997 and January 31, 1997, respectively, and their respective Quarterly Reports on Form 10-Q for the quarterly periods since such Form 10-K filings; (iii) reviewed certain operating and financial information, including projections and projected cost savings and synergies, provided to them by U.S. Filter's and Culligan's respective managements relating to their respective businesses and prospects; (iv) met with certain members of U.S. Filter's and Culligan's senior management to discuss the operations, historical financial statements and future prospects of U.S. Filter and Culligan and their view of the business, operational and strategic benefits, cost savings, potential synergies and other implications of the Merger; (v) reviewed the historical stock prices and trading activity of U.S. Filter Common Stock and Culligan Common Stock; (vi) reviewed publicly available financial data and stock market performance data of companies which it deemed generally comparable to U.S. Filter and Culligan or otherwise relevant to its inquiry; (vii) reviewed the terms, to the extent publicly available, of recent mergers and acquisitions which it deemed generally comparable to the Merger or otherwise relevant to their inquiry; and (viii) considered such other information and conducted such other studies and analyses, inquiries and investigations Bear Stearns deemed appropriate.

  The following is a summary of the material valuation, financial and comparative analyses Bear Stearns presented to the Culligan Board of Directors on February 9, 1998 and which provided the basis for the Bear Stearns Opinion. In arriving at its Opinion, Bear Stearns did not attribute any particular weight to any analysis or factor considered by it, but rather made a single judgment as to fairness based on its experience and professional judgment and the analysis as a whole.

  1. Comparable Public Company Analysis. Bear Stearns reviewed and compared certain financial information relating to Culligan and U.S. Filter as of February 6, 1998 to corresponding financial information, ratios and public market multiples as of such date for the following publicly traded water purification companies: Nalco, Betzdearborn, Ionics, Inc., Calgon Carbon Corporation, Cuno Incorporated and Osmonics, Inc. (the "Comparable Companies"). Bear Stearns also analyzed the implied multiples for Culligan at $60.00 per share, which is the value per share the Culligan Stockholders would receive if the U.S. Filter Common Stock trades within the $32.00 to $35.00 per share "collar" (the "Transaction Price"), and at $49.22, which is the value per share the Culligan Stockholders would receive if U.S. Filter Common Stock trades at $26.25 (the "Walkaway Price") during the applicable period. Such analysis indicated that the ratio of stock price to projected earnings per share ("P/E Multiple") resulted in (i) for calendar year 1997, a range of 17.7x to 23.8x with a harmonic mean of 20.1x for the Comparable Companies, compared to 39.0x for Culligan (estimated for the fiscal year ended January 31, 1998) at the Transaction Price and 32.0x at the Walkaway Price and (ii) for calendar year 1998, a range of 14.7x to 21.2x with a harmonic mean of 17.8x for the Comparable Companies, compared to 29.9x for Culligan (projected for the fiscal year ending January 31, 1999) at the Transaction Price and 24.5x at the Walkaway Price. EPS estimates for the Comparable Companies were based on the First Call Research Network or Institutional Broker Estimate System ("IBES") and for Culligan were based on Culligan management projections.

  2. Historical Implied Exchange Ratios. Bear Stearns reviewed the historical stock prices of Culligan and U.S. Filter Common Stock and the implied market exchange ratios determined by dividing the price per share of Culligan Common Stock by the price per share of U.S. Filter Common Stock (the "Market Exchange Ratio") over various periods of time including, among others, the 180, 90, 60, 30, and 10 trading days ending February 6, 1998. Bear Stearns calculated that the Market Exchange Ratio averaged 1.333, 1.320, 1.419, 1.385, and 1.087 during the 180, 90, 60, 30, and 10 trading days ended February 6, 1998 (collectively the "Average Market Exchange Ratios"). Bear Stearns then calculated that (i) the Minimum Exchange Ratio of 1.714 (i.e., the Exchange Ratio which would result if the U.S. Filter Common Stock price equaled or exceeded $35.00 per share over the relevant measuring period) represented premiums of 28.6%, 29.8%, 20.8%, 23.8%, and 57.7%, respectively, and that (ii) the Maximum Exchange Ratio of 1.875 (i.e., the Exchange Ratio which would result if the U.S. Filter Common Stock price were less than or equal to $32.00 per share over the relevant measuring period) represented premiums of 40.7%, 42.0%, 32.1%, 35.4%, and 72.4%, respectively, over the Average Market Exchange Ratios. Bear Stearns also noted that the Market Exchange Ratio on February 6, 1998 was 1.088 and that the Minimum Exchange Ratio and Maximum Exchange Ratio represented premiums of 57.5% and 72.3%, respectively, over the Market Exchange Ratio which existed February 6, 1998.

  In addition, Bear Stearns examined the daily Market Exchange Ratio for the period February 6, 1997 through February 6, 1998 and calculated that the Market Exchange Ratio ranged from a low of 0.987 to a high of 1.791 with a mean of 1.313. Bear Stearns also observed that on only two days during this period did the Market Exchange Ratio ever exceed the Minimum Exchange Ratio and in no instances did the Market Exchange Ratio exceed the Maximum Exchange Ratio.

  3. Implied Premium over Culligan Stock Price. Bear Stearns observed that the Transaction Price represented a premium of 58.9% over the closing stock price of Culligan Common Stock on February 6, 1998 and 38.1% over the average of the closing stock prices of Culligan Common Stock during the 30 trading days ended February 6, 1998. Bear Stearns observed that the Walkaway Price represented a premium of 30.4% over the closing stock price of Culligan Common Stock on February 6, 1998 and 13.3% over the average of the closing stock prices of Culligan Common Stock during the 30 trading days ended February 6, 1998.

  4. Comparable Transaction Analysis. Bear Stearns analyzed certain information relating to selected transactions in the filtration industry. Such analysis indicated that for the selected transactions, "enterprise value" (defined as market value of common equity plus book value of total debt and preferred stock and minority interest less cash) as a multiple of (i) latest twelve month ("LTM") revenues ranged from a low of 0.58x to a high of 4.21x (with a mean of 1.91x), (ii) LTM EBIT ranged from a low of 9.2x to a high of 28.8x (with a mean of 15.3x) and (iii) LTM EBITDA ranged from a low of 8.0x to a high of 14.6x (with a mean of 10.9x). Bear Stearns observed that for Culligan the implied multiples of enterprise value to revenues, EBIT and EBITDA at the Transaction Price were 3.75x, 20.9x, and 26.6x, respectively, and at the Walkaway Price were 3.16x, 17.6x and 22.4x, respectively.

  5. Relative Contribution Analysis. Bear Stearns calculated the relative contribution by each of Culligan and U.S. Filter to U.S. Filter following the Merger on a pro forma combined basis with respect to, among other things, equity market capitalization and enterprise value at February 6, 1998, and revenues, EBITDA, EBIT, and net income for the projected fiscal year ended March 31, 1999 (Culligan's financial projections were adjusted from Culligan's fiscal year ended January 31, 1999 by Culligan management). In this relative contribution analysis, Bear Stearns did not take into account any projected synergies of the Merger. Bear Stearns calculated that Culligan would contribute to U.S. Filter pro forma for the Merger approximately 15.7% of revenues, 25.7% of EBITDA, 26.5% of EBIT, and 23.0% of net income for the fiscal year ended March 31, 1999. Bear Stearns also calculated that, based on the closing stock prices as of February 6, 1998, Culligan would contribute 20.2% of the fully diluted equity market capitalization (assuming conversion of U.S. Filter's existing in-the-money convertible securities) and 20.9% of the enterprise value. This analysis indicated that at the Minimum Exchange Ratio and the Maximum Exchange Ratio Culligan's Stockholders would own 28.5% and 30.4%, respectively, of the pro forma shares outstanding of the combined entity (excluding options for both companies but assuming conversion of U.S. Filter's existing in-the-money convertible securities).

  6. Pro forma Merger Analysis. Bear Stearns analyzed certain pro forma financial impacts of the Merger on the Culligan Stockholders based on (i) the Minimum Exchange Ratio and the Maximum Exchange Ratio, (ii) projections for the fiscal year ended March 31, 1999 (Culligan's financial projections were adjusted by Culligan management as set forth in "Relative Contribution Analysis" above), and (iii) an assumption for analytical purposes that the Merger had occurred on March 31, 1998. Bear Stearns performed analyses that
(i) assumed the realization of certain synergies and (ii) did not assume the realization of any synergies. In this analysis, Bear Stearns did not take into account the potential income statement impact of potential restructuring charges or other non-recurring items associated with the Merger.

  The results of this analysis indicated, among other things, that (i) at the Minimum Exchange Ratio, the Merger would result in the accretion of the equivalent projected earnings per share ("EPS") of Culligan Common Stock of 21.8% assuming no synergies and 30.3% assuming the realization of certain synergies, and (ii) at the Maximum Exchange Ratio, the Merger would result in the accretion of the equivalent projected EPS of Culligan Common Stock of 30.0% assuming no synergies and 39.2% assuming the realization of certain synergies, as compared to the projected EPS of Culligan Common Stock on a stand-alone basis.

  By way of comparison, the results of this analysis indicated, among other things, that for the U.S. Filter Stockholders, (i) at the Minimum Exchange Ratio, the Merger would result in dilution of 5.7% of the equivalent EPS of the U.S. Filter Common Stock assuming no synergies and accretion of 0.9% assuming the realization of certain synergies, and (ii) at the Maximum Exchange Ratio, the Merger would result in dilution of 7.9% of the equivalent projected EPS of the U.S. Filter Common Stock assuming no synergies and dilution of 1.5% assuming the realization of certain synergies, as compared to the projected EPS of U.S. Filter Common Stock on a stand-alone basis.

  7. Illustrative Culligan Stockholder Value Analysis. Bear Stearns prepared illustrative stockholder value matrices in order to demonstrate the hypothetical pro forma impact of the Merger on the value of an equivalent share of Culligan Common Stock, based on (i) the Minimum Exchange Ratio and Maximum Exchange Ratio; (ii) a range of potential P/E Multiples for U.S. Filter pro forma for the Merger from a low of 17.8x (representing the harmonic mean of the P/E Multiple of the Comparable Companies for calendar 1998) to a high of 24.0x with a midpoint of 21.7x (representing U.S. Filter's P/E Multiple as of February 6, 1998 as a multiple of projected EPS for the fiscal year ending March 31, 1999); and (iii) a range of synergies. Based on the projections supplied by the respective managements of Culligan and U.S. Filter, Bear Stearns calculated that the hypothetical pro forma value of an equivalent share of Culligan Common Stock on February 6, 1998 assuming the Merger had occurred (i) at the Maximum Exchange Ratio ranged from a low of $49.07 (assuming a P/E Multiple for U.S. Filter of 17.8x and no synergies), to a mid-range value of $63.96 (assuming a P/E Multiple for U.S. Filter of 21.7x and certain synergies), to a high of $72.35 (assuming a P/E Multiple for U.S. Filter of 24.0x and a higher level of synergies) and (ii) at the Minimum Exchange Ratio ranged from a low of $45.95 (assuming a P/E Multiple for U.S. Filter of 17.8x and no synergies), to a mid-range value of $59.89 (assuming a P/E Multiple for

U.S. Filter of 21.7x and certain synergies), to a high of $67.75 (assuming a P/E Multiple for U.S. Filter of 24.0x and a higher level of synergies). Bear Stearns noted that these imputed prices would respectively represent (i) for the Maximum Exchange Ratio, premiums of 30.0%, 69.4%, and 91.6%, respectively and (ii) for the Minimum Exchange Ratio, premiums of 21.7%, 58.6%, and 79.5%, respectively, over the February 6, 1998 closing price of Culligan Common Stock.

  In performing its analysis, Bear Stearns was not expressing any opinion as to the price or range of prices at which U.S. Filter Common Stock may trade subsequent to the consummation of the Merger. The prices at which U.S. Filter Common Stock ultimately trade in the stock market will be driven by a variety of quantitative and qualitative factors (for example, the P/E Multiple at which U.S. Filter is valued by potential investors, which may be significantly more or less favorable than the illustrative range of P/E Multiples used by Bear Stearns for its analytical purposes and the level of synergies ultimately accepted by the stock market).

  Culligan engaged Bear Stearns as its financial advisor because Bear Stearns is an internationally recognized investment banking firm and is continually engaged in valuations of business and their securities and in rendering opinions in connection with mergers, acquisitions, corporate transactions and other purposes. Culligan retained Bear Stearns based on its qualifications, expertise and reputation in providing advice to companies in similar transactions to the Merger.

  Bear Stearns has acted as financial advisor to Culligan in connection with the Merger and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Merger. Bear Stearns has previously rendered certain investment banking and financial advisory services to Culligan for which Bear Stearns received customary compensation. In the ordinary course of Bear Stearns' business, Bear Stearns may actively trade the securities of Culligan and U.S. Filter for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

 The Goldman Sachs Opinion

  Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Culligan or its predecessor for the five fiscal years ended January 31, 1997 and U.S. Filter for the five fiscal years ended March 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Culligan and U.S. Filter; certain other communications from Culligan and U.S. Filter to their respective stockholders; and certain internal financial analyses and forecasts for Culligan and U.S. Filter prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Culligan and U.S. Filter regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Culligan Common Stock and the U.S. Filter Common Stock; compared certain financial and stock market information for Culligan and U.S. Filter with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the water purification and filtration industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

  The following is a summary of the material valuation, financial and comparative analyses Goldman Sachs presented to the Culligan Board of Directors on February 9, 1998 and which provided the basis for the Goldman Sachs Opinion. In arriving at its Opinion, Goldman Sachs did not attribute any particular weight to any analysis or factor considered by it, but rather made a single judgment as to fairness based on its experience and professional judgment and the analysis as a whole.

  1. Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Culligan and U.S. Filter as of February 6, 1998 to corresponding financial information, ratios and public market multiples as of such date for two publicly traded water purification companies: Ionics, Inc. and Osmonics, Inc. (the "Selected Companies"). The multiples of Culligan and U.S. Filter were calculated using a price of $37.75 per share of Culligan Common Stock and $34.69 per share of U.S. Filter Common Stock, the closing price of such shares on February 6, 1998, and the multiples of the Selected Companies were calculated using the closing market prices for such companies on February 6, 1998. Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus the book value of debt less cash and cash equivalents) as a multiple of latest twelve months ("LTM") revenues, as a multiple of LTM EBIT and as a multiple of LTM EBITDA. Goldman Sachs' analyses of the Selected Companies and U.S. Filter indicated multiples of levered market capitalization to LTM revenues with a range from a low of 1.3x to a high of 2.0x (and a mean of 1.7x and a median of 1.9x), to LTM EBIT with a range from a low of 13.5x to a high of 32.2x (and a mean of 20.5x and a median of 15.8x), to LTM EBITDA with a range from a low of 9.5x to a high of 21.5x (and a mean of 13.7x and a median of 10.2), compared to Culligan's multiples of levered market capitalization to LTM revenues of 2.8x, LTM EBIT of 19.9x and LTM EBITDA of 15.7x. Goldman Sachs also considered the P/E ratios for 1997 and 1998 (based on IBES estimates available as of February 6, 1998) for the Selected Companies and for Culligan and U.S. Filter, adjusted to a comparable December year-end, which for the Selected Companies and U.S. Filter ranged from a low of 21.6x to a high of 31.8x for calendar 1997 P/E ratios (with a mean of 25.8x and a median of 24.0x), and a low of 19.1x to a high of 22.8x for calendar 1998 P/E ratios (with a mean of 21.1x and a median of 21.3x), compared to a calendar 1997 P/E ratio of 24.0x and a calendar 1998 P/E ratio of 19.7x for Culligan. Five-year EPS growth rates (based on the above referenced IBES estimates) for the Selected Companies and U.S. Filter ranged from a low of 14.0% to a high of 27.5% (with a mean of 19.8% and a median of 18.0%) as compared to 20.0% for Culligan.

  2. Historical Trading Analysis. Goldman Sachs reviewed the historical stock prices and trading volume history for Culligan Common Stock. This analysis showed weekly closing prices ranging from $23.75 to $49.94 during the period from December 15, 1995 (the date of first significant trading after Culligan's 1995 underwritten offering) to February 6, 1998. Goldman Sachs also reviewed the historical stock prices and trading volume history of U.S. Filter Common Stock. This analysis showed a range of daily closing stock prices for U.S. Filter Common Stock of $7.61 to $43.75 during the period from February 5, 1993 to February 5, 1998, and a 52 week trading high of $44.44 on October 3, 1997, a trading low of $25.75 on April 25, 1997, average daily volume of approximately 793,516 shares and a six-month average stock price of $35.29.

  3. Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the filtration industry since May 1998 (including two pending transactions). Such analysis indicated that for the selected transactions for which transaction pricing and performance data was available, enterprise consideration as a multiple of (i) LTM revenues ranged from a low of 0.4x to a high of 3.9x (with a mean of 1.4x and a median of 1.3x), (ii) LTM EBIT ranged from a low of 10.0x to a high of 43.4x (with a mean of 19.8x and a median of 15.2x), (iii) LTM EBITDA ranged from a low of 4.9x to a high of 25.4x (with a mean of 12.9x and a median of 11.8x), and (iv) equity consideration as a multiple of LTM net income ranged from a low of 15.2x to a high of 46.5x (with a mean of 29.4x and a median of 27.6x). Such analysis also indicated that for the selected transactions, the percentage premium paid (based on the stock price of the companies one day prior to the announcement of the transaction) ranged from a discount of 7.1% to a premium of 45.2%, with a mean of 20.7% and a median of 19.6% premiums.

  4. Daily Exchange Ratio History. Goldman Sachs divided the daily Culligan Common Stock price by the daily U.S. Filter Common Stock price (the "Daily Exchange Ratio") for each day during the period from December 15, 1995 to February 6, 1998, and reviewed the Daily Exchange Ratio for such period. Goldman Sachs noted that, for the Daily Exchange Ratio, the average for the period from December 15, 1995 to February 6, 1998 was 1.39, the previous six month average was 1.29, the previous three month average was 1.42, and the previous one month average was 1.30.

  5. Relative Contribution Analysis. Goldman Sachs calculated the relative contribution by each of Culligan and U.S. Filter to U.S. Filter following the Merger on a pro forma combined basis with respect to, among other things, equity market capitalization, levered market capitalization, revenues, EBITDA, EBIT, and net income for the LTM, estimated fiscal year ended March 31, 1998 ("1998EST") and estimated fiscal year ended March 31, 1999 ("1999EST"). This analysis was based on U.S. Filter management projections for 1998EST and 1999EST and Culligan management projections for estimated fiscal year ended January 31, 1998 adjusted to a comparable March 31 year-end (together with 1998EST, "1998E") and estimated fiscal year ended January 31, 1999 adjusted to a comparable March 31 year-end (together with 1999EST, "1999E"). In this relative contribution analysis, Goldman Sachs analyzed both before and after the realization of certain estimated synergies. Goldman Sachs calculated that Culligan would contribute to U.S. Filter pro forma for the Merger without synergies approximately 17.1% of revenues, 28.3% of EBITDA, 31.5% of EBIT and 27.7% of net income for LTM, 14.0% of revenues, 22.5% of EBITDA, 25.6% of EBIT and 25.0% of net income for 1998E, and 15.7% of revenues, 25.8% of EBITDA, 26.5% of EBIT, and 23.1% of net income for 1999E. Goldman Sachs also calculated that, based on the closing stock prices as of February 6, 1998, Culligan would contribute 20.2% of the equity market capitalization (assuming conversion of U.S. Filter's existing in-the-money convertible securities) and 22.8% of the levered market capitalization. This analysis also indicated that the implied exchange ratio based on relative contributions for the LTM, 1998E, 1999E, and for revenues, EBITDA, EBIT, and net income ranged from 0.7 to 1.97.

  6. Pro forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger assuming it would be accounted for as a pooling of interests. The analyses were based on U.S. Filter management projections of operating results for the fiscal year ended March 31, 1999 and Culligan management projections for the fiscal year ended January 31, 1999. The Culligan projections were then adjusted for a common fiscal year ending March 31, 1999 in accordance with Culligan management assumptions.

  The analysis examined the accretion or dilution to the EPS of U.S. Filter for the fiscal year ending March 31, 1999 at a range which reflected the "collar" and assuming the realization of a range of potential synergies. Using Culligan management estimates for EPS adjusted to a fiscal year ending March 31, 1999 and assuming the realization of certain synergies, the analysis showed that the Merger would be 1.4% dilutive to U.S. Filter Stockholders at the highest Exchange Ratio and 1.0% accretive at the lowest Exchange Ratio. This analysis was based on the fully diluted shares outstanding at the time of the Opinion but did not take into account any restructuring charges or non-recurring transaction costs related to the Merger.

  7. U.S. Filter Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis of U.S. Filter utilizing stand-alone U.S. Filter management projections for U.S. Filter for the years ended March 31, 1999 to March 31, 2002. Goldman Sachs calculated a net present value of free cash flows for the years ended March 31, 1999 through 2002 using discount rates ranging from 9% to 13%. Goldman Sachs calculated U.S. Filter's terminal value in the year 2002 based on multiples ranging from ten times EBITDA to fourteen times EBITDA. These terminal values were then discounted using discount rates ranging from 9% to 13%. Utilizing this analysis, the implied value per share of U.S. Filter Common Stock (which is the present value of cash flows plus the terminal value, less net debt, divided by the outstanding shares of U.S. Filter Common Stock plus the shares issuable upon conversion of existing in-the-money convertible securities) ranged from a low of $37.34 to a high of $60.91. Additionally, Goldman Sachs analyzed the sensitivity of the implied value per share to changes in revenue growth and EBIT margins, assuming a discount rate of 11% and a terminal value multiple of 12x. Utilizing the analysis, the implied value per share of U.S. Filter Common Stock ranged from a low of $28.31 to a high of $62.59.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Culligan having provided certain investment banking services to Culligan from time to time, including having acted as lead managing underwriter on two public offerings of Culligan Common Stock on December 14, 1995 and on October 7, 1997, respectively, for which Goldman Sachs received customary and usual fees, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Merger.

  Goldman Sachs has advised Culligan that, in the ordinary course of its business as a full-service securities firm, Goldman Sachs may, subject to certain restrictions, actively trade the equity and/or debt securities of Culligan or U.S. Filter for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to the terms of their respective engagement letters, Culligan has paid each of Bear Stearns and Goldman Sachs an Opinion Fee of $1 million in connection with the Opinions. Each Opinion Fee is credited against the respective transaction fees payable to Bear Stearns and Goldman Sachs. Culligan has further agreed to pay to each of Bear Stearns and Goldman Sachs a transaction fee upon consummation of the Merger equal to the greater of (i) $7.25 million or (ii) .381% of the aggregate Merger Consideration plus the principal amount of indebtedness for borrowed money. If the Merger is not consummated, but Culligan receives a payment as a result of the termination or cancellation of the Merger, then Culligan has agreed to pay each of Bear Stearns and Goldman Sachs a transaction fee equal to the lesser of $3 million or 7.5% of any such payment. Culligan also has agreed to indemnify Bear Stearns and Goldman Sachs against certain liabilities in connection with their engagements, including certain liabilities under the Federal securities laws. The terms of the fee arrangement with the Culligan Financial Advisors, which the Culligan Financial Advisors and Culligan believe are customary in transactions of this nature, were negotiated at arm's length between Culligan and the Culligan Financial Advisors and the Culligan Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to the Culligan Financial Advisors is contingent upon consummation of the Merger.

  Bear Stearns and Goldman Sachs have previously rendered financial advisory and investment banking services to Culligan for which they have received customary compensation. During the last two years, the amount of compensation received by Bear Stearns and Goldman Sachs in exchange for services provided to Culligan has been approximately $2.7 million and approximately $3.7 million, respectively.

MANAGEMENT PROJECTIONS

  Neither U.S. Filter nor Culligan as a matter of course make public forecasts or projections as to future revenues or results of operations. However, during discussions regarding the Merger, U.S. Filter made available to DLJ, Salomon, Bear Stearns and Goldman Sachs financial projections not available to the public. In addition, Culligan also provided to DLJ, Salomon, Bear Stearns and Goldman Sachs financial projections for fiscal 1999 which were not available to the public. The financial projections for Culligan for fiscal years after 1999 were an extrapolation of projected fiscal year 1999 using assumptions of Culligan management. The projections were not prepared with a view toward public disclosure or compliance with either the published guidelines of the Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent accountants.

  The projections provided to Salomon and DLJ by U.S. Filter's management project revenues for U.S. Filter for fiscal 1999 and fiscal 2000 of $4.3 billion and $4.9 billion, respectively, and project an 8.0% annual increase in revenues in each of fiscal years 2001 through 2003. The projections project that U.S. Filter would generate earnings before interest and taxes ("EBIT") of $331.0 million (7.7% EBIT margin) in fiscal 1999 and $399.5 million (8.2% EBIT margin) in fiscal 2000 and project that U.S. Filter's EBIT margin would increase by 70 basis points in each of fiscal 2001 and 2002 and by 40 basis points in fiscal 2003. The projections further project that U.S. Filter would generate earnings before interest, taxes, depreciation and amortization ("EBITDA") of $460.0 million (10.7% EBITDA margin) in fiscal 1999 and $545.7 million (11.2% EBITDA margin) in fiscal 2000 and project that U.S. Filter's EBITDA margin would increase by 70 basis points in each of fiscal 2001 and 2002 and by 40 basis points in fiscal 2003. The projections project that U.S. Filter would generate net income of $186 million, $236.6 million, $291.3 million, $361.8 million and $419.6 million in fiscal years 1999, 2000, 2001, 2002 and 2003, respectively, and diluted earnings per share of $1.60, $1.97, $2.36, $2.84 and $3.28 in each of the aforementioned years.

  The projections provided to Bear Stearns and Goldman Sachs by U.S. Filter's management through its financial advisors project for U.S. Filter for fiscal 1999, revenues of $4.3 billion, EBIT of $331.0 million and diluted earnings per share of $1.60. Financial projections provided to Bear Stearns and Goldman Sachs by U.S. Filter's management through its financial advisors for fiscal years after 1999 (as well as fiscal 1999 EBITDA) were an extrapolation of projected fiscal year 1999 using assumptions contained in rating agency presentation materials provided by U.S. Filter management.

  The projections provided to Salomon, DLJ, Bear Stearns and Goldman Sachs by Culligan's management project revenues for Culligan for fiscal 1999 of $771.0 million. The projections project that Culligan will generate EBIT of $114.8 million (14.9% EBIT margin) and, extrapolated from assumptions provided by Culligan management, EBITDA of approximately $147.3 million in fiscal 1999. Finally, the projections project that Culligan will generate net income for fiscal 1999 of $53.6 million.

  The assumptions and estimates underlying the projections are inherently uncertain and, though considered reasonable by the managements of U.S. Filter and Culligan, as the case may be, as of the date hereof, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, risks and uncertainties including the following: (A) seasonality and market factors may affect cash flow and there can be no assurance that such conditions will not have an adverse effect on U.S. Filter's or Culligan's financial projections, (B) both U.S. Filter and Culligan are subject to the possibility of new or intensified competition as a result of efforts by direct competitors to grow or gain market share which may in turn affect either company's sales volume, pricing and/or margins, (C) there is a risk that U.S. Filter's or Culligan's financial performance could be impacted by a recession or depression, (D) U.S. Filter's or Culligan's capital expenditure levels assumed in preparation of the projected financial data contained herein may be inadequate to maintain either of their long-term competitive positions and (E) the other risks set forth elsewhere herein under the heading "Risk Factors" and other risk factors incorporated herein by reference. The inherent uncertainties in results increase materially for years closer to the end of the projection periods. Accordingly, there can be no assurance that projected results are indicative of the future performance of U.S. Filter or Culligan or that actual results will not be materially higher or lower than those projections. Inclusion of these projections in this prospectus should not be regarded as a representation by any person that the projected results will be achieved. See the introductory paragraph to "RISK FACTORS" for information regarding forward-looking information.

  Neither U.S. Filter nor Culligan generally publishes its business plans and strategies or makes external projections of its anticipated financial position or results of operations. Accordingly, after the expected date of consummation of the Merger, neither U.S. Filter nor Culligan intend to update or otherwise revise the projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, neither U.S. Filter nor Culligan intend to update or revise the projections to reflect changes in general economic or industry conditions. However, U.S. Filter's and, to the extent it remains subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, Culligan's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in their Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning actual financial condition and results of operations during the periods covered by the projections. The independent auditors for Culligan and U.S. Filter have neither examined nor compiled the prospective financial information described above and, accordingly, do not express an opinion or any form of assurance with respect thereto.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the unanimous recommendation of the Culligan Board with respect to the Merger Agreement, Culligan Stockholders should be aware that certain officers and directors of Culligan (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Culligan Stockholders and the U.S. Filter Stockholders generally. The Culligan Board and the U.S. Filter Board were aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

  Culligan Options. Prior to the Effective Time, Culligan will take all such actions as may be necessary to cause each unexpired and unexercised Culligan Option outstanding on the date of the Merger Agreement to be automatically converted at the Effective Time into an option (a "U.S. Filter Exchange Option") to purchase that number of shares of U.S. Filter Common Stock equal to the number of shares of Culligan Common Stock issuable immediately prior to the Effective Time upon exercise of the Culligan Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share of U.S. Filter Common Stock equal to the exercise price per share of Culligan Common Stock which existed under the corresponding Culligan Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Culligan Option immediately before the Effective Time; provided that with respect to any Culligan Option that is an "incentive stock option" within the meaning of Section 422(b) of the Code, the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code.

  As of the Culligan Record Date, approximately 1,688,876 shares of Culligan Common Stock were issuable upon the exercise of outstanding Culligan Options, which options, assuming a final Exchange Ratio of 1.8391, will be converted to become approximately 3,106,012 U.S. Filter Exchange Options at the Effective Time. The weighted average exercise price per share of all Culligan Options outstanding as of January 31, 1998 was approximately $23.12 per share. Following the Merger and assuming a final Exchange Ratio of 1.8391, the weighted average exercise price per share of U.S. Filter Exchange Options will be approximately $12.57 per share. Assuming that such Culligan Options remain outstanding until the Effective Time and that all U.S. Filter Exchange Options are exercised immediately after the Effective Time and assuming a final Exchange Ratio of 1.8391, the holders thereof would hold approximately 2.3% of all U.S. Filter Common Stock issued and outstanding immediately after the Effective Time (without including any U.S. Filter Common Stock otherwise held by such holders). Substantially all of the executive officers and directors of Culligan currently hold Culligan Options which will become U.S. Filter Exchange Options.

  U.S. Filter has agreed under the Merger Agreement to file with the Commission, within 10 business days after the date of the Effective Time, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the U.S. Filter Common Stock issuable upon exercise of the U.S. Filter Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

  Employee Benefits. For at least one year from and after the Effective Time, U.S. Filter has agreed in the Merger Agreement to provide Culligan employees with (i) pension and savings benefits, (ii) health and medical benefits, (iii) severance benefits, and (iv) other employee benefits that are, in the case of each such category of benefits, no less favorable in the aggregate than the comparable benefits provided to comparable employees of U.S. Filter and its affiliates immediately before the Effective Time. U.S. Filter has agreed in the Merger Agreement to honor, in accordance with their terms and except to the extent amended in accordance with such terms, all Culligan employee benefit plans and all contracts, plans, and programs providing for compensation or benefits for Culligan employees.

  From and after the Effective Time, U.S. Filter has agreed to treat all service by Culligan employees with Culligan and its affiliates and their respective predecessors prior to the Effective Time for all purposes as service with U.S. Filter (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Culligan employees participate after the Effective Time, U.S. Filter has agreed to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver will apply to a pre-existing condition of any Culligan employee who was, as of the Effective Time, excluded from participation in a Culligan benefit plan by virtue of such pre-existing condition), and has agreed to provide that any covered expenses incurred on or before the Effective Time by a Culligan employee or a Culligan employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of U.S. Filter and subsidiaries of U.S. Filter.

  Stay Bonus Program. The Merger Agreement provides that Culligan may implement a stay-bonus or similar program providing for payments in an aggregate amount, not to exceed $5 million for employees of Culligan and will consult with, but need not have the approval of, U.S. Filter prior to implementing any such plans.

  Pertz Employment Agreement. As of February 1, 1997, Culligan entered into a two-year employment agreement with Mr. Pertz (the "Pertz Employment Agreement"), which became effective on February 1, 1998 upon the expiration of a prior employment agreement. The term of employment under the Pertz Employment Agreement expires on January 31, 2000.

  Under the Pertz Employment Agreement, if Mr. Pertz's employment is terminated by Culligan without "cause" or by Mr. Pertz for "good reason," Mr. Pertz will become entitled to receive certain severance benefits including any incentive bonus then payable under the Pertz Employment Agreement plus a payment equal to the greater of (i) $600,000 and (ii) $50,000 multiplied by the number of full calendar months remaining in the term of the Pertz Employment Agreement. Additionally, if any payments or benefits received by Mr. Pertz pursuant to the Pertz Employment Agreement or related stock option agreement in connection with such a termination of employment become subject to the tax imposed by Section 4999 of the Code, Mr. Pertz shall be paid an amount (the "Additional Payment") equal to the amount of such tax.

  Mr. Pertz may terminate his employment agreement for "good reason" upon the occurrence of a "change in control" as defined in the Pertz Employment Agreement. The Merger will constitute a "change in control" for purposes of the Pertz Employment Agreement.

  Indemnification; Insurance. In the Merger Agreement, U.S. Filter agreed that U.S. Filter will cause Subcorp to amend its Certificate of Incorporation to add provisions to such Certificate of Incorporation to limit the liability of and to indemnify Culligan's directors and executive officers to the fullest extent provided for by the DGCL, and not to amend such provisions for a period of at least six years from the Effective Time, except to make such provisions more favorable to current or former directors and officers.

  The Merger Agreement also provides that from and after the Effective Time, U.S. Filter will indemnify, defend and hold harmless the present and former officers and directors of Culligan in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted by applicable law, including with respect to taking all actions necessary to advance expenses to the extent permitted by applicable law.

  U.S. Filter has also agreed to use all reasonable efforts to cause the Surviving Corporation or U.S. Filter to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor U.S. Filter shall be required to pay an annual premium for such insurance coverage in excess of 250% of Culligan's current annual premium, but in such case shall purchase as much coverage as possible for such amount

  See "THE SUPPORT/VOTING AGREEMENTS," and "THE REGISTRATION RIGHTS
AGREEMENT."

ANTICIPATED ACCOUNTING TREATMENT

  Consummation of the Merger is conditioned upon the receipt by U.S. Filter and Culligan of letters, in form and substance reasonably satisfactory to U.S. Filter and Culligan, from KPMG Peat Marwick LLP, dated the date of the Effective Time, stating that they concur with the conclusion of U.S. Filter's management that the Merger will qualify as a transaction to be accounted for by U.S. Filter in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission. If the Merger were not to qualify for the pooling-of-interests treatment for accounting purposes, the Merger would be treated as a purchase for accounting purposes. Pursuant to the Merger Agreement, U.S. Filter, Subcorp and Culligan have agreed not to take any action that would, or would be reasonably likely to, prevent U.S. Filter from accounting for the Merger in accordance with the pooling-of-interests method. The pooling condition may be waived if waived by each of Culligan, U.S. Filter and Subcorp. However, none of Culligan, U.S. Filter nor Subcorp intends to waive this condition. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver."

  Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of U.S. Filter and Culligan will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of U.S. Filter and Culligan will be combined on U.S. Filter's consolidated balance sheet and no goodwill or other intangible assets will be created. Consolidated financial statements of U.S. Filter issued after the Merger will be restated retroactively to reflect the consolidated operations of U.S. Filter and Culligan as if the Merger had taken place prior to the periods covered by such consolidated financial statements.

  The unaudited pro forma combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. Consistent with pooling-of-interests accounting treatment, the direct costs related to the Merger will be taken as a non-recurring charge to earnings in the quarter in which the Merger is consummated. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION," including the Notes contained therein.

NO APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL, holders of Culligan Common Stock and U.S. Filter Common Stock are not entitled to appraisal rights in connection with the Merger because the U.S. Filter Common Stock and the Culligan Common Stock are traded on the NYSE and holders of Culligan Common Stock will receive in the Merger only shares of U.S. Filter Common Stock and/or cash in lieu of fractional shares thereof.

GOVERNMENTAL APPROVALS

  Antitrust. Transactions such as the merger are reviewed by the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until such time as certain information has been furnished to the Antitrust Division and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. Culligan and U.S. Filter each filed its respective notification and report forms under the HSR Act on February 18, 1998. The waiting period under the HSR Act in connection with U.S. Filter's acquisition of Culligan was terminated on April 1, 1998.

  At any time before or after the Effective Time, the Department of Justice, the FTC, state attorneys general, non-U.S. regulatory agencies or a private person or entity could challenge the Merger under the antitrust laws and seek, among other things, to enjoin the Merger or to cause the divestiture of certain assets of Culligan or U.S. Filter. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. U.S. Filter and Culligan believe that the consummation of the Merger will not violate any antitrust laws. Nonetheless, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, with respect to the result thereof.

  In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies, both U.S. and non-U.S., with respect to the transactions contemplated by the Merger Agreement, relating primarily to antitrust and securities law issues, must be made and received prior to the consummation of the Merger.

  Status of Regulatory Approvals and Other Information. Culligan and U.S. Filter have filed applications with all applicable regulatory agencies, and have taken, or will take, other appropriate action with respect to any requisite approvals or other action of any court, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S., whose consent, approval, order or authorization, or with whom registration, declaration or filing of the Merger Agreement is required to consummate the Merger and related transactions, subject to the provisions of the Merger Agreement.

  The Merger Agreement provides that the obligation of U.S. Filter and Culligan to consummate the Merger is conditioned upon, among other things, the termination of any applicable waiting period under the HSR Act and the absence of any injunction restraining consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Merger." There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger. In addition there can be no assurance that an action will not be brought challenging such approvals or action, including a challenge by the FTC or the Department of Justice, or, if such a challenge is made, with respect to the result thereof.

  As of the date hereof, Culligan and U.S. Filter are not aware of any material governmental approvals that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

             MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF U.S. FILTER

  For information concerning directors, executive officers, certain relationships and related transactions and voting securities and principal holders thereof of U.S. Filter, please see the Proxy Statement on Schedule 14A of U.S. Filter dated July 8, 1997 and the Annual Report on Form 10-K of U.S. Filter for the fiscal year ended March 31, 1997, each of which is incorporated herein by reference. See "AVAILABLE INFORMATION."

                      PRINCIPAL STOCKHOLDERS OF CULLIGAN

  Based on a review of statements filed with the Commission pursuant to
Section 13 of the Exchange Act, the following table sets forth certain information about persons known to Culligan who are the beneficial owner of more than 5% of the Culligan Common Stock, and as to the beneficial ownership of the Culligan Common Stock by each of Culligan's directors and named executive officers and all of Culligan's directors and executive officers as a group, as of April 30, 1998. Except as otherwise indicated, to the knowledge of Culligan, the persons identified below have sole voting power and sole investment power with respect to the shares they beneficially own.

                                                      NUMBER OF SHARES
   NAME AND ADDRESS/OR TITLE OF BENEFICIAL OWNER     BENEFICIALLY OWNED PERCENT
   ---------------------------------------------     ------------------ -------
   Apollo Investment Fund, LP(1)....................     7,334,859       28.5%
    c/o Apollo Advisors, LP
    2 Manahattanville Road
    Purchase, New York 10577
   American Express Company (2).....................     2,262,950        9.0%
    American Express Tower
    299 Vesey Street
    New York, NY 10285
   Andrew D. Africk.................................           623         *
    Apollo Management LP
    1301 Avenue of the Americas 38th Floor
    New York, NY 10019
   R. Theodore Ammon................................           957         *
    Big Flower Press Holdings, Inc.
    3 East 54th Street 19th Floor
    New York, NY 10022
   Bernard Attal....................................           957         *
    Apollo Management LP
    1301 Avenue of the Americas 38th Floor
    New York, NY 10019
   Leon D. Black....................................           957         *
    Apollo Management LP
    1301 Avenue of the Americas 38th Floor
    New York, NY 10285
   Robert H. Falk...................................           957         *
    Apollo Management LP
    1301 Avenue of the Americas 38th Floor
    New York, NY 10019
   Michael G. Fisch.................................           153         *
    American Securities Capital Partners, LP
    122 E. 42nd Street Suite 2400
    New York, NY 10168
   Mark H. Rachesky.................................           153         *
    MHR Advisors
    40 West 57th Street 33rd Floor
    New York, NY 10019

                                                       (continued on next page)

                                                       NUMBER OF SHARES
   NAME AND ADDRESS/OR TITLE OF BENEFICIAL OWNER      BENEFICIALLY OWNED PERCENT
   ---------------------------------------------      ------------------ -------
   Robert L. Rosen..................................           957          *
    RLR Partners, LP
    825 Third Avenue 40th Floor
    New York, NY 10022
   Marc Rowan.......................................           957          *
    Apollo Management LP
    1301 Avenue of the Americas 38th Floor
    New York, NY 10019
   Stephen J. Solarz................................           100          *
    APCO Associates, Inc.
    1615 L Street NW
    Washington, DC 20036
   Carl Spielvogel..................................           303          *
    Carl Spielvogel Associates
    375 Park Avenue Suite 1209
    New York, NY 10052
   Douglas A. Pertz.................................       551,726(3)     2.1%
    President and Chief Executive Officer
   Michael E. Salvati...............................        14,500(4)       *
    Vice President, Finance and
    Chief Financial Officer
   Edward A. Christensen............................        24,300(5)       *
    Vice President, General Counsel
    and Secretary
   Calvin R. Hendrix................................        12,000(6)       *
    Group President--North America
   Kenneth I. Wellings..............................        34,500(7)       *
    Vice President, International
   All directors and executive officers as a group..       637,026(8)     2.4%

--------
 * Less than 1.0%

(1) Includes 3,666,696 shares beneficially held by Lion Advisors, LP for the benefit of an investment account under management over which Lion Advisors, LP holds investment, voting and dispositive power. Lion Advisors, LP is an affiliate of Apollo Advisors, LP ("Apollo Advisors"), the managing general partner of Apollo Investment Fund, LP. Each of Messrs. Leon Black and John Hannan, directors of each of Apollo Capital Management, Inc. and Lion Capital Management, Inc., the general partners of each of Apollo Advisors and Lion Advisors, LP, respectively, and Messrs. Africk, Falk and Rowan, disclaim beneficial ownership of all of other indicated shares.

(2) Based on a Schedule 13G Amendment No. 1 filed with the Commission by American Express Company and American Express Financial Corporation as of December 31, 1997, an aggregate of 2,262,950 shares of Culligan Common Stock (9.0% of its outstanding Common Stock at such date) were beneficially owned by American Express Financial Corporation (of which shared voting power was reported as to 1,124,750 shares and shared dispositive power was reported as to 2,262,950 shares).

(3) Includes presently exercisable options to purchase 551,426 shares. Does not include options for 240,000 shares not presently exercisable.

(4) Includes options for 13,500 shares under Culligan's 1995 Amended and Restated Stock Option and Incentive Compensation Plan that are presently exercisable; does not include options for 46,500 shares under such plan that are not currently exercisable.

(5) Includes options for 24,100 shares under Culligan's 1995 Amended and Restated Stock Option Plan that are presently exercisable; does not include options for 50,900 shares under such plan that are not presently exercisable.

(6) Includes options for 12,000 shares under Culligan's 1995 Amended and Restated Stock Option Plan that are presently exercisable; does not include options for 68,000 shares under such plan that are not presently exercisable.

(7) Consists of options for 34,500 shares presently exercisable under Culligan's 1995 Stock Option and Incentive Compensation Plan; does not include options for 64,000 shares under such plan that are not presently exercisable.

(8) Does not include options that are not presently exercisable; percentage amounts assumes the exercise by such persons of all options to acquire shares of Culligan's Common Stock and no exercise by any other person.

  Apollo Management LP has from time-to-time performed certain services for Culligan in connection with acquisition transactions (other than the Merger and transactions related thereto). In respect of such past services Culligan presently expects to reimburse Apollo Management LP for expenses previously incurred in an aggregate amount not in excess of $1.5 million.

                                  U.S. FILTER

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                  NINE MONTHS ENDED
                                   FISCAL YEAR ENDED MARCH 31,(1)                  DECEMBER 31,(1)
                          ----------------------------------------------------  ----------------------
                          1993(2)   1994(3)   1995(4)    1996(5)     1997(6)     1996(6)     1997(7)
                          --------  --------  --------  ----------  ----------  ----------  ----------
                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues................  $511,623  $620,709  $830,765  $1,090,745  $1,764,406  $1,094,636  $2,346,553
Cost of Sales...........   408,859   500,731   658,834     836,973   1,376,615     859,754   1,798,595
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Gross Profit...........   102,764   119,978   171,931     253,772     387,791     234,882     547,958
Selling, general and
 administrative
 expenses...............    95,357   115,979   131,210     192,387     316,190     196,752     414,546
Purchased in-process
 research and
 development............       --        --        --          --          --          --      299,505
Merger, restrtucturing
 and other acquisition
 related charges........       --        --        --          --        5,581       5,581     141,109
                          --------  --------  --------  ----------  ----------  ----------  ----------
                            95,357   115,979   131,210     192,387     321,771     202,333     855,160
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Operating income
  (loss)................     7,407     3,999    40,721      61,385      66,020      32,549    (307,202)
Other income (expense):
 Interest expense.......    (4,627)   (5,570)   (8,807)    (16,280)    (26,509)    (15,907)    (34,374)
 Other..................     2,236    (6,953)    1,611       5,923       3,678       2,981       3,002
                          --------  --------  --------  ----------  ----------  ----------  ----------
                            (2,391)  (12,523)   (7,196)    (10,357)    (22,831)    (12,926)    (31,372)
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Income (loss) before
  income tax expense
  (benefit),
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     5,016    (8,524)   33,525      51,028      43,189      19,623    (338,574)
Income tax expense
 (benefit)..............     1,237    (5,751)    8,904      20,329      10,681       3,845      (1,273)
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Income (loss) before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     3,779    (2,773)   24,621      30,699      32,508      15,778    (337,301)
Extraordinary item......       405       --        --          --          --          --          --
Cumulative effect of a
 change in accounting
 principle..............       459       --        --          --          --          --          --
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Net income (loss)......  $  4,643  $ (2,773) $ 24,621  $   30,699  $   32,508  $   15,778  $ (337,301)
                          ========  ========  ========  ==========  ==========  ==========  ==========
PER COMMON SHARE
 DATA:(8)
BASIC:
 Income (loss) before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............  $   0.09  $  (0.11) $   0.68  $     0.62  $     0.51  $     0.27  $    (3.65)
 Extraordinary item.....      0.01       --        --          --          --          --          --
 Cumulative effect of a
  change in accounting
  principle.............      0.02       --        --          --          --          --          --
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Net Income (loss)......  $   0.12  $  (0.11) $   0.68  $     0.62  $     0.51  $     0.27  $    (3.65)
                          ========  ========  ========  ==========  ==========  ==========  ==========
DILUTED:
 Income (loss) before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............  $   0.09  $  (0.11) $   0.66  $     0.61  $     0.49  $     0.26  $    (3.65)
 Extraordinary item.....      0.01       --        --          --          --          --          --
 Cumulative effect of a
  change in accounting
  principle.............      0.02       --        --          --          --          --          --
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Net Income (loss)......  $   0.12  $  (0.11) $   0.66  $     0.61  $     0.49  $     0.26  $    (3.65)
                          ========  ========  ========  ==========  ==========  ==========  ==========
 Basic weighted average
  number of common
  shares outstanding....    27,878    31,267    35,198      48,369      64,082      59,016      92,340
 Diluted weighted
  average number of
  common shares
  outstanding...........    28,171    31,267    35,568      49,668      66,531      61,071      92,340
                          ========  ========  ========  ==========  ==========  ==========  ==========
CONSOLIDATED BALANCE
 SHEET DATA (END OF
 PERIOD):
Working capital.........  $ 79,094  $113,105  $135,079  $  159,148  $  515,152  $  641,333  $  545,628
Total assets............  $274,635  $430,206  $583,633  $1,003,316  $2,397,563  $2,129,806  $3,360,782
Notes payable and long-
 term debt, including
 current portion........  $ 42,899  $ 41,398  $ 65,192  $   74,848  $   86,066  $   76,972  $  629,633
Convertible subordinated
 debt...................  $    --   $ 60,000  $105,000  $  200,000  $  554,000  $  554,000  $  554,000
Stockholders' equity....  $128,189  $171,758  $200,548  $  407,390  $1,045,830  $  970,526  $1,193,524

                                                       (notes on following page)

--------
(1) The historical consolidated financial data for U.S. Filter for the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 and for the nine months ended December 31, 1996 have been restated to include the accounts and operations of Kinetics, which was merged with U.S. Filter effective December 1997 and accounted for as a pooling of interests. Separate results of operations for each of U.S. Filter and Kinetics for the years ended March 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended December 31, 1996 and 1997 are presented below:

                                                                               NINE MONTHS ENDED
                                   FISCAL YEAR ENDED MARCH 31,(1)               DECEMBER 31,(1)
                          -------------------------------------------------  ----------------------
                          1993(2)  1994(3)   1995(4)   1996(5)    1997(6)     1996(6)     1997(7)
                          -------- --------  -------- ---------- ----------  ----------  ----------
                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
U.S. Filter (as
 previously reported)...  $416,725 $475,236  $600,832 $  812,322 $1,376,601  $  838,936  $2,346,553
Kinetics................    94,898  145,473   229,933    278,423    387,805     255,700         --
                          -------- --------  -------- ---------- ----------  ----------  ----------
 Combined...............  $511,623 $620,709  $830,765 $1,090,745 $1,764,406  $1,094,636  $2,346,553
                          ======== ========  ======== ========== ==========  ==========  ==========
OPERATING INCOME (LOSS):
U.S. Filter (as
 previously reported)...  $  6,049 $ (2,358) $ 28,047 $   45,382 $   82,913  $   51,296  $ (307,202)
Kinetics................     1,358    6,357    12,674     16,003    (16,893)    (18,747)        --
                          -------- --------  -------- ---------- ----------  ----------  ----------
 Combined...............  $  7,407 $  3,999  $ 40,721 $   61,385 $   66,020  $   32,549  $ (307,202)
                          ======== ========  ======== ========== ==========  ==========  ==========
NET INCOME (LOSS):
U.S. Filter (as
 previously reported)...  $  2,547 $ (7,892) $ 15,267 $   21,967 $   46,197  $   29,014  $ (337,301)
Kinetics................     2,096    5,119     9,354      8,732    (13,689)    (13,236)        --
                          -------- --------  -------- ---------- ----------  ----------  ----------
 Combined...............  $  4,643 $ (2,773) $ 24,621 $   30,699 $   32,508  $   15,778  $ (337,301)
                          ======== ========  ======== ========== ==========  ==========  ==========
NET INCOME (LOSS) PER
 COMMON SHARE(8):
BASIC:
 As previously
  reported..............  $   0.02 $  (0.34) $   0.50 $     0.50 $     0.79  $     0.55  $      --
 As restated............      0.12    (0.11)     0.68       0.62       0.51        0.27       (3.65)
DILUTED:
 As previously
  reported..............  $   0.02 $  (0.34) $   0.49 $     0.49 $     0.77  $     0.52  $      --
 As restated............      0.12    (0.11)     0.66       0.61       0.49        0.26       (3.65)

(2) The fiscal year ended March 31, 1993 includes twelve months of results of Societe des Ceramiques Techniques, S.A. ("SCT"), acquired April 1, 1992 and three months of The Permutit Company, Inc., a United States company acquired January 5, 1993, accounted for as purchases. The fiscal year ended March 31, 1993 also includes extraordinary gains of $0.4 million resulting from the forgiveness of debt in connection with the buyout of a capital lease obligation and $0.5 million resulting from U.S. Filter's Davis subsidiary's adoption of SFAS No. 109, "Accounting for Income Taxes" which is accounted for as a change in accounting principle.

(3) The fiscal year ended March 31, 1994 includes four months of results of Ionpure Technologies Corporation and IP Holding Company ("Ionpure"), acquired December 1, 1993 and accounted for as a purchase. Selling, general and administrative expenses for the year ended March 31, 1994 reflect four months of integration of Ionpure, certain charges totaling $2.4 million related to the rationalization of certain wastewater operations and write-off of certain intangibles in the U.S. Filter's Continental Penfield subsidiary totaling $3.7 million. In addition, the year ended March 31, 1994 includes a charge of $8.9 million to reflect a plan to shutdown and reorganize certain operations of Davis.

(4) The fiscal year ended March 31, 1995 includes the results of operations of Smogless S.p.A., Crouzat S.A., Sation S.A., Seral Erich Alhauser GmbH and the Ceraflo ceramic product line from the dates of their respective acquisitions, accounted for as purchases.

(5) The fiscal year ended March 31, 1996 includes the results of operations of The Permutit Company Limited and The Permutit Company Pty Ltd., Interlake Water Systems, Arrowhead Industrial Water Inc. and

    Polymetrics Inc. from the dates of their respective acquisitions, accounted for as purchases. General and administrative expenses for the year ended March 31, 1996 includes charges totaling $3.2 million related to the write-down of certain patents and equipment of Zimpro.

(6) The fiscal year ended March 31, 1997 includes the results of operations of USG, WaterPro, WSMG, and PED from the dates of their respective acquisitions, accounted for as purchases. The year ended March 31, 1997 and the nine months ended December 31, 1996 includes merger expenses of $5.6 million, related to the acquisition of Davis, which was accounted for as a pooling of interests. Cost of goods sold for the year ended March 31, 1997 includes charges recorded by Kinetics totaling $26.0 million related certain unreimbursed project costs. Selling, general and administrative expenses for the year ended March 31, 1997 includes charges totaling $6.8 million for increases in Kinetics' allowance doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals.

(7) The nine months ended December 31, 1997 includes the results of operations for Memtec from the date of its acquisition on December 9, 1997, accounted for as a purchase. The nine months ended December 31, 1997 also includes a charge of $299.5 million related to the acquisition from Memtec of certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. Additionally, U.S. Filter recorded charges totaling $141.1 million related to a restructuring plan that U.S. Filter implemented concurrent with the acquisitions of Memtec and Kinetics. Cost of goods sold for the nine months ended December 31, 1997 includes charges recorded by Kinetics totaling $13.7 million related to certain unreimbursed project costs. Selling, general and administrative expenses for the nine months ended December 31, 1997 includes charges recorded by Kinetics totaling $3.6 million related to increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals.

(8) Income (loss) per common share amounts are computed in accordance with SFAS 128 and are after (i) dividends on the Series A Preferred Stock of $0.7 million for the fiscal year ended March 31, 1993, $0.7 million for the fiscal year ended March 31, 1994, $0.7 million for the fiscal year ended March 31, 1995 and $0.5 million for the fiscal year ended March 31, 1996 and (ii) accretion on the Series A Preferred Stock, a noncash accounting adjustment required by Securities and Exchange Commission Staff Accounting Bulletin No. 68 ("SAB 68"), in the amount of $0.6 million for the fiscal year ended March 31, 1993. As of April 1, 1993 U.S. Filter and the holder of the Series A Preferred Stock agreed to a fixed dividend of $0.7 million per year on the Series A Preferred Stock eliminating the increasing rate and, therefore, the accretion of dividends pursuant to SAB
    68. The Series A Preferred Stock was converted into shares of U.S. Filter Common Stock in March 1996.

                                    CULLIGAN

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                             SEVEN
                                            MONTHS
                            FIVE MONTHS      ENDED    YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED
                          ENDED JUNE 30,  JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31,
                               1993          1994        1995        1996        1997        1998
                          --------------- ----------- ----------- ----------- ----------- -----------
                          PREDECESSOR (A)
                          ---------------
STATEMENTS OF OPERATIONS
 DATA:
Net Sales...............     $109,748      $154,325    $280,051    $304,502    $371,018    $505,744
Cost of Goods Sold (f)..       60,894        87,112     155,829     168,363     205,581     288,851
                             --------      --------    --------    --------    --------    --------
Gross Profit............       48,854        67,213     124,222     136,139     165,437     216,893
Selling, General and
 Administrative (f).....       36,339        50,341      91,989      95,723     113,932     146,807
Administrative Expenses
 Allocated from
 Samsonite (b)..........          --            --        1,095         --          --          --
Write-off of Goodwill
 and In-process Research
 and
 Development (c)........          --            --          --          --          --       55,803
Merger and Restructuring
 Expenses (d)...........          --          2,103       5,917         --          --        5,236
Amortization of
 Intangible Assets (e)..          731        22,554      38,691      38,802      17,522       5,440
                             --------      --------    --------    --------    --------    --------
Operating Income
 (Loss).................       11,784        (7,785)    (13,470)      1,614      33,983       3,607
Other Income (Expense),
 Net (g)................         (324)        1,919         398       2,867       5,023      32,888
                             --------      --------    --------    --------    --------    --------
Income (Loss) Before
 Interest, Taxes,
 Minority Interest and
 Extraordinary Item.....       11,460        (5,866)    (13,072)      4,481      39,006      36,495
Interest Income.........        1,436           886       1,439       1,576       2,633       1,765
Interest Expense (h)....       (1,039)      (11,576)    (19,085)    (12,426)     (5,490)     (9,903)
Income Taxes............       (4,387)       (3,434)     (5,678)    (14,910)    (20,264)    (32,638)
Minority Interest.......          --            --          --          --          --         (919)
                             --------      --------    --------    --------    --------    --------
Income (Loss) before
 Extraordinary Item.....        7,470       (19,990)    (36,396)    (21,279)     15,885      (5,200)
Extraordinary Item......          --            --          --          --          --         (422)
                             --------      --------    --------    --------    --------    --------
Net Income (Loss).......     $  7,470      $(19,990)   $(36,396)   $(21,279)   $ 15,885    $ (5,622)
                             ========      ========    ========    ========    ========    ========
PER COMMON SHARE DATA:
BASIC:
 Income (Loss) before
  Extraordinary Item....                   $  (1.26)   $  (2.29)   $  (1.30)   $   0.75    $  (0.22)
 Extraordinary Item.....                        --          --          --          --     $   (.02)
                                           --------    --------    --------    --------    --------
 Net Income (Loss)......                   $  (1.26)   $  (2.29)   $  (1.30)   $   0.75    $  (0.24)
                                           ========    ========    ========    ========    ========
DILUTED:
 Income (Loss) Before
  Extraordinary Item....                      (1.26)      (2.29)      (1.30)   $   0.74       (0.22)
 Extraordinary Item.....                        --          --          --          --        (0.02)
                                           --------    --------    --------    --------    --------
 Net Income (Loss)......                      (1.26)      (2.29)      (1.30)   $   0.74       (0.24)
                                           --------    --------    --------    --------    --------
 Basic Weighted Average
  Number Of Common
  Shares Outstanding
  (000's)...............                     15,889      15,889      16,311      21,091      23,444
 Diluted Weighted
  Average Number Of
  Common Shares
  Outstanding (000's)...                     15,889      15,889      16,311      21,375      23,444
OTHER DATA:
Income (Loss) Before
 Interest, Taxes,
 Minority Interest and
 Extraordinary Item.....     $ 11,460      $ (5,866)   $(13,072)   $  4,481    $ 39,006    $ 36,495
Amortization of
 Reorganization Value in
 Excess of Identifiable
 Assets (e).............          --         21,771      37,322      37,322      15,551         --
Administrative Expenses
 Allocated from
 Samsonite (b)..........          --            --        1,095         --          --          --
Write-off of Goodwill
 and In-Process Research
 and
 Development (c)........          --            --          --          --          --       55,803
Merger and Restructuring
 Expenses (d)...........          --          2,103       5,917         --          --        5,236
Gain on Disposition of
 Investment In Affiliate
 (g)....................          --            --          --          --          --      (31,098)
Gain on Insurance
 Settlement (g).........          --            --          --          --       (1,980)        --
                             --------      --------    --------    --------    --------    --------
Adjusted Income Before
 Interest, Taxes,
 Minority Interest and
 Extraordinary Item.....       11,460        18,008      31,262      41,803      52,577      66,436
All Other Amortization..          731           783       1,369       1,480       1,971       5,440
Depreciation............        3,175         5,696       9,279       9,409      10,091      15,161
                             --------      --------    --------    --------    --------    --------
EBITDA (i)..............     $ 15,366      $ 24,487    $ 41,910    $ 52,692    $ 64,639    $ 87,037
                             ========      ========    ========    ========    ========    ========

                                           (See footnotes beginning on page 63.)

IMPACT OF NONRECURRING ITEMS

  Included in Culligan's statements of operations subsequent to June 30, 1993, are amortization and depreciation related to adjustments of assets and liabilities to fair value in connection with the adoption of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The most significant adjustment relates to reorganization value in excess of identifiable assets which was amortized over a three-year period which ended in June of 1996. In addition, the statements of operations for the years ended January 31, 1997 and 1998, include certain nonrecurring items. Due to the significance of these items, and considering that they are either of a short duration or nonrecurring, management believes that it is useful to isolate their impact on the statement of operations. The impact on income before interest, taxes, minority interest and extraordinary item for the years ending January 31, 1997 and 1998 are shown below. This information does not represent and should not be considered an alternative to income before interest, taxes, minority interest and extraordinary item, any other measure of performance as determined by generally accepted accounting principles or as an indicator of operating performance.

                                                       YEAR ENDED  YEAR ENDED
                                                       JANUARY 31, JANUARY 31,
                                                          1997        1998
                                                       ----------- -----------
                                                       (DOLLARS IN THOUSANDS)
Income before interest, taxes, minority interest and
 extraordinary item...................................   $39,006     $36,495
Amortization of reorganization value in excess of
 identifiable assets..................................    15,551         --
Write-off of purchased in-process research and
 development..........................................       --       52,633
Write-off of goodwill.................................       --        3,170
Merger and restructuring expenses.....................       --        5,236
Gain on disposition of investment in affiliate........       --      (31,098)
Gain on insurance settlement..........................    (1,980)        --
                                                         -------     -------
Adjusted income before interest, taxes, minority
 interest and extraordinary item......................   $52,577     $66,436
                                                         =======     =======

--------
(a) In June 1993, Samsonite's predecessor, Astrum International Corp. ("Astrum"), completed a financial restructuring pursuant to a plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan"). Effective June 30, 1993 and pursuant to SOP 90-7, Astrum and all its subsidiaries, including Culligan, were required to adjust their assets and liabilities to their fair ("Fresh Start") values. Due to the effect of SOP 90-7, amortization of intangible assets and interest expense (see notes (e) and (h) below) for the periods before and after June 30, 1993 are not comparable. The information for the predecessor company reflects activity occurring through June 30, 1993, prior to the effective date of the Plan.

(b) Administrative expenses allocated from Samsonite represent certain accounting and management services performed for the benefit of Culligan primarily related to Astrum's reorganization and the Spin-off. In prior years, these services were not provided, and are not anticipated to recur on an on-going basis.

(c) During fiscal 1998 Culligan wrote off $33.1 million of in-process R&D purchased in connection with the acquisition of the Water Filtration Business of Ametek. As of the purchase date, the Water Filtration Business was engaged in ongoing research and development relating to carbon block extrusion technology which was less labor intensive than competing technologies and a new water filtration product line that is expected to improve the purity of water and flow rates. Both of the projects are proceeding according to schedule. It is estimated that technological and commercial feasibility will be achieved in 6 to 12 months and that their development will not require cash expenditures that are material to the results of operations or financial position of Culligan. The principal risks associated with successfully completing such in-process R&D is that other competitors may bring a technologically superior product to market. Culligan does not believe that the failure to complete such R&D projects would have a material adverse effect on its results of operations or financial position. The existing technology of the Water Filtration Business acquired was included in goodwill and is being amortized over 40 years.

  During fiscal 1998, Culligan wrote-off $19.5 million of in-process R&D purchased in connection with the acquisition of Protean as these projects had not reached technological feasibility and have no alternative use. As of the purchase date, Elga plc, a subsidiary of the continuing operations of Protean, was engaged in the research and development of a series of new water filtration systems that will employ new processes or techniques related to the filtration of tap water for laboratory use. Such projects were valued by an independent appraiser using a risk adjusted cash flow model under which the expected cash flows were discounted, taking into account the costs to complete the projects, risks related to existing and future markets, and the life expectancy of such projects. Failure to complete these projects successfully and on time would open the way for competitors to introduce alternative technologies, with consequent implications for Elga's revenues. The projects are proceeding according to schedule and it is estimated that technological and commercial feasibility will be met within the existing timeframes, which range from three months to two years. These projects are not expected to require future cash expenditures that are material to the results of operations or financial position of Culligan. The existing technology of Protean's continuing operations acquired was included in goodwill and is being amortized over 40 years.

  Culligan also wrote off the remaining goodwill of $3.2 million arising from the acquisition of UltraPure in January 1996, related to more costly carbon block production technology used prior to the acquisition of the Water Filtration Business. UltraPure was engaged in the business of development, design, production, and sale of molded carbon block and molded filtration devices for liquid filtration. The effect on future operations related to this write down is not expected to be material.

(d) In fiscal 1994 Culligan implemented a plan to consolidate the production facilities and administrative functions of certain operations in Europe. The severance, other personnel related costs and facility shut-down expenses related to the restructuring resulted in charges in fiscal 1994 and fiscal 1995 of $2.1 million and $5.9 million, respectively.

  During fiscal 1998 Culligan recorded a merger and restructuring charge of $5.2 million in connection with the acquisition of Ametek's Water Filtration Business and as a result of a decision made by Culligan to exit the market for the sale of consumer products in the department store and mass merchant channels so as to focus principally on the "do-it-yourself"
  (DIY) and hybrid retail markets. The merger and restructuring charge reflects the costs of integrating and streamlining manufacturing, sales, distribution, research and development, and administrative functions, in order to take advantage of more cost effective technology acquired in the acquisition of Ametek's Water Filtration Business. The merger and restructuring charge also reflects costs resulting from the decision to exit certain retail markets, such as charges against receivables to reflect the fact that the value of these assets diminished as a result of the decision to exit portions of the business. Included in the $5.2 million of merger and restructuring costs are $0.7 million for severance costs related to the elimination of redundant employees, $1.3 million related to the write-off of receivables, $2.5 million related to the write-off of excess property, equipment and other assets (consisting principally of fixed assets used in the manufacture of molded carbon block), and $0.7 million representing legal and other professional fees. During fiscal 1998, costs amounting to $4.3 million were charged against the merger and restructuring reserve. Total future cash requirements relating to the merger and restructuring is expected to be immaterial.

(e) Amortization of intangible assets consists of the following:

                                                 SEVEN
                         EXPECTED               MONTHS
                          USEFUL  FIVE MONTHS    ENDED    YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED
                           LIFE   ENDED JUNE  JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31,
                         (YEARS)   30, 1993      1994        1995        1996        1997        1998
                         -------- ----------- ----------- ----------- ----------- ----------- -----------
                                  PREDECESSOR
                                                      (DOLLARS IN THOUSANDS)
  Amortization of
   reorganization value
   in excess of
   identifiable assets..        3     --        $21,771     $37,322     $37,322     $15,551     $  --
  Amortization of
   trademarks and other
   "Fresh Start"
   intangibles..........       40     --            758       1,300       1,300       1,300      1,300
                                     ----       -------     -------     -------     -------     ------
  "Fresh Start"
   amortization.........                         22,529      38,622      38,622      16,851      1,300
  Amortization of
   goodwill............. 10 to 40     699                        18         158         504      3,784
  Amortization of other
   intangibles..........   3 to 9      32            25          51          22         167        356
                                     ----       -------     -------     -------     -------     ------
  Amortization of
   intangible assets....             $731       $22,554     $38,691     $38,802     $17,522     $5,440
                                     ====       =======     =======     =======     =======     ======

   "Fresh Start" amortization represents the expense arising solely as a result of "Fresh Start" accounting in accordance with SOP 90-7.

(f) Depreciation included in cost of goods sold and selling, general and administrative related to adjustments of assets and liabilities to fair value in connection with the adoption of SOP 90-7 consists of the following:

                            SEVEN
                           MONTHS
                            ENDED    YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED
                         JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31,
                            1994        1995        1996        1997        1998
                         ----------- ----------- ----------- ----------- -----------
                                           (DOLLARS IN THOUSANDS)
  "Fresh Start"
   depreciation in cost
   of goods sold........   $1,040      $1,414      $1,077       $603        $304
  "Fresh Start"
   depreciation in
   selling, general and
   administrative.......      520         707         539        301         152
                           ------      ------      ------       ----        ----
  Total "Fresh Start"
   depreciation.........   $1,560      $2,121      $1,616       $904        $456
                           ======      ======      ======       ====        ====

    Property and equipment revalued in connection with the adoption of SOP 90-7 are being depreciated over their respective estimated useful lives, primarily ranging from two to six years.

(g) Other income (expense), net for fiscal 1997 includes a gain of $1,980 on an insurance settlement associated with a fire at Culligan's Belgian facility in July 1993 and for fiscal 1998 includes a gain on Culligan's disposition of its investment in Anvil Holdings, Inc. of $31,098.

(h) Interest expense for periods subsequent to June 30, 1993 includes interest on the $150 million note payable to Samsonite issued in connection with Astrum's reorganization. A principal payment of $20 million to Samsonite and a $30 million contribution by Samsonite to equity capital of Culligan on December 1, 1994 and January 31, 1995, respectively, reduced the outstanding principal during fiscal 1995. During July 1995, borrowings under a $150 million credit facility entered into by Culligan in July 1995 (the "Credit Facility") were used to repay in full the outstanding balance of the note payable to Samsonite (the "Refinancing").

(i) EBITDA is defined as income before interest, taxes, minority interest and extraordinary item, excluding certain nonrecurring items plus depreciation and amortization. Culligan believes that EBITDA provides useful information regarding a company's financial performance. EBITDA should not be considered in isolation or as an alternative to net income, an indicator of Culligan's operating performance, or an alternative to Culligan's cash flow from operating activities as a measure of liquidity.

                         JANUARY 31, JANUARY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,
                            1994        1995          1996          1997        1998 (D)
                         ----------- -----------   -----------   -----------   -----------
                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Property, Plant and
 Equipment, Net.........  $ 68,043    $ 68,974      $ 70,749      $ 78,740      $144,631
Total Assets............   331,035     303,431       292,570       337,362       858,263
Long-Term Debt and
 Capital Lease
 Obligations (Including
 Current Debt)..........   159,404     114,635(a)     48,324(b)     48,645       372,167
Total Liabilities.......   278,734     255,187       173,481(b)    163,722       560,235
Stockholders' Equity....    52,301      48,244       119,089(b)    173,640(c)    298,028

--------
(a) During fiscal 1995, a principal payment of $20 million to Samsonite and a $30 million contribution by Samsonite to equity capital of Culligan were made on December 1, 1994 and January 31, 1995, respectively, related to the note payable to Samsonite.

(b) During fiscal 1996, Culligan completed the sale of 4,025,000 shares of common stock. Net proceeds included in equity capital at January 31, 1996 were approximately $85 million. Culligan used such proceeds to repay borrowings under the Credit Facility. Also during fiscal 1996, prior to the Spin-off, Samsonite contributed approximately $5 million to equity capital of Culligan.

(c) During fiscal 1997, Culligan issued additional shares of common stock upon the exercise of overallotment options granted to underwriters in connection with a secondary public offering of shares of Culligan's common stock. The net proceeds included in equity capital at January 31, 1997 were approximately $32 million which includes proceeds from the exercise of stock options by one of the selling stockholders in the offering. In addition, as a result of the exercise of stock options, Culligan recognized an income tax benefit of approximately $7.5 million which it recorded as additional paid-in-capital during fiscal 1997.

(d) During fiscal 1998, Culligan completed over 35 strategic dealer and complimentary acquisitions with annual revenues of approximately $350 million. Payments for these acquisitions during the year approximated $324 million, financed principally through net borrowings on long-term debt of $284 million and the issuance of common stock. Additionally, Culligan had approximately $36 million in capital expenditures associated with a new build, own and operate water treatment facility in the Caribbean, improvements to Culligan's management information systems, and the expansion and improvement of various manufacturing operations to support new growth initiatives.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following table sets forth selected unaudited pro forma combined financial data for the combined company for each of the three years in the period ended March 31, 1997, and for the nine-month periods ended December 31, 1996 and 1997 and are derived from the unaudited pro forma combined financial information presented elsewhere herein. The statement of operations data assumes that the Merger had been consummated as of the beginning of the earliest period presented; whereas the balance sheet data assume that the Merger had been consummated on December 31, 1997. The unaudited pro forma combined financial data do not reflect certain cost savings that U.S. Filter believes may be realized following consummation of the Merger. The pro forma data is provided for illustrative purposes only and is not necessarily indicative of the combined company's future results of operations or financial position. The information set forth below should be read in conjunction with unaudited pro forma combined financial information including notes thereto appearing elsewhere herein and the historical consolidated financial statements and notes thereto of U.S. Filter, Memtec, Culligan, Ametek, Protean, WaterPro, WSMG and PED, incorporated herein by reference.

                                                                NINE MONTHS ENDED
                            FISCAL YEAR ENDED MARCH 31,            DECEMBER 31,
                          ----------------------------------  -----------------------
   UNAUDITED PRO FORMA
  COMBINED STATEMENT OF
    OPERATIONS DATA:       1995(1)     1996(2)     1997(3)    1996(3),(4)   1997(5)
  ---------------------   ----------  ----------  ----------  -----------  ----------
                                          (DOLLARS IN THOUSANDS)
Revenues................  $1,110,816  $1,395,247  $3,196,355  $1,367,052   $3,011,820
Cost of Sales...........     814,663   1,005,336   2,335,388   1,011,450    2,187,035
                          ----------  ----------  ----------  ----------   ----------
 Gross Profit...........     296,153     389,911     860,967     355,602      824,785
Selling, general and
 administrative
 expenses...............     262,985     326,912     690,714     296,972      620,571
Purchased in-process
 research and
 development............         --          --          --          --       319,675
Merger, restructuring
 and other acquisition
 related charges........       5,917         --       10,380       5,581      149,059
                          ----------  ----------  ----------  ----------   ----------
                             268,902     326,912     701,094     302,553    1,089,305
                          ----------  ----------  ----------  ----------   ----------
 Operating income
  (loss)................      27,251      62,999     159,873      53,049     (264,520)
Other income (expense):
 Interest expense.......    (27,892)     (28,706)    (87,703)    (19,983)     (69,472)
 Gain on disposition of
  affiliate.............         --          --          --          --        31,098
 Other..................       3,448      10,366      13,988       8,664        6,442
                          ----------  ----------  ----------  ----------   ----------
                             (24,444)    (18,340)    (73,715)    (11,319)     (31,932)
                          ----------  ----------  ----------  ----------   ----------
 Income (loss) before
  income tax expense
  (benefit) and
  extraordinary items...       2,807      44,659      86,158      41,730     (296,452)
Income tax expense
 (benefit)..............      14,582      35,239      34,333      18,588       24,481
Minority Interest.......         --          --          --          --           665
                          ----------  ----------  ----------  ----------   ----------
 Income (loss) before
  extraordinary items...  $  (11,775) $    9,420  $   51,825  $   23,142   $ (321,598)
                          ==========  ==========  ==========  ==========   ==========

                                                                       AS OF
                                                                    DECEMBER 31,
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:(6)                     1997
---------------------------------------------------                 ------------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
Working Capital....................................................  $  667,050
Total assets.......................................................  $4,201,091
Notes payable and long-term debt, including current portion........  $  957,031
Convertible subordinated debt......................................  $  554,000
Shareholder's equity...............................................  $1,514,485

--------
(1) The Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 1995 combines the results of U.S. Filter for such period with the results of Culligan for their fiscal year ended January 31, 1995. Results for this period include expenses incurred by Culligan of $5.9 million related to a restructuring plan to consolidate the production facilities and administrative functions of certain operations in Europe.

(2) The Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 1996 combines the results of U.S. Filter for such period with the results of Culligan for their fiscal year ended January 31, 1996.

(3) The Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 1997 combines (i) the results of U.S. Filter and Protean for such fiscal year, (ii) the results of Memtec for its fiscal year ended June 30, 1997, (iii) the results of Culligan for its fiscal year ended January 31, 1997, (iv) the results of Ametek for its fiscal year ended December 31, 1996, (v) the results of USG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of USG on October 25, 1996, (vi) the results of WaterPro for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WaterPro on October 28, 1996, (vii) the results of WSMG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WSMG on December 2, 1996, and (viii) the results of PED for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of PED on January 6, 1997. Results for the year ended March 31, 1997 and the nine months ended December 31, 1996 include merger expenses of $5.6 million, related to the acquisition of Davis. The year ended March 31, 1997 also includes restructuring charges of $1.7 million, $1.1 million and $2.0 million incurred by Memtec, Protean and PED, respectively.

(4) The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1996 combines the results of U.S. Filter for such period with the results of Culligan for the nine months ended October 31, 1996.

(5) The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1997 combines (i) the results of U.S. Filter for such period, (ii) the results of Memtec for the period beginning on April 1, 1997 and ending immediately prior to Memtec being acquired by U.S. Filter on December 9, 1997, (iii) the results of Culligan for the nine months ended October 31, 1997, (iv) the results of Protean for the nine months ended September 30, 1997, and (v) the results of Ametek for the period beginning February 1, 1997 and ending immediately prior to Ametek being acquired by Culligan on August 1, 1997. On December 9, 1997, U.S. Filter acquired (in connection with the acquisition of Memtec) certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use. The estimated market value of such in-process research and development was $299.5 and was expensed at the acquisition date. Additionally, Culligan acquired from Ametek certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use. The estimated market value of such in-process research and development projects was $17.0 million and was expensed on the date that Culligan acquired Ametek. In addition, Culligan wrote-off the remaining goodwill of $3.2 million arising from the acquisition of Ultra Pure in January 1996 related to more costly technology used prior to the acquisition of Ametek. The nine months ended December 31, 1997 also includes restructuring charges of $141.1 million, $2.7 million and $9.5 million incurred by U.S. Filter, Memtec and Culligan, respectively.

(6) The Unaudited Pro Forma Combined Balance Sheet Data is based on the balance sheet of U.S. Filter as of December 31, 1997, the balance sheet of Culligan as of October 31, 1997 and the balance sheet of Protean as of September 30, 1997. The assets and liabilities of Kinetics, Memtec, USG, WaterPro, WSMG and PED are included in U.S. Filter's historical balance sheet at December 31, 1997 as these acquisitions were consummated on or before December 31, 1997. The assets and liabilities of Ametek are included in Culligan's historical balance sheet as of October 31, 1997 as Culligan's acquisition of Ametek was consummated on August 1, 1997.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  On February 9, 1998, U.S. Filter announced that it had signed the Merger Agreement with Culligan providing, among other things, for the acquisition by a wholly owned subsidiary of U.S. Filter of all outstanding shares of Culligan. Effective December 2, 1997, Culligan acquired Protean for approximately $174.5 million in cash and effective August 1, 1997, Culligan acquired Ametek for approximately $155.0 million in Culligan common stock and cash in lieu of fractional shares. On December 9, 1997, U.S. Filter acquired approximately 96% of the outstanding shares (the "Memtec Shares") of Memtec Limited ("Memtec") pursuant to a tender offer. The remaining Memtec Shares were acquired on February 5, 1998. The total purchase price for all Memtec Shares was approximately $397.2 million (including estimated transaction costs of approximately $10.6 million) and was allocated to the assets and liabilities of Memtec based upon their respective fair values. The value of developed technology was approximately $64.4 million and is being amortized over 25 years. The value of other intangible assets including patents, trademarks, license and distribution fees was approximately $7.3 million, and is being amortized over periods ranging from 5 to 12 years. U.S. Filter also acquired from Memtec certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use. Such projects were valued by an independent appraiser using a risk adjusted cash flow model under which expected future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of such projects. The estimated market value of such in-process research and development projects was $299.5 million and was expensed at the acquisition date. The allocation of the purchase price of Memtec is final and is not expected to change materially subsequent to December 31, 1997. During the fiscal year ended March 31, 1997, U.S. Filter completed several significant acquisitions that were accounted for as purchases including the acquisitions of The Utility Supply Group, Inc. ("USG"), WaterPro Supplies Corporation ("WaterPro"), the Systems and Manufacturing Group ("WSMG") of Wheelabrator Technologies Inc. and the businesses of the Process Equipment Division ("PED") of United Utilities Plc, which were completed on October 25, 1996, October 28, 1996, December 2, 1996 and January 6, 1997, respectively.

  U.S. Filter acquired all of the common stock of The Kinetics Group, Inc. ("Kinetics") as of December 31, 1997 in exchange for 5,803,803 shares of U.S. Filter's Common Stock, par value $.01 per share. The acquisition of Kinetics was accounted for as a pooling of interests and accordingly all U.S. Filter historical consolidated financial information has been restated to include Kinetics. In restating the historical consolidated financial data for this transaction, the results of U.S. Filter for the fiscal year ended March 31, 1997 were combined with the results of Kinetics for the fiscal year ended September 30, 1997 (Kinetics' most recent fiscal year end). Accordingly, the accounts and results of U.S. Filter as of and for the nine months ended December 31, 1997 include the accounts and results of Kinetics as of and for the nine months ended December 31, 1997. Additionally, Kinetics' results for the six months ended September 30, 1997 (including revenue of $227.4 million and a net loss of $8.5 million) are included in both the restated historical results for the fiscal year ended March 31, 1997 and the results for the nine months ended December 31, 1997.

  The following pro forma data is based on the historical combined statements of U.S. Filter (as restated for the acquisition of Kinetics accounted for as a pooling of interests), Memtec, Culligan, Protean, Ametek, USG, WaterPro, WSMG and PED giving effect to (i) the Culligan acquisition under the pooling of interests method of accounting, (ii) the Memtec, USG, WaterPro, WSMG and PED acquisitions under the purchase method of accounting, (iii) Culligan's acquisitions of Protean and Ametek under the purchase method of accounting and
(iv) the assumptions and adjustments (which U.S. Filter believes to be reasonable and in accordance with US generally accepted accounting principles ("US GAAP")) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the pooling of interests method of accounting, the recorded assets and liabilities of the separate entities become the recorded assets and liabilities of the combined entity. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following unaudited pro forma combined financial information are estimated and may differ from the final adjustments.

  The following unaudited pro forma combined financial information presents the Unaudited Pro Forma Combined Balance Sheet at December 31, 1997 giving effect to the acquisitions of Culligan and Protean as if they had been consummated on that date. U.S. Filter's fiscal year ends March 31, Memtec's fiscal year ends on June 30, Culligan's fiscal year ends on January 31, Protean's fiscal year ends on March 31 and Ametek's fiscal year ends on December 31. The Unaudited Pro Forma Combined Balance Sheet combines the balance sheet of U.S. Filter as of December 31, 1997, the balance sheet of Culligan as of October 31, 1997 and the balance sheet of Protean as of September 30, 1997. The assets and liabilities of Kinetics, Memtec, USG, WaterPro, WSMG and PED are included in U.S. Filter's historical balance sheet at December 31, 1997 as these acquisitions were consummated on or before December 31, 1997. The assets and liabilities of Ametek are included in Culligan's historical balance sheet as of October 31, 1997 as Culligan's acquisition of Ametek was consummated on August 1, 1997.

  The unaudited pro forma combined financial information also presents the Unaudited Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1997, giving effect to the acquisitions of Memtec, Culligan, Protean, Ametek, USG, WaterPro, WSMG and PED as if each of the acquisitions had been consummated as of the beginning of the earliest period presented. The Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended March 31, 1997, combines (i) the results of the U.S. Filter (as restated for the acquisition of Kinetics which was accounted for as a pooling of interests) and Protean for such fiscal year, (ii) the results of Memtec for their fiscal year ended June 30, 1997, (iii) the results of Culligan for their fiscal year ended January 31, 1997 (iv) the results of Ametek for their fiscal year ended December 31, 1996 (v) the results of USG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of USG on October 25, 1996, (vi) the results of WaterPro for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WaterPro on October 28, 1996, (vii) the results of WSMG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WSMG on December 2, 1996, and (vii) the results of PED for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of PED on January 6, 1997. Results for USG, WaterPro, WSMG and PED after they were acquired by U.S. Filter to March 31, 1997 are included in U.S. Filter's historical results for the fiscal year ended March 31, 1997.

  The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1997 combines (i) the results of U.S. Filter for such period, (ii) the results of Memtec for the period beginning on April 1, 1997 and ending immediately prior to Memtec being acquired by U.S. Filter on December 9, 1997, (iii) the results of Culligan for the nine months ended October 31, 1997, (iv) the results of Protean for the nine months ended September 30, 1997 and (v) the results of Ametek for the period beginning February 1, 1997 and ending immediately prior to Ametek being acquired by Culligan on August 1, 1997. Results for Memtec for the period from the date Memtec was acquired by U.S. Filter to December 31, 1997 are included in U.S. Filter's historical results. Results of Kinetics, which was acquired on December 31, 1997 and was accounted for as a pooling of interests, for the nine months ended December 31, 1997 are included in U.S. Filter's historical results. Results for USG, WaterPro, WSMG and PED for the nine months ended December 31, 1997 are included in U.S. Filter's historical results as these business were owned by U.S. Filter for the entire nine month period. Results for Ametek for the period from the date Ametek was acquired by Culligan to October 31, 1997 are included in Culligan's historical results.

  Results of operations for Memtec for the three months ended June 30, 1997 including revenue of $67.8 million and net income of $0.7 million are included in the Unaudited Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1997 and for the nine months ended December 31, 1997. Results of operations for Ametek including revenue of $6.4 million and net income of $0.7 million for the month ended January 31, 1997 are not included in either the Unaudited Pro Forma Combined Results of Operations for the fiscal year ended March 31, 1997 or the nine months ended December 31, 1997. Results of operations for Protean for the three months ended March 31, 1997 including revenue of $38.9 million and net income of $6.0 million are included in the Unaudited Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1997 and for the nine months ended December 31, 1997.

  It is anticipated that the acquisition of Culligan will be accounted for as a pooling of interests and the estimated costs to effect the transaction of $35-$40 million will be expensed as incurred. Accordingly, Unaudited

Pro Forma Combined Statements of Operations for the years ended March 31, 1996 and 1995 and the nine months ended December 31, 1996 are also presented. The Unaudited Pro Forma Combined Statements of Operations for the years ended March 31, 1996 and 1995 combines the results of U.S. Filter for such fiscal years with the results of Culligan for their fiscal years ended January 31, 1996 and 1995, respectively. The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1996 combines the results of U.S. Filter (as restated for the acquisition of Kinetics accounted for as a pooling of interests) for the nine months ended December 31, 1996 with the results of Culligan for the nine months ended October 31, 1996. The Unaudited Pro Forma Combined Statements of Operations for the years ended March 31, 1996 and 1995, respectively, and the nine months ended December 31, 1996 are in effect a restatement of the historical operations of each of U.S. Filter and Culligan and accordingly do not include the results of Memtec, Protean, Ametek, USG, WaterPro, WSMG and PED, which were acquisitions accounted for as purchases.

  The historical financial statements of Protean and PED were prepared in accordance with UK generally accepted accounting principles ("UK GAAP"), which differs in certain respects from US GAAP. The historical PED Financial Statements included in the unaudited combined financial information have been restated to reflect PED's financial position and results of operations in accordance with US GAAP. The pro forma adjustments contain certain adjustments necessary to reflect Protean's historical financial statements in accordance with US GAAP. Certain reclassifications have been made to the historical financial statements of Protean to conform with U.S. Filter's presentation.

  The following Unaudited Pro Forma Combined Financial Information does not reflect certain cost savings that U.S. Filter believes may be realized following the Kinetics, Memtec, Culligan, USG, WaterPro, WSMG and PED acquisitions as well as Culligan's acquisitions of Protean and Ametek. Such cost savings are expected to be realized primarily through the elimination of certain overhead expenses and geographic overlap and the implementation of strict cost controls and standardized operating procedures. Additionally, U.S. Filter believes that such acquisitions will enable it to realize increased operating efficiencies and economies of scale including enhanced purchasing power and increased asset utilization.

  The pro forma data is provided for illustrative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of Kinetics, Memtec, Culligan, USG, WaterPro, WSMG and PED, as well as Culligan's acquisitions of Protean and Ametek, had been consummated on the dates indicated or that may be obtained in the future. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto, the audited consolidated financial statements and notes thereto of Culligan, Protean and Ametek included elsewhere herein, the audited consolidated financial statements and notes thereto of Kinetics, Memtec, WaterPro, WSMG and PED, incorporated herein by reference and U.S. Filter's Consolidated Financial Statements and related Notes thereto, incorporated herein by reference.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                          AS OF DECEMBER 31, 1997 (NOTE A)
                          ------------------------------------------------------------------
                                   HISTORICAL                         PRO FORMA
                          ------------------------------ -----------------------------------
                                                         ADJUSTMENTS
                                                          INCREASE
                          U.S. FILTER  CULLIGAN  PROTEAN (DECREASE)     NOTES      COMBINED
                          -----------  --------  ------- ----------- ------------ ----------
                                                   (IN THOUSANDS)
         ASSETS
         ------
Current assets:
 Cash...................  $    57,821  $  8,992  $ 7,177                          $   73,990
 Restricted cash........          --    143,968      --   $(143,968)     a(i)            --
 Short-term
  investments...........          904       --       --                                  904
 Accounts receivable,
  net...................      739,587   113,904   25,654                             879,145
 Cost and estimated
  earnings in excess of
  billings on
  uncompleted
  contracts.............      205,427       --       --                              205,427
 Inventories............      350,968    63,486   22,323                             436,777
 Prepaid expenses.......       19,893     6,499    6,377     (1,175)    a(ii)         31,594
 Deferred taxes.........       82,246    10,775      --                               93,021
 Other current assets...       28,257       --       --                               28,257
                          -----------  --------  -------                          ----------
   Total current
    assets..............    1,485,103   347,624   61,531                           1,749,115
                          -----------  --------  -------                          ----------
 Property, plant and
  equipment, net........      761,147   125,109   15,086        508  a(iii),a(iv)    901,850
 Investment in leasehold
  interests, net........       22,424       --       --                               22,424
 Cost in excess of net
  assets of businesses
  acquired, net.........      978,271   219,031      --     143,994      a(v)      1,341,296
 Other assets...........      113,837   101,005      --     (28,436) a(vi),a(vii)    186,406
                          -----------  --------  -------                          ----------
                          $ 3,360,782  $792,769  $76,617                          $4,201,091
                          ===========  ========  =======                          ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
Current liabilities:
 Accounts payable.......  $   304,890  $ 36,658  $38,205                          $  379,753
 Accrued liabilities....      410,245    19,052      --                              429,297
 Current portion of
  long-term debt........       25,464    11,126      --                               36,590
 Billings in excess of
  costs and estimated
  earnings on
  uncompleted
  contracts.............      121,831       --       --                              121,831
 Other current
  liabilities...........       77,045    37,549      --                              114,594
                          -----------  --------  -------                          ----------
   Total current
    liabilities.........      939,475   104,385   38,205                           1,082,065
                          -----------  --------  -------                          ----------
Notes payable...........      475,181       --       --                              475,181
Long-term debt,
 excluding current
 portion................      128,988   307,567    8,401        304    a(viii)       445,260
Convertible subordinated
 debentures.............      554,000       --       --                              554,000
Deferred taxes..........        3,506    29,949      --      (1,175)    a(ii)         32,280
Other liabilities.......       66,108    27,935    1,805                              95,848
                          -----------  --------  -------                          ----------
   Total liabilities....    2,167,258   469,836   48,411                           2,684,634
                          -----------  --------  -------                          ----------
Minority interest.......          --      1,972      --                                1,972
Shareholders' equity:...
 Common stock...........        1,040       252    3,528     (3,339)  a(ix),a(x)       1,481
 Additional paid-in
  capital...............    1,500,786   366,370   21,004    (21,193)  a(ix),a(x)   1,866,967
 Currency translation
  adjustment............      (37,287)   (5,749)     --                              (43,036)
 Retained earnings
  (accumulated
  deficit)..............     (271,015)  (39,912)   3,674     (3,674)     a(x)       (310,927)
                          -----------  --------  -------                          ----------
   Total shareholders'
    equity..............    1,193,524   320,961   28,206                          $1,514,485
                          -----------  --------  -------                          ----------
                          $ 3,360,782  $792,769  $76,617                          $4,201,091
                          ===========  ========  =======                          ==========

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                              FISCAL YEAR ENDED MARCH 31, 1997 (NOTE B)
                     ---------------------------------------------------------------------------------------------------
                                                   HISTORICAL (NOTE C)
                     ---------------------------------------------------------------------------------------
                        U.S.                                                                                   INCREASE
                       FILTER     MEMTEC   CULLIGAN  AMETEK   PROTEAN     USG    WATERPRO    WSMG     PED     (DECREASE)
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------  ----------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........  $1,764,406  $243,616  $371,018  $68,650  $129,014  $85,899  $185,199  $218,973 $130,407   $   (827)
Cost of sales......   1,376,615   155,638   205,581   44,039    66,980   70,011   151,238   171,673   92,728        885
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
 Gross profit......     387,791    87,978   165,437   24,611    62,034   15,888    33,961    47,300   37,679
Selling, general
 and administrative
 expenses..........     316,190    72,702   131,454   12,251    45,385   13,595    24,689    32,854   32,270      9,324
Merger,
restructuring,
acquisition and
other related
charges............       5,581     1,677       --       --      2,105      --        --        --     1,992       (975)
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
                        321,771    74,379   131,454   12,251    47,490   13,595    24,689    32,854   34,262
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
 Operating
 income............      66,020    13,599    33,983   12,360    14,544    2,293     9,272    14,446    3,417
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
Other income
 (expense):
 Interest
 expense...........     (26,509)   (5,613)   (5,490)     --     (1,285)    (932)   (2,433)      --    (9,469)   (35,972)
 Interest and
 other income......       3,678       816     7,656       (9)      639      411       358       439      --
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
                        (22,831)   (4,797)    2,166       (9)     (646)    (521)   (2,075)      439   (9,469)
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
 Income before
 income tax
 expense...........      43,189     8,802    36,149   12,351    13,898    1,772     7,197    14,885   (6,052)
Income tax expense
 (benefit).........      10,681     1,306    20,264    4,188     4,822      711     2,829     5,954     (310)   (16,112)
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
 Net income........  $   32,508  $  7,496  $ 15,885  $ 8,163  $  9,076  $ 1,061  $  4,368  $  8,931 $ (5,742)
                     ==========  ========  ========  =======  ========  =======  ========  ======== ========
 Net income per
 common share:
   Basic...........  $     0.51
                     ==========
   Diluted.........  $     0.49
                     ==========
 Weighted average
 shares
 outstanding:
   Basic...........      64,082
                     ==========
   Diluted.........      66,531
                     ==========
                          PRO FORMA
                     --------------------------------
                            NOTES          COMBINED
                     -------------------- -----------
Revenues...........          b(i)         $3,196,355
Cost of sales......  b(i), b(ii), b(iii)   2,335,388
                         b(iv), b(v)
                                          -----------
 Gross profit......                          860,967
Selling, general
 and administrative
 expenses..........  b(i), b(ii), b(iii),    690,714
                        b(vi), b(vii),
                     b(viii), b(ix), b(x)
Merger,
restructuring,
acquisition and
other related
charges............          b(x)             10,380
                                          -----------
                                             701,094
                                          -----------
 Operating
 income............                          159,873
                                          -----------
Other income
 (expense):
 Interest
 expense...........         b(xi)            (87,703)
 Interest and
 other income......                           13,988
                                          -----------
                                             (73,715)
                                          -----------
 Income before
 income tax
 expense...........                           86,158
Income tax expense
 (benefit).........         b(xii)            34,333
                                          -----------
 Net income........                       $   51,825
                                          ===========
 Net income per
 common share:
   Basic...........                       $     0.47
                                          ===========
   Diluted.........                       $     0.45
                                          ===========
 Weighted average
 shares
 outstanding:
   Basic...........                          110,877
                                          ===========
   Diluted.........                          114,775
                                          ===========



    The accompanying notes are an integral part of these pro forma combined financial data.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                   NINE MONTHS ENDED DECEMBER 31, 1997 (NOTE B)
                     ------------------------------------------------------------------------------------------------------------
                                  HISTORICAL (NOTE C)                                          PRO FORMA
                     ------------------------------------------------  ----------------------------------------------------------
                        U.S.                                               ADJUSTMENTS
                       FILTER     MEMTEC   CULLIGAN  AMETEK  PROTEAN   INCREASE (DECREASE)            NOTES             COMBINED
                     ----------  --------  --------  ------- --------  ------------------- --------------------------- ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........  $2,346,553  $168,503  $354,254  $38,381 $104,129                                                  $3,011,820
Cost of sales......   1,798,595   106,412   202,441   24,623   54,926       $     38                  b (v)             2,187,035
                     ----------  --------  --------  ------- --------                                                  ----------
 Gross profit......     547,958    62,091   151,813   13,758   49,203                                                     824,785
Selling, general
 and administrative
 expenses..........     414,546    53,130   105,543    7,206   34,683          5,463       b(vi), b(viii), b(ix), b(x)    620,571
Purchased in-
 process research
 and development...     299,505       --     20,170      --       --                                                      319,675
Merger,
 restructuring,
 acquisition and
 other related
 charges...........     141,109     2,714     5,236      --       --                                                      149,059
                     ----------  --------  --------  ------- --------                                                  ----------
                        855,160    55,844   130,949    7,206   34,683                                                   1,089,305
                     ----------  --------  --------  ------- --------                                                  ----------
 Operating income
  (loss)...........    (307,202)    6,247    20,864    6,552   14,520                                                    (264,520)
                     ----------  --------  --------  ------- --------                                                  ----------
Other income
 (expense):
 Interest
  expense..........     (34,374)   (3,869)   (5,277)     --    (1,593)       (24,359)                 b(xi)               (69,472)
 Gain on
  disposition of
  affiliate........         --        --     31,098      --       --                                                       31,098
 Interest and
  other income.....       3,002        92     2,398       83      867                                                       6,442
                     ----------  --------  --------  ------- --------                                                  ----------
                        (31,372)   (3,777)   28,219       83     (726)                                                    (31,932)
                     ----------  --------  --------  ------- --------                                                  ----------
 Income (loss)
  before income
  tax expense......    (338,574)    2,470    49,083    6,635   13,794                                                    (296,452)
Income tax expense
 (benefit).........      (1,273)    1,543    27,092    2,744    4,826        (10,451)                b(xii)                24,481
Minority interest..         --        --        665      --       --                                                          665
                     ----------  --------  --------  ------- --------                                                  ----------
 Net income (loss)
  before
  extraordinary
  item.............  $ (337,301) $    927  $ 21,326  $ 3,891 $  8,968                                                   $(321,598)
                     ==========  ========  ========  ======= ========                                                  ==========
Net income (loss)
 per common share
 before
 extraordinary
 item:
   Basic...........  $    (3.65)                                                                                       $    (2.36)
                     ==========                                                                                        ==========
   Diluted.........  $    (3.65)                                                                                       $    (2.36)
                     ==========                                                                                        ==========
Weighted average
 shares
 outstanding:
   Basic...........      92,340                                                                                           136,499
                     ==========                                                                                        ==========
   Diluted.........      92,340                                                                                           136,499
                     ==========                                                                                        ==========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                               FISCAL YEAR ENDED MARCH 31, 1996 (NOTE B)
                            -------------------------------------------------
                                HISTORICAL                 PRO FORMA
                            --------------------  ---------------------------
                               U.S.                INCREASE
                              FILTER    CULLIGAN  (DECREASE) NOTES  COMBINED
                            ----------  --------  ---------- ----- ----------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................... $1,090,745  $304,502                   $1,395,247
Cost of sales..............    836,973   168,363                    1,005,336
                            ----------  --------                   ----------
  Gross profit.............    253,772   136,139                      389,911
Selling, general and
 administrative expenses...    192,387   134,525                      326,912
                            ----------  --------                   ----------
  Operating income.........     61,385     1,614                       62,999
                            ----------  --------                   ----------
Other income (expense):
  Interest expense.........    (16,280)  (12,426)                     (28,706)
  Interest and other
   income..................      5,923     4,443                       10,366
                            ----------  --------                   ----------
                               (10,357)   (7,983)                     (18,340)
                            ----------  --------                   ----------
  Income (loss) before
   income tax expense......     51,028    (6,369)                      44,659
Income tax expense.........     20,329    14,910                       35,239
                            ----------  --------                   ----------
  Net income (loss)........ $   30,699  $(21,279)                  $    9,420
                            ==========  ========                   ==========
Net income per common
 share:
    Basic.................. $     0.62                             $     0.12
                            ==========               ===           ==========
    Diluted................ $     0.61                             $     0.11
                            ==========               ===           ==========
Weighted average shares
 outstanding:
    Basic..................     48,369                                 76,326
                            ==========               ===           ==========
    Diluted................     49,668                                 78,147
                            ==========                             ==========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                FISCAL YEAR ENDED MARCH 31, 1995 (NOTE B)
                              ------------------------------------------------
                                 HISTORICAL                PRO FORMA
                              ------------------  ----------------------------
                                U.S.              INCREASE
                               FILTER   CULLIGAN  (DECREASE) NOTES   COMBINED
                              --------  --------  ---------  ------ ----------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................  $830,765  $280,051                    $1,110,816
Cost of sales...............   658,834   155,829                       814,663
                              --------  --------                    ----------
  Gross profit..............   171,931   124,222                       296,153
Selling, general and
 administrative expenses....   131,210   131,775                       262,985
Restructuring expenses......       --      5,917                         5,917
                              --------  --------                    ----------
                               131,210   137,692                       268,902
                              --------  --------                    ----------
  Operating income (loss)...    40,721   (13,470)                       27,251
                              --------  --------                    ----------
Other income (expense):
  Interest expense..........    (8,807)  (19,085)                      (27,892)
  Interest and other
   income...................     1,611     1,837                         3,448
                              --------  --------                    ----------
                                (7,196)  (17,248)                      (24,444)
                              --------  --------                    ----------
  Income (loss) before
   income tax expense.......    33,525   (30,718)                        2,807
Income tax expense..........     8,904     5,678                        14,582
                              --------  --------                    ----------
  Net income (loss).........  $ 24,621  $(36,396)                   $  (11,775)
                              ========  ========                    ==========
Net income (loss) per common
 share:
  Basic.....................  $   0.68                              $    (0.20)
                              ========                              ==========
  Diluted...................  $   0.66                              $    (0.20)
                              ========                              ==========
Weighted average shares
 outstanding:
  Basic.....................    35,198                                  62,432
                              ========                              ==========
  Diluted...................    43,707                                  62,432
                              ========                              ==========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                            NINE MONTHS ENDED DECEMBER 31, 1996 (NOTE B)
                          ---------------------------------------------------
                               HISTORICAL                 PRO FORMA
                          ---------------------  ----------------------------
                                                 INCREASE
                          U.S. FILTER  CULLIGAN  (DECREASE) NOTES   COMBINED
                          -----------  --------  ---------  ------ ----------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................. $ 1,094,636  $272,416                    $1,367,052
Cost of sales............     859,754   151,696                     1,011,450
                          -----------  --------                    ----------
  Gross profit...........     234,882   120,720                       355,602
Selling, general and
 administrative
 expenses................     196,752   100,220                       296,972
Merger expenses..........       5,581         0                         5,581
                          -----------  --------                    ----------
                              202,333   100,220                       302,553
                          -----------  --------                    ----------
  Operating income ......      32,549   20,500                         53,049
                          -----------  --------                    ----------
Other income (expense):
  Interest expense.......     (15,907)   (4,076)                      (19,983)
  Interest and other
   income................       2,981     5,683                         8,664
                          -----------  --------                    ----------
                              (12,926)    1,607                       (11,319)
                          -----------  --------                    ----------
  Income (loss) before
   income tax expense....      19,623    22,107                        41,730
Income tax expense.......       3,845    14,743                        18,588
                          -----------  --------                    ----------
  Net income (loss)...... $    15,778  $  7,364                    $   23,142
                          ===========  ========                    ==========
Net income (loss) per
 common share:
  Basic.................. $      0.27                              $     0.24
                          ===========                              ==========
  Diluted................ $      0.26                              $     0.23
                          ===========                              ==========
Weighted average shares
 outstanding:
  Basic..................      58,016                                  95,290
                          ===========                              ==========
  Diluted................      61,464                                  98,737
                          ===========                              ==========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

a. The Unaudited Pro Forma Combined Balance Sheet has been prepared to reflect the pending acquisition by U.S. Filter of Culligan under the pooling of interests method of accounting. U.S. Filter plans to acquire all of the outstanding capital stock of Culligan in exchange for approximately 44.2 million shares of U.S. Filter's Common Stock (assuming an exchange ratio of 1.714 shares of U.S. Filter's Common Stock for each outstanding share of Culligan Common Stock). Pursuant to the pooling of interests method of accounting, the recorded assets and liabilities of each of U.S. Filter and Culligan will be recorded as the assets and liabilities of the combined entity.

  The Unaudited Pro Forma Combined Balance Sheet has also been prepared to reflect Culligan's acquisition of Protean under the purchase method of accounting. Including transaction costs of approximately $8.7 million, the equity purchase price of Protean was approximately $174.5 million. The purchase price will be allocated to the assets of Protean based on their respective estimated fair values. In addition to the equity purchase price, Culligan assumed Protean's long-term indebtedness of approximately $8.4 million. The Protean balance sheet has been derived from the historical financial statements, presented in accordance with UK GAAP and has been translated into US dollars. The pro forma adjustments include certain adjustments necessary to reflect Protean's historical financial statements in accordance with US GAAP. Certain reclassifications have been made to the historical financial statements of Protean to conform with U.S. Filter's presentation. All amounts herein are presented in US dollars. In connection with the acquisition of Protean, Culligan had decided to divest the Analytical and Thermal Group of Protean by November 1998. These operations were reflected as discontinued operations in the unaudited pro forma financial information presented in Culligan's Form 8-K/A dated February 17, 1998 which has been incorporated by reference herein. Upon completion of the merger, U.S. Filter will record a cumulative adjustment to reflect the results of operations of the Analytical and Thermal Group of Protean as if it had never been held for sale. The cumulative adjustment for the period from the date of acquisition through January 31, 1998 will result in a reduction in net income of $264,000.

  The Unaudited Pro Forma Combined Balance Sheet as of December 31, 1997 combines the consolidated balance sheet of U.S. Filter as of December 31, 1997 with the consolidated balance sheets of Culligan as of October 31, 1997 and Protean as of September 30, 1997 and has been adjusted as follows. The U.S. Filter consolidated balance sheet as of December 31, 1997 includes the accounts of Kinetics, Memtec, USG, WaterPro, WSMG and PED as all of these acquisitions were closed on or prior to December 31, 1997. The Culligan consolidated balance sheet as of October 31, 1997 includes the accounts of Ametek as Culligan acquired Ametek on August 1, 1997.

  (i) To eliminate restricted cash that was held in escrow until Culligan's offer to acquire Protean was declared unconditional on December 2, 1997. The restricted cash was used to acquire a portion of Protean's outstanding shares.

  (ii) To reclassify non-current deferred tax assets included in Protean's prepaid assets.

  (iii) To reverse the periodic revaluation of certain property, plant and equipment allowed for UK GAAP purposes. Under US GAAP such revaluations are not permitted and all property, plant and equipment, other than land, is depreciated over their estimated economic lives. The adjustment results in a reduction of the carrying value of net property plant and equipment of $332,000.

  (iv) To increase property, plant and equipment for the estimated step-up to fair value in the amount of $840,000.

  (v) To record the goodwill related to Culligan's acquisition of Protean. Goodwill represents the excess of the purchase price paid over the sum of the estimated fair value of identifiable assets acquired less liabilities assumed and may change based on the final asset valuation.

  (vi) To record a non-current asset of $1,757,000 to reflect Protean's pension accounting on a US GAAP basis. Protean provides for the cost of retirement benefits based upon consistent percentages of employees' pension payables as recommended by independent qualified actuaries. US GAAP requires that the projected benefit obligation be reduced to the extent of the plans' fair value of assets and be adjusted to reflect unrecognized obligations or assets in determining pension cost or credit for the year.

  (vii)To eliminate Culligan's equity investment in Protean of $30,193,000 that was recorded on Culligan's consolidated balance sheet at October 31, 1997.

  (viii) To record incremental indebtedness for Culligan's acquisition of Protean. The total cash purchase price of Protean was approximately $174.5 million including transactional costs of approximately
         $8.7 million. Incremental indebtedness is calculated as follows:

       Protean purchase price.................................... $ 174,465,000
       Less:
       Proceeds from restricted cash.............................  (143,968,000)
       Proceeds from initial equity investment...................   (30,193,000)
                                                                  -------------
       Incremental indebtedness for acquisition of Protean....... $     304,000
                                                                  =============

     Proceeds from restricted cash and from initial equity investment were obtained through borrowings by Culligan prior to October 31, 1997. Accordingly debt associated with such borrowings are included on Culligan's balance sheet as of October 31, 1997.

  (ix)To reflect the equity adjustments necessary to reflect the acquisition of Culligan on a pooling of interests basis. Such adjustments had the effect of increasing common stock $189,000 and reducing additional paid-in-capital by $189,000.

  (x)To eliminate the equity of Protean.

b. The Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended March 31, 1997, combines (i) the results of U.S. Filter (as restated for the acquisition of Kinetics which was accounted for as a pooling of interests) and Protean for such fiscal year, (ii) the results of Memtec for their fiscal year ended June 30, 1997, (iii) the results of Culligan for their fiscal year ended January 31, 1997, (iv) the results of Ametek for their fiscal year ended December 31, 1996, (v) the results of USG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of USG on October 25, 1996, (vi) the results of WaterPro for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WaterPro on October 28, 1996, (vii) the results of WSMG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WSMG on December 2, 1996, and (vii) the results of PED for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of PED on January 6, 1997. Results of USG, WaterPro, WSMG and PED after they were acquired by U.S. Filter to March 31, 1997 are included in U.S. Filter's historical results for the fiscal year ended March 31, 1997.

  The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1997 combines (i) the results of U.S. Filter for such nine month period (which includes the results of Kinetics as such acquisition closed on December 31, 1997 and was accounted for as a pooling of interests), (ii) the results of Memtec for the period beginning on April 1, 1997 and ended immediately prior to the acquisition by U.S. Filter on December 9, 1997 (Memtec's results subsequent to its acquisition are included in U.S. Filter's historical results), (iii) the results of Culligan for their nine months ended October 31, 1997, (iv) the results of Ametek for the period beginning on February 1, 1997 and ending immediately prior to its acquisition by Culligan on August 1, 1997 (Ametek's results subsequent to its acquisition by Culligan are included in Culligan's historical results) and (v) the results of Protean for their nine months ended September 30, 1997. The Protean statements of operations have been derived from the historical financial accounts of Protean and are presented in accordance with UK GAAP. These statements of operations have been translated into US dollars using exchange rates of $1.59 and $1.63 per British pound sterling for the year ended March 31, 1997 and the nine months ended September 30, 1997, respectively. Additionally, certain pro forma adjustments were made to conform Protean's historical financial information with US GAAP.

  For the fiscal years ended March 31, 1996 and 1995, the historical results of U.S. Filter for the fiscal years ended March 31, 1996 and 1995, are combined with the results of Culligan for their fiscal years ended January 31, 1996 and 1995, respectively. For the nine month period ended December 31, 1996, the historical results of U.S. Filter (as restated for the acquisition of Kinetics which was accounted for as a pooling of interests) for such period are combined with the results of Culligan for the nine months ended October 31, 1996. The Unaudited Pro Forma Combined Statements of Operations for these periods are in effect a restatement of the historical operations of each of U.S. Filter and Culligan and accordingly do not include the results of Memtec, Protean, Ametek, USG, WaterPro, WSMG and PED which were acquisitions accounted for as purchases.

  The Unaudited Pro Forma Combined Statements of Operations gives effect to the following adjustments:

                                                              FISCAL YEAR
                                                                 ENDED      NINE MONTHS ENDED
                                                             MARCH 31, 1997 DECEMBER 31, 1997
                                                             -------------- -----------------
                                                                      (IN THOUSANDS)
(i) To eliminate November and December 1995 sales (and
    related expenses) of APIC International, S.A., a wholly
    owned subsidiary of Ametek, to reduce the results to
    the twelve months ended December 31, 1996. The
    adjustment impacts the following accounts:
      Sales................................................     $   827           $--
                                                                =======           ====
      Cost of sales........................................     $  (359)          $--
                                                                =======           ====
      Selling, general and administrative expenses.........     $  (367)          $--
                                                                =======           ====
(ii) To reclassify research and development expenses
     included in cost of sales in Ametek's historical
     results for the year ended December 31, 1996 to
     selling, general and administrative expenses in order
     to combine Ametek's historical results on a basis
     consistent with U.S. Filter. The adjustment impacts
     the following accounts:
      Cost of sales........................................     $  (618)          $--
                                                                =======           ====
      Selling, general and administrative expenses.........     $   618           $--
                                                                =======           ====
(iii) To reclassify depreciation expense of Ametek to cost
      of sales from selling, general and administrative
      expenses for the year ended December 31, 1996 in
      order to combine Ametek's historical results on a
      basis consistent with U.S. Filter. The adjustment
      impacts the following accounts:
      Cost of sales........................................     $ 1,856           $--
                                                                =======           ====
      Selling, general and administrative expenses.........     $(1,856)          $--
                                                                =======           ====
  (iv) To adjust cost of sales to capitalize tooling costs
       expensed by Ametek, net of additional depreciation
       expense related to such capitalized amounts, in
       order to present Ametek's historical results on a
       basis consistent with U.S. Filter and the accounting
       policies that are being used subsequent to
       Culligan's acquisition of Ametek ...................     $   (45)          $--
                                                                =======           ====

                                                 FISCAL YEAR
                                                    ENDED      NINE MONTHS ENDED
                                                MARCH 31, 1997 DECEMBER 31, 1997
                                                -------------- -----------------
                                                         (IN THOUSANDS)
  (v) To adjust cost of sales to record
      depreciation expense on the net step-up
      in fair value of the property, plant and
      equipment acquired by Culligan in the
      Protean acquisition. Such assets are
      depreciated over a 10 year economic life
      .........................................     $   51          $   38
                                                    ======          ======
  (vi) To adjust selling, general and
       administrative expenses to record
       amortization expense of identifiable
       trademarks acquired in connection with
       Culligan's acquisition of Ametek .......     $  160          $   80
                                                    ======          ======
  (vii) To adjust selling, general and
        administrative expenses to reflect
        goodwill amortization from U.S.
        Filter's acquisitions of USG, WaterPro,
        WSMG and PED, with such goodwill of
        approximately $262,326,000 amortized
        over 40 years. The Pro Forma adjustment
        reflects goodwill amortization from
        April 1, 1996 until each of USG,
        WaterPro, WSMG and PED were acquired.
        Goodwill amortization related to these
        acquirees after their respective
        acquisition dates is included in U.S.
        Filter's historical results............     $3,279          $  --
                                                    ======          ======
  (viii) To adjust selling, general and
         administrative expenses to reflect the
         goodwill amortization from Culligan's
         acquisitions of Protean and Ametek,
         with such goodwill of approximately
         $262,634,000 amortized over 40 years..     $6,566          $4,924
                                                    ======          ======
  (ix) To reclassify restructuring expenses
       recorded by Protean in accordance with
       UK GAAP into selling, general and
       administrative expenses for the year
       ended March 31, 1997, as they do not
       meet the definition of restructuring
       costs under US GAAP. Additionally,
       during the nine months ended December
       31, 1997 certain costs that were accrued
       by Protean as restructuring costs at
       March 31, 1997 should have been expensed
       as selling, general and administrative
       costs as incurred in the subsequent nine
       month period. The adjustments impact the
       following accounts:
      Selling, general and administrative
       expenses................................     $  975          $  619
                                                    ======          ======
      Merger, restructuring, acquisition and
       other related charges...................     $ (975)         $  --
                                                    ======          ======
  (x) To adjust selling, general and
      administrative expenses to recognize the
      effect of accounting for pension costs on
      a US GAAP basis..........................     $  (51)         $ (160)
                                                    ======          ======
  (xi) To adjust interest expense related to
       the debt of approximately $562,829,000
       incurred or to be incurred to finance
       the acquisitions Memtec and Protean; and
       to adjust interest expense related to
       the debt of $25,000,000 assumed in
       Culligan's acquisition of Ametek.
       Interest on the total debt of
       $587,829,000 is assumed to be either
       financed by or refinanced by borrowings
       under U.S. Filter's Senior Credit
       Facility at an assumed effective rate of
       5.92% per annum.

                                                FISCAL YEAR
                                                   ENDED      NINE MONTHS ENDED
                                               MARCH 31, 1997 DECEMBER 31, 1997
                                               -------------- -----------------
                                                        (IN THOUSANDS)
     For the fiscal year ended March 31,
     1997, the total incremental debt of
     $587,829,000 is assumed to be
     outstanding for the entire fiscal year.
     For the nine months ended December 31,
     1997, incremental debt of $388,364,000
     used to finance the acquisition of
     Memtec is assumed to be outstanding for
     period beginning on April 1, 1997 and
     ending immediately prior to its
     acquisition by U.S. Filter on December
     9, 1997 (from that date until the end of
     the nine month period on December 31,
     1997 debt to acquire Memtec was actually
     outstanding and interest expense on such
     debt was included in U.S. Filter's
     historical results). Additionally, for
     the nine months ended December 31, 1997,
     incremental debt of $174,465,000 used to
     finance Culligan's acquisition of
     Protean is assumed to be outstanding for
     the entire nine month period; whereas
     debt assumed in Culligan's acquisition
     of Ametek of $25,000,000 is assumed to
     be outstanding for the period beginning
     on February 1, 1997 and ending
     immediately prior to its acquisition by
     Culligan on August 1, 1997 (from that
     date until the end of the nine month
     period on October 31, 1997 debt assumed
     in Culligan's acquisition of Ametek was
     actually outstanding and interest
     expense on such debt was included in
     Culligan's actual results).
     For the fiscal year ended March 31,
     1997, the interest expense adjustment
     includes a provision for the debt of
     approximately $541,025,000 incurred to
     finance the acquisitions of WSMG and
     PED, net of historical interest expense
     recorded by WaterPro and PED on parent
     company debt. WaterPro and PED incurred
     interest on such parent company debt at
     the prime rate and approximately 11%,
     respectively, and incurred interest
     expense of $2,433,000 and $9,469,000
     respectively, for the period beginning
     April 1, 1996 and ending when upon
     acquisition of the individual
     businesses. The assumed interest rate on
     $414,000,000 of the debt incurred to
     finance the WSMG and PED acquisitions is
     4.5% as this debt was funded by
     convertible subordinated debentures
     issue December 12, 1996. The remaining
     $137,025,000 of such debt is assumed to
     be financed on borrowings under U.S.
     Filter's Senior Credit Facility with an
     effective interest rate of 5.92%.
       The assumed effective interest of
       5.92% on assumed borrowings under U.S.
       Filter's Senior Credit Facility is
       subject to variability. A 0.125%
       increase-decrease in the assumed
       effective interest rate incrementally
       decreases-increases pro forma combined
       net income (loss) $505,000 and
       $325,000 for the year ended March 31,
       1997 and the nine months ended
       December 31, 1997.....................     $ 35,972        $ 24,359
                                                  ========        ========
   (xii) To adjust the provision for income
         taxes for each of the pro forma
         adjustments assuming the statutory
         tax rate of 35%.....................     $(16,112)       $(10,451)
                                                  ========        ========

c. During the fiscal year ended March 31, 1997, U.S. Filter recorded merger expenses of $5.6 million related to the acquisition of Davis. Such expenses consisted primarily of investment banking, printing, stock transfer, legal, accounting, governmental filing fees and certain other costs related to existing Davis pension plans and change of control payments. On December 9, 1997, U.S. Filter acquired all of the outstanding shares of Memtec in exchange for cash totaling $397.2 million (including estimated transaction costs of $10.6 million). U.S. Filter acquired from Memtec certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use. The estimated market value of such in-process research and development projects, as determined by an independent appraiser, was $299.5 million and was expensed at the acquisition date. During the nine months ended December 31, 1997, U.S. Filter recorded a pre-tax charge for merger, restructuring, acquisition and other related charges of $141.1 million. Such charges related to a restructuring plan that U.S. Filter designed and implemented concurrent with the acquisitions of Kinetics and Memtec. The plan was designed to streamline U.S. Filter's manufacturing and production base, improve efficiency and enhance its competitiveness. Included in the merger, restructuring, acquisition and other related charges was merger expenses incurred to consummated the Kinetics transaction of $4.3 million consisting of investment banking, printing, stock transfer, legal, accounting, governmental filing and certain other transaction costs.

  During the fiscal year ended June 30, 1997 and the nine months ended December 31, 1997, Memtec recorded restructuring expenses of $1.7 million and $2.7 million, respectively. Such restructuring expenses related to employee terminations and asset write-downs at Memtec's French operations. The restructuring was performed to focus Memtec's French operations on global brands and away from non-core businesses.

  During the nine months ended October 31, 1997, Culligan recorded a merger and restructuring charge of $9.5 million in connection with the acquisition of Ametek to reflect the integration and restructuring of the Culligan's Everpure(R), UltraPure(R) and US Water(R) Products operations with Ametek and the restructuring of Culligan's consumer products division to focus principally on the "do-it-yourself" and hybrid retail markets. During the nine months ended October 31, 1997, Culligan acquired from Ametek certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use. The estimated market value of such in-process research and development projects was $17.0 million and was expensed at the acquisition date. In addition during such nine months, Culligan wrote-off the remaining goodwill of $3.2 million arising from the acquisition of UltraPure(R) in January 1996 related to more costly technology used prior to the acquisition of Ametek. During the nine months ended October 31, 1997, Culligan disposed of its investment in Anvil Holdings, Inc. for total cash proceeds of $50.9 million. The transaction, which included payment of outstanding accrued interest receivable and dividends, resulted in a pre-tax gain of approximately $31.1 million.

  During the fiscal year ended March 31, 1997, Protean recorded a charge of $2.1 million ($1.1 million for US GAAP purposes) for reorganization costs incurred in respect of DWA GmBH & Co. AG consisting of redundancies and professional and consultancy assistance in Germany, together with inventory write downs and other provisions.

  Prior to the acquisition of PED by U.S. Filter during the fiscal year ended March 31, 1997, PED incurred restructuring charges relating to the plant closure and relocation of the operations of Wallace & Tieman, Inc. a subsidiary, from Belleville, N.J. to Vineland, N.J. These restructuring charges totaled $2.0 million during the period beginning of April 1, 1996 and ending immediately prior to PED being acquired by U.S. Filter on January 6, 1997.

                             THE MERGER AGREEMENT

  This section of the Joint Proxy Statement/Prospectus describes all of the material terms of the Merger Agreement. The description does not purport to be complete and is qualified by reference to the Merger Agreement, which is attached as Annex A hereto and is incorporated by reference herein. All Culligan Stockholders and U.S. Filter Stockholders are encouraged to read the Merger Agreement in its entirety.

EFFECTIVE TIME OF THE MERGER

  The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, Subcorp shall be merged with and into Culligan and the separate corporate existence of Subcorp shall thereupon cease, and Culligan, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its existence under the laws of the State of Delaware.

  The Effective Time shall occur when a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL, which section sets forth requirements relating to the merger of two or more Delaware corporations, is filed with Secretary of State of the State of Delaware or at such later time as shall be agreed upon by U.S. Filter and Culligan and specified in the Certificate of Merger. Prior to such filing, a closing (the "Closing") shall be held as soon as practicable (but in any event within two business days) following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived or at such other dates as U.S. Filter and Culligan may agree. See "--Conditions to the Merger." From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL, which section sets forth certain provisions concerning the status, rights and liabilities of surviving corporations following the consummation of a merger.

  The Merger Agreement also provides that (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Amended and Restated Certificate of Incorporation of Subcorp, except that the name of the Surviving Corporation shall continue to be "Culligan Water Technologies, Inc."; and (ii) the Bylaws of Culligan as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. U.S. Filter has also agreed to cause Subcorp to amend its Certificate of Incorporation to add certain provisions (the "Additional Provisions") providing for indemnification and release of liability of directors and officers (which action was taken on March 31, 1998) and not to amend the Additional Provisions for at least six years from the Effective Time, except to make such provisions more favorable to current or former directors and officers.

  In addition, the Merger Agreement provides that, from and after the Effective Time, the directors of Subcorp shall be the directors of the Surviving Corporation, and the officers of Culligan shall be the officers of the Surviving Corporation in each case until their respective successors are duly elected and qualified.

CONVERSION OF SECURITIES

  The Merger Agreement provides that, as of the Effective Time, each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation and that such shares shall constitute all of the issued and outstanding capital stock of the Surviving Corporation. Also as of the Effective Time (but subject to the other provisions of the Merger Agreement), each share of Culligan Common Stock issued and outstanding immediately prior to the Effective Time (the "Culligan Shares") (other than Culligan Shares held in the treasury of Culligan, which shall be canceled with no payment to be made in respect thereof) shall be converted into and represent a number of shares of U.S. Filter Common Stock equal to the Exchange Ratio (as defined below).

  The "Exchange Ratio" shall be equal to 1.714 if the average of the closing prices of the U.S. Filter Common Stock, as reported on the NYSE Composite Tape on each of the last ten trading days ending on the sixth trading day prior to the date of the Culligan Special Meeting at which the approval of the Merger by the Culligan Stockholders is obtained (the "Average Share Price") is equal to or greater than $35; provided, however, that (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the Exchange Ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the Exchange Ratio shall be equal to 1.875. No certificates for fractional shares of U.S. Filter Common Stock shall be issued as a result of the conversion of Culligan Common Stock into U.S. Filter Common Stock. The Exchange Ratio shall be adjusted to reflect any stock dividend, distribution, stock split, reclassification, combination or other change in the U.S. Filter Common Stock prior to the Effective Time.

  The following table sets forth information concerning the consideration that each holder of a share of Culligan Common Stock will be entitled to receive pursuant to the Merger depending upon the Average Share Price (and assuming a number of shares of Culligan Common Stock outstanding as of the Effective Time equal to 25,875,754, the number of shares outstanding as of the Culligan Record Date).

                   NUMBER OF SHARES OF
                   U.S. FILTER COMMON
                      STOCK ISSUED
                      IN THE MERGER                         PERCENT OF U.S. FILTER
     ASSUMED     ----------------------- VALUE PER SHARE   COMMON STOCK OUTSTANDING
     AVERAGE     PER CULLIGAN              OF CULLIGAN     AFTER THE MERGER HELD BY
   SHARE PRICE      SHARE       TOTAL     COMMON STOCK*  FORMER CULLIGAN STOCKHOLDERS
   -----------   ------------ ---------- --------------- ----------------------------
     $37.00         1.7140    44,351,042     $63.42                 29.01%
     $35.00         1.7140    44,351,042     $60.00                 29.01%
     $34.00         1.7647    45,662,943     $60.00                 29.62%
     $33.00         1.8181    47,044,708     $60.00                 30.24%
     $32.00         1.8750    48,517,038     $60.00                 30.90%
     $30.00         1.8750    48,517,038     $56.25                 30.90%

--------
 * At the assumed Average Share Price.

  Under the Merger Agreement, the Exchange Ratio will be equal to 1.875 if the Average Share Price is equal to or less than $32.00 and the Exchange Ratio will be equal to 1.714 if the Average Share Price is equal to or exceeds $35.00.

  Pursuant to the terms of the Merger Agreement, the specific number of shares of U.S. Filter Common Stock into which each Culligan Share will be converted will not be known until shortly prior to the Special Meetings and will vary depending on the Average Share Price. For example, (1) if the Average Share Price is $30, each Culligan Share will be converted into 1.875 shares of U.S. Filter Common Stock, (2) if the Average Share Price is $35, each Culligan Share will be converted into 1.714 shares of U.S. Filter Common Stock, and (3) if the Average Share Price is $40, each Culligan Share will be converted into
1.714 shares of U.S. Filter Common Stock. There can be no assurance that the number of shares of U.S. Filter Common Stock into which each Culligan Share is converted will have a market value equal to $60 at the time of actual receipt of shares of U.S. Filter Common Stock by a Culligan Stockholder.

  Assuming an Average Share Price of $33 3/16 (the closing price of U.S. Filter Common Stock on May 14, 1998) and based upon approximately 25,875,754 shares of Culligan Common Stock outstanding (the number of shares outstanding as of the Culligan Record Date), it is anticipated that an aggregate of approximately 46,780,776 shares of U.S. Filter Common Stock will be issued pursuant to the Stock Issuance, representing approximately 30.1% of the shares of U.S. Filter Common Stock expected to be outstanding after giving effect to the consummation of the Merger.

  The Merger Agreement also provides that, prior to the Effective Time, U.S. Filter and Culligan shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock options plans of Culligan in effect as of the date of the Merger Agreement which has been granted to current or former directors, officers or employees of Culligan by Culligan (or granted by Culligan prior to the Effective Time pursuant to agreements in compliance with the terms of the Merger Agreement (each, a "Culligan Option")), to be automatically converted at the Effective Time into an option (a "U.S. Filter Exchange Option") to purchase that number of shares of U.S. Filter Common Stock equal to the number of shares of Culligan Common Stock issuable immediately prior to the Effective Time upon exercise of the Culligan Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Culligan Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Culligan Option immediately before the Effective Time; (provided that with respect to Culligan Options that are "incentive stock options" within the meaning of Section 422 of the Code, the conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code). U.S. Filter has agreed to reserve and make available for issuance the number of shares of U.S. Filter Common Stock that will be subject to U.S. Filter Exchange Options as well as to use reasonable efforts to file a registration statement with respect to such shares within 10 business days after the Closing Date. Culligan has agreed to issue treasury shares of Culligan, to the extent available, upon the exercise of Culligan Options prior the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

CULLIGAN RIGHTS AGREEMENT

  In the Merger Agreement, Culligan represented that the Culligan Rights Agreement had been amended in a manner so that the rights issued thereunder would not become exerciseable as a result of the execution of the Merger Agreement or the consummation of the Merger, and to provide that the Culligan Rights Agreement will expire immediately prior to the Effective Time. See "THE CULLIGAN RIGHTS AGREEMENT AMENDMENT."

EXCHANGE OF CERTIFICATES REPRESENTING SHARES

  The Merger Agreement provides that, promptly following the Effective Time, U.S. Filter shall deposit with American Stock Transfer & Trust Company or such other exchange agent as may be designated by U.S. Filter (the "Exchange Agent"), for exchange in accordance with the Merger Agreement, certificates representing shares of U.S. Filter Common Stock issuable in exchange for outstanding shares of Culligan Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid in lieu of fractional shares of Culligan Shares (in accordance with the terms of the Merger Agreement) (such shares and cash being hereinafter referred to as the "Exchange Fund").

  As soon as practicable after the Effective Time, U.S. Filter shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Culligan Common Stock whose shares were converted into the right to receive shares of U.S. Filter Common Stock, (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by Culligan prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as U.S. Filter may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash to be paid in lieu of fractional share interests in U.S. Filter Common Stock upon such exchange. In the event of any transfer of ownership of Culligan Shares which has not been registered in the transfer records of Culligan, certificates representing the proper number of shares of U.S. Filter Common Stock, if any, together with a check for the cash to be paid in lieu of fractional shares, will be issued to the transferee of the Certificate presented to the Exchange Agent, accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF CULLIGAN COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

DIVIDENDS

  The Merger Agreement provides that no dividends or other distributions with respect to shares of U.S. Filter Common Stock constituting part of the Exchange Fund shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered. Subject to applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificates representing whole shares of U.S. Filter Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of U.S. Filter Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of U.S. Filter Common Stock, less the amount of any withholding taxes which may be required thereon.

NO FRACTIONAL SHARES

  The Merger Agreement provides that no certificates representing fractional shares of U.S. Filter Common Stock will be issued upon the surrender of Certificates. In lieu of any such fractional interest, each holder of a Certificate who would otherwise have been entitled to a fraction of a U.S. Filter Share upon surrender of Certificates shall be paid cash upon such surrender in an amount equal to the value of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of consideration to be paid out of the Exchange Fund to holders of Culligan Shares in exchange for such Culligan Shares. If more than one certificate representing shares of Culligan Common Stock shall be surrendered for the account of the same holder, the number of shares of U.S. Filter Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

UNCLAIMED AMOUNTS

  The Merger Agreement provides that any portion of the Exchange Fund which remains unclaimed by former Culligan Stockholders twelve months after the date of mailing of letters of transmittal and instructions shall be delivered by the Exchange Agent to U.S. Filter. Any former Culligan Stockholders who have not theretofore complied with the exchange provisions of the Merger Agreement shall thereafter look only to U.S. Filter for payment of any claim to shares of U.S. Filter Common Stock, cash in lieu of fractional shares thereof, or dividends and distributions, if any, in respect thereof. None of U.S. Filter, the Surviving Corporation or the Exchange Agent will be liable to any former holder of Culligan Shares for any shares of Culligan Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of U.S. Filter, Subcorp and Culligan relating to, among other things, certain aspects of the respective businesses and financial statements of the parties and certain other matters. The representations and warranties will expire as of the Effective Time, although it is a condition to the Merger that each party's representations and warranties set forth in the Merger Agreement shall be true and correct in all material respects on the date of the Merger Agreement and on and as of the date of the Effective Time as though made on and as of such date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

OTHER MATTERS

  U.S. Filter and Culligan have agreed that until the earlier of the Effective Time or the termination of the Merger Agreement, they will not, and will cause their subsidiaries and affiliates not to, (i) actively pursue any pending or threatened suit, claim, action, proceeding or investigation (an "Action") against the other party relating to events that occurred prior to the date of the Merger Agreement, or
(ii) take any other action with respect to any such matter except as may be necessary to maintain the status quo. In connection with the maintenance of the status quo, each of U.S. Filter and Culligan will seek to postpone the filing of any responsive pleadings in any Action, and will not file any new Action unless such filing is necessary to preserve rights that may otherwise be forfeited as a result of such delay.

ANTITRUST, GOVERNMENTAL AND OTHER APPROVALS

  Each of U.S. Filter and Culligan have agreed to make all necessary filings required under the HSR Act and other non-U.S. antitrust laws and to take action to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement under U.S. federal, state or non-U.S. antitrust laws. The Merger Agreement provides that each of U.S. Filter, Subcorp and Culligan will use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. Such actions include, among other things, the obtaining of necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by the Merger Agreement or required to prevent a Material Adverse Effect on U.S. Filter or Culligan from occurring prior to or after the Effective Time, the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, the taking of all action necessary to ensure that the Merger is accounted for as a pooling of interests for financial reporting purposes and to ensure that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a), and the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. In addition, the parties have agreed that, if required to avoid a challenge to the Merger by the Antitrust Division or the FTC, U.S. Filter shall and, at the direction of U.S. Filter, Culligan shall take or agree to take any action required to avoid such a challenge (unless such action would require U.S. Filter or the Surviving Corporation to agree to the sale or divestiture of businesses, properties, product lines or assets having aggregate gross annual sales in excess of $150 million). However, the waiting period under the HSR Act in connection with U.S. Filter's acquisition of Culligan was terminated on April 1, 1998 without any requirement for such action. Further, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any antitrust law, each of U.S. Filter and Culligan have agreed to cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have overturned any order that is in effect and that prohibits, prevents, or restricts consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, U.S. Filter and Culligan decide that litigation is not in their respective best interests.

OPERATING COVENANTS

  Each of U.S. Filter and Culligan have agreed that up until the Effective Time, they shall each use reasonable efforts to maintain and preserve each of their business organizations and to retain the services of each of their officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. Pursuant thereto, U.S. Filter and Culligan have agreed (subject to certain exceptions), among other things,

    (i) that neither U.S. Filter nor Culligan will change its accounting policies in a way that is inconsistent with past practice;

    (ii) that Culligan will not adjust, split, combine or reclassify its capital stock or make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital Stock,

    (iii) that neither U.S. Filter nor Culligan will grant any person any right or option to acquire shares of its capital stock (provided, however, that either may grant options with a fair market value exercise price to purchase up to, in the case of U.S. Filter, 750,000 shares of U.S. Filter Common Stock, or 1,500,000 shares of U.S. Filter Common Stock if the Effective Time is after July 1, 1998 or, in the case of Culligan, 250,000 shares of Culligan Common Stock, or 500,000 shares of Culligan Common Stock if the Effective Time is after July 1, 1998, to employees in the ordinary course consistent with past practice or in connection with acquisitions, mergers, consolidations or similar transactions permitted pursuant by the Merger Agreement);

    (iv) that neither U.S. Filter nor Culligan will issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or securities (except pursuant to the exercise of options for its common stock which are outstanding as of the date of the Merger Agreement or which are granted prior to the Effective Time in compliance with the terms of the Merger Agreement, or in connection with acquisitions, mergers consolidations and similar transactions permitted by the Merger Agreement provided that the fair market value of any capital stock or securities issued does not exceed an aggregate of $350 million, in the case of U.S. Filter, or $119 million, in the case of Culligan);

    (v) that neither U.S. Filter nor Culligan will enter into any agreement, understanding with respect to the sale, voting, registration or repurchase of its capital Stock;

    (vi) that Culligan will not, other than in connection with certain permitted financings or refinancings of indebtedness, directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business (or as otherwise excepted under the Merger Agreement);

    (vii) that neither U.S. Filter, Subcorp nor Culligan will make or propose any changes in its Certificates of Incorporation or, in the case of Culligan, Bylaws (except that U.S. Filter may do so to the extent that such change or changes would not adversely affect the rights and preferences of the holders of shares of U.S. Filter Common Stock);

    (viii) that U.S. Filter will not merge or consolidate with any other person or acquire any assets or businesses and Culligan will not make any acquisition of any assets or businesses other than, with respect to both U.S. Filter and Culligan, expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business (except in connection with transactions previously disclosed to Culligan or U.S. Filter, as the case may be, acquisitions of assets or stock of entities in the business of servicing residential commercial and consumer end users with water treatment and related water products, or other acquisitions with an aggregate value of consideration not exceeding, in the case of U.S. Filter, $500 million, and in the case of Culligan, $170 million);

    (ix) that Culligan will not, except pursuant to existing credit arrangements or except as otherwise permitted by the Merger Agreement, incur, create, assume or otherwise become liable for any indebtedness for borrowed money;

    (x) that Culligan will not enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, except as may be required by applicable law or as otherwise permitted by the Merger Agreement;

    (xi) that Culligan will not enter into, adopt or amend any employee benefit or similar plan except as may be required by applicable law;

    (xii) that neither U.S. Filter nor Culligan will take any action that could likely result in their respective representations and warranties as set forth in the Merger Agreement becoming false or inaccurate in any material respect;

    (xiii) that Culligan will not enter into or carry out any other transaction other than in the ordinary and usual course of business or as otherwise permitted by the Merger Agreement; and

    (xiv) that neither U.S. Filter nor Culligan will permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing or agree in writing or otherwise to take any of the foregoing actions.

THE SPECIAL MEETINGS

  U.S. Filter and Culligan have each agreed pursuant to the Merger Agreement to take all action in accordance with the U.S. federal securities laws, the DGCL and the Certificate of Incorporation and Bylaws of U.S. Filter and Culligan, as applicable, necessary to convene each of their respective Special Meetings and to obtain the approval of their respective stockholders with respect to the issuance of shares of U.S. Filter Common Stock in the Merger, in the case of U.S. Filter, and the Merger, the Merger Agreement and the transactions contemplated thereby, in the case of Culligan. However, if the U.S. Filter Board determines in good faith by majority vote, after consultation with and receipt of advice from outside legal counsel that failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the U.S. Filter Board under applicable law, the U.S. Filter Board may withdraw, change or modify such unanimous recommendation in a manner adverse to Culligan. Culligan may change its unanimous recommendation with respect to the Merger and may terminate the Merger Agreement under certain circumstances, as described below under "--No Solicitation."

RESALES OF U.S. FILTER COMMON STOCK RECEIVED IN THE MERGER; RESTRICTIONS ON AFFILIATES

  U.S. Filter has agreed to use all reasonable efforts to cause each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of U.S. Filter for purposes of applicable accounting releases of the Commission with respect to pooling of interests accounting treatment (a "U.S. Filter Affiliate"), to execute and deliver to Culligan no less than 30 days prior to the date of the U.S. Filter Special Meeting an affiliate letter containing a covenant that such U.S. Filter Affiliate will not dispose of any shares of U.S. Filter Common Stock held (or acquired) by such U.S. Filter Affiliate from the date of such letter until after such time as results covering at least 30 days of combined operations of U.S. Filter and Culligan have been published by U.S. Filter in a public filing or announcement. See "THE MERGER--Anticipated Accounting Treatment" and "U.S. FEDERAL SECURITIES LAW CONSEQUENCES."

  Culligan has agreed to use all reasonable efforts to cause each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Culligan for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling of interests accounting treatment (a "Culligan Affiliate") to execute and deliver to U.S. Filter no less than 30 days prior to the date of the Culligan Special Meeting a written agreement intended to ensure compliance with the Securities Act (a "Culligan Affiliate Letter."). Each Culligan Affiliate Letter contains a covenant that is similar to that in the U.S. Filter Affiliate Letter with respect to Culligan Common Stock held (or acquired) by each Culligan Affiliate.

  Pursuant to the Merger Agreement, U.S. Filter will use its best efforts to publish, as soon as possible after the Effective Time, financial results which are sufficiently in accordance with Accounting Series Release No. 135 to permit the disposition by all Culligan Stockholders of the shares of U.S. Filter Common Stock received in the Merger consistent with the requirements for treating the Merger as a pooling of interests for financial reporting purposes; provided, however, that such financial results shall be published no later than the fifteenth day after the end of the first calendar month that is at least 30 days after the Effective Time.

NO SOLICITATION

  The Merger Agreement provides that Culligan will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any Competing Transaction, provided that at any time prior to the approval of the Merger by the Culligan Stockholders, Culligan may furnish information or negotiate a Competing Transaction if the Culligan Board determines in good faith by majority vote, after consultation of outside legal counsel, that failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the Culligan Board under applicable law. Culligan has agreed, as of the date of the Merger Agreement, to cease all existing activities, discussions and negotiations with any parties conducted prior thereto with respect to any proposal for a Competing Transaction. Culligan may change its unanimous recommendation for the Merger in a manner adverse to U.S. Filter if the Culligan Board in good faith by majority vote determines after consultation with and receipt of advice from outside legal counsel, that failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the Culligan Board under applicable law. Culligan may terminate the Merger Agreement and enter into an acquisition agreement or other similar definitive agreement (each, an "Acquisition Agreement") with respect to a Competing Transaction if, prior to the approval of the Merger by the Culligan Stockholders, the Culligan Board determines in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date of the Merger Agreement that failure to enter into such Competing Transaction would create a reasonable possibility of a breach of the fiduciary duties of the Culligan Board under applicable law and that such Competing Transaction is more favorable to the Culligan Stockholders than the transactions contemplated by the Merger Agreement. Prior to terminating the Merger Agreement, Culligan has agreed to endeavor to provide U.S. Filter with a reasonable opportunity to respond to any Competing Transaction which Culligan may wish to accept including advising U.S. Filter of the material terms of any Competing Transaction.

  The Merger Agreement provides that Culligan shall immediately advise U.S. Filter of any Competing Transactions with respect to which the Culligan Board determines that it may furnish information, negotiate or otherwise engage in discussions with a party in respect thereof.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

  The Merger Agreement provides that, from and after the Effective Time, U.S. Filter shall indemnify, defend and hold harmless the present and former officers and directors of Culligan in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted by applicable law and to use all reasonable efforts to cause the corporation surviving the Merger or U.S. Filter to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies (but is not required to pay more than an annual premium in excess of 250% of Culligan's current annual premium) and to provide to the directors of Culligan who become directors of U.S. Filter directors' and officers' liability insurance on the same basis and to the same extent as that provided to other directors of U.S. Filter and to enter into indemnification agreements with such directors of Culligan on terms entered into with other directors of U.S. Filter. See "THE MERGER--Interests of Certain Persons in the Merger."

NYSE LISTING

  U.S. Filter has agreed that it shall use its reasonable best efforts to cause the shares of U.S. Filter Common Stock issuable pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

BOARD OF DIRECTORS OF U.S. FILTER

  U.S. Filter has agreed in the Merger Agreement that the U.S. Filter Board will take all action necessary immediately following the Effective Time to elect one person selected by the Culligan Board prior to the Effective Time (subject to the consent of the U.S. Filter Board which shall not be unreasonably withheld) as a director of U.S. Filter effective as of the Effective Time, for a term expiring at U.S. Filter's third annual meeting of stockholders following the Effective Time.

EMPLOYEE BENEFITS

  The Merger Agreement provides that U.S. Filter will, for at least one year from and after the Effective Time, provide employees of Culligan with pension, health and other benefits that are no less favorable than those provided to comparable employees of U.S. Filter immediately before the Effective Time and to honor all contracts, plans, and programs providing for compensation or benefits for employees of Culligan. U.S. Filter will not be obligated, however, to continue the employment of any employee of Culligan following the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

  The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions:

    (i) the Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Culligan Stockholders in the manner required by any applicable law and the issuance of the shares of U.S. Filter Common Stock to be issued in the Merger shall have been approved by the U.S. Filter Stockholders in the manner required by any applicable law and the applicable rules of the NYSE;

    (ii) any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by the Merger Agreement shall have been expired or terminated, and any requirements of foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied (unless the failure of such requirements of foreign jurisdictions to be satisfied does not constitute a Material Adverse Effect in respect of either Culligan or U.S. Filter);

    (iii) no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

    (iv) there shall not be pending any action by any federal governmental authority challenging or seeking to restrain or prohibit the consummation of the Merger;

    (v) the Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings (current or threatened) seeking a stop order;

    (vi) the shares of U.S. Filter Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    (vii) U.S. Filter shall have received a letter in a form reasonable to U.S. Filter and Culligan from KPMG Peat Marwick LLP dated as of the date of the Effective Time stating that they agree that the Merger will qualify for the pooling of interests method of accounting.

  The obligations of Culligan to consummate the Merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of the following conditions:

    (i) the representations and warranties of U.S. Filter and Subcorp set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date, as if made as of such time;

    (ii) each of U.S. Filter and Subcorp shall have performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; and

    (iii) Culligan shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Culligan, dated on or prior to the date of the Registration Statement, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization under
  Section 368(a) of the Code, (ii) Culligan, U.S. Filter and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the Culligan Stockholders upon the receipt of shares of U.S. Filter Common Stock in exchange for Culligan Shares pursuant to the Merger (except with respect to cash received in lieu of fractional interests in shares of U.S. Filter Common Stock).

  The obligations of U.S. Filter and Subcorp to consummate the Merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of the following conditions:

    (i) the representations and warranties of Culligan set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date, except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date, as if made of such time; and

    (ii) Culligan shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time.

TERMINATION, AMENDMENT AND WAIVER

  The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by Culligan Stockholders and U.S. Filter Stockholders):

    (A) by mutual written consent of U.S. Filter and Culligan; or

    (B) by either U.S. Filter or Culligan:

      (i) if the Merger shall not have been consummated on or prior to November 15, 1998 (which date shall be December 31, 1998 if a "second request" has been issued under the HSR Act);

      (ii) if a court or other governmental authority of competent jurisdiction shall have issued a judgment, injunction, order or decree (which has become final and nonappealable) enjoining U.S. Filter or Culligan from consummating the Merger;

      (iii) if the requisite approvals of the stockholders of either of U.S. Filter or Culligan shall not have been obtained at either of the Special Meetings of Culligan or U.S. Filter; or

      (iv) if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would result in the failure to satisfy certain conditions set forth in the Merger Agreement or would result in a material adverse effect on the ability of U.S. Filter and/or Culligan to consummate the Merger, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

  The Merger Agreement may also be terminated by Culligan: (i) in connection with entering into a Competing Transaction (see "--No Solicitation," above); or if the Average Share Price, or if the average of the closing prices of shares of U.S. Filter Common Stock as reported on the NYSE Composite Tape for any period of 10 consecutive trading days which ends after the last trading day used in calculating the Average Share Price, is less than $26.25.

  U.S. Filter may also terminate the Merger Agreement if the Culligan Board shall withdraw, or shall modify or change, the Culligan Board Unanimous Recommendation in a manner adverse to U.S. Filter.

  The Merger Agreement may be amended in writing by the parties thereto, whether before or after the adoption of the Merger Agreement by the Culligan Stockholders by written agreement of the parties, by action taken or authorized by their respective Boards of Directors; provided, however, that after the approval of the Merger Agreement by the Culligan Stockholders, no such amendment shall be made which by law requires further approval or authorization by the Culligan Stockholders without such further approval or authorization.

FEES AND EXPENSES

  The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement are to be borne by the party incurring such expenses. Notwithstanding the above, if the Merger

Agreement is terminated and it is judicially determined that such termination is caused by an intentional breach thereof, the breaching party shall indemnify and hold harmless the other parties for their respective out-of-pocket costs fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation, preparation of filings, and stockholders' meetings and consents, and any litigation by third parties resulting from the execution of the Merger Agreement ("Costs"). In addition, if Culligan terminates the Merger Agreement in respect of a Competing Transaction, or if U.S. Filter terminates the Merger Agreement because of an adverse change in the Culligan Board's unanimously recommendation to the Culligan Stockholders or because the Culligan Stockholders fail to approve the Merger and the transactions contemplated thereby, and within six months of such termination Culligan consummates a Business Combination (as defined in the Merger Agreement) where a Competing Transaction existed at the time of termination of the Merger Agreement, Culligan shall pay to U.S. Filter (i) reimbursement of U.S. Filter's expenses in an amount up to $5 million in the aggregate ("Expenses"); and (ii) a termination fee (which will be the sole and exclusive remedy of U.S. Filter in such event) in the amount of $42 million (the "Termination Fee"). However, in the event that U.S. Filter or Culligan terminates the Merger Agreement because of the failure of the Culligan Stockholders to approve the Merger Agreement and the transactions contemplated thereby at the Culligan Special Meeting but in each case there was no Competing Proposal at the time of termination and Culligan did not enter into a Business Combination within six months after such termination, then Culligan will not owe the Termination Fee and will instead pay to U.S. Filter, in addition to Expenses, an amount equal to $5 million (which amount will be credited against the Termination Fee if such fee becomes payable at a later date).

SPECIAL PAYMENT

  In the event that (x) the U.S. Filter Board shall withdraw or shall modify or change in a manner adverse to Culligan its unanimous recommendation to its stockholders, and the Merger Agreement shall have terminated in accordance with the terms thereof as a result thereof, or (y) the Merger Agreement is terminated because of the failure of the U.S. Filter Stockholders to approve the issuance of shares of U.S. Filter Common Stock pursuant to the Merger, then U.S. Filter shall pay to Culligan as liquidated damages (i) in reimbursement for Culligan's expenses, an amount of cash equal to the aggregate amount of Culligan's Costs up to but not in excess of an amount equal to $5 million in the aggregate and (ii) the amount of $42 million. In the event that the Merger Agreement is terminated by Culligan because of an order of a court of competent jurisdiction enjoining U.S. Filter or Culligan from consummating the Merger, because the Merger shall not have been consummated before November 15, 1998 (or December 31, 1998 if a "second request" has been issued under the HSR Act) or because of a material breach by U.S. Filter, in either case because of the failure of U.S. Filter to perform its covenants and obligations under the Merger Agreement, then U.S. Filter shall pay to Culligan as liquidated damages, an amount of cash equal to $47 million.

COOLING OFF PERIOD

  In the event of a termination of the Merger Agreement due to a breach by U.S. Filter, then U.S. Filter shall be prohibited from entering into or negotiating a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving current or former franchisees of Culligan (a "Franchisee Acquisition Proposal") or engage in negotiations or discussions concerning any Franchisee Acquisitions Proposal for a period of 180 days from the date of termination. In the event of a termination of the Merger Agreement other than due to a breach by Culligan or a breach by U.S. Filter, then U.S. Filter shall be prohibited from entering into, commencing negotiations, or soliciting negotiations, or having or continuing discussions that constitute, or could reasonably be expected to lead to, a Franchisee Acquisitions Proposal, or engage in negotiations or discussions concerning any Franchisee Acquisition Proposal for a period of 90 days from the date of termination. In the event of a termination of the Merger Agreement due to a breach by Culligan, there shall be no prohibition on U.S. Filter concerning Franchisee Acquisition Proposals from the date of termination. In addition, U.S. Filter has agreed that it shall not make, solicit or pursue in any manner any pending or future Franchisee Acquisition Proposal until the earlier occur of the Effective Time or the termination of the Merger Agreement.

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

                         THE SUPPORT/VOTING AGREEMENTS

  In order to induce U.S. Filter to enter into the Merger Agreement, Apollo has entered into Support/Voting Agreements, each dated as of February 9, 1998 with U.S. Filter (the "Support/Voting Agreements"). Apollo entered into the Support/Voting Agreements as a condition to U.S. Filter entering into the Merger Agreement and received no consideration for entering into the Support/Voting Agreement other than consideration due to Culligan Stockholders generally under the Merger Agreement upon consummation of the Merger and certain registration rights. See "THE REGISTRATION RIGHTS AGREEMENT." Under the Support/Voting Agreements, Apollo has agreed to not, and will not permit any company, trust or other entity controlled by Apollo (other than Culligan) to, contract to sell, sell or otherwise transfer or dispose of any Culligan Common Stock held by Apollo or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger, (ii) with U.S. Filter's prior written consent or (iii) to the extent contractually required.

  The Support/Voting Agreements provide that Apollo will cause any company, trust or other entity controlled by Apollo to, and will use its reasonable best efforts to cause Apollo's affiliates to, cooperate fully with U.S. Filter in connection with the Merger Agreement and the transactions contemplated thereby. Apollo further agreed in the Support/Voting Agreements that, during the term of the respective Support/Voting Agreements, Apollo will not directly or indirectly solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than U.S. Filter, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in the Support/Voting Agreements will prevent Apollo (or any of Apollo's representatives) from taking any action or omitting to take any action solely as a member of the Culligan Board if failure to do so would create a reasonable possibility of a breach of Apollo's fiduciary duties as a member (or members) of the Culligan Board after consultation with outside counsel.

  Under the Support/Voting Agreements, Apollo has agreed that all of the Culligan Common Stock beneficially owned by Apollo (except shares subject to unexercised stock options), or over which Apollo has voting power or control, directly or indirectly (including any Common Stock of Culligan acquired after the date of the Support/Voting Agreement), at the record date for any meeting of stockholders of Culligan called to consider and vote to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby and/or any Competing Transaction will be voted in favor the Merger and the Merger Agreement and the transactions contemplated thereby and that Apollo will not vote such shares in favor of any Competing Transaction during the term of the Support/Voting Agreement.

  The Support/Voting Agreements may be terminated at the option of any party at any time upon the earlier of (i) the date on which the Merger Agreement is terminated and (ii) the Effective Time; provided, however, if the Merger Agreement is terminated (x) by U.S. Filter if the Culligan Board withdraws, or modifies or changes the Culligan Board unanimous recommendation in a manner adverse to U.S. Filter; (y) by U.S. Filter or Culligan if at the Culligan Special Meeting the requisite vote of the Culligan Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained and (z) by the Culligan Board in respect of a Competing Transaction, then the limitations in the Support/Voting Agreements with respect to the voting and transferability of the Culligan Common Stock held by Apollo will survive for 150 days from the date of termination.

  As of the close of business on February 9, 1998, Apollo owned 7,334,859 shares of Culligan Common Stock, representing approximately 28.5% of the aggregate voting power of the issued and outstanding shares of Culligan Common Stock as of such date. Based on such stockholdings of Apollo as of such date and the number of shares of Culligan Common Stock and U.S. Filter Common Stock issued and outstanding on such date, if the Merger had occurred on such date, Apollo would own approximately 13,260,692 shares of U.S. Filter Common

Stock (assuming an Average Share Price equal to $33 3/16, the closing sale price of U.S. Filter Common Stock as of such date), which would represent approximately 8.5% of the aggregate shares of U.S. Filter Common Stock issued and outstanding immediately following consummation of the Merger.

  The foregoing is a summary of all of the material provisions of the Support/Voting Agreements, a copy of each of which is filed as an exhibit to the Registration Statement. See "AVAILABLE INFORMATION." This summary is qualified in its entirety by reference to the Support/Voting Agreements, each of which is incorporated herein by this reference.

                       THE REGISTRATION RIGHTS AGREEMENT

  U.S. Filter has agreed to provide Apollo with certain registration rights with respect to the shares of U.S. Filter Common Stock Apollo will receive in the Merger (the "Registration Shares") under the Registration Rights Agreement, dated as of February 9, 1998 (the "Registration Rights Agreement"). In accordance with the procedures set forth in the Registration Rights Agreement, at the request of Apollo and subject to certain holdback periods and other limitations, U.S. Filter will file up to three Registration Statements with the Commission to register the resale of the Registration Shares under the Securities Act and, after such a Registration Statement becomes effective, use all reasonable efforts to maintain the effectiveness of any such Registration Statement for specified time periods. The Registration Rights Agreement also provides for incidental (or "piggy-back") registration rights which allow Apollo to participate in and include in the registration for public sale of U.S. Filter Common Stock initiated by U.S. Filter or other stockholders of U.S. Filter.

  The Registration Rights Agreement contains provisions under which U.S. Filter will indemnify selling stockholders under the Registration Rights Agreement with respect to untrue statements or alleged untrue statements of a material fact contained in any prospectus relating to a registration covered by the Registration Rights Agreement or the omissions, or alleged omissions therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Selling stockholders under the Registration Rights Agreement will similarly indemnify U.S. Filter with respect to such statements or omissions made in reliance upon and in conformity with written information furnished to U.S. Filter by such selling stockholders expressly for use in such registration statement or prospectus.

  Under the Registration Rights Agreement, U.S. Filter is required to pay all registration expenses (other than underwriting discounts, selling commissions, stock transfer taxes and certain legal fees) with respect to all registrations made thereunder.

  The Registration Rights Agreement will allow holders of Registrable Shares to register their shares of U.S. Filter Common Stock, thereby making such shares of U.S. Filter Common Stock more freely transferable by such holders. In the event that one or more holders determine to sell a significant number of their shares of U.S. Filter Common Stock in the public market, such sale could adversely affect prevailing market prices for the U.S. Filter Common Stock. See "RISK FACTORS--Shares Subject to Future Sale."

  The foregoing is a summary of the material provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement. See "AVAILABLE INFORMATION." This summary is qualified in its entirety by reference to the Registration Rights Agreement which is incorporated herein by this reference.

                    THE CULLIGAN RIGHTS AGREEMENT AMENDMENT

  Immediately prior to entering into the Merger Agreement, Culligan entered into the Rights Agreement Amendment to the Culligan Rights Agreement. The Rights Agreement Amendment (i) exempts the Merger Agreement and the transactions contemplated thereunder from causing the Culligan Rights to become exerciseable and (ii) reduces the threshold at which a person is deemed an "Acquiring Person" under the Culligan Rights Agreement, as described further below.

  Pursuant to the Culligan Rights Agreement, on September 13, 1996, Culligan declared a dividend distribution of one Culligan Right for each outstanding share of Culligan Common Stock to stockholders of record at the close of business on September 26, 1996. The Culligan Rights are attached to all Culligan Common Stock certificates representing shares outstanding. Each Culligan Right entitles the registered holder to purchase from Culligan one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $78, subject to adjustment.

  Under the Culligan Rights Agreement, the Culligan Rights will separate from Culligan Common Stock upon the earlier of (i) ten (10) business days following public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of a certain percentage (the "Acquiring Person Percentage") or more of the outstanding shares of Culligan Common Stock, other than an Exempted Person, or (ii) ten
(10) business days (or such later date as the Culligan Board shall determine) following commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person (the earlier to occur of (i) and (ii), the "Distribution Date"). Culligan Rights are not exercisable until the Distribution Date.

  The Rights Agreement Amendment reduced the Acquiring Person Percentage from 15% to 9.9%. The Rights Agreement Amendment further provides that none of U.S. Filter, Subcorp, or any other person, shall be deemed to be an Acquiring Person by virtue of the Merger Agreement or as a result of the consummation of the transactions contemplated thereby.

  In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Culligan Common Stock that the disinterested directors of Culligan determine not to be inadequate and to otherwise be in the best interest of Culligan and its stockholders), each holder of a Culligan Right thereafter has the right to receive, upon exercise, Culligan Common Stock (or, in certain circumstances, cash, property or other securities of Culligan) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Culligan Rights that are, or (under certain circumstances specified in the Culligan Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Culligan Rights are not exercisable following the occurrence of the event set forth above until such time as Culligan Rights are no longer redeemable by Culligan as provided in the Culligan Rights Agreement.

  In the event that, at any time following the first date of public announcement by Culligan or an Acquiring Person that an Acquiring Person has become such (other than pursuant to specified qualified offers), (i) Culligan is acquired in a merger or other business combination transaction (other than a merger following a specified offer), or (ii) fifty percent (50%) or more of Culligan's assets, cash flow or earning power is sold or transferred, each holder of a Culligan Right (except Culligan Rights which previously have been voided) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Culligan Right.

  The Rights Agreement Amendment provides that the Culligan Rights will expire at the earlier of (i) the later of 5:00 P.M. (New York City time) on September 13, 1998 and the date the Merger Agreement is terminated, (ii) such other date as may be established by the Culligan Board prior to the expiration of the Rights, or (iii) the time immediately prior to the consummation of the Merger.

  The foregoing contains is a summary of the material provisions of the Rights Agreement Amendment, a copy of which is filed as an exhibit to the Registration Statement, and certain provisions of the Culligan Rights Agreement, a copy of which is filed as an exhibit to Culligan's Registration Statement on Form 8-A filed with the Commission on September 16, 1996. The summary is qualified in its entirety by reference to the Culligan Rights Agreement and the Rights Agreement Amendment each of which is incorporated herein by this reference. See "AVAILABLE INFORMATION."

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is intended only as a summary of the material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of U.S. federal income taxation that may be applicable to certain Culligan Stockholders subject to special U.S. federal income tax treatment, including, without limitation, non-U.S. persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Culligan Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or non-U.S. tax laws, nor the effect of any U.S. federal tax laws other than those pertaining to U.S. federal income tax.

  Culligan has received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Culligan, to the effect that, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Such opinion is based on the Code, the regulations thereunder, administrative rulings of the Internal Revenue Service and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Culligan, Culligan and certain stockholders of Culligan. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion below applies to Culligan Stockholders who hold their shares of Culligan Common Stock as a capital asset within the meaning of Section 1221 of the Code.

  As a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by the Culligan Stockholders with respect to the U.S. Filter Common Stock received in the Merger. The tax basis of the U.S. Filter Common Stock received by a Culligan Stockholder in the Merger will be equal to the tax basis of the shares of Culligan Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether or not gain or loss on the subsequent disposition of U.S. Filter Common Stock received in the Merger is long-term, mid-term or short-term, the holding period of such U.S. Filter Common Stock received by the Culligan Stockholders will include the holding period of the shares of Culligan Common Stock exchanged therefor, provided that the shares of Culligan Common Stock exchanged therefore were held as a capital asset.

  The receipt of cash in lieu of a fractional U.S. Filter Common Share by a Culligan Stockholder pursuant to the Merger will result in taxable gain or loss to such stockholder for U.S. federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional share as set forth above. Such gain or loss will be a capital gain or loss.

  The Merger Agreement provides that neither Culligan nor U.S. Filter is obligated to consummate the Merger unless Culligan shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Culligan, substantially to the effect that under applicable law, for U.S. federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code.

  THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF WACHTELL, LIPTON, ROSEN & KATZ IS NOT BINDING ON THE

INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH CULLIGAN STOCKHOLDER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                   U.S. FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of U.S. Filter Common Stock issued in connection with the Merger will be freely transferable, except that any shares of U.S. Filter Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Culligan or U.S. Filter prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Culligan or U.S. Filter, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of U.S. Filter, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Culligan or U.S. Filter generally include individuals or entities that control, are controlled by or are under common control with Culligan or U.S. Filter and generally include the executive officers and directors as well as principal stockholders of Culligan or U.S. Filter.

  Affiliates may not sell their shares of U.S. Filter Common Stock acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of U.S. Filter) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the Effective Time, an affiliate (together with certain related persons) would be entitled to sell shares of U.S. Filter Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of U.S. Filter Common Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if U.S. Filter remains current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate will be able to sell such shares of U.S. Filter Common Stock without being subject to such manner of sale or volume limitations provided that U.S. Filter is current with its Exchange Act informational filings and such affiliate is not then an affiliate of U.S. Filter. Two years after the Effective Time, an affiliate will be able to sell such shares of U.S. Filter Common Stock without any restrictions so long as such affiliate had not been an affiliate of U.S. Filter for at least three months prior to the date of such sale. See "--Anticipated Accounting Treatment."

  Pursuant to the Culligan Affiliate Letters, U.S. Filter has agreed that, for so long as any affiliate that is party to an Affiliate Letter holds any shares of U.S. Filter Common Stock as to which such affiliate is subject to the limitations of Rule 145, U.S. Filter will use its reasonable efforts to file all reports required to be filed by it pursuant to the Exchange Act and the rules and regulations thereunder so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to U.S. Filter, and to that extent to make available to such affiliate the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the shares of U.S. Filter Common Stock. See "THE MERGER AGREEMENT--Resales of U.S. Filter Common Stock Received in the Merger; Restrictions on Affiliates" and "THE MERGER-- Anticipated Accounting Treatment."

  U.S. Filter has agreed to provide Apollo with certain registration rights has respect to the shares of U.S. Filter Common Stock Apollo will receive in the Merger. See "THE REGISTRATION RIGHTS AGREEMENT."

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

                       COMPARISON OF STOCKHOLDER RIGHTS

  Both U.S. Filter and Culligan are incorporated in the state of Delaware. Culligan Stockholders will continue to have their rights and obligations as stockholders of U.S. Filter after the consummation of the Merger governed by the DGCL. Set forth below is a summary comparison of all material differences in the current rights of a U.S. Filter Stockholder under the Restated Certificate of Incorporation of U.S. Filter, as amended (the "U.S. Filter Certificate") and the Restated Bylaws of U.S. Filter (the "U.S. Filter Bylaws"), on the one hand, and the rights of a Culligan Stockholder under the Amended and Restated Certificate of Incorporation of Culligan (the "Culligan Certificate") and the Amended and Restated By-Laws of Culligan (the "Culligan Bylaws"), on the other hand.

  In accordance with the terms of the Merger Agreement, at the Effective Time, each issued and outstanding share of Culligan Common Stock (other than treasury shares) will be converted into the right to receive the number of shares of U.S. Filter Common Stock determined by the Exchange Ratio of U.S. Filter Common Stock. (See "THE MERGER AGREEMENT--Conversion of Securities.") Accordingly, upon consummation of the Merger, the rights of former Culligan Stockholders who become holders of U.S. Filter Common Stock pursuant to the Merger will be governed by the DGCL, the U.S. Filter Certificate and the U.S. Filter Bylaws.

  The following discussion is not intended to be complete and is qualified in its entirety by reference to the U.S. Filter Certificate, the U.S. Filter Bylaws, the Culligan Certificate and the Culligan Bylaws. Copies of these documents are on file with the Commission and are incorporated herein by reference and will be sent to U.S. Filter Stockholders and Culligan Stockholders, respectively, upon request. See "INCORPORATION BY REFERENCE."

AUTHORIZED CAPITAL

  U.S. Filter. The authorized capital stock of U.S. Filter consists of 300,000,000 shares of U.S. Filter Common Stock and 3,000,000 shares of preferred stock, par value $0.10 per share (the "U.S. Filter Preferred Stock"). As of the U.S. Filter Date, there were 108,462,296 shares of U.S. Filter Common Stock outstanding. Of the unissued shares of U.S. Filter Common Stock, 26,964,436 shares were reserved for issuance upon conversion of convertible debt securities of U.S. Filter, exercise of warrants and stock options. Assuming an Exchange Ratio of 1.8079, as of the U.S. Filter Record Date, on a pro forma basis for the Merger, there would have been 155,243,072 shares of U.S. Filter Common Stock outstanding and 30,017,955 shares of U.S. Filter Common Stock reserved for issuance upon conversion of convertible debt securities of U.S. Filter and the exercise of warrants and stock options of the combined company. The U.S. Filter Board has the authority to issue the U.S. Filter Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the U.S. Filter Stockholders. As of the U.S. Filter Record Date, there were no shares of U.S. Filter Preferred Stock issued and outstanding, and the U.S. Filter Board has no present intention of issuing shares of U.S. Filter Preferred Stock. See "DESCRIPTION OF U.S. FILTER CAPITAL STOCK."

  Culligan. The authorized capital stock of Culligan consists of 60,000,000 shares of a Culligan Common Stock, of which there were 25,875,754 shares outstanding as of the Culligan Record Date, and 2,000,000 authorized shares of Culligan Preferred Stock ("Culligan Preferred Stock"), of which 300,000 shares have been designated as Culligan Series A Junior Participating Preferred Stock are reserved for issuance in connection with the Culligan Rights Agreement. In addition, also as of the Culligan Record Date, 1,688,876 shares were reserved for issuance upon the exercise of outstanding options, issuance of shares pursuant to Culligan's Director's Stock Plan and for a working capital adjustment in connection with an acquisition. The Culligan Board has the authority to issue the Culligan Preferred Stock in one of more series and to fix the rights, preferences, privileges and restrictions for such series, without any further vote or action by the Culligan Stockholders. As of the Culligan Record Date, there were no shares of Culligan Preferred Stock issued and outstanding, and under the Merger Agreement Culligan cannot issue shares of Culligan Preferred Stock.


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

SIZE AND ELECTION OF BOARD OF DIRECTORS

  U.S. Filter. Pursuant to the U.S. Filter Certificate, the number of directors of U.S. Filter will not be less than three, with the precise number to be fixed from time to time by an affirmative vote of a majority of the U.S. Filter Board. The current number of U.S. Filter directors is eleven. The U.S. Filter Certificate provides for the U.S. Filter Board to be divided into three classes, each of which is to be composed as nearly as possible of one-third of the directors. The U.S. Filter directors are elected for three-year terms by receiving the greatest number of votes of the shares present or represented by proxy at the annual stockholders meeting. A quorum at any meeting of the U.S. Filter Board consists of a majority of the total number of U.S. Filter directors, and a majority of the quorum present is required to approve any action of the U.S. Filter Board.

  Pursuant to the terms of the Merger Agreement, U.S. Filter has agreed to elect one person selected by the Culligan Board prior to the Effective Time (subject to the consent of the U.S. Filter Board which shall not be unreasonably withheld) as a director of U.S. Filter effective as of the Effective Time of the Merger, for a term expiring at U.S. Filter's third annual meeting of stockholders following the Effective Time. See "THE MERGER AGREEMENT--Board of Directors of U.S. Filter."

  Culligan. Pursuant to the Culligan Certificate and Culligan Bylaws, the number of directors of Culligan will not be less than three nor more than fifteen, with the precise number to be determined from time to time by the affirmative vote of a majority of the Culligan Board. The current number of Culligan directors is eleven. The Culligan Certificate provides for the Culligan Board to be divided into three classes, each of which is to be composed as nearly as possible of one-third of the directors. The Culligan directors are elected for three-year terms by a plurality of the votes of the shares present or represented by proxy at the annual stockholders meeting. A quorum at any meeting of the Culligan Board consists of a majority of the total number of directors, and a majority of the quorum present is required to approve any action of the Culligan Board.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

  Under the Culligan Certificate, the Culligan By-Laws and the U.S. Filter Bylaws, newly created directorships and vacancies on either of the Culligan Board or the U.S. Filter Board may be filled by a majority of the directors then in office, though less than a quorum provided, however, that pursuant to the agreement whereby U.S. Filter acquired the Properties in exchange for 8,000,000 shares of U.S. Filter Common Stock and the Warrants in September 1997 (the "Properties Acquisition Agreement"), U.S. Filter has agreed that if a vacancy occurs in the U.S. Filter Board while the parties from whom the Properties were acquired (the "Parties") own at least 7 1/2% of the outstanding shares of U.S. Filter Common Stock, and such vacancy is the result of the cessation to serve of a non-employee director of U.S. Filter (other than cessation of service of a person designated by the Parties for election to the U.S. Filter Board (a "Designee"), which vacancy shall be filled with a successor Designee), the Parties must also approve the person filling such vacancy. See "RISK FACTORS--Risk Factors Relating to a Combined U.S. Filter and Culligan After the Merger--Potential Risks Related to Water Rights and Water Transfers" and "DESCRIPTION OF U.S. FILTER CAPITAL STOCK-- Certain Voting Arrangements."

REMOVAL OF DIRECTORS

  U.S. Filter. The U.S. Filter Certificate provides that a U.S. Filter director may be removed by either a majority of the directors of U.S. Filter then in office or by the U.S. Filter Stockholders and only for cause. The U.S. Filter Bylaws provide that removal of a director by U.S. Filter Stockholders requires the affirmative vote of the stockholders having a majority of the voting power of U.S. Filter at a special meeting of stockholders called for that purpose. Pursuant to the Properties Acquisition Agreement, if a Designee is removed from the U.S. Filter Board and the Parties own at least 5% of the outstanding shares of U.S. Filter Common Stock, the Parties have the right to designate the person filling the vacancy caused by such removal.

  Culligan. Neither the Culligan Certificate nor the Culligan By-Laws includes a provision setting forth the procedure for the removal of directors. The DGCL provides that, unless the Certificate of Incorporation otherwise

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

provides, any director or the entire board of directors of a corporation whose board is classified may be removed only for cause by the affirmative vote of holders of a majority of shares then entitled to vote at an election of directors.

SPECIAL MEETINGS OF STOCKHOLDERS

  U.S. Filter. Pursuant to the U.S. Filter Certificate, a special meeting of U.S. Filter Stockholders may be called by a majority of the U.S. Filter Board; provided, however, that where a proposal requiring stockholder approval is made by or on behalf of any individual or group owning 5% of the voting stock of U.S. Filter (subject to certain exceptions) (a "Related Person"), then an affirmative vote of the continuing directors unrelated to such individual or group (as further described in the U.S. Filter Certificate, a "Continuing Director") is required.

  Culligan. Pursuant to the Culligan By-Laws, a special meeting of Culligan Stockholders may be called by any officer at the written request of a majority of the Culligan Board or by the Chairman of the Board, the President, the Secretary or any Assistant Secretary.

QUORUM AT STOCKHOLDER MEETINGS

  Culligan and U.S. Filter. Pursuant to the Culligan By-Laws and the U.S. Filter Bylaws, the holders of a majority of the issued and outstanding capital stock entitled to vote thereat, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  U.S. Filter. Pursuant to the U.S. Filter Certificate and the U.S. Filter Bylaws, no action may be taken by written consent of the stockholders without a meeting.

  Culligan. Pursuant to the Culligan By-Laws, stockholders may take any action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

  As a consequence of and following the Merger, stockholders of Culligan who currently have the right to call a special meeting of stockholders, will lose this right once they become stockholders of U.S. Filter, as described in the previous two paragraphs.

ADVANCE NOTICE OF STOCKHOLDER-PROPOSED BUSINESS OR DIRECTOR NOMINATIONS AT ANNUAL MEETINGS

  U.S. Filter. Pursuant to the U.S. Filter By-Laws, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of U.S. Filter. To be timely, a stockholder's notice must be delivered to U.S. Filter from 30 to 60 days in advance of the meeting, or within 10 days after notice of the meeting is first given to stockholders when such notice is given less than 40 days prior to the meeting. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on U.S. Filter's books, of the stockholder proposing such business, (iii) the class and number of shares of U.S. Filter which are beneficially owned by the stockholder, and
(iv) any material interest of the stockholder in such business.

  In addition, the U.S. Filter By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must be entitled to vote for the election of directors at such meeting and must have given notice thereof to the Secretary of U.S. Filter. To be timely, a stockholder's notice must be delivered to the Secretary consistent with the deadlines set forth above with respect to other stockholder-sponsored business. Such stockholder's notice shall set forth: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election, or is otherwise required, in each case pursuant to

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

the Exchange Act including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on U.S. Filter's books, of such stockholder and (ii) the class and number of shares of U.S. Filter which are beneficially owned by such stockholder.

  Culligan. Pursuant to the Culligan By-Laws, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Culligan. To be timely, a stockholder's notice must be delivered to Culligan from 60 to 90 days in advance of the meeting, or within 10 days after notice of the meeting is first given to stockholders when such notice is given less than 70 days prior to the meeting. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Culligan's books, of the stockholder proposing such business, (iii) the class and number of shares of Culligan which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

  In addition, the Culligan By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must be entitled to vote for the election of directors at such meeting and must have given notice thereof to the Secretary of Culligan. To be timely, a stockholder's notice must meet the deadlines set forth above with respect to stockholder-sponsored business except in the case of a special meeting called for the purpose of electing directors where notice must be within ten days following mailing or public disclosure of the date of the special meeting. To be in proper written form, such stockholder's notice must contain: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and, if known, residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of stock of Culligan which are beneficially owned by the nominee, and (iv) all information relating to such person that is required to be disclosed in solicitations of proxies for election, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the rules and regulations promulgated thereunder, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on Culligan's books, of such stockholder, (ii) the class and number of shares of Culligan which are beneficially owned by such stockholder,
(iii) a description of any arrangements between the stockholder and the nominee and any other persons, (iv) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (v) all information relating to such person that is required to be disclosed in solicitations of proxies for election, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended, and the rules and regulations promulgated. The notice must also be accompanied by the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

AMENDMENT OF GOVERNING DOCUMENTS

  U.S. Filter. Pursuant to the U.S. Filter Certificate, alteration, amendment, repeal or rescission of the U.S. Filter Certificate requires compliance with the DGCL. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon unless a higher vote is required in the corporation's certificate of incorporation and the approval of a majority of the outstanding stock of each class entitled to vote thereon. In addition, amendment to the U.S. Filter Certificate must be approved by a majority of the U.S. Filter Board and by the affirmative vote of the holders of a majority of the outstanding voting stock of U.S. Filter; provided however, that any amendment to the U.S. Filter Certificate that deals with certain definitions contained in the U.S. Filter Certificate, the number of directors, the limitations on director liability, the bar on action of stockholders by written consent, the call of special meetings and the amendment mechanism of the U.S. Filter Certificate and U.S. Filter Bylaws must also be approved by either (i) a majority of the U.S. Filter Board and, if one or more Related Persons exist, by a majority of Continuing Directors with respect to all Related Persons, or (ii) by the affirmative vote of the holders of not less than 80% of the outstanding voting stock of U.S. Filter, and

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

if the U.S. Filter Amendment is proposed by or on behalf of a Related Person or a director affiliated with a Related Person, by the affirmative vote of the holders of a majority of the shares held by stockholders other than the Related Person (the "Disinterested Shares"). Amendments of the U.S. Filter Bylaws must be approved either (i) by a majority of the authorized number of directors and, if one or more Related Persons exist, by a majority of the U.S. Filter Board who are Continuing Directors with respect to all Related Persons, or (ii) by the affirmative vote of the holders of not less than 80% of the outstanding voting stock of U.S. Filter and, if the amendment is proposed by or on behalf of a Related Person or a U.S. Filter Board member affiliated with a Related Person, by the affirmative vote of the holders of a majority of the Disinterested Shares. Subject to the foregoing, the U.S. Filter Board is expressly authorized to amend the U.S. Filter Bylaws, subject to any limitations expressed in the U.S. Filter Bylaws.

  Culligan. The Culligan Certificate reserves the right for Culligan to amend, alter, change or repeal any provision of the Culligan Certificate as permitted by the DGCL (as described in the previous paragraph). The Culligan By-Laws may be amended or repealed by the Culligan Board or the stockholders at any meeting of the stockholders or the Culligan Board in which there has been proper notice of the proposed amendment. Such Amendment shall require the affirmative vote of the holders of record of a majority of the shares of the outstanding capital stock of Culligan, or of a majority of the Culligan Board, as the case may be.

RIGHTS AGREEMENTS

  U.S. Filter. U.S. Filter does not have a stockholder's rights agreement.

  Culligan. Pursuant to the Culligan Rights Agreement, there is one Culligan Right associated with each outstanding share of Culligan Common Stock. Each Culligan Right entitles the registered holder to purchase one one-hundredth of a share of Culligan Series A Junior Participating Preferred Stock, par value $0.01 per share. The Culligan Rights have certain anti-takeover effects. The Culligan Rights will cause substantial dilution to a person or group that attempts to acquire control of Culligan in a manner which causes the Culligan Rights to become exercisable unless the rights are redeemed by the Culligan Board. See "THE MERGER AGREEMENT--Culligan Rights Agreement." As a consequence of and following the Merger, Culligan Stockholders will lose all interests in the Culligan Rights associated with their shares of Culligan Common Stock and the anti-takeover protection that such rights provide. See "THE CULLIGAN RIGHTS AGREEMENT AMENDMENT."

DELAWARE ANTI-TAKEOVER LAW

  Section 203 of the DGCL ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

  These provisions could have the effect of delaying, deferring or preventing a change of control of U.S. Filter. U.S. Filter's stockholders, by adopting an amendment to the U.S. Filter Certificate or the U.S. Filter By-laws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the

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

U.S. Filter Certificate nor the U.S. Filter By-laws currently excludes U.S. Filter from the restrictions imposed by Section 203.

  U.S. Filter has not adopted an amendment to the U.S. Filter Certificate or the U.S. Filter By-laws by which U.S. Filter elects not to be governed by
Section 203 of the DGCL. Culligan has adopted an amendment to the Culligan Certificate by which Culligan has elected not to be governed by Section 203 of the DGCL.

                   DESCRIPTION OF U.S. FILTER CAPITAL STOCK

GENERAL

  As of March 31, 1998, U.S. Filter was authorized to issue 300,000,000 shares of U.S. Filter Common Stock, par value $.01 per share, of which 108,462,296 shares were issued and outstanding, and 3,000,000 shares of U.S. Filter Preferred Stock, par value $.10 per share, of which none were issued and outstanding. Of the unissued shares of U.S. Filter Common Stock, 7,636,364 shares were reserved for issuance upon conversion of U.S. Filter's 6% Convertible Subordinated Notes due 2005, 10,481,013 shares were reserved for issuance upon conversion of U.S. Filter's 4 1/2% Convertible Subordinated Notes due 2001, 1,200,000 shares were reserved for issuance upon exercise of the Warrants expiring September 17, 2007 and an aggregate of 7,647,059 shares were reserved for issuance upon exercise of options either outstanding or available for grant.

U.S. FILTER COMMON STOCK

  The holders of U.S. Filter Common Stock are entitled to one vote for each share held of record by them on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors; thus, the holders of shares having more than 50% of U.S. Filter's voting power (including both common and voting preferred shares, if any) voting for the election of directors can elect all of the directors. The holders of U.S. Filter Common Stock are entitled to receive dividends when, as and if declared by U.S. Filter's Board of Directors out of funds legally available therefor, subject to the prior rights of U.S. Filter preferred stockholders. In the event of liquidation, dissolution or winding up of U.S. Filter's affairs, the holders of U.S. Filter Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the U.S. Filter Common Stock. Except as described below under "Stock Purchase Rights," holders of shares of U.S. Filter Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the U.S. Filter Common Stock.

  U.S. Filter currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the U.S. Filter Common Stock in the foreseeable future. Any payment of cash dividends on the U.S. Filter Common Stock in the future will depend upon U.S. Filter's financial condition, earnings, capital requirements and such other factors as U.S. Filter's Board of Directors deems relevant.

U.S. FILTER PREFERRED STOCK

  Shares of U.S. Filter Preferred Stock may be issued without stockholder approval. U.S. Filter's Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. U.S. Filter has no current plans for the issuance of any shares of U.S. Filter Preferred Stock. Any U.S. Filter Preferred Stock to be issued could rank prior to the U.S. Filter Common Stock with respect to dividend rights and rights of liquidation. U.S. Filter's Board of Directors, without stockholder approval, may issue U.S. Filter Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of U.S. Filter Common Stock or create impediments to persons seeking to gain control of U.S. Filter.

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

STOCK PURCHASE RIGHTS

  Laidlaw, which, as of February 1, 1998, held 3,646,783 shares of U.S. Filter Common Stock, has certain rights to purchase voting securities of U.S. Filter in order to maintain its percentage voting interest. Except in connection with mergers or other acquisitions or in the ordinary course under an employee stock option or stock bonus plan, in the event U.S. Filter proposes to sell or issue shares of voting securities, Laidlaw has the right to purchase, on the same terms as the proposed sale or issuance, that number of shares or rights as will maintain its percentage interest in the voting securities of U.S. Filter, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. In addition, Laidlaw has other purchase rights with respect to sales or issuances of securities by U.S. Filter at prices below 85% of current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.

CERTAIN VOTING ARRANGEMENTS

  Pursuant to the agreements whereby U.S. Filter acquired Smogless S.p.A. in September 1994, Laidlaw has agreed to vote all shares owned by it for the nominees of U.S. Filter's Board for election to U.S. Filter's Board, and on all other matters in the same proportion as the votes cast by other holders of voting securities, other than those that relate to any business combination or similar transaction, such as the Merger, involving U.S. Filter or any amendment to the U.S. Filter Certificate or the U.S. Filter By-laws.

  In addition, pursuant to the Properties Acquisition Agreement, U.S. Filter has agreed, so long as the Parties own at least 5% of the outstanding shares of U.S. Filter Common Stock, to nominate a Designee to the U.S. Filter Board. If a vacancy occurs in the U.S. Filter Board while the Parties own at least 7 1/2% of the outstanding U.S. Filter Common Stock and such vacancy is the result of the cessation to serve of a non-employee director of U.S. Filter (other than the cessation of service of a Designee, which vacancy shall be filled with a successor Designee), the Parties must also approve the person filling such vacancy. In addition, the Parties have agreed to vote all shares owned by them as recommended by a majority of the members of U.S. Filter's Board of Directors, except with respect to certain fundamental transactions, transactions involving the issuance by U.S. Filter of U.S. Filter Common Stock representing 20% or more of the outstanding U.S. Filter Common Stock (or equivalents), such as the Merger, or amendment of the U.S. Filter Certificate or the U.S. Filter By-laws.

  In connection with the Merger, the U.S. Filter Board shall take all action necessary to elect one person selected by the Culligan Board to the U.S. Filter Board for a term expiring at U.S. Filter's third annual meeting of stockholders following the Effective Time. See "THE MERGER AGREEMENT--Board of Directors of U.S. Filter."

CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Certificate places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of U.S. Filter. The founders and the original directors of U.S. Filter are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, the Chairman of the Board, President and Chief Executive Officer of U.S. Filter. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of U.S. Filter's Board of Directors to call a meeting of stockholders where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the U.S. Filter Certificate that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the U.S. Filter Certificate), in addition to being approved by U.S. Filter's Board of Directors and a majority of U.S. Filter's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of U.S. Filter's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to U.S. Filter's By-laws must be approved by one of the methods specified in clauses (i) and (ii) in the preceding sentence.

  The U.S. Filter Certificate and U.S. Filter's By-laws provide that U.S. Filter's Board of Directors shall fix the number of directors and that U.S. Filter's Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by U.S. Filter's Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to U.S. Filter from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

DELAWARE ANTI-TAKEOVER LAW

  Neither the U.S. Filter Certificate nor the U.S. Filter By-laws currently excludes U.S. Filter from the restrictions imposed by Section 203. See "COMPARISON OF STOCKHOLDER RIGHTS--Delaware Anti-Takeover Law."

           OTHER ACTION TO BE TAKEN AT THE CULLIGAN SPECIAL MEETING

CULLIGAN ADJOURNMENT PROPOSAL

  Culligan is submitting to its stockholders a proposal to authorize the named attorneys-in-fact to vote in favor of the adjournment of the Culligan Special Meeting, in the event that there are not sufficient votes to approve the Culligan Merger Proposal at the time of the Culligan Special Meeting. Even though a quorum may be present at the Culligan Special Meeting, it is possible that Culligan may not have received sufficient votes to approve the Culligan Merger Proposal at the time of the Culligan Special Meeting. In that event, the Culligan Merger Proposal could not be approved unless the Culligan Special Meeting were adjourned in order to permit further solicitation of proxies.

  In order to allow the proxies that have been received by Culligan at the time of the Culligan Special Meeting to be voted for such adjournment, if necessary, Culligan has submitted the question of adjournment under such circumstances, and only under such circumstances, to its stockholders for their consideration. A majority of the shares of Culligan Common Stock represented and voting at the Culligan Special Meeting is required in order to approve any such adjournment.

  The Culligan Board unanimously recommends that the Culligan Stockholders vote their proxies in favor of the Culligan Adjournment Proposal so that their proxies may be used for such purpose, should it become necessary. Properly executed proxies will be voted in favor of such adjournment unless otherwise noted thereon. If it is necessary to adjourn the Culligan Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Culligan Special Meeting. This adjournment proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the Culligan Merger Proposal in the event that there are insufficient votes to approve the Culligan Merger Proposal at the Culligan Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

  The Culligan Board retains full authority to postpone the Culligan Special Meeting prior to such meeting being convened, without the consent of any Culligan Stockholder.

  CULLIGAN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CULLIGAN STOCKHOLDERS VOTE FOR THE CULLIGAN ADJOURNMENT PROPOSAL.

                             STOCKHOLDER PROPOSALS

  Due to the contemplated consummation of the Merger, Culligan does not currently expect to hold a 1998 Annual Meeting of Stockholders because, following the Merger, Culligan will not be a publicly traded company. In the event that the Merger is not consummated and such a meeting is held, to be eligible for inclusion in Culligan's proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at such meeting must have been received by Culligan no later than January 14, 1998, except that if the date of such meeting is changed by more than 30 days from the originally scheduled date of the meeting, proposals must be received a reasonable time before solicitation of proxies for such meeting is made.

  In order for a stockholder proposal to be considered for inclusion in U.S. Filter's 1998 Annual Meeting of Stockholders, such proposal should be received by U.S. Filter no later than March 10, 1998. Upon receipt of such proposal, U.S. Filter will determine whether or not to include such proposal in the proxy statement for that meeting, in accordance with applicable law.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the U.S. Filter Common Stock to be issued pursuant to the Merger will be passed upon for U.S. Filter by Skadden, Arps, Slate, Meagher & Flom LLP, U.S. Filter's outside legal counsel. Certain legal matters with respect to the U.S. federal income tax consequences of the Merger will be passed upon for Culligan by Wachtell, Lipton, Rosen & Katz, Culligan's special outside legal counsel.

                                    EXPERTS

  The consolidated financial statements of U.S. Filter and its subsidiaries as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants as stated in their report, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of the Systems and Manufacturing Group of Wheelabrator Technologies Inc. as of December 31, 1994 and 1995 and for each of the three years in the three year period ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Culligan as of January 31, 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the three year period ended January 31, 1997 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The aggregated financial statements of the Process Equipment Division of United Utilities Plc as of March 31, 1996 and 1995 and for each of the years in the two year period ended March 31, 1996 have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, independent chartered accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The aggregated financial statements of Protean plc as of March 31, 1997 and for the year ended March 31, 1997 have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, independent chartered accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Kinetics at September 30, 1997 and 1996, and for each of the two years in the period ended September 30, 1997, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of The Water Filtration Business (a wholly owned business of Ametek) at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Memtec as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated by reference herein have been so incorporated by reference in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The audited financial statements of WaterPro Supplies Corporation as of December 31, 1995 and for the period from April 7, 1995 to December 31, 1995 incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The independent valuation report of The Mentor Group, Inc. is incorporated by reference herein in reliance upon the authority of said firm in giving said report.

  KPMG Peat Marwick LLP has served as the principal accountants for each of U.S. Filter and Culligan for the current year and the most recently completed fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at each of the Special Meetings, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        UNITED STATES FILTER CORPORATION
                                    ("USF"),

                          PALM WATER ACQUISITION CORP.
                    A WHOLLY OWNED DIRECT SUBSIDIARY OF USF
                                  ("SUBCORP"),

                                      AND

                       CULLIGAN WATER TECHNOLOGIES, INC.
                                  ("CULLIGAN")


                                FEBRUARY 9, 1998

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 9th day of February, 1998, by and among United States Filter Corporation, a Delaware corporation ("USF"), Palm Water Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of USF ("Subcorp"), and Culligan Water Technologies, Inc., a Delaware corporation ("Culligan").

                            PRELIMINARY STATEMENTS

  A. USF desires to combine its water filtration business and other businesses with the water filtration business and other businesses operated by Culligan through the merger of Subcorp with and into Culligan, with Culligan as the surviving corporation (the "Merger"), pursuant to which each share of Culligan Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of USF Common Stock (as defined in Section 3.4) as more fully provided herein.

  B. The Board of Directors of Culligan has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Culligan and Culligan desires to combine its water filtration business and other businesses with the water filtration and other businesses operated by USF and for the holders of shares of Culligan Common Stock ("Culligan Stockholders") to have a continuing equity interest in the combined USF/Culligan businesses through the ownership of shares of USF Common Stock.

  C. The Board of Directors of USF has determined that the Merger is consistent with the long-term business strategy of USF.

  D. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

  E. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

  F. The respective Boards of Directors of USF, Subcorp and Culligan have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

  Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                  ARTICLE I.

                                  The Merger

  1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Act (the "DGCL"), Subcorp shall be merged with and into Culligan at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Culligan shall continue its existence under the laws of the State of Delaware. Culligan, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the

"Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with
Section 251 of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by USF and Culligan and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at such place as the parties may agree as soon as practicable (but in any event within two business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as USF and Culligan may agree; provided, that the conditions set forth in
Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

  1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

  1.4. Certificate of Incorporation and Bylaws. At the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Amended and Restated Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is "CULLIGAN WATER TECHNOLOGIES, INC.' ", and (ii) the Bylaws of Culligan in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law. As soon as practicable after the date hereof, USF shall cause Subcorp to amend the Certificate of Incorporation to add the provisions set forth in Exhibit B to this Agreement (the "Additional Provisions"). USF agrees not to amend the Additional Provisions included in the Amended and Restated Certificate of Incorporation of the Surviving Corporation or Article VIII of the Bylaws of the Surviving Corporation, in each case for a period of at least six years from the Effective Time, except to make such provisions more favorable to current or former directors and officers.

  1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Culligan shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

  1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Culligan, or (b) otherwise carry out the provisions of this Agreement, Culligan and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Culligan or otherwise to take any and all such action.

                                  ARTICLE II.

                           Conversion of Securities

  2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of USF, Subcorp or Culligan or their respective shareholders:

    (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    (b) Subject to the other provisions of this Article II, each share of Culligan Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of shares of USF Common Stock equal to the Exchange Ratio (as defined in Section 2.2(a)).

    (c) Each share of capital stock of Culligan held in the treasury of Culligan shall be cancelled and retired and no payment shall be made in respect thereof.

  2.2. Exchange Ratio; Fractional Shares; Adjustments.

  (a) The "Exchange Ratio" shall be equal to: 1.714 if the average of the closing prices of the shares of USF Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last ten trading days ending on the sixth trading day prior to the date of the meeting of Culligan Stockholders at which the approval of the Merger by the Culligan stockholders is obtained (the "Average Share Price") is equal to or greater than $35; provided, however, that (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the Exchange Ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the Exchange Ratio shall be equal to 1.875. No certificates for fractional Shares of USF Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b).

  (b) In lieu of any such fractional shares, the holder of a certificate previously evidencing Culligan Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Culligan Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of shares of USF Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Culligan Common Stock shall be surrendered for the account of the same holder, the number of shares of USF Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

  (c) In the event that prior to the Effective Time USF shall declare a stock dividend or other distribution payable in Shares of USF Common Stock or securities convertible into shares of USF Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of USF Common Stock, the Exchange Ratio set forth in this Section 2.2 and the price set forth in Section 7.1(h) shall each be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

  2.3. Exchange of Certificates.

  (a) Exchange Agent. Promptly following the Effective Time, USF shall deposit with American Stock Transfer & Trust Company or such other exchange agent as may be designated by USF (the "Exchange Agent"), for the benefit of Culligan Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of USF Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Culligan Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to
Section 2.2 (such shares of USF Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

  (b) Exchange Procedures. As soon as practicable after the Effective Time, USF shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Culligan Common Stock whose shares were converted into the right to receive shares of USF Common Stock pursuant to Section 2.1(b), (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by Culligan prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as USF may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Shares of USF Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of USF Common Stock which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Culligan Common Stock. In the event of a transfer of ownership of shares of Culligan Common Stock which is not registered on the transfer records of Culligan, a certificate representing the proper number of shares of USF Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Culligan Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of USF Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

  (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of USF Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.10), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of USF Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of USF Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and
(ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of USF Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) No Further Ownership Rights in Culligan Common Stock. All shares of USF Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Culligan Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Culligan of shares of Culligan Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

  (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Culligan Stockholders twelve months after the date of the mailing required by Section 2.3(b) shall be delivered to USF, upon demand therefor, and holders of Certificates previously representing shares of Culligan Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to USF for payment of any claim to shares of USF Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

  (f) No Liability. None of USF, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Culligan Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by USF, on a daily basis. Any interest and other income resulting from such investments shall be paid to USF upon termination of the Exchange Fund pursuant to Section 2.3(e).

  2.4. Treatment of Stock Options.

  (a) Prior to the Effective Time, USF and Culligan shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Culligan in effect on the date hereof which has been granted to current or former directors, officers or employees of Culligan by Culligan (or which has been granted by Culligan prior to the Effective Time pursuant to agreements in compliance with the terms of this Agreement) (each, a "Culligan Option") to be automatically converted at the Effective Time into an option (a "USF Exchange Option") to purchase that number of Shares of USF Common Stock equal to the number of shares of Culligan Common Stock issuable immediately prior to the Effective Time upon exercise of the Culligan Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Culligan Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Culligan Option immediately before the Effective Time; provided that with respect to any Culligan Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of
Section 424(a) of the Code. In connection with the issuance of USF Exchange Options, USF shall (i) reserve for issuance the number of Shares of USF Common Stock that will become subject to USF Exchange Options pursuant to this
Section 2.4 and (ii) from and after the Effective Time, upon exercise of USF Exchange Options, make available for issuance all Shares of USF Common Stock covered thereby, subject to the terms and conditions applicable thereto.

  (b) Culligan agrees to issue treasury shares of Culligan, to the extent available, upon the exercise of Culligan Options prior to the Effective Time.

  (c) USF agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "Commission") within 10 business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of USF Common Stock issuable upon exercise of the USF Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                 ARTICLE III.

               Representations and Warranties of USF and Subcorp

  In order to induce Culligan to enter into this Agreement, USF and Subcorp hereby represent and warrant to Culligan as follows:

  3.1. Organization and Standing. Each of USF and Subcorp is a corporation duly organized, validly existing and in good standing under the DGCL with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of USF and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on USF. USF is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation, as amended (the "USF Certificate"), or its Restated Bylaws (the "USF Bylaws"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Amended and Restated Certificate of

Incorporation or Bylaws. USF has heretofore furnished to Culligan a complete and correct copy of the USF Certificate and USF Bylaws.

  3.2. Subsidiaries. Except as set forth in Section 3.2 to the disclosure schedule delivered by USF to Culligan and dated the date hereof (the "USF Disclosure Schedule"), USF owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of USF's subsidiaries.

  3.3. Corporate Power and Authority. Each of USF and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, subject to approval of the issuance of shares of USF Common Stock issuable in the Merger and the transactions contemplated hereby by the USF Stockholders, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of USF and Subcorp, subject to approval by the USF Stockholders of the issuance of shares of USF Common Stock in the Merger. This Agreement has been duly executed and delivered by each of USF and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and USF enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

  3.4. Capitalization of USF and Subcorp.

  (a) As of February 1, 1998, USF's authorized capital stock consisted solely of (a) 300,000,000 shares of common stock, par value $.01 per share ("USF Common Stock"), of which (i) 105,979,930 shares were issued and outstanding,
(ii) no shares were issued and held in treasury (except as set forth in Section 3.4 to the USF Disclosure Schedule) and (iii) except as set forth in
Section 3.4 to the USF Disclosure Schedule, no shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by USF, and (b) 3,000,000 shares of Preferred Stock, par value $.10 per share, none of which was issued and outstanding or reserved for issuance. Each outstanding share of USF capital stock is, and all shares of USF Common Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and, except as set forth in Section 3.4 to the USF Disclosure Schedule, each outstanding share of USF capital stock has not been, and all Shares of USF Common Stock to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights and holders of shares of USF Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the USF Common Stock. As of the date hereof, other than as set forth in the first sentence hereof or in Section 3.4 to the USF Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by USF of any equity securities of USF, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of USF and neither USF nor any USF subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of USF, its subsidiaries or its or their predecessors. The shares of USF Common Stock (including those shares to be issued in the Merger) are registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"). Except as set forth in Section
3.4 to the USF Disclosure Schedule, USF has no agreement, arrangement or understanding to register any securities of USF or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to Culligan.

  (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("Subcorp Common Stock"), of which, as of the date hereof, 1,000 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned, beneficially and of record, by USF free and clear of any liens, claims or encumbrances.

  3.5. Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by USF or Subcorp nor the consummation of the transactions contemplated hereby will:

    (a) conflict with, or result in a breach of any provision of the USF Certificate or USF Bylaws or the Amended and Restated Certificate of Incorporation or Bylaws of Subcorp, subject to approval by the USF Stockholders of the issuance of shares of USF Common Stock in the Merger;

    (b) except as set forth in Section 3.5 to the USF Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of USF or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which USF or any of its subsidiaries is a party;

    (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to USF or any of its subsidiaries or any of their respective properties or assets; or

    (d) require any action or consent or approval of, or review by, or registration or filing by USF or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) approval by the USF Stockholders of the issuance of the shares of USF Common Stock to be issued in the Merger, (ii) authorization for inclusion of the Shares of USF Common Stock to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or any applicable foreign Antitrust Law (as defined in Section 5.1(a)), (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (v) consents or approvals of any Governmental Authority set forth in Section 3.5 to the USF Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on USF or a material adverse effect on the ability of the parties to consummate the Merger.

  3.6. Brokerage and Finder's Fees. Except for USF's obligations to Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney, neither USF nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of USF any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

  3.7. Accounting Matters; Reorganization. Neither USF nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Culligan or any of its affiliates) would (a) prevent USF from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

  3.8. USF SEC Documents. USF has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such documents, as supplemented and amended since the time of filing, collectively, the "USF SEC Documents"). The USF SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of USF included in the USF SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of USF and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

  3.9. Registration Statement. None of the information provided by USF in writing for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by USF under the Securities Act, including the prospectus relating to Shares of USF Common Stock to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the joint proxy statement and form of proxies relating to the vote of Culligan Stockholders with respect to the Merger and the vote of USF Stockholders with respect to the issuance of shares of USF Common Stock in the Merger (as amended, supplemented or modified, the "Joint Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Culligan Stockholders Meeting or the USF Stockholders Meeting (each, as hereinafter defined) to consider the Merger and the transactions contemplated thereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Culligan, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

  3.10. Compliance with Law. USF and its subsidiaries are in compliance with, and at all times since January 1, 1996 have been in compliance with, all applicable laws, statutes, orders, rules, regulations or policies promulgated, or judgments, decisions or orders entered by any Governmental Authority (all such laws, statutes, orders, rules, regulations, policies, judgments, decisions and orders, collectively, "Applicable Laws"), relating to USF, its subsidiaries or their respective business or properties, except where the failure to be in compliance therewith (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on USF or where such non-compliance has been cured. Except as set forth in the USF SEC Documents, no investigation or review by any Governmental Authority with respect to USF or its subsidiaries is pending, or, to the knowledge of USF, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on USF.

  3.11. Litigation. Except as set forth in the USF SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of USF, threatened against USF or any of its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on USF or a material adverse effect on the ability of USF to consummate the transactions contemplated hereby. Neither USF nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on USF or a material adverse effect on the ability of USF to consummate the Merger.

  3.12. Board Recommendation. The Board of Directors of USF, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of USF and the USF

Stockholders, and (ii) resolved to recommend that the USF Stockholders approve and authorize the issuance of shares of USF Common Stock in the Merger.

  3.13. No Material Adverse Change. Except as disclosed in the USF SEC Documents filed prior to the date of this Agreement, since March 31, 1997, there has been no change in the business or financial condition of USF which would constitute a Material Adverse Effect on USF or any event, occurrence or development which would have a material adverse effect on the ability of USF to consummate the Merger.

  3.14. Title to Properties. USF and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of USF and its subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not reasonably be expected to have a Material Adverse Effect on USF.

  3.15. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the restated consolidated balance sheet of USF as of March 31, 1997 included in the USF SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 3.15 to the USF Disclosure Schedule, USF, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of USF and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, have or would have a Material Adverse Effect on USF.

  3.16. Environmental Matters. Except for matters disclosed in the USF SEC Documents and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on USF,
(a) the properties, operations and activities of USF and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and all past noncompliance of USF or any USF subsidiary with any Environmental Laws or Environmental Permits (as defined below) that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability; (b) USF and its subsidiaries and the properties and operations of USF and its subsidiaries are not subject to any existing, pending or, to the knowledge of USF, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) there has been no release of any hazardous substance, pollutant or contaminant into the environment by USF or its subsidiaries or in connection with their properties or operations; and (d) to the best of USF's knowledge, there has been no exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of USF and its subsidiaries. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

  3.17. Opinions of Financial Advisors. USF has received the written opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney, its financial advisors, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the USF Stockholders from a financial point of view, USF has heretofore provided copies of such opinion to Culligan and such opinion has not been withdrawn or restated or modified in any material respect.

                                  ARTICLE IV.

                  Representations and Warranties of Culligan

  In order to induce Subcorp and USF to enter into this Agreement, Culligan hereby represents and warrants to USF and Subcorp as follows:

  4.1. Organization and Standing. Culligan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Culligan and each subsidiary of Culligan is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Culligan. Culligan is not in default in the performance, observance or fulfillment of any provision of its Amended and Restated Certificate of Incorporation, as amended and restated (the "Culligan Certificate"), or its Bylaws, as in effect on the date hereof (the "Culligan Bylaws"). Culligan has heretofore furnished to USF a complete and correct copy of the Culligan Certificate and the Culligan Bylaws.

  4.2. Subsidiaries. Culligan does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 4.2 to the disclosure schedule delivered by Culligan to USF and dated the date hereof (the "Culligan Disclosure Schedule"). Except as set forth in Section 4.2 to the Culligan Disclosure Schedule, Culligan owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Culligan's subsidiaries. Each of the outstanding shares of capital stock of each of Culligan's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Culligan free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than as set forth in Section
4.2 to the Culligan Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Culligan, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Culligan, and neither Culligan nor any subsidiary of Culligan has any obligation of any kind to issue any additional securities of any subsidiary of Culligan or to pay for or repurchase any securities of any subsidiary of Culligan or any predecessor thereof.

  4.3. Corporate Power and Authority. Culligan has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger by the Culligan Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Culligan have been duly authorized by all necessary corporate action on the part of Culligan, subject to approval of the Merger and the transactions contemplated hereby by Culligan Stockholders. This Agreement has been duly executed and delivered by Culligan and constitutes the legal, valid and binding obligation of Culligan enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

  4.4. Capitalization of Culligan. As of February 5, 1998, Culligan's authorized capital stock consisted solely of (a) 60,000,000 shares of common stock, par value $.01 per share ("Culligan Common Stock"), of which (i) 25,710,809 shares were issued and outstanding, (ii) no shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of Culligan, and (iii) 2,815,995 shares were reserved for issuance upon the exercise of outstanding options, issuance of shares pursuant to Culligan's Directors' Stock Plan and for a working capital adjustment in connection with an acquisition, and no shares were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by Culligan; and (b) 2,000,000 shares of preferred stock, par value ("Culligan Preferred Stock"), none of which was issued and outstanding or reserved for issuance, except for a series of 300,000 shares of Culligan Preferred Stock designated as Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Culligan Rights Agreement (as defined in Section 4.21), none of which was issued and outstanding. Each outstanding share of Culligan capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in
Section 4.4 to the Culligan Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Culligan of any securities of Culligan, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Culligan, and neither Culligan nor any subsidiary of Culligan has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Culligan or any predecessor. Except as set forth in Section 4.4 to the Culligan Disclosure Schedule, Culligan has no agreement, arrangement or understandings to register any securities of Culligan or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to USF.

  4.5. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Culligan, nor the consummation of the transactions contemplated hereby or thereby will:

    (a) conflict with, or result in a breach of any provision of, the Culligan Certificate or the Culligan Bylaws;

    (b) except as set forth in Section 4.5 to the Culligan Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Culligan under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Culligan or any of its subsidiaries is a party;

    (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Culligan or any of its subsidiaries or any of their respective properties or assets; or

    (d) require any action or consent or approval of, or review by, or registration or filing by Culligan or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by Culligan Stockholders, (ii) actions required by the HSR Act or any applicable foreign Antitrust Laws,
  (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Culligan Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Culligan or a material adverse effect on the ability of the parties to consummate the Merger.

  4.6. No Material Adverse Change. Except as disclosed in the Culligan SEC Documents (as defined in Section 4.7 hereof) filed prior to the date of this Agreement or in Section 4.6 to the Culligan Disclosure Schedule, since January 31, 1997, there has been no change in the business or financial condition of Culligan which would constitute a Material Adverse Effect on Culligan or any event, occurrence or development which would have a material adverse effect on the ability of Culligan to consummate the Merger.

  4.7. Culligan SEC Documents. Culligan has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Culligan SEC Documents"). The Culligan SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section
4.7 to the Culligan Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Culligan included in the Culligan SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Culligan and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

  4.8. Taxes. Except as set forth in Section 4.8 to the Culligan Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
Culligan:

    (a) Culligan and its subsidiaries (i) have duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Culligan or its subsidiaries prior to the date hereof; (ii) have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid pursuant to such returns or reports; and (iii) have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid. Neither Culligan nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to January 1, 1994, all federal income Tax Returns including Culligan or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Culligan nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Culligan or any of its subsidiaries (other than liens for Taxes not yet due). Culligan has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

    (b) Neither Culligan nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Culligan nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Culligan or any of its subsidiaries which (i) requires Culligan or any of its subsidiaries to make any Tax payment to (other than payments made prior to October 31, 1997 or payments which are adequately reserved on Culligan's balance sheet as of January 31, 1997 included in the Culligan SEC Documents) or for the account of any other person, or (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Culligan or any of its subsidiaries.

    (c) Culligan and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

    (d) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

    (e) "Taxes" means (i) all Taxes (whether federal, state, local or foreign) based upon or measured by income and any other Tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property Taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

  4.9. Compliance with Law. Culligan is in compliance, and at all times since January 1, 1996 has been in compliance, with all Applicable Laws relating to Culligan or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Culligan or where such non-compliance has been cured. Except as disclosed in Section 4.9 to the Culligan Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Culligan is pending, or, to the knowledge of Culligan, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Culligan.

  4.10. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Culligan, Culligan owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of Culligan ("Intellectual Property") as currently conducted, and there has not been any written assertion or claim against Culligan challenging the validity or the use by Culligan of any of the foregoing. The conduct of the businesses of Culligan as currently conducted does not conflict with or infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party except for any conflict or infringement that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Culligan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Culligan, there are no infringements of any of the Intellectual Property owned by or licensed by or to Culligan and the Intellectual Property is not the subject to any pending Action.

  4.11. Title to Properties. Culligan owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Culligan as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not reasonably be expected to have a Material Adverse Effect on Culligan.

  4.12. Registration Statement; Joint Proxy Statement. None of the information provided in writing by Culligan for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Culligan Stockholders Meeting or the USF Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to USF and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

  4.13. Litigation. Except as set forth in Section 4.13 to the Culligan Disclosure Schedule or in the Culligan SEC Documents, there is no Action pending or, to the knowledge of Culligan, threatened against Culligan which, individually or in the aggregate, would have a Material Adverse Effect on Culligan or a material adverse effect on the ability of Culligan to consummate the Merger. Culligan is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Culligan or a material adverse effect on the ability of Culligan to consummate the Merger.

  4.14. Brokerage and Finder's Fees; Expenses. Except for Culligan's obligations to Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., neither Culligan nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Culligan, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

  4.15. Accounting Matters; Reorganization. Neither Culligan nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by USF or any of its affiliates) would (a) prevent USF from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

  4.16. Employee Benefit Plans.

  (a) For purposes of this Section 4.16, the following terms have the definitions given below:

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

    "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

    "Plans" means all employee welfare benefit plans within the meaning of
  Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA sponsored or maintained by Culligan or any of its subsidiaries or to which Culligan or any of its subsidiaries contributes or is obligated to contribute.

    "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

  (b) Except as set forth in Section 4.16(b) to the Culligan Disclosure Schedule or as would not have a Material Adverse Effect, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust.

  (c) Culligan and its subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans and each Plan has been operated in material compliance with its terms except, in each case, to the extent noncompliance would not have a Material Adverse Effect.

  (d) Except as set forth in Section 4.16(d) to the Culligan Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Culligan or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither Culligan nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (ii) neither Culligan nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, to be insolvent, or to be terminated unless such event would not have a Material Adverse Effect. Except for Multiemployer Plans and except as set forth in Schedule 4.16(a) to the Culligan Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

  (e) Except as disclosed in Section 4.16(e) to the Culligan Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Culligan or any of its subsidiaries.

  (f) Except as disclosed in Section 4.16(f) to the Culligan Disclosure Schedule, there are no pending or to the knowledge of Culligan threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would result in any material liability of Culligan or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

  4.17. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of Culligan as of January 31, 1997 included in the Culligan SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 4.17 to the Culligan Disclosure Schedule, Culligan, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Culligan and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, have or would have a Material Adverse Effect on Culligan.

  4.18. Environmental Matters. Except for matters disclosed in Schedule 4.18 of the Culligan Disclosure Schedule and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Culligan, (a) the properties, operations and activities of Culligan and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and all past noncompliance of Culligan or any Culligan subsidiary with any Environmental Laws or Environmental Permits (as defined below) that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Culligan and its subsidiaries and the properties and operations of Culligan and its subsidiaries are not subject to any existing, pending or, to the knowledge of Culligan, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) there has been no release of any hazardous substance, pollutant or contaminant into the environment by Culligan or its subsidiaries or in connection with their properties or operations; and
(d) to the best of Culligan's knowledge, there has been no exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Culligan and its subsidiaries.

  4.19. Opinions of Financial Advisors. Culligan has received the written opinions of Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., its financial advisors, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Culligan Stockholders from a financial point of view, Culligan has heretofore provided copies of such opinions to USF and such opinion has not been withdrawn or revoked or modified in any material respect.

  4.20. Board Recommendation. The Board of Directors of Culligan, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Culligan Stockholders, and (ii) resolved to recommend that the holders of the shares of Culligan Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "Culligan Board Recommendation").

  4.21. Rights Agreement. The Rights Agreement, dated as of September 13, 1996 (the "Culligan Rights Agreement"), between Culligan and the First National Bank of Boston, has been amended so that USF is exempt from the definition of "Acquiring Person" contained in the Culligan Rights Agreement, no "Stock Acquisition Date," "Triggering Event" or "Distribution Date" (as such terms are defined in the Culligan Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement and the Culligan Rights Agreement will expire immediately prior to the Effective Time, and the Culligan Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Culligan Rights Agreement have been previously provided to USF.

                                  ARTICLE V.

                           Covenants of the Parties

  The parties hereto agree that:

  5.1. Mutual Covenants.

  (a) HSR Act Filings; Reasonable Best Efforts; Notification.

    (i) Each of USF and Culligan shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice (each an "HSR Authority") or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as hereinafter defined) with respect to any such filing or any such transaction. Each party shall furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

    (ii) Subject to the limitation set forth in Section 5.1(a)(iv), each of USF and Culligan shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of USF and Culligan shall cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement USF and Culligan decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to
  Section 7.1, so long as such party has up to then complied with its obligations under this Section 5.1(a). Each of USF and Culligan shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement and shall refrain from taking any action that would have the effect of making the expiration of such notice periods less likely or delay in the Merger in any material respect.

    (iii) Subject to the limitation set forth in Section 5.1(a)(iv), each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on USF or Culligan from occurring prior to or after the Effective Time, (C) the preparation of the Joint Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling of interests for financial reporting purposes and to ensure that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A), and (E) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

    (iv) Unless USF and Culligan otherwise agree in writing, if required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement, USF shall and, at the direction of USF, Culligan shall, hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or take or agree to take any action or agree to any limitation required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated hereby unless such action would require USF or the Surviving Corporation to agree to the sale or divestiture of businesses, properties, product lines or assets having aggregate gross annual sales in excess of $150 million.

  (b) Pooling-of-Interests. Each of the parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent USF from accounting, and shall use its best efforts (including, without limitation, providing appropriate representation letters to USF's accountants) to allow USF to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16"), and to obtain a letter, in form and substance reasonably satisfactory to USF and Culligan, from KPMG Peat Marwick LLP dated the date of the Effective Time stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by USF in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

  (c) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Wachtell, Lipton, Rosen & Katz ("Wachtell, Lipton"), counsel to Culligan, as provided for in Section 6.2(d). In connection therewith, each of USF and Culligan shall deliver to Wachtell, Lipton representation letters and Culligan shall use all reasonable efforts to obtain representation letters from appropriate shareholders of Culligan and shall deliver any such letters obtained to Wachtell, Lipton, in each case in form and substance reasonably satisfactory to Wachtell, Lipton.

  (d) Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, USF and Culligan shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

  (e) Other Matters. Each of USF and Culligan agree that from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, it will not, and it will cause its subsidiaries and affiliates not to, (i) actively pursue any pending or threatened Action against the other party relating to events that occurred prior to the date of this Agreement, or
(ii) take any other action with respect to any such matter except as may be necessary to maintain the status quo. In connection with the maintenance of the status quo, each of USF and Culligan will seek to postpone the filing of any responsive pleadings in any Action, and will not file any new Action unless such filing is necessary to preserve rights that may otherwise be forfeited as a result of such delay.

  5.2. Covenants of USF.

  (a) USF Stockholders Meeting. USF shall take all action in accordance with the federal securities laws, the DGCL and the USF Certificate and USF Bylaws, as amended and restated, necessary to convene a special meeting of USF Stockholders (the "USF Stockholders Meeting") to be held on the date determined by USF, and to obtain the approval of USF Stockholders with respect to the issuance of shares of USF Common Stock in the Merger, including recommending approval of the issuance of shares of USF Common Stock in the Merger to the USF Stockholders as set forth in Section 3.12 of this Agreement; provided, however, that if the Board of Directors of USF determines in good faith by majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the USF Board of Directors under Applicable Law, the Board of Directors of USF may withdraw, change or modify such recommendation in a manner adverse to Culligan.

  (b) Preparation of Registration Statement. USF shall, as soon as is reasonably practicable, prepare the Joint Proxy Statement for filing with the Commission on a confidential basis. Consistent with the timing for the USF Stockholders Meeting and the Culligan Stockholders Meeting, USF shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and reasonable approval of the Joint Proxy Statement by Culligan and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, USF shall obtain knowledge of any information pertaining to USF contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, USF will so advise Culligan in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. USF shall promptly furnish to Culligan all information concerning it as may be required for the Joint Proxy Statement and any supplements or amendments thereto. USF shall cooperate with Culligan in the preparation of the Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Culligan in clearing the Joint Proxy Statement with the Staff of the Commission, such Joint Proxy Statement to include the recommendation of the USF Board of Directors referred to in Section 3.12 above (to the extent not previously withdrawn in compliance with Section 5.2(a)) and the written opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney. USF also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Shares of USF Common Stock in the Merger.

  (c) Conduct of USF's Operations. During the period from the date of this Agreement to the Effective Time, USF shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, USF shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.2(c) to the USF Disclosure Schedule, without the prior written consent of Culligan:

    (i) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by USF's regular independent accountants;

    (ii) (A) grant any person any right or option to acquire any shares of its capital stock, provided, however, that USF may grant options with a fair market value exercise price to purchase up to 750,000 shares of USF Common Stock (which number shall be 1,500,000 shares of USF Common Stock if the Effective Time is after July 1, 1998) to employees of USF in the ordinary course consistent with past practice or in connection with acquisitions, mergers, consolidations or similar transactions permitted pursuant to clause (iii) below; (B) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or securities (except (I) pursuant to the exercise of options for USF Common Stock which are outstanding as of the date hereof or which are granted by USF prior to the Effective Time in compliance with the terms of this Agreement, or (II) in connection with acquisitions, mergers, consolidations and similar transactions permitted pursuant to clause (iii) below provided that the fair market value of any capital stock or securities issued (based on the closing price on the NYSE Composite Tape on the date the agreement for any such transaction is entered into) does not exceed $350 million in the aggregate) or (C) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

    (iii) merge or consolidate with any other person or acquire any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business; provided, however, USF shall not be prohibited from acquiring any assets or businesses or effecting any merger, consolidation or similar transaction or incurring or assuming indebtedness in connection with acquisitions of assets or businesses or mergers, consolidations or similar transactions so long as such transactions are (A) disclosed in Section 5.2(c) to the USF Disclosure Schedule, or (B) Distribution Acquisitions (except to the extent prohibited by Section 7.7(c) hereof) or other acquisitions provided that the aggregate value of consideration paid in connection with all of such acquisitions (including Distribution Acquisitions) does not exceed $500 million;

    (iv) take any action that could likely result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect;

    (v) make any changes in the USF Certificate that would adversely affect the rights and preferences of the holders of Shares of USF Common Stock or make any changes in the Amended and Restated Certificate of Incorporation of Subcorp;

    (vi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

    (vii) agree in writing or otherwise to take any of the foregoing actions.

The term "Distribution Acquisition" means the acquisition (by purchase, merger, consolidation or otherwise) of assets or stock of an entity whose primary business is the sale and/or service to residential, commercial and consumer end users of water treatment, water purification, bottled water or related water products.

  (d) Indemnification; Directors' and Officers' Insurance.

    (i) From and after the Effective Time, USF shall indemnify, defend and hold harmless the present and former officers and directors of Culligan in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted by Applicable Law, including with respect to taking all actions necessary to advance expenses to the extent permitted by Applicable Law.

    (ii) USF shall use all reasonable efforts to cause the Surviving Corporation or USF to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor USF shall be required to pay an annual premium for such insurance coverage in excess of 250% of Culligan's current annual premium, but in such case shall purchase as much coverage as possible for such amount.

    (iii) USF covenants and agrees from and after the Effective Time to (A) provide to the directors of Culligan who become directors of USF directors' and officers' liability insurance on the same basis and to the same extent as that, if any, provided to other directors of USF, and (B) enter into indemnification agreements with any directors of Culligan who become directors of USF on terms entered into with other directors of USF generally.

  (e) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to USF) or any material liabilities.

  (f) NYSE Listing. USF shall use its reasonable best efforts to cause the Shares of USF Common Stock issuable pursuant to the Merger (including, without limitation, the Shares of USF Common Stock issuable upon the exercise of the USF Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

  (g) Access. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement, USF shall permit representatives of Culligan to have appropriate access at all reasonable times to USF's premises, properties, books, records, contracts and documents. Information obtained by Culligan pursuant to this Section 5.2(g) shall be subject to the provisions of the confidentiality agreement between USF and Culligan dated February 4, 1998 (the "Confidentiality Agreement"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.2(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

  (h) Board of Directors of USF. The Board of Directors of USF shall take all action necessary immediately following the Effective Time to elect one person selected by the Culligan Board of Directors prior to the Effective Time (subject to the consent of the USF Board of Directors which shall not be unreasonably withheld) as a director of USF effective as of the Effective Time, for a term expiring at USF's third annual meeting of stockholders following the Effective Time.

  (i) Affiliates of USF. USF shall use all reasonable efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of USF for purposes of applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to Culligan no less than 30 days prior to the date of the USF Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit A-2 (the "USF Affiliate Letter").

  (j) Notification of Certain Matters. USF shall give prompt notice to Culligan of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any USF representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of USF to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(j) shall not limit or otherwise affect the remedies available hereunder to Culligan.

  (k) Employees and Employee Benefits. (i) For at least one year from and after the Effective Time, USF and its affiliates shall provide Culligan Employees (as defined below) with (i) pension and savings benefits, (ii) health and medical benefits, (iii) severance benefits, and (iv) other employee benefits that are, in the case of each such category of benefits, no less favorable in the aggregate than the comparable benefits provided to comparable employees of USF and its affiliates immediately before the Effective Time. From and after the Effective Time, USF and its affiliates shall honor, in accordance with their terms and except to the extent amended in accordance with such terms, all Plans and all contracts, plans, and programs providing for compensation or benefits for Culligan Employees.

  (ii) From and after the Effective Time, USF shall treat all service by Culligan Employees (as defined below) with Culligan and its affiliates and their respective predecessors prior to the Effective Time for all purposes as service with USF (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Culligan Employees participate after the Effective Time, USF shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Culligan Employee who was, as of the Effective Time, excluded from participation in a Culligan Benefit Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Culligan Employee or a Culligan Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of USF and subsidiaries of USF.

  (iii) Nothing in this Section 5.2(k) shall be construed to impose upon USF and its affiliates any obligation to continue the employment of any Culligan Employee following the effective time. For purposes of this Section 5.2(k), "Culligan Employees" shall mean persons who are, as of the Effective Time, employees of Culligan or any of its subsidiaries.

  (l) Press Release. USF shall use its best efforts to publish, as soon as possible after the Effective Time, financial results which are sufficient in accordance with Accounting Series Release No. 135 to permit the disposition by all Culligan Stockholders of the shares of USF Common Stock received in the Merger consistent with the requirements for treating the Merger as a pooling of interests for financial reporting purposes; provided, however, that such financial results shall be published no later than the fifteenth day after the end of the first calendar month that is at least 30 days after the Effective Time.

  5.3. Covenants of Culligan.

  (a) Culligan Stockholders Meeting. Culligan shall take all action in accordance with the federal securities laws, the DGCL and the Culligan Certificate and the Culligan Bylaws necessary to convene a special meeting of Culligan Stockholders (the "Culligan Stockholders Meeting") to be held on the date determined by Culligan, to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby, including the Culligan Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d).

  (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Culligan shall promptly furnish USF with all information concerning it as may be required for inclusion in the Registration Statement. Culligan shall cooperate with USF in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist USF in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Culligan Stockholders Meeting as determined by Culligan and the USF Stockholders Meeting. If, at any time prior to the Effective Time, Culligan obtains knowledge of any information pertaining to Culligan that would require any amendment or supplement to the Registration Statement or the Joint Proxy Statement, Culligan shall so advise USF and shall promptly furnish USF with all information as shall be required for such amendment or supplement and shall promptly amend or supplement the Registration Statement and/or Joint Proxy Statement. Culligan shall use all reasonable efforts to cooperate with USF in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis. Consistent with the timing for the USF Stockholders Meeting and the Culligan Stockholders Meeting as determined by Culligan, Culligan shall use all reasonable efforts to mail at the earliest practicable date to Culligan Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Culligan Stockholders in connection with the Merger and the transactions contemplated thereby and shall include the Culligan Board Recommendation to the extent not previously withdrawn in compliance with
Section 5.3(d) and the written opinions of Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. described in Section 4.20.

  (c) Conduct of Culligan's Operations. Culligan shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Culligan shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Culligan Disclosure Schedule, without the prior written consent of USF:

    (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, provided, however, that Culligan may grant options with a fair market value exercise price to purchase up to 250,000 shares of Culligan Common Stock (which number shall be 500,000 shares of Culligan Common Stock if the Effective Time is after July 1, 1998) to employees of Culligan in the ordinary course consistent with prior practice or in connection with acquisitions, mergers, consolidations and similar transactions permitted pursuant to clause (v) below, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except (I) pursuant to the exercise of Culligan Options which are outstanding as of the date hereof or which are granted by Culligan prior to the Effective Time in compliance with the terms of this Agreement, or (II) in connection with acquisitions, mergers, consolidations and similar transactions permitted pursuant to clause (v) below provided that the fair market value of any capital stock or securities issued (based on the closing price on the NYSE Composite Tape on the date the agreement for any such transaction is entered into) does not exceed $119 million in the aggregate), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

    (ii) other than in connection with financing or refinancing of indebtedness permitted pursuant to clause (vi) below, directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business and other than the sale of some or all of the Protean plc businesses and up to an additional $25 million of other assets;

    (iii) make or propose any changes in the Culligan Certificate or the Culligan Bylaws;

    (iv) merge or consolidate with any other person (other than as permitted, in each case, by Section 5.3(d) or in connection with a transaction permitted pursuant to clause (v) below);

    (v) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business; provided, however, Culligan shall not be prohibited from acquiring any assets or businesses or effecting any merger, consolidation or similar transaction or incurring or assuming indebtedness in connection with acquisitions of assets or businesses or mergers, consolidations or similar transactions so long as such transactions are (A) disclosed in
  Section 5.3(c) to the Culligan Disclosure Schedule, or (B) Distribution Acquisitions (it being understood that such Distribution Acquisitions shall not be deemed to violate Culligan's obligations pursuant to Section 5.1(a)), or other acquisitions provided that the aggregate value of consideration paid in connection with all of such acquisitions (including Distribution Acquisitions) does not exceed $170 million;

    (vi) except pursuant to existing credit arrangements or as permitted pursuant to clause (v), incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice or in connection with a refinancing of existing indebtedness (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder by more than $200 million);

    (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice; provided, however, that Culligan may implement a stay-bonus or similar program providing for payments in an aggregate amount, not to exceed $5 million for employees of Culligan and will consult with, but need not have the approval of, USF prior to implementing any such plans;

    (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

    (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Culligan's regular independent accountants;

    (x) take any action that will likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

    (xi) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.3(c);

    (xii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

    (xiii) agree in writing or otherwise to take any of the foregoing actions.

  (d) No Solicitation. Culligan agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Culligan, or acquisition of any capital stock from Culligan (other than upon exercise of Culligan Options which are outstanding as of the date hereof and other than to the extent specifically permitted by
Section 5.3(c)) or 15% or more of the assets of Culligan and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Culligan of any material assets or capital stock of any other person (other than to the extent specifically permitted by Section 5.3(c)), or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than USF, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Culligan Stockholders, Culligan may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a proposal for a Competing Transaction if and so long as the Board of Directors of Culligan determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors of Culligan under Applicable Law. Culligan will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.3(d), in the event that prior to the approval of the Merger by the Culligan Stockholders the Board of Directors of Culligan determines in good faith by a majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the Culligan Board of Directors under Applicable Law, the Board of Directors of Culligan may withdraw, modify or change, in a manner adverse to USF, the Culligan Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Culligan Board Recommendation in connection with a tender or exchange offer for Culligan securities. Culligan shall immediately advise USF, in writing, if the Board of Directors of Culligan shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d).

  (e) Termination Right. If prior to the approval of the Merger by the Culligan Stockholders the Board of Directors of Culligan shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that failure to enter into such Competing Transaction would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors of Culligan under Applicable Law and that such Competing Transaction is more favorable to the Culligan Stockholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by USF in response to such Competing Transaction), Culligan may terminate this Agreement and enter into an acquisition agreement or other similar definitive agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction. Prior to terminating this Agreement pursuant to this Section 5.3(e), Culligan shall endeavor to provide USF with a reasonable opportunity to respond to any Competing Transaction which Culligan may wish to accept, including in any case advising USF of the material terms of any Competing Transaction.

  (f) Affiliates of Culligan. Culligan shall use all reasonable efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Culligan for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to USF no less than 30 days prior to the date of the Culligan Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit A-1 (the "Culligan Affiliate Letter"). No later than 45 days prior to the date of the Culligan Stockholders Meeting, Culligan, after consultation with its outside counsel, shall provide USF with a letter (reasonably satisfactory to outside counsel to USF) specifying all of the persons or entities who, in Culligan's opinion, may be deemed to be "affiliates" of Culligan under the preceding sentence.

  (g) Access. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement, Culligan shall permit representatives of USF to have appropriate access at all reasonable times to Culligan's premises, properties, books, records, contracts and documents. Information obtained by USF pursuant to this Section 5.3(g) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

  (h) Notification of Certain Matters. Culligan shall give prompt notice to USF of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Culligan representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Culligan to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to USF.

                                  ARTICLE VI.

                                  Conditions

  6.1. Conditions to the Obligations of Each Party. The obligations of Culligan, USF and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

    (a) (i) This Agreement and the Merger shall have been approved and adopted by the Culligan Stockholders in the manner required by any Applicable Law, and (ii) the issuance of the Shares of USF Common Stock to be issued in the Merger shall have been approved by the USF Stockholders in the manner required by any Applicable Law and the applicable rules of the NYSE.

    (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated, and any requirements of foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied unless the failure of such requirements of foreign jurisdictions to be satisfied does not constitute a Material Adverse Effect in respect of either Culligan or USF.

    (c) No judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger.

    (d) There shall not be pending any Action by any federal Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger.

    (e) The Commission shall have declared the USF Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the USF Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission.

    (f) The Shares of USF Common Stock to be issued in the Merger (including, without limitation, the shares of USF Common Stock issuable upon the exercise of the USF Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (g) USF shall have received a letter, in form and substance reasonably satisfactory to USF and Culligan, from KPMG Peat Marwick LLP dated the date of the Effective Time stating that they concur with the conclusion of USF's management that the Merger will qualify as a transaction to be accounted for by USF in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

  6.2. Conditions to Obligations of Culligan. The obligations of Culligan to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
Culligan:

    (a) The representations and warranties of USF and Subcorp set forth in
  Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

    (b) Each of USF and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

    (c) Each of USF and Subcorp shall have furnished Culligan with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

    (d) Culligan shall have received the opinion of Wachtell, Lipton, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Culligan, USF and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Culligan upon the receipt of Shares of USF Common Stock in exchange for shares of Culligan Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Shares of USF Common Stock.

  6.3. Conditions to Obligations of USF and Subcorp. The obligations of USF and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by USF:

    (a) The representations and warranties of Culligan set forth in Article IV shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

    (b) Culligan shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

    (c) Culligan shall have furnished USF with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                                 ARTICLE VII.

                           Termination and Amendment

  7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Culligan Stockholders and USF Stockholders):

    (a) by mutual written consent of USF and Culligan;

    (b) by either USF or Culligan if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction enjoining USF or Culligan from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

    (c) by either USF or Culligan if the Merger shall not have been consummated before November 15, 1998 (which date shall be December 31, 1998 if the HSR Authorities have issued a "second request" under the HSR Act), provided, however, that the right to terminate this Agreement under this
  Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

    (d) by USF if the Board of Directors of Culligan shall withdraw, or shall modify or change the Culligan Board Recommendation in a manner adverse to USF;

    (e) by USF or Culligan if at the Culligan Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Culligan Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

    (f) by USF or Culligan if at the USF Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the USF Stockholders to approve the issuance of shares of USF Common Stock in the Merger shall not have been obtained;

    (g) by Culligan, pursuant to Section 5.3(e);

    (h) by Culligan if the Average Share Price, or if the average of the closing prices of the shares of USF Common Stock as reported on the NYSE Composite Tape for any period of 10 consecutive trading days which ends after the last trading day used in calculating the Average Share Price, is less than $26.25;

    (i) by USF or Culligan if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or 6.2(b) (in the case of a breach by USF) or Section 6.3(a) or 6.3(b) (in the case of a breach by Culligan) or would result in a material adverse effect on the ability of USF and/or Culligan to consummate the Merger, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

  7.2. Effect of Termination.

  (a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of each of Section 5.2(g) and Section 5.3(g) and the provisions of Sections 7.2, 7.7 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation, preparation of filings, and shareholders' meetings and consents, and any litigation by third parties resulting from the execution of this Agreement ("Costs").

  (b) Culligan agrees that, if:

    (i) Culligan terminates this Agreement pursuant to Section 7.1(g); or

    (ii) (A) USF or Culligan terminates this Agreement pursuant to Section 7.1(e) or USF terminates this Agreement pursuant to Section 7.1(d), (B) at the time of such termination there is a publicly announced or disclosed Competing Transaction with respect to Culligan involving a third party or, in the case of a termination pursuant to Section 7.1(d), at the time of such termination there is a Competing Transaction with respect to Culligan involving a third party and USF is aware of such Competing Transaction even if not publicly announced or disclosed, and (C) within six months after such termination, Culligan shall enter into an Acquisition Agreement for a Business Combination (as defined below) or consummates a Business Combination;

then, (X) in the case of a termination by Culligan as described in clause (i) above, concurrently with such termination, or (Y) in the case of a termination by Culligan or USF as described in clause (ii) above upon the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, Culligan will pay to USF in cash by wire transfer in immediately available funds to an account designated by USF (i) in reimbursement for USF's expenses an amount in cash equal to the aggregate amount of USF's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $5 million in the aggregate and (ii) a termination fee in an amount equal to $42 million (such amounts collectively, the "Termination Fee"). In the event that USF or Culligan terminates this Agreement pursuant to Section 7.1(e) or USF terminates this Agreement pursuant to Section 7.1(d) but in each case clauses (B) and (C) of Section 7.2(b)(ii) are not satisfied, Culligan will pay to USF in cash by wire transfer in immediately available funds to an account designated by USF (i) in reimbursement for USF's expenses an amount in cash equal to the aggregate amount of USF's Costs incurred in connection with the Agreement, up to but not in excess of an amount equal to $5 million in the aggregate, and (ii) an additional amount equal to $5 million; provided, however, to the extent the Termination Fee becomes payable at a subsequent date, the amount of any payments made pursuant to this sentence shall be credited against the Termination Fee. For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Culligan as a result of which the Culligan Stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 35% of the assets of Culligan and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than USF or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the Culligan Common Stock whether by tender or exchange offer or otherwise.

  7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Culligan Stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Culligan Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  7.4. Special Payment.

  (a) In the event that (x) the Board of Directors of USF shall withdraw or shall modify or change in a manner adverse to Culligan its recommendation as set forth in Section 3.12 of this Agreement, and this Agreement shall have terminated in accordance with the terms hereof as a result thereof, or (y) this Agreement is terminated pursuant to Section 7.1(f), then concurrently with any such termination by USF or within 3 days after delivery by Culligan of notice of such termination, USF shall pay to Culligan in cash by wire transfer of immediately available funds to an account designated by Culligan, as liquidated damages (i) in reimbursement for Culligan's expenses, an amount of cash equal to the aggregate amount of Culligan's Costs up to but not in excess of an amount equal to $5 million in the aggregate and (ii) the amount of $42 million.

  (b) In the event that this Agreement is terminated by Culligan pursuant to
Section 7.1(b), 7.1(c) or Section 7.1(i) hereof, in each case as a result of the failure of USF or its affiliates to perform its covenants and obligations under Section 5.1(a) hereof, then within 3 days after such termination, USF shall pay to Culligan in cash by wire transfer of immediately available funds to an account designated by Culligan, as liquidated damages, an amount of cash equal to $47 million.

  7.5. Exclusive Remedy. In the event that any Termination Fee is paid pursuant to Section 7.2 or any liquidated damages are paid pursuant to Section 7.4, notwithstanding any other provision of this Agreement, it is understood and agreed that such Termination Fee or liquidated damages, as the case may be, shall be the exclusive remedy for any act or omission resulting in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

  7.6. Extension; Waiver. At any time prior to the Effective Time, USF (with respect to Culligan) and Culligan (with respect to USF and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

  7.7. Cooling Off Period.

  (a) In the event of a termination of this Agreement due to a breach by USF, then USF shall be prohibited from entering into, commencing negotiations or soliciting negotiations, or having or continuing discussions that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving current or former franchisees of Culligan (a "Franchisee Acquisition Proposal") or engage in negotiations or discussions concerning any Franchisee Acquisition Proposal for a period of 180 days from the date of termination. In the event of a termination of this Agreement other than due to a breach by Culligan or a breach by USF, then USF shall be prohibited from entering into, commencing negotiations, or soliciting negotiations, or having or continuing discussions that constitute, or could reasonably be expected to lead to, a Franchisee Acquisition Proposal, or engage in negotiations or discussions concerning any Franchisee Acquisition Proposal for a period of 90 days from the date of termination.

  (b) In the event of a termination of this Agreement due to a breach by Culligan, there shall be no prohibition on USF concerning Franchisee Acquisition Proposals from the date of termination.

  (c) Notwithstanding any other provision of this Agreement, except with respect to the transactions contemplated by the definitive agreements previously disclosed to counsel for Culligan by counsel for USF, USF hereby agrees that from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, that it shall not make, solicit or pursue in any manner any pending or future Franchisee Acquisition Proposal.

                                 ARTICLE VIII.

                                 Miscellaneous

  8.1. Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

  8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to USF or Subcorp:

      United States Filter Corporation
      40-004 Cook Street
      Palm Desert, California 92211
      Attention: Damian C. Georgino
      Telecopy No.: (760) 346-4024

      with a copy to

      Brian J. McCarthy
      Skadden, Arps, Slate, Meagher & Flom LLP
      300 South Grand Avenue
      Los Angeles, CA 90071-3144
      Telecopy No.: (213) 687-5600

    (b) if to Culligan:

      Culligan Water Technologies, Inc.
      One Culligan Parkway
      Northbrook, Illinois 60062
      Attention: General Counsel
      Telecopy No.: (847) 205-6050

      with a copy to

      Daniel A. Neff
      David A. Katz
      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Telecopy No.: (212) 403-2000

  8.3. Interpretation.

  (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Culligan, such reference shall be deemed to include any and all subsidiaries of Culligan, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.7, 4.8, 4.12, 4.16, 4.17, 4.19, 4.20,
4.21, 5.2(k) and 8.3.

  (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has a material adverse effect on the business or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to or a consequence of (i) conditions, events, or circumstances generally affecting the industries in which USF (and its subsidiaries) and Culligan (and its subsidiaries) operate or the economy in general, (ii) the loss by such party (and its subsidiaries) of any of its customers, suppliers or employees as a result of the transactions contemplated hereby or the public announcement of this Agreement, or (iii) any action or change specifically contemplated by the provisions of this Agreement or, with respect to Culligan, any other transactions or actions by or involving USF or its affiliates.

  (c) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

  (d) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of all officers of such party with a title of vice president or higher.

  8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

  8.5. Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support/Voting Agreement, dated as of February 9, 1998 between USF and Apollo Investment Fund, L.P., the Support Voting Agreement, dated as of February 9, 1998, between USF and Lion Advisors, L.P., the Registration Rights Agreement, dated as of February 9, 1998, between USF and the parties listed therein, and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

  8.6. Third Party Beneficiaries. Except for the agreement set forth in
Section 5.2(d), 5.2(k) and 5.2(l), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

  8.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Delaware.

  8.8. Consent to Jurisdiction; Venue.

  (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

  (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

  8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

  8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

  IN WITNESS WHEREOF, USF, Subcorp and Culligan have signed this Agreement as of the date first written above.

                                          United States Filter Corporation

                                                  /s/ Richard J. Heckmann
                                          By: _________________________________
                                            Name: Richard J. Heckmann
                                            Title: Chief Executive Officer

                                          Palm Water Acquisition Corp.

                                                 /s/  Richard J. Heckmann
                                          By: _________________________________
                                            Name: Richard J. Heckmann
                                            Title: Chief Executive Officer

                                          Culligan Water Technologies, Inc.

                                                   /s/ Douglas A. Pertz
                                          By: _________________________________
                                            Name: Douglas A. Pertz
                                            Title: President and Chief
                                            Executive Officer

                                                                        ANNEX B

                                     LOGO

                               February 9, 1998

Board of Directors
United States Filter Corporation
40-004 Cook Street
Palm Desert, CA 92211

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to United States Filter Corporation (the "Company") and its stockholders of the exchange ratio to be offered by the Company pursuant to the terms of the Agreement and Plan of Merger, to be dated as of February 9, 1998 (the "Agreement"), by and among the Company, Palm Water Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of the Company, and Culligan Water Technologies, Inc. ("Culligan") pursuant to which Merger Sub will be merged (the "Merger") with and into Culligan.

  Pursuant to the Agreement, each share of common stock, par value $.01 per share, of Culligan will be converted into and shall represent the right to receive the number of shares of common stock, par value $.01 per share, of the Company determined as follows: (i) if the average of the closing prices, per share, of the Company's common stock, as reported on the New York Stock Exchange Composite Tape on each of the last ten trading days ending on the sixth trading day prior to the date of the meeting of Culligan stockholders at which approval of the Merger is obtained (the "Average Share Price") equals or exceeds $35.00, 1.714; (ii) if the Average Share Price equals or exceeds $32.00 but is less than $35.00, the quotient obtained by dividing $60.00 by the Average Share Price; and (iii) if the Average Share Price is less than $32.00, 1.875 (such number determined pursuant to clauses (i) through (iii), the "Exchange Ratio").

  In arriving at our opinion, we have reviewed the draft of the Agreement dated February 6, 1998. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Culligan including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Culligan for the period beginning November 1, 1997 and ending January 31, 1999 prepared by the management of Culligan and certain financial projections of the Company for the period beginning January 1, 1998 and ending March 31, 2003 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Culligan with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Culligan and the Company, reviewed prices and premiums paid in certain other business combinations, reviewed the relative financial contribution which the Company and Culligan will represent in the combined entity and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Culligan or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Culligan. With respect to the financial projections used in our analysis, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and

Culligan as to the future operating and financial performance of the Company and Culligan. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company's common stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. In January 1998, DLJ served as exclusive financial advisor to the Company in connection with the Company's merger with The Kinetics Group for which DLJ will receive customary compensation. Additionally, in December 1996, DLJ served as lead-manager of the Company's $400 million common stock offering and $414 million convertible subordinated notes offering for which DLJ received customary compensation. DLJ has also performed investment banking and other services in the past for Apollo Investment Fund, L.P., an affiliate of Culligan, and its affiliates for which DLJ has received customary compensation.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company and its stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                                  /s/ James T. Sington
                                          By: _________________________________
                                                      James T. Sington
                                                     Managing Director

                                                                        ANNEX C

                                                213-253-2000 . 800-421-8458
LOGO

February 9, 1998

Board of Directors
United States Filter Corporation
40-004 Cook Street
Palm Desert, CA 92211

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of United States Filter Corporation (the "Company") of the Exchange Ratio (as defined below) to be used in the Company's proposed merger (the "Merger") with Culligan Water Technologies, Inc. ("Culligan") pursuant to the Agreement and Plan of Merger by and among United States Filter Corporation, USF Merger Corp. and Culligan Water Technologies, Inc. to be dated February 9, 1998 (the "Merger Agreement"). We understand that, in the Merger, a subsidiary of the Company ("Merger Sub") will be merged with and into Culligan, as a result of which Culligan will be the surviving entity in the Merger. We further understand that, upon effectiveness of the Merger, each issued and outstanding share of Merger Sub will be converted into one share of common stock, par value $0.01 per share, of Culligan (the "Culligan Common Stock"), and that each issued and outstanding share of Culligan Common Stock will be converted into and represent the right to receive a number of fully paid and non-assessable shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), equal to the greater of: (i) 1.714 shares and (ii) the lesser of: (a) 1.875 shares and (b) the number of shares with a market value (determined in accordance with the terms of the Merger Agreement) equal to $60.00 (the "Exchange Ratio").

  In connection with rendering our opinion, we have reviewed: (i) a draft of the Merger Agreement that you have advised us is substantially in the form to be executed by the parties; (ii) certain publicly available business and financial information relating to the Company and Culligan; (iii) certain internal information, primarily financial in nature, including financial forecasts and other financial and operating data relating to strategic implications and operational benefits anticipated to result from the Merger;
(iv) certain publicly available and other information concerning the trading of, and the trading market for, the publicly traded securities of the Company and Culligan; (v) certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company or Culligan; and (vi) certain publicly available information with respect to other merger and acquisition transactions that we believe to be comparable in certain respects to the Merger. We have also held discussions with certain members of the senior management of the Company and Culligan regarding the Company's and Culligan's views as to the financial and other information described above and the strategic rationale for, and potential benefits of, the Merger. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information provided to or reviewed by us or publicly available, and we have not assumed any responsibility for any independent verification of any of such information. With respect to financial forecasts, and other

SALOMON BROTHERS INC 333 S. Hope Street, 32nd Floor, Los Angeles, CA 90071
                                                               FAX 213-253-
                                                               1808
information provided to or reviewed by us, we have been advised by the managements of the Company and Culligan that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company and Culligan as to the expected future financial performance of the Company and Culligan and the strategic implications and operational benefits anticipated from the Merger.

We further relied on the assurances of managements of the Company and Culligan that they were unaware of any facts that would make the information or forecasts provided to us incomplete or misleading. In particular, we were provided with and relied upon a schedule from the Company of estimated synergies and related cost savings that the Company expects to achieve as a result of the Merger. With respect to pending legal and regulatory proceedings involving the Company or Culligan, we were not in a position to evaluate the impact of such proceedings and we have assumed that these matters will be resolved in a manner that will not adversely affect in any material respect the financial forecasts on which we have relied for purposes of our opinion. We have not made or been provided with any independent evaluations or appraisals of any of the Company's or Culligan's assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets of the Company or Culligan. We have assumed that you will account for the Merger as a pooling-of-interests in accordance with generally accepted accounting principles ("GAAP"), and that the Merger qualifies for such accounting treatment under GAAP. We have also assumed that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and neither the Company, Culligan, Merger Sub or holders of Company Common Stock will recognize gain or loss for U.S. federal and state income tax purposes as a result of the Merger.

  As you are aware, Salomon Brothers Inc and Smith Barney Inc. (collectively, "Salomon Smith Barney") are acting as financial advisor to the Company in connection with the Merger for which we have received certain fees including with regard to the rendering of this opinion, a significant portion of which are contingent upon the consummation of the Merger. Additionally, Salomon Smith Barney has previously rendered financial advisory and investment banking services to the Company for which we have received customary compensation. In the ordinary course of our securities business we and our affiliates may hold or actively trade the debt and equity securities of the Company or Culligan, for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities. In addition, we and our affiliates may maintain other business and financial relationships with the Company and Culligan.

  Our opinion as expressed below relates to the relative values of the Company and Culligan and does not imply any conclusion as to what the values of the Company Common Stock actually will be when issued pursuant to the Merger or the price at which such stock will trade following the consummation of the Merger. Our opinion necessarily is based upon conditions and circumstances as they exist and can be evaluated as of the date hereof and does not address the underlying business decision of the Company to enter into the Merger Agreement or complete the Merger. Specifically, we have not been asked to nor do we express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

  This opinion is for the benefit and use by members of the Board of Directors of the Company in connection with their evaluation of the Merger and does not constitute a recommendation to any holder of shares of the Company Common Stock as to how such stockholder should vote with respect to the Merger. This opinion may not be published or otherwise used without our prior written consent, other than as provided for in the engagement agreement, dated February 8, 1998, among the Company, Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney.

  Based upon, and subject to, the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ Salomon Smith Barney
-------------------------------
SALOMON SMITH BARNEY

                                                                        ANNEX D

                                                  BEAR, STEARNS & CO. INC.
LOGO
                                                           245 PARK AVENUE

                                                  NEW YORK, NEW YORK 10167

                                                            (212) 272-2000

                                                          ATLANTA . BOSTON

                                            CHICAGO . DALLAS . LOS ANGELES

                                                  NEW YORK . SAN FRANCISCO

                                            FRANKFURT . GENEVA . HONG KONG

                                                    LONDON . PARIS . TOKYO

February 9, 1998

Board of Directors
Culligan Water Technologies, Inc.
One Culligan Parkway
Northbrook, Illinois 60062

Gentlemen:

  We understand that pursuant to an Agreement and Plan of Merger dated as of February 9, 1998 (the "Merger Agreement") by and among Culligan Water Technologies, Inc. ("Culligan"), United States Filter Corporation ("USF") and Palm Water Acquisition Corp. ("Subcorp"). Subcorp will be merged with and into Culligan (the "Merger") and each outstanding share of common stock of Culligan (the "Culligan Shares"), other than Culligan Shares to be cancelled pursuant to the terms of the Merger Agreement, will be converted into the right to receive 1.714 shares of the common stock of USF ("USF Common Stock") if the Average Share Price (as defined in the Merger Agreement) of USF Common Stock is equal to or greater than $35; $60 of USF Common Stock (based upon the Average Share Price) if the Average Share Price of USF Common Stock is less than $35 but greater than or equal to $32; and 1.875 shares of USF Common Stock if the Average Share Price of USF Common Stock is less than $32 (collectively, the "Exchange Ratio"), all in accordance with the terms and conditions of the Merger Agreement. If the Average Share Price or the average closing price over a defined period of USF Common Stock is less than $26.25, then Culligan may terminate the Merger Agreement (the "Walkaway"). The Merger is anticipated to be tax-free to the Culligan shareholders.

  You have asked us to render our opinion as to whether the Exchange Ratio (as defined in the Merger Agreement) is fair, from a financial point of view, to the shareholders of Culligan.

  In the course of our analyses for rendering this opinion, we have:

    1. reviewed the Merger Agreement;

    2. reviewed each of USF's and Culligan's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended March 31, 1997 and January 31, 1997, respectively, and their respective Quarterly Reports on Form 10-Q for the quarterly periods since such Form 10-K filings;

    3. reviewed certain operating and financial information, including projections and projected cost savings and synergies, provided to us by USF's and Culligan's respective managements relating to their respective business and prospects;

    4. met with certain members of USF's and Culligan's senior management to discuss the operations, historical financial statements and future prospects of USF and Culligan and their view of the business, operational and strategic benefits, cost savings, potential synergies and other implications of the Merger;

    5. reviewed the historical stock prices and trading activity of USF Common Stock and Culligan Common Stock;

    6. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to USF and Culligan or otherwise relevant to our inquiry;

    7. reviewed the terms, to the extent publicly available, of recent mergers and acquisitions which we deemed generally comparable to the Merger or otherwise relevant to our inquiry; and

    8. considered such other information and conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In the course of our review, we have relied upon and assumed, without any obligation of independent verification, the accuracy and completeness of the financial and other information provided to us by USF and Culligan. With respect to USF's and Culligan's budgeted financial results for fiscal 1999 (including cost savings and synergies resulting from, and contemplated tax and accounting effects of the Merger and related transactions), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of USF and Culligan as to the expected future performance of USF and Culligan, respectively. We have not assumed any responsibility for the information provided to us and we have further relied upon the assurances of the managements of USF and Culligan that they are unaware of any facts that would make the information provided to us incomplete or misleading. We have also assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement. In arriving at our opinion, we have not performed any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of USF or Culligan and we have not been furnished with any such evaluation or appraisal.

  Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as they exist and can be evaluated as of the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range of USF Common Stock either prior to or subsequent to the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion as expressed below does not address Culligan's underlying business decision to effect the Merger, and is not a recommendation to Culligan directors or shareholders as to whether to approve or vote for the Merger.

  We have acted as financial advisor to Culligan in connection with the Merger and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Merger. We have previously rendered certain investment banking and financial advisory services to Culligan for which we received customary compensation. In the ordinary course of our business, we may actively trade the securities of Culligan for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is intended for the benefit and use of the Board of Culligan and is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Culligan and USF Common Stock in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Culligan.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                                  /s/ Anthony J. Magro
                                          By: _________________________________
                                                      Anthony J. Magro
                                                  Senior Managing Director

                                                                   ANNEX E

Goldman, Sachs & Co. l Broad Street l New York, New York, 10004
Tel: 212-902-1000


February 9, 1998

Board of Directors
Culligan Water Technologies, Inc.
One Culligan Parkway
Northbrook, IL 60062-6209

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Culligan Water Technologies, Inc. ("Culligan" or the "Company") of the Exchange Ratio of 1.714 Shares (subject to adjustment as described below) of Common Stock, par value $0.01 per share ("USF Common Stock"), of United States Filter Corporation ("USF") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of February 9, 1998, among USF, Palm Water Acquisition Corp., a wholly owned subsidiary of USF, and the Company (the "Agreement"). Pursuant to the Agreement, the Exchange Ratio shall be equal to 1.714 if the Average Share Price (as defined in the Agreement) of USF Common Stock is greater than or equal to $35.00; provided, however, that (i) if the Average Share Price of USF Common Stock is less than $35.00, but greater than or equal to $32.00, then the Exchange Ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60.00 by the Average Share Price; and (ii) if the Average Share Price is less than $32.00, the Exchange Ratio shall be equal to 1.875. In addition, the Company has the right to terminate the transaction contemplated by the Agreement if the Average Share Price is less than $26.25. You have informed us that it is anticipated that the transaction contemplated by the Agreement will be tax-free to the holders of Shares.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as lead managing underwriter on two public offerings of Common Stock on December 14, 1995 and on October 7, 1997, for which we received customary and usual fees, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the transaction contemplated by the Agreement.

                                                    [LOGO OF GOLDMAN SACHS]

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company or its predecessor for the five fiscal years ended January 31, 1997 and USF for the five fiscal years ended March 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and USF; certain other communications from the Company and USF to their respective stockholders; and certain internal financial analyses and forecasts for the Company and USF prepared by their respective managements. We also have held discussions with members of the senior management of the Company and USF regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the USF Common Stock; compared certain financial and stock market information for the Company and USF with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the water purification and filtration industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon and assumed, without obligation of independent verification, the accuracy and completeness of the financial and other information provided to us by USF and the Company. With respect to USF's and the Company's forecasted financial results for fiscal 1999 (including cost savings and synergies resulting from, and contemplated accounting effects of the transaction contemplated by the Agreement), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of USF and the Company as to the expected future performance of USF and the Company, respectively. We have not assumed any responsibility for the information provided to us and we have further relied upon the assurances of the managements of USF and the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading. We have also assumed with your consent that the transaction contemplated by the Agreement will be consummated in accordance with the terms described in the Agreement. In arriving at our opinion, we have not performed any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of USF or the Company or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to whether the Culligan directors should engage in the transaction contemplated by the Agreement or how any holder of Shares should vote with respect to the transaction contemplated by the Agreement.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

  /s/ Goldman, Sachs & Co.
    (GOLDMAN, SACHS & CO.)

                                                                         ANNEX F


 -------------------------------------------------------------------------------

                                                                          PROXY


                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Damian C. Georgino, Kevin L. Spence and Richard J. Heckmann, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein, all the common stock, par value $.01 per share, of United States Filter Corporation ("U.S. Filter") held of record by the undersigned at the close of business on April 23, 1998, at the Special Meeting of stockholders of U.S. Filter to be held on Monday, June 15, 1998, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

  SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

 [X]  PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE STOCKHOLD-ER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED FOR EACH OF THE FOL-LOWING PROPOSALS, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURN-MENTS THEREOF.


1. Proposal to approve the issuance of U.S. Filter        FOR   AGAINST  ABSTAIN
   common stock upon the consummation of the merger       [_]     [_]      [_]
   described in the Agreement and Plan of Merger, dated as of February 9, 1998, among United States
   Filter Corporation ("U.S. Filter"), Culligan Water
   Technologies, Inc. ("Culligan") and Palm Water
   Acquisition Corp., a wholly owned subsidiary of U.S.
   Filter, in which U.S. Filter will issue in exchange for each issued and outstanding share (other than treasury shares) of Culligan Common Stock, 1.714 shares of U.S. Filter Common Stock if the Average Share Price
   (as defined in the related Joint Proxy Statement/Prospectus) is equal to or greater than $35; provided, however, that
   (i) if the Average Share Price is less than $35, but greater than or equal to $32, then the exchange ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average
   Share Price; and (ii) if the Average Share Price is less than $32, the exchange ratio shall be equal to 1.875.

2. In their discretion, to vote upon such other business as may properly come before the meeting.

                                  Votes must be indicated in black or blue ink.


Receipt of Notice of Special Meeting of Stockholders and the related Joint Proxy Statement/Prospectus is hereby acknowledged.

SIGNATURE(S) __________________________  DATE ____________________________
Please sign as your name appears herein. if shares are held jointly, all hold-ers must sign. when signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.
-------------------------------------------------------------------------------

                                                                         ANNEX G

-------------------------------------------------------------------------------

                                                                          PROXY

                       CULLIGAN WATER TECHNOLOGIES, INC.
                             ONE CULLIGAN PARKWAY
                        NORTHBROOK, ILLINOIS 60062-6209

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Douglas A. Pertz, Michael E. Salvati and Edward A. Christensen, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein, all the common stock ("Culligan Common Stock"), par value $.01 per share, of Culligan Water Technologies, Inc. ("Culligan") held of record by the undersigned at the close of business on April 23, 1998, at the Special Meeting of Culligan Stockholders to be held on Monday, June 15, 1998, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

  SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED FOR EACH OF THE FOLLOWING PROPOSALS, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.



1. Proposal to approve, authorize and adopt the       FOR    AGAINST    ABSTAIN
   Agreement and Plan of Merger, dated as of          [_]      [_]       [_]
   February 9, 1998, by and among Culligan Water
   Technologies, Inc., United States Filter
   Corporation and Palm Water Acquisition Corp.

2. Proposal to adjourn the Special Meeting, if        FOR    AGAINST    ABSTAIN
   necessary, to permit further solicitation          [_]      [_]       [_]
   of proxies in the event that there are not sufficient votes at the time of the Special
   Meeting to approve Proposals 1.

3. In their discretion, to vote upon such other business as may properly come before the meeting.

Votes must be indicated in black or blue ink.

Receipt of Notice of Special Meeting of Stockholders and the related Joint Proxy Statement/Prospectus is hereby acknowledged.

SIGNATURE(S) ___________________________ DATE __________________
Please sign as your name appears herein. if shares are held jointly, all hold-ers must sign. when signing as attorney, executor, administrator, trustee or guardian, please give your full title. if a corporation, please sign in full corporate name by president or other authorized officer. if a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.
-------------------------------------------------------------------------------

                       UNITED STATES FILTER CORPORATION

                       CULLIGAN WATER TECHNOLOGIES, INC.

                                   IMPORTANT

  No person has been authorized to give any information or to make any representations, other than those contained in this Joint Proxy Statement/Prospectus. If given or made, such information or representation may not be relied upon as having been authorized by either of U.S. Filter or Culligan. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant hereto shall under any circumstances create any implications that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of either of U.S. Filter or Culligan since the date hereof.

  FOR INFORMATION REGARDING THE PROCEDURES TO BE FOLLOWED IS CONNECTION WITH VOTING ON ANY OF THE STOCK ISSUANCE PROPOSAL, THE CULLIGAN MERGER PROPOSAL OR THE CULLIGAN ADJOURNMENT PROPOSAL, SEE "THE SPECIAL MEETINGS."

                             The Proxy Solicitor:

                         [LOGO OF MACKENZIE PARTNERS, INC]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         CALL TOLL FREE (800) 322-2885

                               ADDITIONAL COPIES

  Requests for additional copies of this Joint Proxy Statement/Prospectus or proxies should be directed to the Proxy Solicitor. You may also contact your broker, dealer, or trust company for assistance concerning the Merger.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation and the By-laws of U.S. Filter provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, the state of incorporation of U.S. Filter.

  Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification when a person is made a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

  If such a proceeding is brought by or in the right of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper.

  Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

  U.S. Filter maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to U.S. Filter.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The following exhibits are filed as part of this registration statement:

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  2.01   Agreement and Plan of Merger, dated as of February 9, 1998, by and among United States Filter Corporation, Palm Water Acquisition Corp.
          and Culligan Water Technologies, Inc. (Included as Annex A to the
          Joint Proxy Statement/Prospectus included in this Registration
          Statement (the "Joint Proxy Statement/Prospectus"))
  5.01   Opinion of Skadden, Arps, Slate, Meagher and Flom LLP as to the
          legality of the securities being registered (filed herewith)
  8.01   Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters
         (filed herewith)
 23.01   Consents of KPMG Peat Marwick LLP (filed herewith)
 23.02   Consents of KPMG Audit Plc (filed herewith)
 23.03   Consents of Ernst & Young LLP (filed herewith)
 23.04   Consent of Price Waterhouse (filed herewith)

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
 23.05   Consent of Arthur Andersen LLP (filed herewith)
 23.06   Consent of The Mentor Group, Inc. (filed herewith)
 23.07   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 5.01 filed herewith)
 23.08   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.01 filed herewith)
 23.09   Consent of Donaldson, Lufkin & Jenrette Securities Corporation (filed herewith)
 23.10   Consent of Salomon Smith Barney (filed herewith)
 23.11   Consent of Bear, Stearns & Co. Inc. (filed herewith)
 23.12   Consent of Goldman, Sachs & Co. (filed herewith)
 24.01   Powers of Attorney (included on signature page of this registration statement)
 99.1    Form of U.S. Filter Proxy (included as Annex F to the Joint Proxy
         Statement Prospectus)
 99.2    Form of Culligan Proxy (included as Annex G to the Joint Proxy
         Statement Prospectus)

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the U.S. Filter Annual Report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8) To supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on May 15, 1998.

                                          UNITED STATES FILTER CORPORATION

                                                         *
                                          By: _________________________________
                                                   Richard J. Heckmann
                                                 Chairman of the Board,
                                              President and Chief Executive
                                                         Officer

  Know all persons by these presents, that each person whose signature appears below constitutes and appoints Kevin L. Spence and Damian C. Georgino, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         CAPACITY                 DATE
             ---------                         --------                 ----
                 *                   Chairman of the Board,         May 15, 1998
____________________________________  President and Chief
        Richard J. Heckmann           Executive Officer
                                      (Principal Executive
                                      Officer) and a Director
                 *                   Executive Vice President and   May 15, 1998
____________________________________  Chief Financial Officer
          Kevin L. Spence             (Principal Financial and
                                      Accounting Officer)
                 *                   Executive Vice President and   May 15, 1998
____________________________________  Chief Administrative
         Michael J. Reardon           Officer
                                      and a Director
                 *                   President and Chief            May 15, 1998
____________________________________  Operating Officer--North
         Nicholas C. Memmo            American Process Water
                                      Group
                                      and a Director

             SIGNATURE                         CAPACITY                 DATE
             ---------                         --------                 ----
                 *                   Director                       May 15, 1998
____________________________________
           James E. Clark

                 *                   Director                       May 15, 1998
____________________________________
         John L. Diederich

                 *                   Director                       May 15, 1998
____________________________________
          Robert S. Hillas

                 *                   Director                       May 15, 1998
____________________________________
          Arthur B. Laffer

                 *                   Director                       May 15, 1998
____________________________________
           Arden E. Moore

                 *                   Director                       May 15, 1998
____________________________________
       Alfred E. Osborne, Jr.

                 *                   Director                       May 15, 1998
____________________________________
         J. Danforth Quayle

                 *                   Director                       May 15, 1998
____________________________________
       C. Howard Wilkins, Jr.

     */s/ Damian C. Georgino                                        May 15, 1998
------------------------------------
         Damian C. Georgino
          Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  2.01   Agreement and Plan of Merger, dated as of February 9, 1998, by and among United States Filter Corporation, Palm Water Acquisition Corp.
          and Culligan Water Technologies, Inc. (Included as Annex A to the
          Joint Proxy Statement/Prospectus included in this Registration
          Statement (the "Joint Proxy Statement/Prospectus"))
  5.01   Opinion of Skadden, Arps, Slate, Meagher and Flom LLP as to the
          legality of the securities being registered (filed herewith)
  8.01   Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters
          (filed herewith)
 23.01   Consents of KPMG Peat Marwick LLP (filed herewith)
 23.02   Consents of KPMG Audit Plc (filed herewith)
 23.03   Consents of Ernst & Young LLP (filed herewith)
 23.04   Consent of Price Waterhouse (filed herewith)
 23.05   Consent of Arthur Andersen LLP (filed herewith)
 23.06   Consent of The Mentor Group, Inc. (filed herewith)
 23.07   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.01 filed herewith)
 23.08   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.01 filed herewith)
 23.09   Consent of Donaldson, Lufkin & Jenrette Securities Corporation (filed herewith)
 23.10   Consent of Salomon Smith Barney (filed herewith)
 23.11   Consent of Bear, Stearns & Co. Inc. (filed herewith)
 23.12   Consent of Goldman, Sachs & Co. (filed herewith)
 24.01   Powers of Attorney (included on signature page of this registration statement)